As filed with the Securities and Exchange Commission on January 18, 2017

Registration No. 333–205546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Albertsons Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5411	47-4376911
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

250 Parkcenter Blvd.

Boise, ID 83706

208-395-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Gordon, Esq.

Executive Vice President and General Counsel

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

(208) 395-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart D. Freedman, Esq. Michael E. Gilligan, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955	William M. Hartnett, Esq. Jonathan A. Schaffzin, Esq. William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Phone: (212) 701-3000 Fax: (212) 378-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to completion. Dated January 18, 2017

             Shares

Albertsons Companies, Inc.

Common Stock

This is an initial public offering of our common stock. The selling stockholders named in this prospectus are selling             shares of our common stock. All of the shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

We expect the initial public offering price to be between $         and $         per share. Currently, no public market exists for our common stock. We have been approved to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “ABS.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 22 of this prospectus to read the factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price and proceeds to the selling stockholders	$	$
Underwriting discount and commissions(1)	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters. The company has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock offered hereby and the fees and disbursements of counsel for the selling stockholders incurred in connection with the sale.

The underwriters may also purchase up to an additional              shares of common stock from the selling stockholders, at the initial public offering price, less the underwriting discount and commissions, within 30 days from the date of this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders in this offering, including from any exercise by the underwriters of their option to purchase additional common stock.

The underwriters expect to deliver the shares of our common stock to investors against payment on or about                     , 2017 through the book-entry facilities of The Depository Trust Company.

Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup	Morgan Stanley

Deutsche Bank Securities	Credit Suisse	Barclays

Lazard	Guggenheim Securities	Jefferies	RBC Capital Markets	Wells Fargo Securities

BMO Capital Markets	SunTrust Robinson Humphrey

Telsey Advisory Group	Academy Securities	Ramirez & Co., Inc.	Blaylock Beal Van, LLC

The date of this prospectus is                     , 2017.

Albertsons® Companies

SAFEWAY
fresh from the fields

Working together to be the *favorite local supermarket*™

Amigos · star market · PAVILIONS · Albertsons · SAFEWAY · Tom Thumb · Jewel Osco · shaw's
ACME · Randalls · CARRS · Market Street · United Supermarkets · VONS · Albertsons Market · Super Saver

Prospectus

Until                     , 2017 (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unless indicated otherwise, the information included in this prospectus assumes that (i) the shares of common stock to be sold in this offering are sold at $         per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus and (ii) all shares offered by the selling stockholders in this offering are sold (other than pursuant to the underwriters’ option to purchase additional shares described herein).

We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

i

EXPLANATORY NOTE

Albertsons Companies, Inc., the registrant whose name appears on the cover of this registration statement, is a Delaware corporation. Shares of common stock of Albertsons Companies, Inc. are being offered by the prospectus that forms a part of this registration statement. AB Acquisition LLC (“AB Acquisition”) is a Delaware limited liability company. Albertsons Companies, Inc. was formed solely for the purpose of reorganizing the organizational structure of AB Acquisition and its direct and indirect consolidated subsidiaries in order for the registrant to be a corporation rather than a limited liability company. In connection with, and prior to and/or concurrently with the closing of, this offering, each member of AB Acquisition will directly or indirectly contribute all of its equity interests in AB Acquisition to Albertsons Companies, Inc. in exchange for shares of common stock of Albertsons Companies, Inc. As a result, AB Acquisition and its direct and indirect consolidated subsidiaries will become wholly-owned subsidiaries of Albertsons Companies, Inc. See “IPO-Related Transactions and Organizational Structure” for additional information.

As used in this prospectus, unless the context otherwise requires, references to (i) the terms “company,” “AB Acquisition,” “Albertsons Companies, Inc.,” “we,” “us” and “our” refer to AB Acquisition and its consolidated subsidiaries for periods prior to the consummation of the IPO-Related Transactions (as defined herein), and, for periods as of and following the consummation of the IPO-Related Transactions, to Albertsons Companies, Inc. and its consolidated subsidiaries, (ii) the term “ACL” refers to Albertsons Companies, LLC, and, where appropriate, its subsidiaries, (iii) the term “Albertsons” refers to Albertson’s LLC, and, where appropriate, its subsidiaries, (iv) the term “NAI” refers to New Albertson’s, Inc., and, where appropriate, its subsidiaries, (v) the term “United” refers to United Supermarkets, LLC, (vi) the term “Safeway” refers to Safeway Inc. and, where appropriate, its subsidiaries, and (vii) references to our “Sponsors” or the “Cerberus-led Consortium” refer to, collectively, Cerberus Capital Management, L.P. (“Cerberus”), Kimco Realty Corporation (“Kimco Realty”), Klaff Realty, LP (“Klaff Realty”), Lubert-Adler Partners, L.P. (“Lubert-Adler”), Schottenstein Stores Corporation (“Schottenstein Stores”) and their respective controlled affiliates and investment funds. For the convenience of the reader, except as the context otherwise requires, all information included in this prospectus is presented giving effect to the consummation of the IPO-Related Transactions.

BASIS OF PRESENTATION

Prior to or concurrently with this offering, we will effect the IPO-Related Transactions described under “IPO-Related Transactions and Organizational Structure.” The consolidated financial statements and consolidated financial data included in the prospectus are those of AB Acquisition and its consolidated subsidiaries and do not give effect to the IPO-Related Transactions. Other than the audited balance sheet, dated as of February 27, 2016, and the unaudited balance sheet, dated as of December 3, 2016, the historical financial information of Albertsons Companies, Inc. has not been included in this prospectus as it is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

We acquired Safeway on January 30, 2015 and United on December 29, 2013. Accordingly, this prospectus also includes the following historical financial statements:

•	audited balance sheets of Safeway as of January 3, 2015 and December 28, 2013 and audited consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows of Safeway for the 53 weeks ended January 3, 2015 and the 52 weeks ended December 28, 2013 and December 29, 2012; and

•	audited balance sheets of United as of December 28, 2013 and January 26, 2013 and statements of comprehensive income, members’ equity and cash flows of United for the 48 weeks ended December 28, 2013.

We use a 52 or 53 week fiscal year ending on the last Saturday in February each year. Prior to fiscal year 2014, we used a 52 or 53 week fiscal year ending on the closest Thursday before the last Saturday in February each year. For ease of reference, unless the context otherwise indicates, we identify our fiscal years in this prospectus by reference to the calendar year of the first day of such fiscal year. For example, “fiscal 2014” refers to our fiscal year ended February 28, 2015 and “fiscal 2015” refers to our fiscal year ended February 27, 2016. Our first quarter consists of 16 weeks, and our second, third and fourth quarters generally consist of 12 weeks. For the fiscal year ended February 28, 2015, the fourth quarter included 13 weeks, and the fiscal year included 53 weeks. The fiscal years ended February 27, 2016, February 20, 2014, February 21, 2013 and February 23, 2012 included 52 weeks. Safeway’s last three fiscal years prior to the Safeway acquisition consisted of the 53-week period ended January 3, 2015, the 52-week period ended December 28, 2013 and the 52-week period ended December 29, 2012.

Total shares outstanding as of the completion of this offering, as reflected in this prospectus, does not reflect a net decrease in 411,487 Phantom Units (as defined herein) as a result of recent issuances, cancellations, and vesting activity.

IDENTICAL STORE SALES

As used in this prospectus, the term “identical store sales” is defined as stores operating during the same period in both the current year and the prior year, comparing sales on a daily basis. Fuel sales are excluded from identical store sales, and internet sales are included in identical store sales of the store from which the products are sourced. Fiscal 2016 year to date is compared to the same period in fiscal 2015. Fiscal 2015 is compared with the 52-week period ending February 28, 2015. Fiscal 2014 is compared with the 53-week period ending February 27, 2014. On an actual basis, acquired stores become identical on the one-year anniversary date of their acquisition. Stores that are open during remodeling are included in identical store sales. The stores divested in order to secure Federal Trade Commission (“FTC”) clearance of the Safeway acquisition are excluded from the identical store sales calculation beginning on December 19, 2014, the announcement date of the divestitures. Also included in this prospectus, where noted, are supplemental identical store sales measures for AB Acquisition, which includes acquired Safeway, NAI and United stores, irrespective of their acquisition dates. Neither actual nor supplemental identical store sale measures in this prospectus include stores acquired in the recent A&P Transaction or the Haggen Transaction (each as defined herein).

PRO FORMA INFORMATION

This prospectus contains unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated statement of continuing operations for fiscal 2015 gives pro forma effect to:

•	the effects of FTC-mandated divestitures related to our January 2015 acquisition of Safeway;

•	the Pre-IPO Refinancing Transactions (as defined herein); and

•	the IPO-Related Transactions (assuming the common stock in this offering is offered at $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus), in each case as if such transactions had been consummated on March 1, 2015, the first day of fiscal 2015. The unaudited pro forma condensed consolidated statement of continuing operations for the first three quarters of fiscal 2016 gives pro forma effect to the Pre-IPO Refinancing Transactions and the IPO-Related Transactions as if such transactions had occurred on March 1, 2015, the first day of fiscal 2015. The unaudited pro forma condensed consolidated balance sheet as of December 3, 2016 gives pro forma effect to the Pre-IPO Refinancing Transactions and the IPO-Related Transactions as if such transactions had occurred on December 3, 2016. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks and service marks, including ALBERTSONS®, SAFEWAY®, ACME®, AMIGOS®, CARRS®, HAGGEN®, JEWEL-OSCO®, MARKET STREET®, PAVILIONS®, RANDALLS®, SAV-ON®, SHAW’S®, STAR MARKET®, TOM THUMB®, UNITED EXPRESS®, UNITED SUPERMARKETS®, VONS®, EATING RIGHT®, LUCERNE®, O ORGANICS®, OPEN NATURE®, MyMixx® and just for U®, which are protected under applicable intellectual property laws and are the property of our company and its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data and outlook, which are based on publicly available information, reports from government agencies, reports by market research firms and/or our own estimates based on our management’s knowledge of and experience in the markets and businesses in which we operate. We believe this information to be reasonable based on the information available to us as of the date of this prospectus. However, we have not independently verified market and industry data from third-party sources. Historical information regarding supermarket and grocery industry revenues, including online grocery revenues, was obtained from IBISWorld. Forecasts regarding Food-at-Home inflation were obtained from the U.S. Department of Agriculture (“USDA”). Information with respect to our market share was obtained from Nielsen ACView All Outlets Combined (Food, Mass and Dollar but excluding Drug) for the first three quarters of 2016. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, market conditions, customer preferences and the competitive landscape can and do change significantly. As a result, you should be aware that the market and industry data included in this prospectus and our estimates and beliefs based on such data may not be reliable. We do not make any representations as to the accuracy of such industry and market data.

In addition, the market value reported in the appraisals of the properties described herein are an estimate of value, as of the date stated in each appraisal. The appraisals were subject to the following assumption: The estimate of market value as is, is based on the assumption that the existing occupant/user remains in occupancy in the foreseeable future, commensurate with the typical tenure of a user of this type, and is paying market rent as of the effective date of appraisal. Changes since the appraisal date in external and market factors or in the property itself can significantly affect the conclusions. As an opinion, the reported values are not necessarily a measure of current market value and may not reflect the amount which would be received if the property were sold today. While we and the underwriters are not aware of any misstatements regarding any appraisals, market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

NON-GAAP FINANCIAL MEASURES

We define EBITDA as generally accepted accounting principles (“GAAP”) earnings (net income (loss)) before interest, income taxes, depreciation, and amortization. We define Adjusted EBITDA as earnings (net income (loss)) before interest, income taxes, depreciation, and amortization, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing performance. We define Adjusted Net Income as GAAP net income (loss) adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. See “Prospectus Summary—Summary Consolidated Historical and Pro Forma Financial and Other Data” for further discussion and a reconciliation of Adjusted EBITDA and Adjusted Net Income.

EBITDA, Adjusted EBITDA and Adjusted Net Income (collectively, the “Non-GAAP Measures”) are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe EBITDA, Adjusted EBITDA and Adjusted Net Income provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. We also use Adjusted EBITDA, as further adjusted for additional items defined in our debt instruments, for board of director and bank compliance reporting. Our presentation of Non-GAAP Measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Non-GAAP Measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are:

•	Non-GAAP Measures do not reflect the anticipated synergies associated with the Safeway acquisition;

•	Non-GAAP Measures do not reflect certain one-time or non-recurring cash costs to achieve the anticipated synergies associated with the Safeway acquisition;

•	Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA and, with respect to acquired intangible assets, Adjusted Net Income, do not reflect any cash requirements for such replacements;

•	Non-GAAP Measures are adjusted for certain non-recurring and non-cash income or expense items that are reflected in our statements of operations;

v

•	Non-GAAP Measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and

•	Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Non-GAAP Measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Non-GAAP Measures only for supplemental purposes. Please see our consolidated financial statements contained in this prospectus.

Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Income, as presented in this prospectus, are also supplemental measures of our performance that are not required by or presented in accordance with GAAP. See “Prospectus Summary—Summary Consolidated Historical and Pro Forma Financial and Other Data” for additional information.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before buying shares of our common stock. You should read the entire prospectus carefully. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AB Acquisition” included elsewhere in this prospectus and our consolidated financial statements and the related notes.

OUR COMPANY

We are one of the largest food and drug retailers in the United States, with both strong local presence and national scale. As of December 3, 2016, we operated 2,327 stores across 35 states and the District of Columbia under 19 well-known banners, including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Carrs and Haggen. We operate in 122 Metropolitan Statistical Areas in the United States (“MSAs”) and are ranked #1 or #2 by market share in 66% of them. We provide our customers with a service-oriented shopping experience, including convenient and value-added services through 1,790 pharmacies, 1,193 in-store branded coffee shops and 384 adjacent fuel centers. We have approximately 276,000 talented and dedicated employees serving on average 35 million customers each week.

Our operating philosophy is simple: we run great stores with a relentless focus on driving sales. We believe that our management team, with decades of collective experience in the food and drug retail industry, has developed a proven and successful operating playbook that differentiates us from our competitors.

We implement our playbook through a decentralized management structure. We believe this approach allows our division and district-level leadership teams to create a superior customer experience and deliver outstanding operating performance. These leadership teams are empowered and incentivized to make decisions on product assortment, placement, pricing, promotional plans and capital spending in the local communities and neighborhoods they serve. Our store directors are responsible for implementing our operating playbook on a daily basis and ensuring that our employees remain focused on delivering outstanding service to our customers.

We believe that the execution of our operating playbook, among other factors, including improved economic conditions and consumer confidence, has enabled us to grow sales, profitability and free cash flow across our business. During fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016, on a supplemental basis including acquired Safeway, NAI and United stores, our identical store sales grew at 4.6%, 4.8% and 0.5%, respectively. At Safeway, our identical store sales during fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016 grew at 3.0%, 5.0% and 0.9%, respectively. Given the deflationary trends in certain commodities, such as meat, eggs and dairy, identical store sales for the third quarter of fiscal 2016 decreased. However, despite such deflationary trends, we have achieved identical store sales growth on an overall basis and have been able to maintain or increase our share in the food retail channel during the first three quarters of fiscal 2016. While we anticipate deflationary trends in certain commodities to continue through the end of fiscal 2016 and into fiscal 2017, we plan to maintain our price competitiveness in order to drive customer traffic. We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores. The rates of identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, for fiscal 2014 and fiscal 2015 have been adjusted for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores. Without adjusting for this impact, identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, during fiscal 2014 and fiscal 2015 would have been 4.7% and 4.6%, respectively.

We are currently executing on an annual synergy plan of approximately $800 million related to the acquisition of Safeway, which we expect to achieve by the end of fiscal 2018. We expect to deliver annual run-rate synergies related to the acquisition of Safeway of approximately $630 million by the end of fiscal 2016.

For fiscal 2015, we generated net sales of $58.7 billion, Adjusted EBITDA of $2.7 billion and free cash flow, which we define as Adjusted EBITDA less capital expenditures, of $1.7 billion. For the first three quarters of fiscal 2016, we generated net sales of $45.9 billion, Adjusted EBITDA of $2.1 billion and free cash flow of $1.1 billion. In addition to realizing increased sales, profitability and free cash flow through the implementation of our operating playbook, we expect synergies from the Safeway acquisition to enhance our profitability and free cash flow over the next few years.

OUR INTEGRATION HISTORY

Over the past ten years, we have completed a series of acquisitions, beginning with our purchase of Albertson’s LLC in 2006 (the “Legacy Albertsons Stores”). This was followed in March 2013 by our acquisition of NAI from SUPERVALU INC. (“SuperValu”), which included the Albertsons stores that we did not already own (the “SVU Albertsons Stores”) and stores operating under the Acme, Jewel-Osco, Shaw’s and Star Market banners (the “NAI Stores”). In December 2013, we acquired United, a regional grocery chain in North and West Texas. In January 2015, we acquired Safeway in a transaction that significantly increased our scale and geographic reach. We also completed the acquisition of 73 stores from The Great Atlantic & Pacific Tea Company, Inc. (“A&P”) for our Acme banner and 35 stores from Haggen during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, 15 of which operate under the Haggen banner. We continually review acquisition opportunities that we believe are synergistic with our existing store network and we intend to continue to participate in the ongoing consolidation of the food retail industry. Any future acquisitions may be material.

OUR OPERATING PLAYBOOK

Our management team has developed and implemented a proven and successful operating playbook to drive sales growth, profitability and free cash flow. Our playbook covers every major facet of store-level operations and is executed by local leadership under the supervision of our executive management team. Our playbook is based on the following key concepts:

•	Operate Our Stores to the Highest Standards. We ensure that our stores are always “full, fresh, friendly and clean.” Our efforts are driven through our rigorous G.O.L.D. (Grand Opening Look Daily) program that is focused on delivering fresh offerings, well-stocked shelves, and clean and brightly lit departments.

•	Deliver Superior Customer Service. We focus on providing superior customer service. We consistently invest in store labor and training, and our simple and well-understood sales- and EBITDA-based bonus structure ensures that our employees are properly incentivized. We measure customer satisfaction scores weekly and hold management accountable for continuous improvement. Our focus on customer service is reflected in our improving customer satisfaction scores and identical store sales growth.

•	Provide a Compelling Product Offering. We focus on providing the highest quality fresh, natural and organic assortments to meet the demands of our customers, including through our private label brands, which we refer to as our own brands, such as Open Nature and O Organics. Our own brands products achieved over $10 billion in sales in fiscal 2015, and our company’s portfolio of USDA-certified organic products is one of the largest and fastest growing in the industry. In addition, we offer high-volume, high-quality and differentiated signature products, including fresh fruit and vegetables cut in-store, cookies and fried chicken prepared using our proprietary recipes, in-store roasted turkey and freshly-baked bread. Our decentralized operating structure enables our divisions to offer products that are responsive to local tastes and preferences.

•	Offer an Attractive Value Proposition to Our Customers. We maintain price competitiveness through systematic, selective and thoughtful price investment to drive customer traffic and basket size. We also use our loyalty programs, including just for U, MyMixx and our fuel-based rewards programs, as well as our strong own brand assortment, to improve customer perception of our value proposition.

•	Drive Innovation Across our Network of Stores. We focus on innovation to enhance our customers’ in-store experience, generate customer loyalty and drive traffic and sales growth. We ensure that our stores benefit from modern décor, fixtures and store layout. We systematically monitor emerging trends in food and source new and innovative products to offer in our stores. In addition, we are focused on continuing to deliver personalized and promotional offers to further develop our relationship with our customers. Our focus on personalization includes the expansion of our “click-and-pick” home delivery services in which items selected online by our customers are picked from our store shelves by our associates and delivered by our associates right to our customers’ kitchen counters.

•	Make Disciplined Capital Investments. We believe that our store base is modern and in excellent condition. We apply a disciplined approach to our capital investments, undertaking a rigorous cost-benefit analysis and targeting an attractive return on investment. Our capital budgets are subject to approval at the corporate level, but we empower our division leadership to prudently allocate capital to projects that will generate the highest return.

IDENTICAL STORES SALES

We believe that the execution of our operating playbook has been an important factor in the identical store sales growth across our company. The charts below illustrate historical identical store sales growth across AB Acquisition (on a supplemental basis including the acquired Safeway, NAI and United stores) and separately for the Safeway stores:

(1)	Calculated irrespective of date of acquisition.
(2)	After adjusting for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores.
(3)	We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores.
(4)	Identical store sales for fiscal year to date 2016 are calculated as of the end of the third quarter of fiscal 2016.

The following illustrative map represents our regional banners and combined store network as of December 3, 2016. We also operate 28 strategically located distribution centers and 18 manufacturing facilities. Approximately 46% of our operating stores are owned or ground-leased. Together, our owned and ground-leased properties have a value of approximately $12.1 billion.

OUR COMPETITIVE STRENGTHS

We believe the following strengths differentiate us from our competitors and contribute to our ongoing success:

Powerful Combination of Strong Local Presence and National Scale.    We operate a portfolio of well-known banners with both strong local presence and national scale. We have leading positions in many of the largest and fastest-growing MSAs in the United States. Given the long operating history of our banners, many of our stores form an important part of the local communities and neighborhoods in which they operate and occupy “First-and-Main” locations. We believe that our combination of local presence and national scale provides us with competitive advantages in brand recognition, customer loyalty and purchasing, marketing and advertising and distribution efficiencies.

Best-in-Class Management Team with a Proven Track Record.    We have assembled a best-in-class management team with decades of operating experience in the food and drug retail industry. Our Chairman and Chief Executive Officer, Bob Miller, has over 50 years of food and drug retail experience, including serving as Chairman and CEO of Fred Meyer and Rite Aid and Vice Chairman of Kroger. We have created an Office of the CEO to set long-term strategy and annual objectives for our 14 divisions. The Office of the CEO is comprised of Bob Miller, Wayne Denningham (Chief Operating Officer), Justin Dye (Chief Administrative Officer) and Shane Sampson (Chief Marketing and Merchandising Officer), each of whom brings significant leadership and operational experience with long tenures at our company and within the industry. Our Executive and Senior Vice Presidents and our division, district and store-level leadership teams are also critical to the success of our business.

Our ten Executive Vice Presidents, 18 Senior Vice Presidents and 14 division Presidents have an average of almost 20, 22 and 30 years of service, respectively, with our company.

Proven Operating Playbook.     We believe that the execution of our operating playbook has been an important factor in the identical store sales growth across our company. During fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016, on a supplemental basis including acquired Safeway, NAI and United stores, our identical store sales grew at 4.6%, 4.8% and 0.5%, respectively. At Safeway, our identical store sales during fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016 grew at 3.0%, 5.0% and 0.9%, respectively. Given the deflationary trends in certain commodities, identical store sales for the third quarter of fiscal 2016 decreased. However, despite such deflationary trends, we have achieved identical store sales growth on an overall basis and have been able to maintain or increase our share in the food retail channel during the first three quarters of fiscal 2016. While we anticipate deflationary trends in certain commodities to continue through the end of fiscal 2016 and into fiscal 2017, we plan to maintain our price competitiveness in order to drive customer traffic. We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores. The rates of identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, for fiscal 2014 and fiscal 2015 have been adjusted for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores. Without adjusting for this impact, identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, during fiscal 2014 and fiscal 2015 would have been 4.7% and 4.6%, respectively.

Strong Free Cash Flow Generation.    Our strong operating results, in combination with our disciplined approach to capital allocation, have resulted in the generation of strong free cash flow. We generated free cash flow of approximately $1.7 billion and $1.1 billion in fiscal 2015 and the first three quarters of fiscal 2016, respectively. Our ability to grow free cash flow will be enhanced by the synergies we expect to achieve from our acquisition of Safeway. We expect to deliver approximately $800 million of annual synergies by the end of fiscal 2018, and expect to achieve approximately $630 million of synergies related to the Safeway acquisition on an annual run-rate basis by the end of fiscal 2016.

Significant Acquisition and Integration Expertise.    Growth through acquisition is an important component of our strategy, both to enhance our competitiveness in existing markets (as with recent acquisitions for our Jewel-Osco banner) and to expand our footprint into new markets (as with the United acquisition). We acquired 73 stores from A&P for our Acme banner and 35 stores from Haggen for our Albertsons banner during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, including 15 stores that operate under the Haggen banner. We continually review acquisition opportunities that we believe are synergistic with our existing store network. We have developed a proprietary and repeatable blueprint for integration, including a clearly defined plan for the first 100 days. We believe that our ability to integrate acquisitions is significantly enhanced by our decentralized approach, which allows us to leverage the expertise of incumbent local management teams. We have also developed significant expertise in synergy planning and delivery. We believe that the acquisition and integration experience of our management team, together with the considerable transactional expertise of our equity sponsors, positions us well for future acquisitions as the food and drug retail industry continues to consolidate.

OUR STRATEGY

Our operating philosophy is simple: we run great stores with a relentless focus on sales growth. We believe there are significant opportunities to grow sales and enhance profitability and free cash flow through execution of the following strategies:

Continue to Drive Identical Store Sales Growth.    Consistent with our operating playbook, we plan to deliver identical store sales growth by implementing the following initiatives:

•	Enhancing and Upgrading Our Fresh, Natural and Organic Offerings and Signature Products. We continue to enhance and upgrade our fresh, natural and organic offerings across our meat, produce, service deli and bakery departments to meet the changing tastes and preferences of our customers. We also believe that continued innovation and expansion of our high-volume, high-quality and differentiated signature products will contribute to stronger sales growth.

•	Expanding Our Own Brand Offerings. We continue to drive sales growth and profitability by extending our own brand offerings across our banners, including high-quality and recognizable brands such as O Organics, Open Nature, Eating Right and Lucerne. Our own brands products achieved over $10 billion in sales in fiscal 2015.

•	Leveraging Our Effective and Scalable Loyalty Programs. We believe we can grow basket size and improve the shopping experience for our customers by expanding our just for U, MyMixx and fuel-based loyalty programs. In addition, we believe we can further enhance our merchandising and marketing programs by utilizing our customer analytics capabilities, including advanced digital marketing and mobile applications. We expanded our home delivery offering to 10 new markets in fiscal 2016, and expect to serve eight of the ten most populous MSAs in fiscal 2017.

•	Capitalizing on Demand for Health and Wellness Services. We intend to leverage our portfolio of 1,790 pharmacies and our growing network of wellness clinics to capitalize on increasing customer demand for health and wellness services. Pharmacy customers are among our most loyal, and their average weekly spend is over 2.5x that of our non-pharmacy customers. We plan to continue to grow our pharmacy script counts through new patient prescription transfer programs and initiatives such as clinic, hospital and preferred network partnerships, which we believe will expand our access to patients. We believe that these efforts will drive sales growth and generate customer loyalty.

•	Continuously Evaluating and Upgrading Our Store Portfolio. We plan to pursue a disciplined but committed capital allocation strategy to upgrade, remodel and relocate stores to attract customers to our stores and to increase store volumes. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We believe that our store base is in excellent condition, and we have developed a remodel strategy that is both cost-efficient and effective.

•	Driving Innovation. We intend to drive traffic and sales growth through constant innovation. We will remain focused on identifying emerging trends in food and sourcing new and innovative products. We will also seek to build new, and enhance existing, customer relationships through our digital capabilities.

•	Sharing Best Practices Across Divisions. Our division leaders collaborate to ensure the rapid sharing of best practices. Recent examples include the expansion of our O Organics offering across banners, the accelerated roll-out of signature products such as Albertsons’ fresh fruit and vegetables cut in-store and a broader assortment and new fixtures for our wine and floral shops, implementing Safeway’s successful strategy across many of our banners.

We believe the combination of these actions and initiatives, together with the attractive industry trends described in more detail under “Business—Our Industry,” will continue to drive identical store sales growth.

Enhance Our Operating Margin.    Our focus on identical store sales growth provides an opportunity to enhance our operating margin by leveraging our fixed costs. We plan to realize further margin benefit through added scale from partnering with vendors and by achieving efficiencies in manufacturing and distribution. In addition, we maintain a disciplined approach to expense management and budgeting.

Implement Our Synergy Realization Plan.    We are currently executing on an annual synergy plan of approximately $800 million from the acquisition of Safeway, which we expect to achieve by the end of fiscal 2018, with associated one-time costs of approximately $840 million (net of estimated synergy-related asset sale proceeds). Our detailed synergy plan was developed on a bottom-up, function-by-function basis by combined Albertsons and Safeway teams. The plan includes capturing opportunities from corporate and division cost savings, simplifying business processes and rationalizing headcount. Over time, Safeway’s information technology systems will support all of our stores, distribution centers and systems, including financial reporting and payroll processing, as we wind down our transition services agreement for our Albertsons, Acme, Jewel-Osco, Shaw’s and Star Market banners with SuperValu on a store-by-store basis. We have extended the expansive and high-quality own brand program developed at Safeway across all of our banners. We believe our increased scale will help us to optimize and improve our vendor relationships. We also plan to achieve marketing and advertising savings from lower print, production and broadcast rates in overlapping regions and reduced agency spend. Finally, we intend to consolidate managed care provider reimbursement programs, increase vaccine penetration and leverage our combined scale. During fiscal 2015 and the first three quarters of fiscal 2016, we achieved synergies from the Safeway acquisition of approximately $250 million and $435 million, respectively, and we expect to achieve synergies of approximately $575 million in fiscal 2016, or approximately $630 million on an annual run-rate basis by the end of fiscal 2016, principally from savings related to corporate and division overhead, our own brands, vendor funds and marketing and advertising cost reductions. Approximately 80% of our $800 million annual synergy target is independent of sales growth, which we believe significantly reduces the risk of achieving our target.

Selectively Grow Our Store Base Organically and Through Acquisition.    We intend to continue to grow our store base organically through disciplined but committed investment in new stores. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We acquired 73 stores from A&P for our Acme banner and 35 stores from Haggen for our Albertsons banner during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, of which 15 operate under the Haggen banner. We evaluate acquisition opportunities on an ongoing basis as we seek to strengthen our competitive position in existing markets or expand our footprint into new markets. We believe our healthy balance sheet and decentralized structure provide us with strategic flexibility and a strong platform to make acquisitions. We believe our successful track record of integration and synergy delivery provides us with an opportunity to further enhance sales growth, leverage our cost structure and increase profitability and free cash flow through selected acquisitions. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us, and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. Certain of our acquisitions may involve the issuance of shares of our common stock. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after the closing of this offering.

OUR INDUSTRY

We operate in the $593 billion U.S. food and drug retail industry, a highly fragmented sector with a large number of companies competing locally and a limited number of companies with a national footprint. From 2011 through 2015, food and drug retail industry revenues increased at an average annual rate of 1.0%, driven in part by improving macroeconomic factors, including gross domestic product, household disposable income, consumer confidence and employment. Several food items and categories, including meat, eggs and dairy, experienced price deflation in 2016 and price deflation is expected to continue in several food categories into 2017. On an annual basis, Food-at-Home inflation is forecasted to be between 1.00% and 2.00% in 2017. In addition to macroeconomic factors, the following trends, in particular, are expected to drive sales across the industry:

•	Customer Focus on Fresh, Natural and Organic Offerings. Evolving customer tastes and preferences have caused food retailers to improve the breadth and quality of their fresh, natural, and organic offerings. This, in turn, has resulted in the increasing convergence of product selections between conventional and alternative format food retailers.

•	Converging Approach to Health and Wellness. Customers increasingly view their food shopping experience as part of a broader approach to health and wellness. As a result, food retailers are seeking to drive sales growth and customer loyalty by incorporating pharmacy and wellness clinic offerings in their stores.

•	Increased Customer Acceptance of Own Brand Offerings. Increased customer acceptance has driven growth in demand for own brand offerings, including the introduction of premium store brands. In general, own brand offerings have a higher gross margin than similarly positioned products of national brands.

•	Loyalty Programs and Personalization. To remain competitive and generate customer loyalty, food retailers are increasing their focus on loyalty programs that target the delivery of personalized offers to their customers. Food retailers are also expected to seek to strengthen customer loyalty by introducing mobile applications that allow customers to make purchases, access loyalty card data and check prices while in-store.

•	Convenience as a Differentiator. Industry participants are addressing customers’ desire for convenience through in-store amenities, and services including store-within-store sites such as coffee bars, banks and ATMs. Customer convenience is important for traditional grocers that must differentiate themselves from other mass retailers, club stores and other food retailers. The increasing penetration of e-commerce competition has prompted food retailers to develop or outsource online and mobile applications for home delivery, pickup and digital shopping solutions with customer convenience in mind. It has also resulted in the emergence of a number of online-only food and drug offerings.

RISKS RELATED TO OUR BUSINESS AND THIS OFFERING

An investment in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section entitled “Risk Factors” following this prospectus summary before making an investment decision. These risks include, among others, the following:

•	Various operating factors and general economic conditions affecting the food retail industry may adversely affect our business and operating results.

•	Competition in our industry is intense, and our failure to compete successfully may adversely affect our profitability and results of operations.

•	Increased commodity prices may adversely impact our profitability.

•	Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

•	We may be adversely affected by risks related to our dependence on information technology (“IT”) systems. Any future intrusion into these IT systems, even if we are compliant with industry security standards, could materially adversely affect our reputation, financial condition and operating results.

•	We may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the Safeway acquisition.

•	Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

•	Our debt instruments limit our flexibility in operating our business.

•	There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

OUR CORPORATE STRUCTURE

Our business is currently conducted through our operating subsidiaries, which are wholly-owned by AB Acquisition. The equity interests of AB Acquisition immediately prior to the IPO-Related Transactions were owned (directly and indirectly) by entities affiliated with our Sponsors and certain current and former members of our management, whom we refer to as our “Existing Owners,” as well as our independent directors. Albertsons Companies, Inc. is a Delaware corporation.

In order to effectuate this offering, we expect to effect the following series of transactions prior to and/or concurrently with the closing of this offering that will result in the reorganization of our business so that it is owned by Albertsons Companies, Inc. Specifically, (i) our Existing Owners, other than KRS AB Acquisition and KRS ABS, LLC (collectively, “Kimco”) and Albertsons Management Holdco, LLC (“Management Holdco”), will contribute all of their direct and indirect equity interests in AB Acquisition to Albertsons Investor Holdings LLC (“Albertsons Investor”), including their interests in NAI Group Holdings Inc. (“NAI Group Holdings”) and Safeway Group Holdings Inc. (“Safeway Group Holdings”), (ii) Albertsons Investor, Kimco and Management Holdco will contribute all of their equity interests in AB Acquisition to Albertsons Companies, Inc. in exchange for common stock of Albertsons Companies, Inc., and our independent directors will receive grants of restricted and unrestricted common stock of Albertsons Companies, Inc. in substitution for their interests in AB Acquisition, (iii) NAI Group Holdings, Safeway Group Holdings and other special purpose corporations owned by certain of the Sponsors through which they invested in AB Acquisition will be merged with and into Albertsons Companies, Inc., with Albertsons Companies, Inc. remaining as the surviving corporation in the mergers and (iv) certain stores owned by Albertson’s LLC will be contributed to a newly formed subsidiary, Albertson’s Stores Sub LLC, which subsidiary will be distributed to its ultimate owner AB Acquisition, AB Acquisition will transfer all of its equity interests in ACL to Albertsons Companies, Inc. and ACL will be merged with and into Albertsons Companies, Inc. with Albertsons Companies, Inc. remaining as the surviving corporation in the merger. As a result of the foregoing transactions, an aggregate of             ,              ,             and              shares of our common stock will be owned by Albertsons Investor, Kimco, Management Holdco and our independent directors, respectively (assuming the common stock in this offering is offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus).

The chart below summarizes our corporate structure after giving effect to the IPO-Related Transactions (assuming the common stock in this offering is offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus), but before giving effect to dilution from outstanding restricted stock units or the exercise of the underwriters’ option to purchase additional shares and excluding the shares of restricted and unrestricted stock held by our independent directors:

For a further discussion of the IPO-Related Transactions, see “IPO-Related Transactions and Organizational Structure.”

PRE-IPO REFINANCING TRANSACTIONS

On May 31, 2016, ACL, Albertsons, Safeway and NAI completed the sale of $1,250.0 million of principal amount of the 2024 Notes (as defined herein). The net proceeds received from the issuance of the 2024 Notes were used to (i) pay the redemption price and accrued and unpaid interest in connection with the Redemption (as defined below), (ii) repay approximately $520 million of term loans then outstanding under the then existing B-3 term loan tranche under the Term Loan Agreement (as defined herein) and (iii) pay fees and expenses related to the Redemption and the issuance of the 2024 Notes.

On June 24, 2016, ACL and Safeway fully redeemed $609.6 million of principal amount of 7.750% senior secured notes due 2022 that were issued under the indenture dated October 23, 2014 (the “Secured Notes” and such redemption, the “Redemption”). Upon consummation of the Redemption, in accordance with the Safeway Indenture (as defined herein), the collateral securing the Safeway Notes (as defined herein) and the guaranties of the Safeway Notes by ACL and its subsidiaries, as applicable, were released.

On August 9, 2016, ACL, Albertsons, Safeway and NAI completed the sale of $1,250.0 million of principal amount of the 2025 Notes (as defined herein). The net proceeds received from the issuance of the 2025 Notes were used to (i) repay approximately $470 million outstanding under our ABL Facility, (ii) repay approximately $500 million of term loans then outstanding under the B-6 term loan tranche under the Term Loan Agreement and (iii) pay fees and expenses related to the issuance of the 2025 Notes. The remaining net proceeds have been or will be used for general corporate purposes.

On December 23, 2016, Albertsons amended the Term Loan Agreement to establish three new term loan tranches and amend certain provisions of the Term Loan Agreement. The new tranches consisted of $3,271.8 million of new term B-4 loans, $1,142.1 million of new term B-5 loans and $1,600.0 million of new term B-6 loans (collectively, the “New Term Loans”). The New Term Loans were used to repay the term loans under the Term Loan Agreement that were outstanding as of December 23, 2016.

We refer to the above transactions as the “Pre-IPO Refinancing Transactions.” For more information on our existing indebtedness, see “Description of Indebtedness.”

CORPORATE INFORMATION

Albertsons Companies, Inc. is a Delaware corporation that was incorporated on June 23, 2015 to undertake this offering. Our principal executive offices are located at 250 Parkcenter Blvd., Boise, ID 83706. Our telephone number is (208) 395-6200 and our internet address is www.albertsons.com. Our website and the information contained thereon are not part of this prospectus and should not be relied upon by prospective investors in connection with any decision to purchase our common shares.

OUR EQUITY SPONSORS

We believe that one of our strengths is our relationship with our Sponsors. We believe we will benefit from our Sponsors’ experience in the retail industry, their expertise in mergers and acquisitions and real estate, and their support on various near-term and long-term strategic initiatives.

Cerberus.    Established in 1992, Cerberus and its affiliated group of funds and companies comprise one of the world’s leading private investment firms with over $30 billion of capital under management in four primary strategies: control and non-control private equity investments, distressed securities and assets, commercial mid-market lending, and real estate-related investments. In addition to its New York headquarters, Cerberus has offices throughout the United States, Europe and Asia.

Kimco Realty.    Kimco Realty is a real estate investment trust headquartered in New Hyde Park, New York that owns and operates North America’s largest publicly traded portfolio of neighborhood and community shopping centers. As of September 30, 2016, Kimco Realty owned interests in 534 shopping centers comprising 86 million square feet of leasable space across 35 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, Kimco Realty has specialized in shopping center acquisitions, development and management for more than 50 years.

Klaff Realty.    Klaff Realty is a privately-owned real estate investment company based in Chicago, Illinois that engages in the acquisition, redevelopment and management of commercial real estate throughout the United States and Latin America, with a primary focus on retail and office. Klaff Realty has established a leadership position in the acquisition of distressed retail space. To date, Klaff Realty affiliates have acquired properties and invested in operating entities that control in excess of 200 million square feet with a value in excess of $17 billion.

Lubert-Adler.    Lubert-Adler was co-founded in 1997 by Ira Lubert and Dean Adler, who collectively have over 60 years of experience in underwriting, acquiring, repositioning, refinancing and disposing of real estate assets. Lubert-Adler has more than 20 investment professionals and has invested $7.5 billion of equity into assets valued at over $17 billion.

Schottenstein Stores.    Schottenstein Stores, together with its affiliate Schottenstein Property Group, is a privately-owned operator, acquirer and redeveloper of high quality power/big box, community and neighborhood shopping centers located throughout the United States predominantly anchored by national retailers.

Our Sponsors will indirectly control us through their respective ownership of Albertsons Investor and Kimco and will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Following the completion of the IPO-Related Transactions, our Sponsors will indirectly own approximately      % of our common stock (assuming the common stock in this offering is offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus), or     % if the underwriters exercise their option to purchase additional shares in full. As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE on which we have been approved to list our shares and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. As a result, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Following the completion of the IPO-Related Transactions and this offering, we will be required to appoint to our board of directors individuals designated by Albertsons Investor. Furthermore, if we cease to be a controlled company under the applicable rules of the NYSE, but Albertsons Investor, Kimco and Management Holdco collectively own at least 35% of our then-outstanding common stock, Albertsons Investor shall have the right to designate a number of members of our board of directors equal to one director fewer than 50% of our board of directors and Albertsons Investor shall cause its directors appointed to our board of directors to vote in favor of maintaining a 13-person board. In connection with this offering, Albertsons Companies, Inc. will enter into a stockholders agreement with Albertsons Investor, Kimco and Management Holdco (the “Stockholders’ Agreement”), and if a permitted transferee or assignee of such party that succeeds to such party’s rights under the Stockholders’ Agreement (each transferee or assignee, a “Holder” and, collectively, the “Holders”) has beneficial ownership of less than 35% but at least 20% of our then-outstanding common stock, such Holder shall have the right to designate a number of members of our board of directors equal to the greater of (a) three or (b) 25% of the size of our board of directors (rounded up to the next whole number). If a Holder has beneficial ownership of less than 20% but at least 15% of our then-outstanding common stock, such Holder shall have the right to designate a number of directors equal to the greater of (a) two or (b) 15% of the size of our board of directors (rounded up to the next whole number). If a Holder has beneficial ownership of less than 15% but at least 10% of our then-outstanding common stock, such Holder shall have the right to designate one director to our board of directors.

The limited liability company agreement of AB Acquisition provides for the Cerberus-led Consortium to receive annual management fees of $13.75 million from our company over a 48-month period beginning on January 30, 2015, the date of the consummation of the Safeway acquisition. We paid the Cerberus-led Consortium management fees totaling $15 million for fiscal 2014, $6 million of which was paid under the previous limited liability company agreement of AB Acquisition and $9 million of which was paid upon the closing of the Safeway acquisition. We have paid management fees to the Cerberus-led Consortium totaling $13.75 million for fiscal 2015 and $13.75 million for fiscal 2016. In exchange for the management fees, the Cerberus-led Consortium has provided strategic advice to management, including with respect to acquisitions and financings. As of December 3, 2016, management fees over the remainder of the 48-month period total $27.5 million. Consistent with the terms of the limited liability company agreement of AB Acquisition, the remaining management fees will be paid in full upon the closing of this offering. We do not expect to pay any further management fees to the Cerberus-led Consortium following the completion of this offering.

The interests of our Sponsors may not coincide with the interests of other holders of our common stock. Additionally, our Sponsors are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Cerberus-led Consortium continues to own a significant amount of the outstanding shares of our common stock through Albertsons Investor and Kimco, the Cerberus-led Consortium will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant transactions.

See “Risk Factors—Risks Related to This Offering and Owning Our Common Stock.”

THE OFFERING

Common stock outstanding	409,832,959 shares.

Common stock offered by the selling stockholders	shares.

Option to purchase additional shares	The selling stockholders have granted to the underwriters a 30-day option to purchase up to additional shares of our common stock at the initial public offering price less the underwriting discount and commissions.

Use of proceeds	We will not receive any net proceeds from the sale of common shares by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares of our common stock from the selling stockholders.

See “Use of Proceeds.”

Dividend policy	We do not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, and other considerations that our board of directors deems relevant.

See “Dividend Policy.”

NYSE trading symbol	“ABS.”

Risk factors	For a discussion of risks relating to our company, our business and an investment in our common stock, see “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale within the United States to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Unless otherwise indicated, all information in this prospectus excludes up to              shares of our common stock that may be sold by the selling stockholders if the underwriters exercise in full their option to purchase additional shares of our common stock from the selling stockholders.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

The following tables summarize our consolidated historical and pro forma financial and other data and should be read together with “Selected Historical Financial Information of AB Acquisition,” “Supplemental Selected Historical Financial Information of Safeway,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AB Acquisition,” and our consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the summary balance sheet data as of December 3, 2016 and the consolidated statement of operations data for the 40 weeks ended December 3, 2016 and the 40 weeks ended December 5, 2015 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have derived the summary balance sheet data as of February 27, 2016 and the consolidated statement of operations data for fiscal 2015, fiscal 2014 and fiscal 2013 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

Our consolidated financial statements for the period from February 22, 2013 to March 20, 2013 reflect only the historical results of the Legacy Albertsons Stores prior to the 2013 acquisition of NAI. Commencing on March 21, 2013, our consolidated financial statements also include the financial position, results of operations and cash flows of NAI. In December 2013, we acquired United. Commencing on December 29, 2013, our consolidated financial statements also include the financial position, results of operations and cash flows of United. In addition, on January 30, 2015, we acquired Safeway. Commencing on January 31, 2015, our consolidated financial statements also include the financial position, results of operations and cash flows of Safeway.

The Safeway acquisition (including the related FTC-mandated divestitures) had a material impact on our results of operations. Accordingly, we have included in this prospectus pro forma financial information which gives effect to the FTC-mandated divestitures, the IPO-Related Transactions and the Pre-IPO Refinancing Transactions for fiscal 2015 and the 40 weeks ended December 3, 2016 as more fully described in the notes below. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for additional information.

	40 Weeks Ended December 3, 2016		40 Weeks Ended December 5, 2015	Fiscal 2015		Fiscal 2014(8)	Fiscal 2013(3)
(in millions of dollars, except per share amounts, identical store sales and store count)	Pro Forma(2)(7)	Actual	Actual	Pro Forma(2)(7)	Actual	Actual(1)	Actual
Results of Operations:
Sales and other revenue	$45,862	$45,862	$44,909	$58,290	$58,734	$27,199	$20,055

Gross profit	$12,707	$12,707	$12,216	$15,928	$16,062	$7,503	$5,399
Selling & administrative expenses	12,239	12,252	11,939	15,549	15,660	8,152	5,874
Bargain purchase gain	—	—	—	—	—	—	(2,005)

Operating income (loss)	468	455	277	379	402	(649)	1,530
Interest expense, net	681	896	718	871	951	633	390
Other (income) expense	(23)	(23)	3	(7)	(7)	96	—

(Loss) income before income taxes	(190)	(418)	(444)	(485)	(542)	(1,378)	1,140
Income tax benefit	(74)	(10)	(48)	(188)	(40)	(153)	(573)

(Loss) income from continuing operations, net of tax	(116)	(408)	(396)	(297)	(502)	(1,225)	1,713
Income from discontinued operations, net of tax	—	—	—	—	—	—	20

Net (loss) income	$(116)	$(408)	$(396)	$(297)	$(502)	$(1,225)	$1,733

Per Share Data:
Net loss per share—basic and diluted(4)	$(0.28)			$(0.73)
Weighted average shares outstanding—basic and diluted (in millions)(4)	410			410

Other Financial Data:
Adjusted EBITDA(5)	$2,130	$2,130	$1,986	$2,658	$2,681	$1,099	$586
Adjusted Net Income(5)	264	193	252	388	365	58	174
Adjusted Net Income per share—basic and diluted(5)	$0.64			$0.95
Capital expenditures	1,052	1,052	720	960	960	337	128
Free cash flow(6)	1,078	1,078	1,266	1,698	1,721	762	458

Other Operating Data:
Identical store sales	0.5%	0.5%	4.5%	4.6%	4.4%	7.2%	1.6%
Store count (at end of fiscal period)	2,327	2,327	2,267	2,271	2,271	2,382	1,075
Gross square footage (at end of fiscal period) (in millions)	116	116	113	113	113	118	56
Fuel sales	$2,077	$2,077	$2,423	$2,953	$2,955	$387	$47

Balance Sheet Data (at end of period):
Cash and equivalents	$772	$806	$728		$580	$1,126	$307
Total assets	23,418	23,452	24,355		23,770	25,678	9,281
Total members’ equity	1,202	1,208	1,858		1,613	2,169	1,760
Total debt	12,265	12,265	12,379		12,226	12,569	3,694

Supplemental Identical Store Sales	Fiscal 2016			Fiscal 2015				Fiscal 2014				Fiscal 2013
	Q3’16	Q2’16	Q1’16	Q4’15	Q3’15	Q2’15	Q1’15	Q4’14	Q3’14	Q2’14	Q1’14	Q4’13	Q3’13	Q2’13	Q1’13
AB Acquisition(a)(b)	(2.1)%	0.1%	2.9%	4.7%	5.1%	4.5%	4.3%	4.1%	4.8%	5.4%	4.8%	3.5%	3.0%	1.1%	(0.1)%
Safeway(c)	(2.2)%	0.1%	3.9%	5.8%	5.6%	4.9%	3.8%	3.5%	3.2%	3.1%	2.2%	1.1%	1.8%	1.8%	1.1%

(a)	Includes acquired Safeway, NAI and United stores, irrespective of date of acquisition.
(b)	After adjusting for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores, identical store sales growth for AB Acquisition during the second quarter of fiscal 2014 and the second quarter of fiscal 2015 would have been 4.6% and 5.2%, respectively, and, excluding the Safeway stores, would have been 6.7% and 5.7%, respectively.
(c)	Includes Safeway’s Eastern Division, now owned by NAI.

(1)	For the period from February 21, 2014 to January 30, 2015, our consolidated financial statements include the financial position, results of operations and cash flows of Albertsons, NAI and United. Commencing on January 31, 2015, our consolidated financial statements also include the financial position, results of operations and cash flows of Safeway.

(2)	The pro forma information for fiscal 2015 gives effect to the FTC-mandated divestitures as if they had been consummated on the first day of fiscal 2015. Additionally, the pro forma information for fiscal 2015 and the 40 weeks ended December 3, 2016 reflects the Pre-IPO Refinancing Transactions and the IPO-Related Transactions, as if these events had occurred on the first day of fiscal 2015. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a presentation of such pro forma financial data for fiscal 2015 and the 40 weeks ended December 3, 2016.

(3)	The results of operations for the period from February 22, 2013 through March 20, 2013 reflect the financial position, results of operations and cash flows of the Legacy Albertsons Stores acquired on June 2, 2006. Commencing on March 21, 2013, our consolidated financial statements also include the financial position, results of operations and cash flows of the SVU Albertsons Stores and the NAI Stores. Commencing on December 29, 2013, our consolidated financial statements also include the financial position, results of operations and cash flows of United.

(4)	Gives effect to the items described in note 2 above as if they had occurred on the first day of fiscal 2015 and fiscal 2016, as applicable. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a presentation of such pro forma financial data.

(5)	Adjusted EBITDA is a Non-GAAP Measure defined as earnings (net income (loss)) before interest, income taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. Adjusted Net Income is a Non-GAAP Measure defined as (net income (loss)) adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. Pro forma amounts give effect to the items described in note 2 above, as applicable, as if they had occurred on the first day of our fiscal 2015 and fiscal 2016, as applicable.

Adjusted EBITDA and Adjusted Net Income are Non-GAAP Measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe Adjusted EBITDA and Adjusted Net Income provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies. Set forth below is a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income:

	40 Weeks Ended December 3, 2016		40 Weeks Ended December 5, 2015	Fiscal 2015		Fiscal 2014(8)
	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual	Fiscal 2013(3)
Net loss (income)	$(116)	$(408)	$(396)	$(297)	$(502)	$(1,225)	$1,733
Adjustments:
Bargain purchase gain	$—	$—	$—	$—	$—	$—	$(2,005)
(Gain) loss on interest rate and commodity swaps, net	(11)	(11)	6	16	16	98	—
Store transition and related costs(a)	20	20	—	—	—	—	167
Acquisition and integration costs(b)	166	166	271	342	342	352	174
Termination of long-term incentive plan	—	—	—	—	—	78	—
Non-cash equity-based compensation expense	34	34	81	98	98	344	6
Net (gain) loss on property dispositions, asset impairments and lease exit costs	(39)	(39)	55	103	103	228	(2)
LIFO expense	9	9	12	30	30	43	12
Amortization and write-off of debt discount, deferred financing costs and loss on extinguishment of debt	45	221	53	82	82	72	75
Non-cash pension and post-retirement expense (income), net(c)	82	82	9	7	7	(3)	(8)
Amortization of intangible assets resulting from acquisitions	309	309	283	377	377	149	116
Other(d)	4	17	61	63	63	(14)	12
Tax impact of adjustments to Adjusted Net Income(e)	(239)	(207)	(183)	(433)	(251)	(64)	(106)

Adjusted Net Income	$264	$193	$252	$388	$365	$58	$174
Adjustments:
Tax impact of adjustments to Adjusted Net Income(e)	239	207	183	433	251	64	106
Income tax benefit	(74)	(10)	(48)	(188)	(40)	(153)	(573)
Amortization and write-off of original issue discount, deferred financing costs and loss on extinguishment of debt	(45)	(221)	(53)	(82)	(82)	(72)	(75)
Interest expense – continued operations	681	896	718	871	951	633	390
Interest expense – discontinued operations	—	—	—	—	—	—	4
Amortization of intangible assets resulting from acquisitions	(309)	(309)	(283)	(377)	(377)	(149)	(116)
Depreciation and amortization .	1,374	1,374	1,217	1,613	1,613	718	676

Adjusted EBITDA	$2,130	$2,130	$1,986	$2,658	$2,681	$1,099	$586

(a)	Includes costs related to the transition of stores acquired in the NAI acquisition by improving store conditions and enhancing product offerings.
(b)	Includes costs related to the Safeway acquisition (including the charge associated with the settlement of appraisal rights litigation), the A&P Transaction, the Haggen Transaction, the NAI acquisition and the United acquisition.
(c)	Excludes the company’s cash contribution of $260 million to the Employee Retirement Plan of Safeway Inc. and its domestic subsidiaries (the “Safeway ERP”) under a settlement with the Pension Benefit Guaranty Corporation (the “PBGC”) in connection with the closing of the Safeway acquisition.

(d)	Primarily includes non-cash lease adjustments related to deferred rents and deferred gains on lease expenses related to closed stores and discontinued operations and costs related to facility closures and the transition to a decentralized operating model.
(e)	The tax impact was determined based on the taxable status of the subsidiary to which each of the above adjustments relates.

(6)	We define “free cash flow” as Adjusted EBITDA less capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AB Acquisition,” included elsewhere in this prospectus, for a reconciliation of cash flow from operating activities to free cash flow.

(7)	The pro forma balance sheet data as of December 3, 2016 gives effect to pro forma adjustments to reflect the IPO-Related Transactions and the Pre-IPO Refinancing Transactions as if these events had occurred on December 3, 2016. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a presentation of such unaudited pro forma condensed consolidated balance sheet data.

(8)	The fiscal year ended February 28, 2015 included 53 weeks.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, prospects, results of operations and cash flow could be materially adversely affected. Additional risks or uncertainties not currently known to us, or that we deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. In that case, the market price of our common stock could decline and you may lose all or a part of your investment.

Risks Related to Our Business and Industry

Various operating factors and general economic conditions affecting the food retail industry may affect our business and may adversely affect our business and operating results.

Our operations and financial performance are affected by economic conditions such as macroeconomic conditions, credit market conditions and the level of consumer confidence. While the combination of improved economic conditions, the trend towards lower unemployment, higher wages and lower gasoline prices have contributed to improved consumer confidence, there is continued uncertainty about the strength of the economic recovery. If the economy does not continue to improve or if it weakens, or if gasoline prices rebound, consumers may reduce spending, trade down to a less expensive mix of products or increasingly rely on food discounters, all of which could impact our sales. In addition, consumers’ perception or uncertainty related to the economic recovery and future fuel prices could also dampen overall consumer confidence and reduce demand for our product offerings. Both inflation and deflation affect our business. Food deflation could reduce sales growth and earnings, while food inflation could reduce gross profit margins. Several food items and categories, such as meat, eggs and dairy, experienced price deflation in 2016 and price deflation is expected to continue in several food categories into 2017. We are unable to predict if the economy will continue to improve, the rate at which the economy may improve, the direction of gasoline prices or when the deflationary trends we are currently experiencing will abate. If the economy does not continue to improve or if it weakens or fuel prices increase, our business and operating results could be adversely affected.

Competition in our industry is intense, and our failure to compete successfully may adversely affect our profitability and operating results.

The food and drug retail industry is large and dynamic, characterized by intense competition among a collection of local, regional and national participants. We face strong competition from other food and/or drug retailers, supercenters, club stores, discount stores, online providers, specialty and niche supermarkets, drug stores, general merchandisers, wholesale stores, convenience stores and restaurants. Shifts in the competitive landscape, consumer preference or market share may have an adverse effect on our profitability and results of operations.

As a result of consumers’ growing desire to shop online, we also face increasing competition from both our existing competitors who have incorporated the internet as a direct-to-consumer channel and internet-only providers that sell grocery products. Although we have a growing internet presence and offer our customers the ability to shop online for both home delivery and in-store pick-up, there is no assurance that these online initiatives will be successful. In addition, these initiatives may have an adverse impact on our profitability as a result of lower gross profits or greater operating costs to compete.

Our ability to attract customers is dependent, in large part, upon a combination of channel preference, location, store conditions, quality, price, service and selection. In each of these areas,

traditional and non-traditional competitors compete with us and may successfully attract our customers to their stores by matching or exceeding what we offer. In recent years, many of our competitors have added locations and adopted a multi-channel approach to marketing and advertising. Our responses to competitive pressures, such as additional promotions, increased advertising, additional capital investment and the development of our internet offerings, could adversely affect our profitability and cash flow. We cannot guarantee that our competitive response will succeed in increasing or maintaining our share of retail food sales.

An increasingly competitive industry and deflation in the prices of certain foods have made it difficult for food retailers to achieve positive identical store sales growth on a consistent basis. We and our competitors have attempted to maintain or grow our and their respective share of retail food sales through capital and price investment, increased promotional activity and new store growth, creating a more difficult environment to consistently increase year-over-year sales. Several of our primary competitors are larger than we are or have greater financial resources available to them and, therefore, may be able to devote greater resources to invest in price, promotional activity and new or remodeled stores in order to grow their share of retail food sales. Price investment by our competitors has also, from time to time, adversely affected our operating margins. In recent years, we have invested in price in order to remain competitive and generate sales growth; however, there can be no assurance this strategy will be successful.

Because we face intense competition, we need to anticipate and respond to changing consumer preferences and demands more effectively than our competitors. We devote significant resources to differentiating our banners in the local markets where we operate and invest in loyalty programs to drive traffic. Our local merchandising teams spend considerable time working with store directors to make sure we are satisfying consumer preferences. In addition, we strive to achieve and maintain favorable recognition of our own brands and offerings, and market these offerings to consumers and maintain and enhance a perception of value for consumers. While we seek to continuously respond to changing consumer preferences, there is no assurances that our responses will be successful.

Our continued success is dependent upon our ability to control operating expenses, including managing health care and pension costs stipulated by our collective bargaining agreements to effectively compete in the food retail industry. Several of our primary competitors are larger than we are, or are not subject to collective bargaining agreements, allowing them to more effectively leverage their fixed costs or more easily reduce operating expenses. Finally, we need to source, market and merchandise efficiently. Changes in our product mix also may negatively affect our profitability. Failure to accomplish our objectives could impair our ability to compete successfully and adversely affect our profitability.

Profit margins in the food retail industry are low. In order to increase or maintain our profit margins, we develop operating strategies to increase revenues, increase gross margins and reduce costs, such as new marketing programs, new advertising campaigns, productivity improvements, shrink reduction initiatives, distribution center efficiencies, manufacturing efficiencies, energy efficiency programs and other similar strategies. Our failure to achieve forecasted revenue growth, gross margin improvement or cost reductions could have a material adverse effect on our profitability and operating results.

Increased commodity prices may adversely impact our profitability.

Many of our own and sourced products include ingredients such as wheat, corn, oils, milk, sugar, proteins, cocoa and other commodities. Commodity prices worldwide have been volatile. Any increase in commodity prices may cause an increase in our input costs or the prices our vendors seek from us. Although we typically are able to pass on modest commodity price increases or mitigate vendor efforts to increase our costs, we may be unable to continue to do so, either in whole or in part, if commodity prices increase materially. If we are forced to increase prices, our customers may reduce their purchases at our stores or trade down to less profitable products. Both may adversely impact our profitability as a result of reduced revenue or reduced margins.

Fuel prices and availability may adversely affect our results of operations.

We currently operate 384 fuel centers that are adjacent to many of our store locations. As a result, we sell a significant amount of gasoline. Increased regulation or significant increases in wholesale fuel costs could result in lower gross profit on fuel sales, and demand could be affected by retail price increases as well as by concerns about the effect of emissions on the environment. We are unable to predict future regulations, environmental effects, political unrest, acts of terrorism and other matters that may affect the cost and availability of fuel, and how our customers will react, which could adversely affect our results of operations.

Our stores rely heavily on sales of perishable products, and product supply disruptions may have an adverse effect on our profitability and operating results.

Reflecting consumer preferences, we have a significant focus on perishable products. Sales of perishable products accounted for approximately 40.3% of our total sales in fiscal 2015. We rely on various suppliers and vendors to provide and deliver our perishable product inventory on a continuous basis. We could suffer significant perishable product inventory losses and significant lost revenue in the event of the loss of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences.

Severe weather and natural disasters may adversely affect our business.

Severe weather conditions such as hurricanes, earthquakes, floods, extended winter storms, heat waves or tornadoes, as well as other natural disasters, in areas in which we have stores or distribution centers or from which we source or obtain products may cause physical damage to our properties, closure of one or more of our stores, manufacturing facilities or distribution centers, lack of an adequate work force in a market, temporary disruption in the manufacture of products, temporary disruption in the supply of products, disruption in the transport of goods, delays in the delivery of goods to our distribution centers or stores, a reduction in customer traffic and a reduction in the availability of products in our stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops yielded by food producers may adversely affect the availability or cost of certain products within the grocery supply chain. Any of these factors may disrupt our business and adversely affect our business.

Threats or potential threats to security of food and drug safety, the occurrence of a widespread health epidemic or regulatory concerns in our supply chain may adversely affect our business.

Acts or threats, whether perceived or real, of war or terror or other criminal activity directed at the food or drug store industry or the transportation industry, whether or not directly involving our stores, could increase our operating costs and operations, or impact general consumer behavior and consumer spending. Other events that give rise to actual or potential food contamination, drug contamination or food-borne illnesses, or a widespread regional, national or global health epidemic, such as pandemic flu, could have an adverse effect on our operating results or disrupt production and delivery of our products, our ability to appropriately staff our stores and potentially cause customers to avoid public gathering places or otherwise change their shopping behaviors.

We source our products from vendors and suppliers and related networks across the globe who may be subject to regulatory actions or face criticism due to actual or perceived social injustices,

including human trafficking, child labor or environmental, health and safety violations. A disruption in our supply chain due to any regulatory action or social injustice could have an adverse impact on our supply chain and ultimately our business, including potential harm to our reputation.

We could be affected if consumers lose confidence in the food supply chain or the quality and safety of our products.

We could be adversely affected if consumers lose confidence in the safety and quality of certain food products. Adverse publicity about these types of concerns, whether valid or not, may discourage consumers from buying our products or cause production and delivery disruptions. The real or perceived sale of contaminated food products by us could result in product liability claims, a loss of consumer confidence and product recalls, which could have a material adverse effect on our business.

Certain risks are inherent in providing pharmacy services, and our insurance may not be adequate to cover any claims against us.

We currently operate 1,790 pharmacies, and, as a result, we are exposed to risks inherent in the packaging, dispensing, distribution, and disposal of pharmaceuticals and other healthcare products, such as risks of liability for products which cause harm to consumers, as well as increased regulatory risks and related costs. Although we maintain insurance, we cannot guarantee that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future, or at all. Our results of operations, financial condition or cash flows may be materially adversely affected if in the future our insurance coverage proves to be inadequate or unavailable, or there is an increase in the liability for which we self-insure, or we suffer harm to our reputation as a result of an error or omission.

We are subject to numerous federal and state regulations. Each of our in-store pharmacies must be licensed by the state government. The licensing requirements vary from state to state. An additional registration certificate must be granted by the U.S. Drug Enforcement Administration (“DEA”), and, in some states, a separate controlled substance license must be obtained to dispense controlled substances. In addition, pharmacies selling controlled substances are required to maintain extensive records and often report information to state and federal agencies. If we fail to comply with existing or future laws and regulations, we could suffer substantial civil or criminal penalties, including the loss of our licenses to operate pharmacies and our ability to participate in federal and state healthcare programs. As a consequence of the severe penalties we could face, we must devote significant operational and managerial resources to complying with these laws and regulations.

In 2014, Safeway received two subpoenas from the DEA concerning its record keeping, reporting and related practices associated with the loss or theft of controlled substances. On June 7, 2016, we received a third subpoena requesting information concerning potential diversion of controlled substances by a former employee. We are cooperating with the DEA on these matters and have met with the DEA on several occasions. We anticipate that there will be monetary fines assessed, and that the DEA may seek administrative penalties. We have established an estimated liability for these matters, which is based on information currently available to us and may change as new information becomes available. Application of federal and state laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our pharmacy business or assure that we will be able to obtain or maintain the regulatory approvals required to operate our business.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our strategy includes pursuing acquisitions that we believe will be accretive to our business. If we consummate an acquisition, the process of integrating the acquired business may be complex and time consuming, may be disruptive to the business and may cause an interruption of, or a distraction of management’s attention from, the business as a result of a number of obstacles, including, but not limited to:

•	a failure of our due diligence process to identify significant risks or issues;

•	the loss of customers of the acquired company or our company;

•	negative impact on the brands or banners of the acquired company or our company;

•	a failure to maintain or improve the quality of customer service;

•	difficulties assimilating the operations and personnel of the acquired company;

•	our inability to retain key personnel of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	our inability to achieve the financial and strategic goals, including synergies, for the combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could decrease gross profit margins or increase selling, general and administrative expenses in absolute terms and/or as a percentage of net sales, which could in turn negatively impact our net income and cash flows.

We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations and financial condition.

A significant majority of our employees are unionized, and our relationship with unions, including labor disputes or work stoppages, could have an adverse impact on our operations and financial results.

As of February 27, 2016, approximately 164,000 of our employees were covered by collective bargaining agreements. During fiscal 2015, collective bargaining agreements covering approximately 12,000 employees were renegotiated. During fiscal 2016, collective bargaining agreements covering approximately 87,000 employees are scheduled to expire. In future negotiations with labor unions, we expect that health care, pension costs and/or contributions and wage costs, among other issues, will be important topics for negotiation. If, upon the expiration of such collective bargaining agreements, we are unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and thereby significantly disrupt our operations. As part of our collective bargaining agreements, we may need to fund additional pension contributions, which would negatively impact our free cash flow. Further, if we are unable to control health care and pension costs provided for in the collective bargaining agreements, we may experience increased operating costs and an adverse impact on our financial results.

Increased pension expenses, contributions and surcharges may have an adverse impact on our financial results.

In connection with the Safeway acquisition, we assumed Safeway’s defined benefit retirement plans for substantially all Safeway employees not participating in multiemployer pension plans. We also assumed defined benefit retirement plans in connection with our acquisitions of United, NAI and Collington (as defined herein). The funded status of these plans (the difference between the fair value of the plan assets and the projected benefit obligation) is a significant factor in determining annual pension expense and cash contributions to fund the plans. In recent years, cash contributions have declined due to improved market conditions and the impact of the pension funding stabilization legislation, which increased the discount rate used to determine pension funding. However, in the fourth quarter of fiscal 2014, under a settlement agreement with the PBGC in connection with the closing of the Safeway acquisition, Safeway contributed $260 million to its largest pension plan. As a result, we do not expect to make additional contributions to this plan until 2018.

If financial markets do not improve or if financial markets decline, increased pension expense and cash contributions may have an adverse impact on our financial results. Under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the PBGC has the authority to petition a court to terminate an underfunded pension plan under limited circumstances. In the event that our defined benefit pension plans are terminated for any reason, we could be liable to the PBGC for the entire amount of the underfunding, as calculated by the PBGC based on its own assumptions (which likely would result in a larger obligation than that based on the actuarial assumptions used to fund such plans). Under ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), the liability under these defined benefit plans is joint and several with all members of the control group, such that each member of the control group would be liable for the defined benefit plans of each other member of the control group.

In addition, we participate in various multiemployer pension plans for substantially all employees represented by unions that require us to make contributions to these plans in amounts established under collective bargaining agreements. Under the Pension Protection Act of 2006 (the “PPA”), contributions in addition to those made pursuant to a collective bargaining agreement may be required in limited circumstances in the form of a surcharge that is equal to 5% of the contributions due in the first year and 10% each year thereafter until the applicable bargaining agreement expires.

Pension expenses for multiemployer pension plans are recognized by us as contributions are made. Benefits generally are based on a fixed amount for each year of service. Our contributions to multiemployer plans were $74.2 million, $113.4 million and $379.8 million during fiscal 2013, fiscal 2014 and fiscal 2015, respectively. In fiscal 2016, we expect to contribute approximately $400 million to multiemployer pension plans, subject to collective bargaining conditions.

Based on an assessment of the most recent information available, the company believes that most of the multiemployer plans to which it contributes are underfunded. The company is only one of a number of employers contributing to these plans, and the underfunding is not a direct obligation or liability of the company. However, the company has attempted, as of February 27, 2016, to estimate its share of the underfunding of multiemployer plans to which the company contributes, based on the ratio of its contributions to the total of all contributions to these plans in a year. As of February 27, 2016, our estimate of the company’s share of the underfunding of multiemployer plans to which it contributes was $3.2 billion. The company’s share of underfunding described above is an estimate and could change based on the results of collective bargaining efforts, investment returns on the assets held in the plans, actions taken by trustees who manage the plans’ benefit payments, interest rates, if the employers currently contributing to these plans cease participation, and requirements under the PPA, the Multiemployer Pension Reform Act of 2014 and applicable provisions of the Code.

Additionally, underfunding of the multiemployer plans means that, in the event we were to exit certain markets or otherwise cease making contributions to these plans, we could trigger a substantial withdrawal liability. Any accrual for withdrawal liability will be recorded when a withdrawal is probable and can be reasonably estimated, in accordance with GAAP. All trades or businesses in the employer’s control group are jointly and severally liable for the employer’s withdrawal liability.

As a part of the Safeway acquisition, we assumed withdrawal liabilities related to Safeway’s previous closure of its Dominick’s division. The respective pension plans have asserted that we may become obligated to pay an estimated maximum withdrawal liability of approximately $510 million if one of the pension plans, the UFCW & Employers Midwest Pension Fund (the “UFCW Midwest Plan”), were to experience a mass withdrawal. A mass withdrawal would require monthly installment payments to be made by us in perpetuity. Our installment payments would be limited to 20 years if we are not part of, or the UFCW Midwest Plan does not experience, a mass withdrawal. Upon the Safeway acquisition, we recorded a $221.8 million multiemployer pension withdrawal liability related to Safeway’s withdrawal from these plans, a difference of $288.2 million from the maximum withdrawal liability. Our current estimate of the withdrawal liability is based on the fact that a mass withdrawal from the UFCW Midwest Plan has not occurred and our management’s belief that a mass withdrawal liability is remote. We are also disputing in arbitration certain factors used to determine the allocation of the unfunded vested benefits and therefore the annual pension payment installments due to the UFCW Midwest Plan. Our estimated liability reflects our best estimate of the probable outcome of this arbitration. Based on the current facts and circumstances, we believe it is reasonably possible that the estimated liability could change from the amount currently recorded as a result of the arbitration, but because our management believes that a mass withdrawal from the UFCW Midwest Plan is remote, it believes the payment of the maximum liability of approximately $510 million is also remote. The amount of the withdrawal liability recorded as of February 27, 2016 with respect to the Dominick’s division was $202.7 million, primarily reflecting minimum required payments made subsequent to the date of consummation of the Safeway acquisition.

On July 19, 2015, A&P filed a Chapter 11 petition in the United States Bankruptcy Court. Our company and A&P participate in four of the same multiemployer pension plans. The bankruptcy of A&P has adversely affected the funding of these pension plans. Our subsidiary, Acme Markets, Inc. (“Acme Markets”), purchased 73 A&P stores. We purchased some but not all of the A&P stores that have contribution obligations to the four plans. Some of the A&P stores that we purchased contribute to five plans to which we do not contribute. We estimate that our share of the unfunded actuarial accrued liability in the four plans to which we and A&P have contributed increased by approximately $58 million for the stores we have acquired, and that the share of the unfunded actuarial accrued liability in the additional five plans attributable to the stores we have acquired is approximately $28 million. A&P and Acme Markets represent the substantial majority of all contributions to one of these plans (although there are approximately eight other contributing employers) and that plan’s unfunded actuarial accrued liability is currently estimated as $316.5 million based on that plan’s latest disclosure as of December 31, 2015. It is likely the A&P stores we did not purchase have withdrawn from the four plans in which we participate because no entity purchased them or the stores were sold to a buyer who is not obligated to contribute to the plans; therefore, our contingent liability for the underfunding of these plans likely increased further because liability for the plans’ underfunding shifted to the remaining employers in each of the plans.

See Note 14—Employee Benefit Plans and Collective Bargaining Agreements in our consolidated financial statements, included elsewhere in this prospectus, for more information relating to our participation in these multiemployer pension plans.

Unfavorable changes in government regulation may have a material adverse effect on our business.

Our stores are subject to various federal, state, local and foreign laws, regulations and administrative practices. We must comply with numerous provisions regulating health and sanitation standards, food labeling, energy, environmental, equal employment opportunity, minimum wages and licensing for the sale of food, drugs and alcoholic beverages. We cannot predict either the nature of future laws, regulations, interpretations or applications, or the effect either additional government laws, regulations or administrative procedures, when and if promulgated, or disparate federal, state, local and foreign regulatory schemes would have on our future business. In addition, regulatory changes could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have an adverse effect on our business.

The minimum wage continues to increase and is subject to factors outside of our control. Changes to wage regulations could have an impact on our future results of operations.

A considerable number of our employees are paid at rates related to the federal minimum wage. Additionally, many of our stores are located in states, including California, where the minimum wage is greater than the federal minimum wage and where a considerable number of employees receive compensation equal to the state’s minimum wage. For example, as of December 3, 2016, we employed approximately 70,000 associates in California, where the current minimum wage was recently increased to $10.50 per hour effective January 1, 2017, and will gradually increase to $15.00 per hour by January 1, 2022. In Maryland, where we employed approximately 9,000 associates as of December 3, 2016, the minimum wage was recently increased to $8.75 per hour, and will gradually increase to $10.10 per hour by July 1, 2018. Moreover, municipalities may set minimum wages above the applicable state standards. For example, the minimum wage in Seattle, Washington, where we employed approximately 2,000 associates as of December 3, 2016, was recently increased to $15.00 per hour effective January 1, 2017 for employers with more than 500 employees nationwide. In Chicago, Illinois, where we employed approximately 5,800 associates as of December 3, 2016, the minimum wage was recently increased to $10.50 per hour, and will gradually increase to $13.00 per hour by July 1, 2019. Any further increases in the federal minimum wage or the enactment of additional state or local minimum wage increases could increase our labor costs, which may adversely affect our results of operations and financial condition.

The food retail industry is labor intensive. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of qualified persons in the workforce in the local markets in which we are located, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment and labor laws. Such laws related to employee hours, wages, job classification and benefits could significantly increase operating costs. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing wages for our employees could cause our profit margins to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.

Our historical financial statements may not be indicative of future performance.

In light of our acquisitions of NAI in March 2013, United in December 2013, and Safeway in January 2015, our operating results for periods prior to fiscal 2015 only reflect the impact of those acquisitions from those respective dates, and therefore comparisons with prior periods are difficult. As a result, our limited historical financial performance as owners of NAI, United and Safeway may make it difficult for stockholders to evaluate our business and results of operations to date and to assess our future prospects and viability. Furthermore, given the nature of the assets acquired, our recent operating history has resulted in revenue and profitability growth rates that may not be indicative of our future results of operations.

In addition, Safeway completed the distribution of its remaining shares of Blackhawk Network Holdings, Inc. (“Blackhawk”) in April 2014, the sale of the net assets of Canada Safeway Limited in November 2013 and closed or sold its Dominick’s stores in the fourth quarter of 2013. In addition, Property Development Centers, LLC (“PDC”) was sold in December 2014, and Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V. (“Casa Ley”), a Mexico-based food and general merchandise retailer, is expected to be divested, with the net proceeds being paid to Safeway’s former stockholders.

As a result of the foregoing transactions and the implementation of new business initiatives and strategies, our historical results of operations are not necessarily indicative of our ongoing operations and the operating results to be expected in the future.

Our unaudited pro forma financial information may not be representative of our future results.

The pro forma financial information included in this prospectus does not purport to be indicative of the financial information that will result from our future operations. In addition, the pro forma financial information presented in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition will be in the future.

Unfavorable changes in, failure to comply with or increased costs to comply with environmental laws and regulations could adversely affect us. The storage and sale of petroleum products could cause disruptions and expose us to potentially significant liabilities.

Our operations, including our 384 fuel centers, are subject to various laws and regulations relating to the protection of the environment, including those governing the storage, management, disposal and cleanup of hazardous materials. Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes, impose strict, and under certain circumstances joint and several, liability for costs to remediate a contaminated site, and also impose liability for damages to natural resources.

Federal regulations under the Clean Air Act require phase out of the production of ozone-depleting refrigerants that include hydrochlorofluorocarbons, the most common of which is R-22. By 2020, production of new R-22 refrigerant gas will be completely phased out; however, recovered and recycled/reclaimed R-22 will be available for servicing systems after 2020. The company is reducing its R-22 footprint while continuing to repair leaks, thus extending the useful lifespan of existing equipment. For fiscal 2016, $5 million has been budgeted for system retrofits, and we have budgeted approximately $5 million in subsequent years. Leak repairs are part of the ongoing refrigeration maintenance budget. We may be required to spend additional capital above and beyond what is currently budgeted for system retrofits and leak repairs which could have a significant impact on our business, results of operations and financial condition.

Third-party claims in connection with releases of or exposure to hazardous materials relating to our current or former properties or third-party waste disposal sites can also arise. In addition, the presence of contamination at any of our properties could impair our ability to sell or lease the contaminated properties or to borrow money using any of these properties as collateral. The costs and liabilities associated with any such contamination could be substantial, and could have a material adverse effect on our business. Under current environmental laws, we may be held responsible for the remediation of environmental conditions regardless of whether we lease, sublease or own the stores or other facilities and regardless of whether such environmental conditions were created by us or a prior owner or tenant. In addition, the increased focus on climate change, waste management and other environmental issues may result in new environmental laws or regulations that negatively affect us directly or indirectly through increased costs on our suppliers. There can be no assurance that environmental contamination relating to prior, existing or future sites or other environmental changes will not adversely affect us through, for example, business interruption, cost of remediation or adverse publicity.

We are subject to, and may in the future be subject to, legal or other proceedings that could have a material adverse effect on us.

From time to time, we are a party to legal proceedings, including matters involving personnel and employment issues, personal injury, antitrust claims, intellectual property claims and other proceedings arising in or outside of the ordinary course of business. In addition, there are an increasing number of cases being filed against companies generally, which contain class-action allegations under federal and state wage and hour laws. We estimate our exposure to these legal proceedings and establish reserves for the estimated liabilities. Assessing and predicting the outcome of these matters involves substantial uncertainties. Although not currently anticipated by management, unexpected outcomes in these legal proceedings or changes in management’s forecast assumptions or predictions, could have a material adverse impact on our results of operations.

We may be adversely affected by risks related to our dependence on IT systems. Any future changes to or intrusion into these IT systems, even if we are compliant with industry security standards, could materially adversely affect our reputation, financial condition and operating results.

We have complex IT systems that are important to the success of our business operations and marketing initiatives. If we were to experience failures, breakdowns, substandard performance or other adverse events affecting these systems, or difficulties accessing the proprietary business data stored in these systems, or in maintaining, expanding or upgrading existing systems or implementing new systems, we could incur significant losses due to disruptions in our systems and business.

Our ability to effectively manage the day-to-day business of approximately 750 Albertsons and NAI stores depends significantly on IT services and systems provided by SuperValu pursuant to two transition services agreements (the “SVU TSAs”). Prior to Albertsons’ and NAI’s transition onto Safeway’s IT systems, the failure of SuperValu’s systems to operate effectively or to integrate with other systems, or unauthorized access into SuperValu’s systems, could cause us to incur significant losses due to disruptions in our systems and business.

We receive and store personal information in connection with our marketing and human resources organizations. The protection of our customer and employee data is critically important to us. Despite our considerable efforts to secure our respective computer networks, security could be compromised, confidential information could be misappropriated or system disruptions could occur, as has occurred with a number of other retailers. If we (or through SuperValu) experience a data security breach, we could be exposed to government enforcement actions, possible assessments from the card brands if credit card data was involved and potential litigation. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping at our stores altogether. The loss of confidence from a data security breach involving our employees could hurt our reputation and cause employee recruiting and retention challenges.

Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks, payment card terminals or other payment systems. In particular, the techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often cannot be recognized until launched against a target; accordingly, we may not be able to anticipate these frequently changing techniques or implement adequate preventive measures for all of them. Any unauthorized access into our customers’ sensitive information, or data belonging to us or our suppliers, even if we are compliant with industry security standards, could put us at a competitive disadvantage, result in deterioration of our customers’ confidence in us, and subject us to potential litigation, liability, fines and penalties and consent decrees, resulting in a possible material adverse impact on our financial condition and results of operations.

As merchants who accept debit and credit cards for payment, we are subject to the Payment Card Industry (“PCI”) Data Security Standard (“PCI DSS”) issued by the PCI Council. PCI DSS contains compliance guidelines and standards with regard to our security surrounding the physical administrative and technical storage, processing and transmission of individual cardholder data. By accepting debit cards for payment, we are also subject to compliance with American National Standards Institute (“ANSI”) data encryption standards and payment network security operating guidelines. In addition, we are required to comply with PCI DSS version 3.1 for our 2016 assessment, and are replacing or enhancing our in-store systems to comply with these standards. Failure to be PCI compliant or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us. Despite our efforts to comply with these or other payment card standards and other information security measures, we cannot be certain that all of our (or through SuperValu) IT systems will be able to prevent, contain or detect all cyber-attacks or intrusions from known malware or malware that may be developed in the future. To the extent that any disruption results in the loss, damage or misappropriation of information, we may be adversely affected by claims from customers, financial institutions, regulatory authorities, payment card associations and others. In addition, the cost of complying with stricter privacy and information security laws and standards, including PCI DSS version 3.1 and ANSI data encryption standards, could be significant.

Furthermore, on October 1, 2015, the payment card industry began to shift liability for certain transactions to retailers who are not able to accept Europay, Mastercard, and Visa (“EMV”) chip card transactions (the “EMV Liability Shift”). We are currently in the process of implementing EMV chip card technology in our stores. Before the implementation of EMV chip card technology is completed by our company, we may be liable for costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, which could have an adverse effect on our business, financial condition or cash flows.

Termination of the SuperValu transition services agreement or the failure of SuperValu to perform its obligations thereunder could adversely affect our business, financial results and financial condition.

Our ability to effectively monitor and control the operations of Albertsons and NAI depends to a large extent on the proper functioning of our IT and business support systems. In connection with our acquisition of NAI, Albertsons and NAI each entered into a comprehensive transition services agreement with SuperValu. Pursuant to the SVU TSAs, Albertsons and NAI each pay fees to SuperValu for certain services, including back office, administrative, IT, procurement, insurance and accounting services. The SVU TSAs limit the liability of SuperValu to instances in which SuperValu has committed gross negligence in regard to the provision of services or has breached its obligations under the SVU TSAs. The SVU TSAs terminated and replaced a transition services agreement providing for substantially similar services, which we had previously entered into with SuperValu in connection with our June 2006 acquisition of the Legacy Albertsons Stores. We plan to complete the transition of our Albertsons and NAI stores, distribution centers and systems onto Safeway’s IT systems by mid-2018, but may suffer disruptions as part of that process. In addition, we are dependent upon SuperValu to continue to provide these services to Albertsons and NAI until we transition Albertsons and NAI onto Safeway’s IT system and otherwise replace SuperValu as a service provider to Albertsons and NAI. In addition, we may depend on SuperValu to manage IT services and systems for additional stores we acquire, including the A&P stores we have acquired, until we are able to transition such stores onto Safeway’s IT system. The failure by SuperValu to perform its obligations under the SVU TSAs prior to Albertsons’ and NAI’s transition onto Safeway’s IT systems and to other service providers (external or internal) could adversely affect our business, financial results, prospects and results of operations.

Furthermore, SuperValu manages and operates NAI’s distribution center located in the Lancaster, Pennsylvania area. Under the Lancaster Agreement (as defined herein), SuperValu supplies NAI’s Acme and Shaw’s stores from the distribution center under a shared costs arrangement.

The failure by SuperValu to perform its obligations under the Lancaster Agreement could adversely affect our business, financial results and financial condition.

Our third-party IT services provider discovered unauthorized computer intrusions in 2014. These intrusions could adversely affect our brands and could discourage customers from shopping in our Albertsons and NAI stores.

Our third-party IT services provider for Albertsons and NAI, SuperValu, informed us in the summer of 2014 that it discovered unlawful intrusions to approximately 800 Shaw’s, Star Market, Acme, Jewel-Osco and Albertsons banner stores in an attempt to obtain payment card data. We have contacted the appropriate law enforcement authorities regarding these incidents and have coordinated with our merchant bank and payment processors to address the situation. We maintain insurance to address potential liabilities for cyber risks and, in the case of Albertsons and NAI, are self-insured for cyber risks for periods prior to August 11, 2014. We have also notified our various insurance carriers of these incidents and are providing further updates to the carriers as the investigation continues.

We believe the intrusions may have been an attempt to collect payment card data. The unlawful intrusions have given rise to putative class action litigation complaints against SuperValu and our company on behalf of customers. The class action complaints were dismissed without prejudice on January 7, 2016. The plaintiffs filed a motion to alter or amend the court’s judgment, which was denied on April 20, 2016. The court also denied leave to amend the complaint. On October 6, 2015, we received a letter from the Office of Attorney General of the Commonwealth of Pennsylvania stating that the Illinois and Pennsylvania Attorneys General Offices are leading a multi-state group that includes the Attorneys General for 14 other states requesting specified information concerning the two data breach incidents. We have provided the requested information. In addition, the payment networks required that forensic investigations be conducted of the intrusions. The forensic firm retained by us to conduct an investigation has issued separate reports for each intrusion (copies of which have been provided to the payment card networks). In both reports, the forensic firm found that not all of the PCI DSS standards had been met at the time of the intrusions and that some of this non-compliance may have contributed to or caused at least some portion of the compromise that occurred during the intrusions. On December 5, 2016, we were notified that MasterCard had asserted a final assessment for incremental counterfeit fraud losses and non-ordinary course expenses (such as card reissuance costs). We paid the MasterCard assessment in the amount of $6 million on December 9, 2016; however, we dispute the MasterCard assessment and are considering options to further challenge the assessment. We believe it is probable that the other payment card networks will make similar claims against us. If other payment card networks assert claims against us, we currently intend to dispute those claims and assert available defenses. At the present time, we believe that it is probable that we will incur a loss in connection with the claims or potential claims from the payment card networks. We have recorded an estimated liability for probable losses that we expect to incur in connection with the claims or potential claims to be made by the payment card networks. The estimated liability is based on information currently available to us and may change as new information becomes available or if other payment card networks assert their claims against us. We will continue to evaluate information as it becomes available and will record an estimate of additional loss, if any, when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Currently, the potential range of any loss above our currently recorded amount cannot be reasonably estimated given no claims have been asserted to date by the payment card networks other than MasterCard and because significant factual and legal issues remain unresolved. On October 20, 2015, we agreed with one of our third-party payment administrators to provide a $15 million letter of credit to cover any claims from the payment networks and to maintain a minimum level of card processing until the potential claims from the payment networks are resolved.

There can be no assurance that we will not suffer a similar criminal attack in the future or that unauthorized parties will not gain access to personal information of our customers. While we have recently implemented additional security software and hardware designed to provide additional protections against unauthorized intrusions, there can be no assurance that unauthorized individuals will not discover a means to circumvent our security. Computer intrusions could adversely affect our brands, have caused us to incur legal and other fees, may cause us to incur additional expenses for additional security measures and could discourage customers from shopping in our stores.

We use a combination of insurance and self-insurance to address potential liabilities for workers’ compensation, automobile and general liability, property risk (including earthquake and flood coverage), director and officers’ liability, employment practices liability, pharmacy liability and employee health care benefits.

We use a combination of insurance and self-insurance to address potential liabilities for workers’ compensation, automobile and general liability, property risk (including earthquake and flood coverage), director and officers’ liability, employment practices liability, pharmacy liability and employee health care benefits and cyber and terrorism risks. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a high degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns.

The majority of our workers’ compensation liability is from claims occurring in California. California workers’ compensation has received intense scrutiny from the state’s politicians, insurers, employers and providers, as well as the public in general.

Our long-lived assets, primarily stores, are subject to periodic testing for impairment.

Our long-lived assets, primarily stores, are subject to periodic testing for impairment. We have incurred significant impairment charges to earnings in the past. Long-lived asset impairment charges were $40.2 million, $266.9 million and $2.0 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. Failure to achieve sufficient levels of cash flow at reporting units could result in impairment charges on long-lived assets.

Our operations are dependent upon the availability of a significant amount of energy and fuel to manufacture, store, transport and sell products.

Our operations are dependent upon the availability of a significant amount of energy and fuel to manufacture, store, transport and sell products. Energy and fuel costs are influenced by international, political and economic circumstances and have experienced volatility over time. To reduce the impact of volatile energy costs, we have entered into contracts to purchase electricity and natural gas at fixed prices to satisfy a portion of our energy needs. We also manage our exposure to changes in energy prices utilized in the shipping process through the use of short-term diesel fuel derivative contracts. Volatility in fuel and energy costs that exceeds offsetting contractual arrangements could adversely affect our results of operations.

We may have liability under certain operating leases that were assigned to third parties.

We may have liability under certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, we could be responsible for the lease obligation.

For example, in connection with FTC-mandated divestitures, we assigned leases with respect to 93 store properties to Haggen. On September 8, 2015, Haggen commenced a case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In November 2015, we participated in Haggen’s bankruptcy auction for its non-core stores, and after additional negotiations with Haggen and having received FTC and state attorneys general clearance and Bankruptcy Court approval, we acquired 35 stores for approximately $33 million, including 19 assigned store leases. We previously assigned 42 leases to Haggen that were acquired by other retailers or by landlords in the auction, and three others were modified during the bankruptcy process, eliminating our contingent lease liability. Haggen conducted a subsequent sale process with respect to its 33 core stores, which resulted in the sale to us of 29 stores (including eight leases previously assigned by us to Haggen) for an aggregate purchase price of $113.8 million, including the cost of acquired inventory, subject to adjustment. Haggen rejected, in its bankruptcy case, 11 leases for which we have contingent lease liability, one of which has now expired. As a result of the rejections, we recorded a loss of $32.2 million for this contingent liability, of which $30.6 million was recorded during fiscal 2015 and $1.6 million was recorded in the first quarter of fiscal 2016.

With respect to other leases we have assigned to third parties (including the leases Haggen had acquired from us but assigned to other retailers in its bankruptcy), because of the wide dispersion among third parties and the variety of remedies available, we believe that if an assignee became insolvent it would not have a material effect on our financial condition, results of operations or cash flows. No liability has been recorded for assigned leases in our consolidated balance sheet related to these contingent obligations.

We may be unable to attract and retain key personnel, which could adversely impact our ability to successfully execute our business strategy.

The continued successful implementation of our business strategy depends in large part upon the ability and experience of members of our senior management. In addition, our performance is dependent on our ability to identify, hire, train, motivate and retain qualified management, technical, sales and marketing and retail personnel. We cannot assure you that we will be able to retain such personnel on acceptable terms or at all. If we lose the services of members of our senior management or are unable to continue to attract and retain the necessary personnel, we may not be able to successfully execute our business strategy, which could have an adverse effect on our business.

Risks Related to the Safeway, A&P and Haggen Acquisitions and Integration

We may not be able to successfully integrate and combine Safeway with Albertsons and NAI, which could cause our business to suffer.

We may not be able to successfully integrate and combine the operations, management, personnel and technology of Safeway with the operations of Albertsons and NAI. If the integration is not managed successfully by our management, we may experience interruptions in our business activities, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation with consumers, all of which could have a material adverse effect on our business. We may also experience difficulties in combining corporate cultures, maintaining employee morale and retaining key employees. In addition, the integration of our businesses will impose substantial demands on our management. There is no assurance that the benefits of consolidation will be achieved as a result of the Safeway acquisition or that our businesses will be successfully integrated in a timely manner.

We may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the Safeway acquisition.

Although we currently expect to achieve annual synergies from the Safeway acquisition of approximately $800 million by the end of fiscal 2018, with associated one-time costs of approximately $1.3 billion, or approximately $840 million, net of estimated synergy-related asset sale proceeds, inclusion of the projected synergies in this prospectus should not be viewed as a representation that we in fact will achieve this annual synergy target by the end of fiscal 2018, or at all. Although we currently expect to achieve synergies from the Safeway acquisition of approximately $575 million during fiscal 2016, or approximately $630 million on an annual run-rate basis by the end of fiscal 2016, the inclusion of these expected synergy targets in this prospectus should not be viewed as a representation that we will in fact achieve these synergies by the end of fiscal 2016, or at all. To the extent we fail to achieve these synergies, our results of operations may be impacted, and any such impact may be material.

We have identified various synergies including corporate and division overhead savings, our own brands, vendor funds, the conversion of Albertsons and NAI onto Safeway’s IT systems, marketing and advertising cost reduction and operational efficiencies within our back office, distribution and manufacturing organizations. Actual synergies, the expenses and cash required to realize the synergies and the sources of the synergies could differ materially from these estimates, and we cannot assure you that we will achieve the full amount of synergies on the schedule anticipated, or at all, or that these synergy programs will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on our estimated synergies.

We have incurred, and will continue to incur, significant integration costs in connection with Safeway.

We expect that we will continue to incur a number of costs associated with integrating the operations of Safeway, including associated one-time costs of approximately $1.3 billion, or approximately $840 million, net of estimated synergy-related asset sale proceeds, to achieve expected synergies. The substantial majority of these costs will be non-recurring expenses resulting from the Safeway acquisition and will consist of our transition of Albertsons and NAI to Safeway’s IT systems, consolidation costs and employment-related costs. Achieved synergies required approximately $175 million and $200 million of one-time integration-related capital expenditures in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and anticipated synergies are expected to require approximately $100 million of one-time integration-related capital expenditures during the remainder of fiscal 2016. Additional unanticipated costs may be incurred in the integration of Safeway’s business and proceeds from the sale of surplus assets may be lower than anticipated. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

New business initiatives and strategies may be less successful than anticipated and could adversely affect our business.

The introduction, implementation, success and timing of new business initiatives and strategies, including, but not limited to, initiatives to increase revenue or reduce costs, may be less successful or may be different than anticipated, which could adversely affect our business.

We will be required to make payments under the contingent value rights within agreed periods even if the sale of the Casa Ley Interest is not completed within those periods.

If the Casa Ley Interest is not sold prior to January 30, 2018, we are obligated to make a cash payment to the holders of contingent value rights (the “Casa Ley CVRs”) in an amount equal to the fair market value of the unsold Casa Ley Interest, minus certain fees, expenses and assumed taxes that would have been deducted from the proceeds of a sale of the Casa Ley Interest. The sale process for the Casa Ley Interest will be conducted by a committee, or person controlled by a committee, as representative of the former Safeway stockholders, and we cannot control such sales process. If we are required to make a payment under the contingent value rights agreement with respect to the Casa Ley CVRs, our liquidity may be adversely affected.

We have not provided any detailed financial information with respect to A&P or Haggen or any pro forma information reflecting the A&P Transaction or the Haggen Transaction in this prospectus.

Pursuant to applicable Securities and Exchange Commission (“SEC”) rules, this prospectus does not include or incorporate by reference any detailed financial information with respect to the assets acquired pursuant to the A&P Transaction or the Haggen Transaction for periods prior to the transactions. In addition, in accordance with applicable SEC rules, we are not required to provide and have not provided any pro forma information giving effect to these transactions. A&P’s and Haggen’s financial condition and results of operations for periods prior to their entry into bankruptcy are of limited utility in assessing the potential impact of the A&P Transaction and the Haggen Transaction on our financial condition because we have purchased or are purchasing only certain assets and assuming certain liabilities of A&P and Haggen.

We will incur significant acquisition-related costs in connection with the A&P Transaction and the Haggen Transaction.

We expect to incur a number of costs associated with integrating the operations of the acquired A&P and Haggen stores. The amount of one-time opening and transition costs required to improve store conditions and reposition the 137 stores we acquired from A&P and Haggen is greater on a per store basis than our previous acquisitions. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the acquired A&P and Haggen stores, may offset these costs over time, this net benefit may not be achieved in the near term, or at all.

We may not be able to achieve the full amount of synergies that are anticipated or achieve the synergies on the schedule anticipated from the A&P Transaction.

Although we currently expect to achieve annual synergies from the A&P Transaction of approximately $49 million by the end of fiscal 2019, inclusion of the projected synergies in this prospectus should not be viewed as a representation that we in fact will achieve this annual synergy target by the end of fiscal 2019, or at all. To the extent we fail to achieve these synergies, our results of operations may be impacted, and any such impact may be material.

We have identified various synergies including sourcing, distribution and IT. Actual synergies, the expenses and cash required to realize the synergies and the sources of the synergies could differ materially from our estimates, and we cannot assure you that we will achieve the full amount of synergies on the schedule anticipated, or at all. In light of these significant uncertainties, you should not place undue reliance on our estimated synergies from the A&P Transaction.

Risks Relating to Our Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

We have a significant amount of indebtedness. As of December 3, 2016, we had $11.7 billion of debt outstanding, and we would have been able to borrow an additional $3.2 billion under our revolving credit facilities.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	adversely affect the market price of our common stock;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, including acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, we cannot assure you that we will be able to refinance any of our debt or that we will be able to refinance our debt on commercially reasonable terms. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; or

•	negotiations with our lenders to restructure the applicable debt.

Our debt instruments may restrict, or market or business conditions may limit, our ability to use some of our options.

Despite our significant indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the credit agreements that govern the ABL Facility and the Term Loan Facilities (each as defined herein and, collectively, the “Senior Secured Credit Facilities”) and the indentures that govern the NAI Notes (as defined herein), the Safeway Notes and the ACL Notes (as defined herein) permit us to incur significant additional indebtedness, subject to certain limitations. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would intensify. See “Description of Indebtedness.”

Our debt instruments limit our flexibility in operating our business.

Our debt instruments contain various covenants that limit our and our restricted subsidiaries’ ability to engage in specified types of transactions, including, among other things:

•	incur additional indebtedness or provide guarantees in respect of obligations of other persons, or issue disqualified or preferred stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	sell or otherwise dispose of certain assets;

•	incur liens;

•	engage in sale and leaseback transactions;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into a new or different line of business; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under our debt instruments. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions. In addition, the restrictive covenants in the revolving portion of our Senior Secured Credit Facilities require us, in certain circumstances, to maintain a specific fixed charge coverage ratio. Our ability to meet that financial ratio can be affected by events beyond our control, and we cannot assure you that we will meet it. A breach of this covenant could result in a default under our Senior Secured Credit Facilities. Moreover, the occurrence of a default under our Senior Secured Credit Facilities could result in an event of default under our other indebtedness. Upon the occurrence of an event of default under our Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Indebtedness.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the 2017 Safeway Notes, the 2019 Safeway Notes, the 2020 Safeway Notes, the 2021 Safeway Notes (each as defined herein) and the ACL Notes (collectively, the “CoC Notes”).

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase outstanding CoC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the CoC Notes or that restrictions in our debt instruments will not allow such repurchases. Our failure to purchase the tendered notes would constitute an event of default under the indentures governing the CoC Notes which, in turn, would constitute a default under our Senior Secured Credit Facilities. In addition, the occurrence of a change of control would also constitute a default under our Senior Secured Credit Facilities. A default under our Senior Secured Credit Facilities would result in a default under our indentures if the lenders accelerate the debt under our Senior Secured Credit Facilities.

Moreover, our debt instruments restrict, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. As a result, following a change of control event, we may not be able to repurchase the CoC Notes unless we first repay all indebtedness outstanding under our Senior Secured Credit Facilities and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the CoC Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase the outstanding CoC Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

Substantially all of our assets are pledged as collateral under the Senior Secured Credit Facilities.

As of December 3, 2016, our total indebtedness was approximately $11.7 billion, including $6.0 billion outstanding under our Senior Secured Credit Facilities. In addition, as of December 3, 2016, we had $622.9 million of outstanding standby letters of credit under our Senior Secured Credit Facilities.

Substantially all of our and our subsidiaries’ assets are pledged as collateral for this indebtedness. As of December 3, 2016, our revolving credit facilities would have permitted additional borrowings of up to a maximum of $3.2 billion under the borrowing bases as of that date. If we are unable to repay all secured borrowings under our Senior Secured Credit Facilities when due, whether at maturity or if declared due and payable following a default, the administrative agents or the lenders, as applicable, would have the right to proceed against the collateral pledged to secure the indebtedness and may sell the assets pledged as collateral in order to repay those borrowings, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Increases in interest rates and/or a downgrade of our credit ratings could negatively affect our financing costs and our ability to access capital.

We have exposure to future interest rates based on the variable rate debt under our credit facilities and to the extent we raise additional debt in the capital markets to meet maturing debt obligations, to fund our capital expenditures and working capital needs and to finance future acquisitions. Daily working capital requirements are typically financed with operational cash flow and through the use of various committed lines of credit. The interest rate on these borrowing arrangements is generally determined from the inter-bank offering rate at the borrowing date plus a pre-set margin. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.

We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the internationally recognized credit rating agencies could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A rating downgrade could also impact our ability to grow our business by substantially increasing the cost of, or limiting access to, capital.

Risks Related to This Offering and Owning Our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If the stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling shares of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us, the selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	the failure of securities analysts to cover our common stock after this offering, or changes in financial estimates by analysts;

•	changes in, or investors’ perception of, the food and drug retail industry;

•	the activities of competitors;

•	future issuances and sales of our common stock, including in connection with acquisitions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	regulatory or legal developments in the United States;

•	litigation involving us, our industry, or both;

•	general economic conditions; and

•	other factors described elsewhere in these “Risk Factors.”

As a result of these factors, you may not be able to resell your shares of our common stock at or above the initial offering price. In addition, the stock market often experiences extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market fluctuations and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

The Cerberus-led Consortium controls us and may have conflicts of interest with other stockholders in the future.

After the completion of this offering, and assuming an offering of              shares by the selling stockholders at an initial public offering price of $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, the Cerberus-led Consortium will indirectly control approximately     % of our common stock (or     % if the underwriters exercise in full their option to purchase additional shares). As a result, the Cerberus-led Consortium will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Eight of our 12 directors are either employees of, or advisors to, members of the Cerberus-led Consortium, as described under “Management.” The Cerberus-led Consortium, through Albertsons Investor and Kimco, will also have sufficient voting power to amend our organizational documents. The interests of the Cerberus-led Consortium may not coincide with the interests of other holders of our common stock. Additionally, Cerberus and the members of the Cerberus-led Consortium are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Cerberus and the members of the Cerberus-led Consortium may also pursue, for its own members’ accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Cerberus-led Consortium continues to own a significant amount of the outstanding shares of our common stock through Albertsons Investor and Kimco, the Cerberus-led Consortium will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

We will incur increased costs as a result of being a publicly traded company.

After the completion of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations of the stock market on which our common stock is traded. Being subject to these rules and regulations will result in additional legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place significant strain on management, systems and resources.

These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of this offering, Albertsons Investor, Kimco and Management Holdco, as a group, will control a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

We are currently not required to meet the standards required by Section 404 of the Sarbanes-Oxley Act (“Section 404”), and failure to meet and maintain effective internal control over financial reporting in accordance with Section 404 could have a material adverse effect on our business, financial condition and results of operations.

As a privately held company, we are not currently required to document or test our compliance with internal controls over financial reporting on a periodic basis in accordance with Section 404. We are in the process of addressing our internal control procedures to satisfy the requirements of Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our credit facilities. We will be unable to issue securities in the public markets through the use of a shelf registration statement if we are not in compliance with the applicable provisions of Section 404. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

In addition, we may incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Provisions in our charter documents, certain agreements governing our indebtedness, the Stockholders’ Agreement and Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Provisions in our certificate of incorporation and, upon the completion of the IPO-Related Transactions, our bylaws, may discourage, delay or prevent a merger, acquisition or other change in control that some stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, possibly depressing the market price of our common stock.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace members of our management team. Examples of such provisions are as follows:

•	from and after such date that Albertsons Investor, Kimco, Management Holdco and their respective Affiliates (as defined in Rule 12b-2 of the Exchange Act), or any person who is an express assignee or designee of Albertsons Investor, Kimco or Management Holdco’s respective rights under our certificate of incorporation (and such assignee’s or designee’s Affiliates) (of these entities, the entity that is the beneficial owner of the largest number of shares is referred to as the “Designated Controlling Stockholder”) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of our common stock (the “50% Trigger Date”), the authorized number of our directors may be increased or decreased only by the affirmative vote of two-thirds of the then-outstanding shares of our common stock or by resolution of our board of directors;

•	prior to the 50% Trigger Date, only our board of directors and the Designated Controlling Stockholder are expressly authorized to make, alter or repeal our bylaws and, from and after the 50% Trigger Date, our stockholders may only amend our bylaws with the approval of at least two-thirds of all of the outstanding shares of our capital stock entitled to vote;

•	from and after the 50% Trigger Date, the manner in which stockholders can remove directors from the board will be limited;

•	from and after the 50% Trigger Date, stockholder actions must be effected at a duly called stockholder meeting and actions by our stockholders by written consent will be prohibited;

•	from and after such date that Albertsons Investor, Kimco, Management Holdco and their respective Affiliates (or any person who is an express assignee or designee of Albertsons Investor, Kimco or Management Holdco’s respective rights under our certificate of incorporation (and such assignee’s or designee’s Affiliates)) ceases to own, in the aggregate, at least 35% of the then-outstanding shares of our common stock (the “35% Trigger Date”), advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors will be established;

•	limits on who may call stockholder meetings;

•	requirements on any stockholder (or group of stockholders acting in concert), other than, prior to the 35% Trigger Date, the Designated Controlling Stockholder, who seeks to transact business at a meeting or nominate directors for election to submit a list of derivative interests in any of our company’s securities, including any short interests and synthetic equity interests held by such proposing stockholder;

•	requirements on any stockholder (or group of stockholders acting in concert) who seeks to nominate directors for election to submit a list of “related party transactions” with the proposed nominee(s) (as if such nominating person were a registrant pursuant to Item 404 of Regulation S-K, and the proposed nominee was an executive officer or director of the “registrant”); and

•	our board of directors is authorized to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquiror, effectively preventing acquisitions that have not been approved by our board of directors.

Our certificate of incorporation authorizes our board of directors to issue up to 30,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance or fixed by resolution without further action by the stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could delay, discourage, prevent, or make it more difficult or costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

In addition, under the credit agreements governing our Senior Secured Credit Facilities, a change in control may lead the lenders to exercise remedies such as acceleration of the loan, termination of their obligations to fund additional advances and collection against the collateral securing such loans. Also, under the indentures governing the CoC Notes, a change of control may require us to offer to repurchase all of the CoC Notes for cash at a premium to the principal amount of the CoC Notes.

Furthermore, in connection with this offering, Albertsons Companies, Inc. will enter into the Stockholders’ Agreement with Albertsons Investor, Kimco and Management Holdco. Pursuant to the Stockholders’ Agreement, we will be required to appoint to our Board of Directors individuals designated by Albertsons Investor upon the closing of the IPO-Related Transactions. Pursuant to a limited liability company agreement entered into by the Cerberus-led Consortium, other than Kimco, and certain other individuals who agreed to co-invest with them through Albertsons Investor (the “Albertsons Investor LLC Agreement”), such appointees shall be selected by Albertsons Investor’s board of managers so long as Albertsons Companies, Inc. is a controlled company under the applicable rules of the NYSE. See “Certain Relationships and Related Party Transactions—Albertsons Investor Limited Liability Company Agreement.”

The Stockholders’ Agreement will provide that, except as otherwise required by applicable law, from the date on which (a) Albertsons Companies, Inc. is no longer a controlled company under the applicable rules of the NYSE but prior to the 35% Trigger Date, Albertsons Investor will have the right to designate a number of individuals who satisfy the Director Requirements (as defined herein) equal to one director fewer than 50% of our board of directors at any time and shall cause its directors appointed to our board of directors to vote in favor of maintaining a 13-person board of directors unless the management board of Albertsons Investor otherwise agrees by the affirmative vote of 80% of the management board of Albertsons Investor; (b) a Holder has beneficial ownership of at least 20% but less than 35% of our outstanding common stock, the Holder will have the right to designate a number of individuals who satisfy the Director Requirements equal to the greater of three or 25% of the size of our board of directors at any time (rounded up to the next whole number); (c) a Holder has beneficial ownership of at least 15% but less than 20% of our outstanding common stock, the Holder will have the right to designate the greater of two or 15% of the size of our board of directors at any time (rounded up to the next whole number); and (d) a Holder has beneficial ownership of at least 10% but less than 15% of our outstanding common stock, it will have the right to designate one individual who satisfies the Director Requirements. The ability of Albertsons Investor or a Holder to appoint one or more directors could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

If a substantial number of shares becomes available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our Existing Owners sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease. The perception in the public market that our Existing Owners might sell shares of common stock could also create a perceived overhang and depress our market price. Upon completion of this offering, we will have 409,832,959 shares of common stock outstanding of which              shares will be held by our Existing Owners (assuming an initial public offering price of $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and that the underwriters do not exercise their option to purchase additional shares from the selling stockholders). Prior to this offering, we, our independent directors and our Existing Owners will have agreed with the underwriters to a “lock-up” period, meaning that such parties may not, subject to certain exceptions, sell any of their existing shares of our common stock without the prior written consent of representatives of the underwriters for at least 180 days after the date of this prospectus. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. In addition, all of our Existing Owners and independent directors will be subject to the holding period requirement of Rule 144 (“Rule 144”) under the Securities Act, as described in “Shares Eligible for Future Sale.” When the lock-up agreements expire, these shares will become eligible for sale, in some cases subject to the requirements of Rule 144.

In addition, the Cerberus-led Consortium, through Albertsons Investor, will have substantial demand and incidental registration rights, as described in “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” The market price for shares of our common stock may drop when the restrictions on resale by our Existing Owners and independent directors lapse. We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2015 Equity and Incentive Award Plan (the “2015 Incentive Plan”) and our Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”). Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover     % of the shares of our common stock that will be available as of the consummation of this offering. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, the market price of our common stock could decline.

The trading market for our common shares likely will be influenced by the research and reports that equity and debt research analysts publish about the industry, us and our business. The market price of our common stock could decline if one or more securities analysts downgrade our shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our shares, the market price of our common stock would likely decline.

Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not intend to pay dividends for the foreseeable future, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may, in its discretion, modify or repeal our dividend policy. The declaration and payment of dividends depends on various factors, including: our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

In addition, we are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments. Our subsidiaries’ ability to pay dividends is restricted by agreements governing their debt instruments, and may be restricted by agreements governing any of our subsidiaries’ future indebtedness. Furthermore, our subsidiaries are permitted under the terms of their debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. See “Description of Indebtedness.”

Under the DGCL, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

You may be diluted by the future issuance of additional common stock in connection with our equity incentive plans, acquisitions or otherwise.

After this offering, we will have              shares of common stock authorized but unissued under our certificate of incorporation. We will be authorized to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for consideration and on terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved up to     % of the shares of our common stock that will be available as of the consummation of this offering for issuance under existing restricted stock unit awards (following the conversion of our outstanding Phantom Unit awards granted under our Phantom Unit Plan (as defined herein)) and for future awards that may be issued under our 2015 Incentive Plan. See “Executive Compensation—Incentive Plans” and “Shares Eligible for Future Sale—Incentive Plans.” Any common stock that we issue, including under our 2015 Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.

In the future, we may also issue our securities, including shares of our common stock, in connection with investments or acquisitions. We regularly evaluate potential acquisition opportunities, including ones that would be significant to us, and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after the closing of this offering. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the competitive nature of the industry in which we conduct our business;

•	general business and economic conditions, including the rate of inflation or deflation, consumer spending levels, population, employment and job growth and/or losses in our markets;

•	failure to successfully integrate Safeway or achieve anticipated synergies from the acquisition and integration of Safeway;

•	failure to successfully integrate the acquired A&P and Haggen stores or to achieve anticipated synergies from the integration of the acquired stores;

•	failure to successfully integrate future acquisitions or to achieve anticipated synergies from the integration of future acquisitions;

•	pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors;

•	our ability to increase identical store sales, expand our own brands, maintain or improve operating margins, revenue and revenue growth rate, control or reduce costs, improve buying practices and control shrink;

•	labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future;

•	disruptions in our manufacturing facilities’ or distribution centers’ operations, disruption of significant supplier relationships, or disruptions to our produce or product supply chains;

•	results of any ongoing litigation in which we are involved or any litigation in which we may become involved;

•	data security, or the failure of our (or through SuperValu) IT systems;

•	increased costs as the result of being a public company;

•	the effects of government regulation;

•	our ability to raise additional capital to finance the growth of our business, including to fund acquisitions;

•	our ability to service our debt obligations, and restrictions in our debt agreements;

•	financing sources;

•	dividends; and

•	plans for future growth and other business development activities.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock in this offering, and we will not receive any proceeds from the sale of the shares.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant. Our board of directors may decide, in its discretion, at any time, to modify or repeal the dividend policy or discontinue entirely the payment of dividends.

The ability of our board of directors to declare a dividend is also subject to limits imposed by Delaware corporate law. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries incorporated in Delaware may declare dividends only to the extent of our “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See “Risk Factors—Risks Related to This Offering and Owning Our Common Stock—Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.”

We are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments. Following the consummation of the IPO-Related Transactions, Albertsons Companies, Inc. will be subject to restrictions under agreements governing its debt instruments and it and its subsidiaries will be subject to general restrictions imposed on dividend payments under the laws of their jurisdictions of incorporation or organization. See “Risk Factors—Risks Related to Our Indebtedness—Our debt instruments limit our flexibility in operating our business.”

IPO-RELATED TRANSACTIONS AND ORGANIZATIONAL STRUCTURE

Our business is currently conducted through our operating subsidiaries, which are wholly-owned by AB Acquisition. The equity interests of AB Acquisition immediately prior to the IPO-Related Transactions were owned (directly and indirectly) by our Existing Owners and our independent directors.

Albertsons Companies, Inc. is a Delaware corporation, formed for the purpose of effecting the IPO-Related Transactions and this offering, and has engaged in no business or activities other than in connection with the IPO-Related Transactions.

In order to effectuate this offering, we expect to effect the following series of transactions prior to and/or concurrently with the closing of this offering, which will result in a reorganization of our business so that it is owned by Albertsons Companies, Inc. (together with this offering, the “IPO-Related Transactions”):

•	our Existing Owners, other than Kimco and Management Holdco, will contribute all of their direct and indirect equity interests in AB Acquisition to Albertsons Investor, including their interests in NAI Group Holdings and Safeway Group Holdings;

•	Albertsons Investor, Kimco and Management Holdco will contribute all of their equity interests in AB Acquisition to Albertsons Companies, Inc. in exchange for common stock of Albertsons Companies, Inc. and our independent directors will receive shares of restricted and unrestricted common stock in Albertsons Companies, Inc. in substitution for their interests in AB Acquisition;

•	NAI Group Holdings, Safeway Group Holdings and other special purpose corporations owned by certain of the Sponsors through which they invested in AB Acquisition will be merged with and into Albertsons Companies, Inc., with Albertsons Companies, Inc. remaining as the surviving corporation in the mergers; and

•	Certain stores owned by Albertson’s LLC will be contributed to a newly formed subsidiary, Albertson’s Stores Sub LLC, which subsidiary will be distributed to its ultimate owner AB Acquisition, AB Acquisition will transfer all of its equity interests in ACL to Albertsons Companies, Inc. and ACL will be merged with and into Albertsons Companies, Inc. with Albertsons Companies, Inc. remaining as the surviving corporation in the mergers.

As a result of the IPO-Related Transactions, (i) Albertsons Companies, Inc., the issuer of common stock in this offering, will be a holding company with no material assets other than its ownership of AB Acquisition and its subsidiaries, (ii) an aggregate of             ,              ,              and              shares of our common stock will be owned by Albertsons Investor, Kimco, Management Holdco and our independent directors, respectively, assuming that the underwriters do not exercise their option to purchase additional shares from the selling stockholders and that the common stock in this offering is offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and such parties will enter the Stockholders’ Agreement with Albertsons Companies, Inc., (iii) our Existing Owners, other than Kimco and Management Holdco, will become holders of equity interests in our controlling stockholder, Albertsons Investor and (iv) the capital stock of Albertsons Companies, Inc. will consist of (y) common stock, entitled to one vote per share on all matters submitted to a vote of stockholders and (z) undesignated and unissued preferred stock. See the section of this prospectus entitled “Description of Capital Stock” for additional information. Investors in this offering will only receive, and this prospectus only describes the offering of, shares of common stock of Albertsons Companies, Inc.

The following charts summarize our ownership structure (i) prior to the IPO-Related Transactions and (ii) after giving effect to the IPO-Related Transactions (assuming the common stock in this offering is offered at $         per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, before giving effect to dilution from outstanding restricted stock units and assuming no exercise of the underwriters’ option to purchase additional shares from the selling stockholders) and excluding the shares of restricted and unrestricted common stock held by our independent directors.

Ownership Structure Prior to the IPO-Related Transactions

Ownership Structure After Giving Effect to the IPO-Related Transactions

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 3, 2016:

•	on an actual basis; and

•	on a pro forma basis to reflect the Pre-IPO Refinancing Transactions and the IPO-Related Transactions (assuming the common stock in this offering is offered at $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus).

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Historical Financial Information of AB Acquisition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AB Acquisition” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 3, 2016
	Actual	Pro Forma
	(dollars in millions)
Cash and cash equivalents(1)	$806.1	$

Debt, including current maturities, net of discounts and deferred financing costs(2)
ABS/Safeway ABL Facility(3)	$—		$—
ABS/Safeway Term Loan Facilities	5,833.2		5,833.2
ACL Notes - 2024 Notes	1,235.3		1,235.3
ACL Notes - 2025 Notes	1,236.8		1,236.8
Safeway Notes(4)	1,369.1		1,369.1
NAI Notes(5)	1,545.7		1,545.7
Capital Leases	982.2		982.2
Other notes payable, unsecured(6)	39.8		39.8
Other debt(7)	22.6		22.6

Total Debt	$12,264.7		$12,264.7

Stockholders’ equity:
Common Stock, $0.01 par value; no shares authorized, no shares issued and outstanding on an actual basis; 1,000,000,000 shares authorized, 409,832,959 shares issued and outstanding on a pro forma basis	—
Additional paid-in capital
Members’ investment	1,980.3
Accumulated other comprehensive income	(122.3)
Retained earnings/(accumulated deficit)	(649.9)

Total members’ / stockholders’ equity	$1,208.1	$

Total capitalization	$13,472.8	$

(1)	The company has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock offered hereby and the fees and disbursements of counsel for the selling stockholders incurred in connection with the sale.
(2)	Debt discounts and deferred financing costs totaled $318.6 million and $136.0 million, respectively, on an actual and pro forma basis as of December 3, 2016.
(3)

As of December 3, 2016, on an actual basis, the ABL Facility provided for a $4,000.0 million revolving credit facility. As of December 3, 2016, on an actual basis, the aggregate borrowing base on the credit facility was approximately $3,804.6 million, which was reduced by (i) $622.9 million of outstanding standby letters of credit and (ii) $3.6 million of interest, resulting in a net borrowing base availability of approximately $3,178.1 million. See “Description of Indebtedness—ABL Facility.”
(4)	Consists of the 2017 Safeway Notes, 2019 Safeway Notes, 2020 Safeway Notes, 2021 Safeway Notes, 2027 Safeway Notes and 2031 Safeway Notes (each as defined herein).
(5)	Consists of the NAI Medium-Term Notes, 2026 NAI Notes, 2029 NAI Notes, 2030 NAI Notes and 2031 NAI Notes (each as defined herein).
(6)	Consists of unsecured build-to-suit PDC-related obligations and the ASC Notes (as defined herein).
(7)	Consists of mortgage notes payable.

DILUTION

All shares of our common stock being sold in the offering were issued and outstanding prior to this offering. As a result, this offering will not have a dilutive effect on our stockholders. Dilution results from the fact that the per share offering price of our common stock is substantially in excess of the tangible book value attributable to the existing equity holders. Our tangible book value represents the amount of total tangible assets less total liabilities, and our tangible book value per share represents tangible book value divided by the number of shares of common stock outstanding. As of December 3, 2016, our tangible book value per share of our common stock, after giving effect to the Pre-IPO Refinancing Transactions and the IPO-Related Transactions, was $    .

The following table summarizes, after giving effect to the Pre-IPO Refinancing Transactions and the IPO-Related Transactions, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the selling stockholders and by investors participating in this offering, based upon the initial public offering price of $    per share.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Purchasers of common stock in this offering			%	$		%	$

Total	409,832,959	100.0%		$	100.0%		$

The table above does not give effect to our reservation of up to     % of the shares of our common stock that will be available as of the consummation of this offering for issuance under existing restricted stock unit awards (following the conversion of our outstanding Phantom Unit awards granted under our Phantom Unit Plan) and for future awards that may be issued under our 2015 Incentive Plan. Any common stock that we issue, including under our 2015 Incentive Plan or other equity incentive plans that we may adopt in the future, would further dilute the percentage ownership held by the investors who purchase common stock in this offering.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AB ACQUISITION

The information below should be read along with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AB Acquisition,” “Business” and the historical financial statements and accompanying notes included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

The selected consolidated financial information set forth below is derived from AB Acquisition’s annual consolidated financial statements for the periods indicated below, including the consolidated balance sheets at February 27, 2016 and February 28, 2015 and the related consolidated statements of operations and comprehensive (loss) income and cash flows for the 53-week period ended February 28, 2015 and each of the 52-week periods ended February 27, 2016 and February 20, 2014 and notes thereto appearing elsewhere in this prospectus. The data for the first three quarters of fiscal 2016 and the first three quarters of fiscal 2015 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and which, in the opinion of management, include all adjustments necessary for a fair statement of the results of the applicable interim periods.

	First Three Quarters
(in millions)	Fiscal 2016	Fiscal 2015	Fiscal 2015	Fiscal 2014(1)	Fiscal 2013(2)	Fiscal 2012	Fiscal 2011
Results of Operations
Net sales and other revenue	$45,861.6	$44,908.5	$58,734.0	$27,198.6	$20,054.7	$3,712.0	$3,746.4

Gross profit	$12,706.7	$12,215.7	$16,061.7	$7,502.8	$5,399.0	$937.7	$890.1
Selling and administrative expenses	12,252.2	11,939.2	15,660.0	8,152.2	5,874.1	899.0	860.2
Bargain purchase gain	—	—	—	—	(2,005.7)	—	—

Operating income (loss)	454.5	276.5	401.7	(649.4)	1,530.6	38.7	29.9
Interest expense, net	895.7	718.2	950.5	633.2	390.1	7.2	7.3
Other (income) expense	(22.9)	2.6	(7.0)	96.0	—	—	—

(Loss) income before income taxes	(418.3)	(444.3)	(541.8)	(1,378.6)	1,140.5	31.5	22.6
Income tax (benefit) expense	(10.4)	(48.4)	(39.6)	(153.4)	(572.6)	1.7	1.5

(Loss) income from continuing operations, net of tax	(407.9)	(395.9)	(502.2)	(1,225.2)	1,713.1	29.8	21.1
Income from discontinued operations, net of tax	—	—	—	—	19.5	49.2	51.3

Net (loss) income	$(407.9)	$(395.9)	$(502.2)	$(1,225.2)	$1,732.6	$79.0	$72.4

Balance Sheet Data (at end of period)
Cash and equivalents	$806.1	$727.8	$579.7	$1,125.8	$307.0	$37.0	$61.3
Total assets	23,451.5	24,354.8	23,770.0	25,678.3	9,281.0	586.1	612.5
Total members’ equity (deficit)	1,208.1	1,857.5	1,613.2	2,168.5	1,759.6	(247.2)	(276.1)
Total debt, including capital leases	12,264.7	12,378.6	12,226.3	12,569.0	3,694.2	120.2	136.7

(1)	Includes results from four weeks for the stores purchased in the Safeway acquisition on January 30, 2015.
(2)	Includes results from 48 weeks for the stores purchased in the NAI acquisition on March 21, 2013 and eight weeks for the stores purchased in the United acquisition on December 29, 2013.

SUPPLEMENTAL SELECTED HISTORICAL FINANCIAL INFORMATION OF SAFEWAY

You should read the information set forth below along with “Unaudited Pro Forma Condensed Consolidated Financial Information” and Safeway’s historical consolidated financial statements and related notes included elsewhere in this prospectus.

The supplemental selected historical financial information of Safeway set forth below has been derived from Safeway’s historical consolidated financial statements. Safeway’s historical consolidated financial statements as of January 3, 2015 and December 28, 2013 and for the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012 have been included in this prospectus.

(in millions)	Fiscal 2014	Fiscal 2013	Fiscal 2012	Fiscal 2011
Results of Operations
Net sales and other revenue	$36,330.2	$35,064.9	$35,161.5	$34,655.7

Gross profit	$9,682.0	$9,231.5	$9,229.1	$9,277.7
Operating & administrative expense	(9,147.5)	(8,680.0)	(8,593.7)	(8,628.8)

Operating income	534.5	551.5	635.4	648.9
Interest expense	(198.9)	(273.0)	(300.6)	(268.1)
Loss on extinguishment of debt	(84.4)	(10.1)	—	—
Loss on foreign currency translation	(131.2)	(57.4)	—	—
Other income, net	45.0	40.6	27.4	17.2

Income before income taxes	165.0	251.6	362.2	398.0
Income taxes	(61.8)	(34.5)	(113.0)	(68.5)

Income from continuing operations, net of tax	103.2	217.1	249.2	329.5
Income from discontinued operations, net of tax(1)	9.3	3,305.1	348.9	188.7

Net income before allocation to noncontrolling interests	112.5	3,522.2	598.1	518.2
Noncontrolling interests	0.9	(14.7)	(1.6)	(1.5)

Net income	$113.4	$3,507.5	$596.5	$516.7

(1)	See Note B to Safeway’s historical consolidated financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information presents AB Acquisition’s unaudited pro forma condensed consolidated balance sheet as of December 3, 2016 and unaudited pro forma condensed consolidated statement of continuing operations for the 52 weeks ended February 27, 2016 (“fiscal 2015”) and the 40 weeks ended December 3, 2016 based upon the consolidated historical financial statements of AB Acquisition, after giving effect to the following transactions (collectively the “Transactions”):

•	the divestiture of certain stores required by the FTC that was a condition of closing the Safeway acquisition;

•	the Pre-IPO Refinancing Transactions; and

•	the IPO-Related Transactions (assuming the common stock in this offering is offered at $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus).

The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on December 3, 2016. The unaudited pro forma condensed consolidated statement of continuing operations for fiscal 2015 and the 40 weeks ended December 3, 2016 gives effect to the Transactions as if they had been consummated on March 1, 2015, the first day of fiscal 2015.

AB Acquisition’s historical financial and operating data for fiscal 2015 and the 40 weeks ended December 3, 2016 is derived from its audited consolidated financial statements for fiscal 2015 and the unaudited condensed consolidated financial statements for the 40 weeks ended December 3, 2016, respectively.

The unaudited pro forma condensed consolidated financial information is prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information includes adjustments that give effect to events that are directly attributable to the transactions described above, are factually supportable and, with respect to our statement of operations, are expected to have a continuing impact.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of the company.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of AB Acquisition.

AB ACQUISITION LLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS

52 WEEKS ENDED FEBRUARY 27, 2016

(in millions except share and per share amounts)

	AB Acquisition LLC	Pro Forma Adjustments for Safeway Acquisition(2)		Pro Forma Adjustments for Pre-IPO Refinancing Transactions(3)		Pro Forma Adjustments for IPO-Related Transactions(4)		AB Acquisition LLC Pro Forma
	52 Weeks Ended February 27, 2016							52 Weeks Ended February 27, 2016
Net sales and other revenue	$58,734.0	$(444.5	)2(a)	$—		$—		$58,289.5
Cost of sales	42,672.3	(310.5	)2(a)	—		—		42,361.8

Gross profit	16,061.7	(134.0)		—		—		15,927.7
Selling and administrative expenses	15,660.0	(110.9	)2(a)	—		—		15,549.1

Operating income (loss)	401.7	(23.1)		—		—		378.6
Interest expense, net	950.5	—		(79.1	)3(a)	—		871.4
Other income	(7.0)	—		—		—		(7.0)

(Loss) income from continuing operations before income taxes	(541.8)	(23.1)		79.1		—		(485.8)
Income tax (benefit) expense	(39.6)	(3.2)		19.1	3(c)	(164.5	)4(b)	(188.2)

(Loss) income from continuing operations	$(502.2)	$(19.9)		$60.0		$164.5		$(297.6)

Pro forma loss per share, continuing operations Basic and diluted								$(0.73	)4(d)
Pro forma weighted average shares outstanding Basic and diluted								409,832,959	4(d)

AB ACQUISITION LLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF CONTINUING OPERATIONS

40 WEEKS ENDED DECEMBER 3, 2016

(in millions except share and per share amounts)

	AB Acquisition LLC	Pro Forma Adjustments for Pre-IPO Refinancing Transactions(3)		Pro Forma Adjustments for IPO-Related Transactions(4)		AB Acquisition LLC Pro Forma
	40 Weeks Ended December 3, 2016					40 Weeks Ended December 3, 2016
Net sales and other revenue	$45,861.6	$—		$—		$45,861.6
Cost of sales	33,154.9	—		—		33,154.9

Gross profit	12,706.7	—		—		12,706.7
Selling and administrative expenses	12,252.2	—		(13.7	)4(a)	12,238.5

Operating income	454.5	—		13.7		468.2
Interest expense, net	895.7	(214.6	)3(b)	—		681.1
Other income	(22.9)	—		—		(22.9)

(Loss) income from continuing operations before income taxes	(418.3)	214.6		13.7		(190.0)
Income tax (benefit) expense	(10.4)	27.2	[3](c)	(92.4	)4(b)	(73.6)
				2.0	[4](c)

Loss (income) from continuing operations	$(407.9)	$187.4		$104.1		$(116.4)

Pro forma loss per share, continuing operations Basic and diluted						$(0.28	)4(d)

Pro forma weighted average shares outstanding Basic and diluted						409,832,959	4(d)

AB ACQUISITION LLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 3, 2016

(in millions)

	AB Acquisition LLC	Pro Forma Adjustments for Pre-IPO Refinancing Transactions(3)		Pro Forma Adjustments for IPO-Related Transactions(4)		AB Acquisition LLC Pro Forma
Assets
Current assets
Cash and cash equivalents	$806.1	$(34.0	)3(d)		$4(f)	$772.1
Receivables, net	614.4	—		—		614.4
Inventories, net	4,666.4	—		—		4,666.4
Other current assets	391.3	—		—		391.3

Total current assets	6,478.2	(34.0)		—		6,444.2

Property and equipment, net	11,451.5	—		—		11,451.5
Intangible assets, net	3,579.2	—		—		3,579.2
Goodwill	1,152.3	—		—		1,152.3
Other assets	790.3	—		—		790.3

TOTAL ASSETS	$23,451.5	$(34.0)		$—		$23,417.5

Liabilities and Members’/Stockholders’ Equity
Current liabilities						—
Accounts payable and accrued liabilities	$3,870.4	$(27.4	)3(d)	$—		$3,843.0
Current maturities of long-term debt and capitalized lease obligations	303.2	—		—		303.2
Other current liabilities	1,157.3	—		—		1,157.3

Total current liabilities	5,330.9	(27.4)		—		5,303.5
Long-term debt and capitalized lease obligations	11,961.5	—		—		11,961.5

Deferred income taxes	1,403.2	—		—		1,403.2
Other long-term liabilities	3,547.8	—		—		3,547.8

TOTAL LIABILITIES	22,243.4	(27.4)		—		22,216.0

Commitments and contingencies
Members’ equity	1,208.1	(6.6	)3(d)	(1,201.5	)4(e)	—
Stockholders’ equity	—	—		1,201.5	4(e)	1,201.5
					4(f)	—

TOTAL MEMBERS’ / STOCKHOLDERS’ EQUITY	1,208.1	(6.6)		—		1,201.5

TOTAL LIABILITIES AND MEMBERS’/ STOCKHOLDERS’ EQUITY	$23,451.5	$(34.0)		$—		$23,417.5

1. Basis of Presentation

The historical financial information of AB Acquisition was derived from the financial statements included elsewhere in this prospectus. The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transactions being reflected, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated statements of continuing operations, expected to have a continuing impact on the consolidated results.

2. Pro Forma for the Safeway Acquisition

The Safeway acquisition was accounted for in accordance with Accounting Standards Codification 805, Business Combinations, with AB Acquisition considered the acquirer of Safeway for accounting purposes. The Safeway acquisition closed on January 30, 2015, and, therefore, the fair value of the assets acquired and liabilities assumed are already reflected in AB Acquisition’s historical condensed consolidated balance sheet as of December 3, 2016. Safeway is also included in the historical operating results for the 52 weeks ended February 27, 2016 and the 40 weeks ended December 3, 2016. The unaudited pro forma condensed consolidated statement of continuing operations for the 52 weeks ended February 27, 2016 reflects the adjustments as if the FTC divestiture occurred on March 1, 2015, the first day of fiscal 2015.

The pro forma adjustments in fiscal 2015 related to the FTC-mandated divestitures in connection with the Safeway acquisition consist of the following:

(a)	FTC divestiture

In connection with the Safeway acquisition, ACL (as successor to Albertson’s Holdings LLC), together with Safeway, announced that they entered into agreements to sell 111 Albertsons and 57 Safeway stores across eight states to four separate buyers. Divestiture of these stores was required by the FTC as a condition of closing the Safeway acquisition. The divestitures were completed by the end of AB Acquisition’s fiscal 2015 first quarter ended June 20, 2015. The pro forma adjustments reflect:

Fiscal 2015:

(i)	a reduction in net sales and other revenue of $444.5 million and the related reductions in cost of sales of $310.5 million; and

(ii)	a decrease in selling and administrative expenses of $110.9 million.

3. Pro Forma Adjustments for Pre-IPO Refinancing Transactions

On May 31, 2016, ACL, Albertsons, Safeway and NAI completed the sale of the 2024 Notes. The net proceeds received from the issuance of the 2024 Notes were used to (i) pay the redemption price and accrued and unpaid interest in connection with the Redemption, (ii) repay approximately $520 million of term loans then outstanding under the then-existing B-3 term loan tranche under the Term Loan Agreement and (iii) pay fees and expenses related to the Redemption and the issuance of the 2024 Notes.

On June 22, 2016, Albertsons amended the Term Loan Agreement pursuant to which three term loan tranches were established and certain provisions of the Term Loan Agreement were amended. The tranches consisted of $3,280.0 million of a term B-4 loan, $1,145.0 million of a term B-5 loan and $2,100.0 million of a term B-6 loan. The proceeds from the borrowings of these loans, together with $300.0 million of borrowings under the ABL Facility, were used to repay the term loans that were outstanding under the Term Loan Agreement as of June 22, 2016 and to pay related interest and fees.

On June 24, 2016, ACL and Safeway consummated the Redemption and, in accordance with the Safeway Indenture, the collateral securing the Safeway Notes and the guaranties of the Safeway Notes by ACL and its subsidiaries, as applicable, were released.

On August 9, 2016, ACL, Albertsons, Safeway and NAI completed the sale of $1,250.0 million of principal amount of the 2025 Notes. The net proceeds received from the issuance of the 2025 Notes were used to (i) repay approximately $470 million outstanding under our ABL Facility, (ii) repay approximately $500 million of term loans then outstanding under the then-existing B-6 term loan tranche under the Term Loan Agreement and (iii) pay fees and expenses related to the issuance of the 2025 Notes. The remaining net proceeds have been or will be used for general corporate purposes.

On December 23, 2016, Albertsons amended the Term Loan Agreement to establish three new term loan tranches and amend certain provisions of the Term Loan Agreement. The new tranches consisted of $3,271.8 million of new term B-4 loans, $1,142.1 million of new term B-5 loans and $1,600.0 million of new term B-6 loans. The New Term Loans were used to repay the term loans under the Term Loan Agreement that were outstanding as of December 23, 2016. We refer to the above transactions collectively as the “December 2016 Refinancing Transaction”.

For more information on our existing indebtedness, see “Description of Indebtedness.”

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations

(a)	The net pro forma adjustment to interest expense related to the Pre-IPO Refinancing Transactions for fiscal 2015 is driven by a 60 basis point reduction in average interest rates as a result of the Pre-IPO Refinancing Transactions, partially offset by higher average borrowings.

(b)	The net pro forma adjustment to interest expense related to the Pre-IPO Refinancing Transactions for the 40 weeks ended December 3, 2016 reflects the $111.7 million loss on extinguishment of the Secured Notes, $64.6 million of expenses, consisting of $27.6 million in payments related to our debt modification and $37.0 million of write-off of deferred financing costs and original issue discount in connection with the repayment of certain of the term loans under the Term Loan Agreement and the issuance of the 2025 Notes, and a $38.3 million reduction in interest expense due to a 60 basis point reduction in average interest rates as a result of the Pre-IPO Refinancing Transactions, partially offset by higher average borrowings.

(c)	The net pro forma adjustment to income tax (benefit) expense reflects the tax effect of the pro forma adjustment to interest expense related to the debt that is attributable to Safeway by applying a blended federal and state statutory tax rate of 39.6%.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(d)	The pro forma adjustment represents the cash used to pay accrued interest of $27.4 million and fees of $6.6 million related to the December 2016 Refinancing Transaction.

4. Pro Forma Adjustments for IPO-Related Transactions

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations

(a)	The pro forma adjustment to selling and administrative expenses represents the elimination of costs related to this offering already recorded as expense in the historical operating results for the 40 weeks ended December 3, 2016.

(b)

As part of the IPO-Related Transactions, all of our operating subsidiaries will become subsidiaries of Albertsons Companies, Inc., a Delaware corporation, and as a result all of our operations will be taxable as part of a consolidated group for federal income tax purposes. The pro forma adjustment to income tax (benefit) expense is derived by applying a combined federal and state statutory tax rate of 38.7% to the pro forma pre-tax earnings of the company, which assumes that all of the AB Acquisition entities are taxable as a group for federal and state income tax purposes. The pro forma adjustment is effective March 1, 2015 for the unaudited pro forma condensed consolidated statements of continuing operations for fiscal 2015 and the 40 weeks ended December 3, 2016.

(c)	The pro forma adjustment to income tax (benefit) expense represents the tax impact of the elimination of expenses related to this offering in 4(a) above.

(d)	Pro forma net loss per weighted average basic and diluted share outstanding gives effect to the exchange of all our outstanding units into shares of our common stock as part of the IPO-Related Transactions, based on an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus).

No adjustment has been made to the unaudited pro forma condensed consolidated statement of continuing operations or the unaudited pro forma condensed consolidated balance sheet to reflect the $27.5 million in management fees to be paid in full upon the closing of this offering. See “Certain Relationships and Related Party Transactions—AB Acquisition LLC Agreement Management Fees.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(e)	As part of the IPO-Related Transactions, all of our operating subsidiaries will become subsidiaries of Albertsons Companies, Inc., a Delaware corporation. The pro forma adjustments to members’ equity and stockholders’ equity represent the creation of share capital, paid in capital and retained earnings upon the corporate reorganization and the elimination of the historical membership equity. Upon the corporate reorganization, the outstanding units will be exchanged into 409,832,959 shares of common stock.

(f)	The pro forma adjustments to cash and cash equivalents and stockholders’ equity represent the expense related to the estimated underwriting discounts and commissions related to this offering that the company has agreed to pay.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AB ACQUISITION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Information of AB Acquisition,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Our last three fiscal years consisted of the 52-week period ended February 27, 2016, the 53-week period ended February 28, 2015 and the 52-week period ended February 20, 2014. Our fiscal 2014 results include four weeks of Safeway’s financial results from January 31, 2015 through February 28, 2015. Comparability is affected by income and expense items that vary significantly between and among the periods, including as a result of our acquisition of Safeway during the fourth quarter of fiscal 2014, the acquisition of NAI in fiscal 2013 and an extra week in fiscal 2014.

Business Overview

We are one of the largest food and drug retailers in the United States, with both strong local presence and national scale. Over the past four years, we have completed a series of acquisitions that has significantly increased our portfolio of stores. We operated 2,327, 2,271, 2,382, 1,075 and 192 stores as of December 3, 2016, February 27, 2016, February 28, 2015, February 20, 2014 and February 21, 2013, respectively. In addition, as of December 3, 2016, we operated 384 adjacent fuel centers, 28 dedicated distribution centers and 18 manufacturing facilities. Our operations are predominantly located in the Western, Southern, Midwest, Northeast, and Mid-Atlantic regions of the United States under the banners Albertsons, Safeway, Jewel-Osco, Vons, Shaw’s, Star Market, Acme, Tom Thumb, Pavilions, Carrs, Randalls, United Supermarkets, Market Street, Amigos, United Express, Haggen and Sav-On and are reported in a single reportable segment.

Our operations and financial performance are affected by U.S. economic conditions such as macroeconomic conditions, credit market conditions and the level of consumer confidence. While the combination of improved economic conditions, the trend towards lower unemployment, higher wages and lower gasoline prices have contributed to improved consumer confidence, there is continued uncertainty about the strength of the economic recovery. If the current economic situation does not continue to improve or if it weakens, or if gasoline prices rebound, consumers may reduce spending, trade down to a less expensive mix of products or increasingly rely on food discounters, all of which could impact our sales growth. In addition, consumers’ perception or uncertainty related to the economic recovery and future fuel prices could also dampen overall consumer confidence and reduce demand for our product offerings. Both inflation and deflation affect our business. Food deflation could reduce sales growth and earnings, while food inflation could reduce earnings. Several food items and categories, such as meat, eggs and dairy, experienced price deflation in 2016 and price deflation is expected to continue in several food categories into 2017. We are unable to predict if the economy will continue to improve, the rate at which the economy may improve, the direction of gasoline prices or when the deflationary trends we are currently experiencing will abate. If the economy does not continue to improve or if it weakens or fuel prices increase, our business and results of operations could be adversely affected.

We currently expect to achieve approximately $800 million of annual synergies by the end of fiscal 2018, with associated one-time costs of approximately $1.3 billion, or approximately $840 million,

net of estimated synergy-related asset sale proceeds. Inclusion of the projected synergies in this prospectus should not be viewed as a representation that we in fact will achieve this annual synergy target by the end of fiscal 2018, or at all. In addition, although we achieved synergies from the Safeway acquisition of approximately $250 million during fiscal 2015 and approximately $435 million during the first three quarters of fiscal 2016, and we currently expect to achieve synergies of approximately $575 million during fiscal 2016, or approximately $630 million on an annual run-rate basis by the end of fiscal 2016, the inclusion of these expected synergy targets in this prospectus should not be viewed as a representation that we will in fact achieve these synergies by the end of fiscal 2016, or at all. To the extent we fail to achieve these synergies, our results of operations may be impacted, and any such impact may be material.

We have identified various synergies including corporate and division overhead savings, our own brands, vendor funds, the conversion of Albertsons and NAI onto Safeway’s IT systems, marketing and advertising cost reduction and operational efficiencies within our back office, distribution and manufacturing organizations. Actual synergies, the expenses and cash required to realize the synergies and the sources of the synergies could differ materially from these estimates, and we cannot assure you that we will achieve the full amount of synergies on the schedule anticipated, or at all, or that these synergy programs will not have other adverse effects on our business. In light of these significant uncertainties, you should not place undue reliance on our estimated synergies.

Total debt, including both the current and long-term portions of capital lease obligations, decreased by $342.7 million to $12.2 billion as of the end of fiscal 2015 as compared to $12.6 billion at the end of fiscal 2014. The decrease in fiscal 2015 was primarily due to payments on long-term borrowings of $903.4 million, partially offset by proceeds from the issuance of long-term debt of $453.5 million, the proceeds of which were used primarily to fund the A&P Transaction. Our substantial indebtedness could have important consequences for you. For example it could: adversely affect the market price of our common stock; increase our vulnerability to general adverse economic and industry conditions; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, including acquisitions; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit our ability to borrow additional funds. See “—Debt Management.” For fiscal 2015, our interest expense was approximately $950.5 million. We have exposure to future interest rates based on the variable rate debt under our credit facilities and to the extent we raise additional debt in the capital markets to meet maturing debt obligations, to fund our capital expenditures and working capital needs and to finance future acquisitions. Daily working capital requirements are typically financed with cash flow from operations and through the use of various committed lines of credit. The interest rate on these borrowing arrangements is generally determined from the London Inter-Bank Offering Rate (“LIBOR”) at the borrowing date plus a pre-set margin. We manage our exposure to interest rate fluctuations through the use of interest rate swaps. Although we employ risk management techniques to hedge against interest rate volatility, significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results. The interest rates we pay on borrowings under the Senior Secured Credit Facilities are dependent on LIBOR. We believe a 100 basis point increase on our variable interest rates would not have a material impact on our interest expense. We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash flows from operations. A downgrade in our credit ratings from the internationally recognized credit rating agencies could negatively affect our ability to access the bank and capital markets, especially in a time of uncertainty in either of those markets. A rating downgrade could also impact our ability to grow our business by substantially increasing the cost of, or limiting access to, capital.

In the first three quarters of fiscal 2016, we spent approximately $850 million for capital expenditures, and we expect to spend approximately $1,100 million in total for capital expenditures by the end of fiscal 2016, or approximately 1.9% of our fiscal 2015 sales, including approximately 200 upgrade and remodel projects, 16 new stores and integration-related capital expenditures in connection with the A&P Transaction and the Haggen Transaction and excluding approximately $200 million and $300 million of Safeway integration-related capital expenditures that we spent in the first three quarters of fiscal 2016 and that we expect to spend in fiscal 2016, respectively. For additional information on our capital expenditures, see the table under the caption “Projected Fiscal 2016 Capital Expenditures” contained in “Liquidity and Financial Resources.”

Reflecting consumer preferences, we have a significant focus on perishable products. Sales of perishable products accounted for approximately 40.3% of our total sales in fiscal 2015 and 40.1% in the first three quarters of fiscal 2016. We could suffer significant perishable product inventory losses and significant lost revenue in the event of the loss of a major supplier or vendor, disruption of our distribution network, extended power outages, natural disasters or other catastrophic occurrences. See “Risks Related to Our Business and Industry—Our stores rely heavily on sales of perishable products, and product supply disruptions may have an adverse effect on our profitability and operating results.”

We employed a diverse workforce of approximately 276,000, 274,000, 265,000 and 123,000 associates as of December 3, 2016, February 27, 2016, February 28, 2015 and February 20, 2014, respectively. As of February 27, 2016, approximately 164,000 of our employees were covered by collective bargaining agreements. During fiscal 2016, collective bargaining agreements covering approximately 87,000 employees are scheduled to expire. If, upon the expiration of such collective bargaining agreements, we are unable to negotiate acceptable contracts with labor unions, it could increase our operating costs and disrupt our operations.

A considerable number of our employees are paid at rates related to the federal minimum wage. Additionally, many of our stores are located in states, including California, where the minimum wage is greater than the federal minimum wage and where a considerable number of employees receive compensation equal to the state’s minimum wage. For example, as of December 3, 2016, we employed approximately 70,000 associates in California, where the current minimum wage was recently increased to $10.50 per hour effective January 1, 2017 and will gradually increase to $15.00 per hour by January 1, 2022. In Maryland, where we employed approximately 9,000 associates as of December 3, 2016, the minimum wage was recently increased to $8.75 per hour, and will gradually increase to $10.10 per hour by July 1, 2018. Moreover, municipalities may set minimum wages above the applicable state standards. For example, the minimum wage in Seattle, Washington, where we employed approximately 2,000 associates as of December 3, 2016, was recently increased to $15.00 per hour effective January 1, 2017 for employers with more than 500 employees nationwide. In Chicago, Illinois, where we employed approximately 5,800 associates as of December 3, 2016, the minimum wage was recently increased to $10.50 per hour, and will gradually increase to $13.00 per hour by July 1, 2019. Any further increases in the federal minimum wage or the enactment of additional state or local minimum wage increases could increase our labor costs, which may adversely affect our results of operations and financial condition.

We participate in various multiemployer pension plans for substantially all employees represented by unions that require us to make contributions to these plans in amounts established under collective bargaining agreements. In fiscal 2015, we contributed $379.8 million to multiemployer pension plans, and in fiscal 2016, we expect to contribute approximately $400 million to multiemployer pension plans, subject to collective bargaining conditions. Based on an assessment of the most recent information available, the company believes that most of the multiemployer plans to which it contributes are underfunded. As of February 27, 2016, our estimate of the company’s share of the underfunding of multiemployer plans to which it contributes was approximately $3.2 billion. The company’s share of underfunding described above is an estimate and could change based on the results of collective bargaining efforts, investment returns on the assets held in the plans, actions taken by trustees who manage the plans’ benefit payments, interest rates, if the employers currently contributing to these plans cease participation, and requirements under the PPA, the Multiemployer Pension Reform Act of 2014 and applicable provisions of the Code. Additionally, underfunding of the multiemployer plans means that, in the event we were to exit certain markets or otherwise cease making contributions to these plans, we could trigger a substantial withdrawal liability. See “Risks Related to Our Business and Industry—Increased pension expenses, contributions and surcharges may have an adverse impact on our financial results.”

Acquisitions

Haggen Transaction

During the fourth quarter of fiscal 2014, in connection with the acquisition of Safeway, the company announced that it had entered into agreements to sell 168 stores as required by the FTC as a condition of closing the Safeway acquisition. The company sold 146 of these stores to Haggen. On September 8, 2015, Haggen commenced a case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. After receiving FTC and state attorneys general clearance, and Bankruptcy Court approval, during the fourth quarter of fiscal 2015, the company re-acquired 35 stores from Haggen for an aggregate purchase price of approximately $33 million.

Haggen also secured Bankruptcy Court approval for bidding procedures for the sale of 29 additional stores. On March 25, 2016, we entered into a purchase agreement to acquire the 29 additional stores, which included 15 stores originally sold to Haggen as part of the FTC divestitures, and certain trade names and other intellectual property, for an aggregate purchase price of approximately $114 million. We completed the acquisition of these 29 stores on June 23, 2016. We refer to this acquisition, together with the fiscal 2015 acquisition of 35 stores from Haggen, in this prospectus as the “Haggen Transaction.”

A&P Transaction

In the fourth quarter of fiscal 2015, our indirect wholly owned subsidiary, Acme Markets, completed its acquisition of 73 stores from A&P. The purchase price for the 73 stores, including the cost of acquired inventory, was $292.7 million. The acquired stores, which are principally located in the northern New York City suburbs, northern New Jersey and the greater Philadelphia area, are complementary to Acme Markets’ existing store and distribution base and were re-bannered as Acme stores. During the third quarter of fiscal 2015, NAI entered into an amendment to its pre-existing term loan agreement and borrowed an additional $300 million thereunder, the proceeds of which were used to fund the balance of the purchase price. We refer to this acquisition as the “A&P Transaction.”

Safeway Acquisition

On January 30, 2015, the company completed its acquisition of Safeway by acquiring all of the outstanding shares of Safeway for cash consideration of $34.92 per share or $8,263.5 million and issuing contingent value rights with an estimated fair value of $1.03 and $0.05 per share relating to Safeway’s 49% interest in Casa Ley and deferred consideration related to Safeway’s previous sale of the PDC assets, respectively, for an aggregate fair value of $270.9 million. At the time of the Safeway acquisition, Safeway operated 1,325 retail food stores under the banners Safeway, Vons, Tom Thumb, Pavilions, Randalls and Carrs located principally in California, Hawaii, Oregon, Washington, Alaska, Colorado, Arizona, Texas, and the Mid-Atlantic region. In addition, at the time of the Safeway acquisition, Safeway had 353 fuel centers, 15 distribution centers and 19 manufacturing facilities.

United Acquisition

On December 29, 2013, we acquired United Supermarkets for $362.1 million in cash, expanding our presence in North and West Texas, in a transaction that offered significant synergies and added a differentiated upscale store format, “Market Street,” to the Albertsons portfolio. At the time of the United acquisition, United operated 51 traditional, specialty and Hispanic retail food stores under its United Supermarkets, Market Street and Amigos banners, seven convenience stores and 26 fuel centers under its United Express banner and three distribution centers. United is located in 30 markets across North and West Texas.

NAI Acquisition

On March 21, 2013, the company acquired all of the issued and outstanding shares of NAI from SuperValu pursuant to a stock purchase agreement for a total purchase consideration of $253.6 million, including $69.9 million of working capital adjustments, and assumed debt and capital lease obligations with a carrying value prior to the acquisition date of $3.2 billion. The purchase consideration was primarily cash and a short-term payable that was fully paid as of February 20, 2014. At the time of the NAI acquisition, NAI operated 871 retail food stores under its Jewel-Osco, Acme, Shaw’s, Star Market and Albertsons banners, primarily located in the Northeast, Midwest, Mid-Atlantic and Western regions of the United States. In addition, we acquired NAI’s 10 distribution centers.

The following table shows stores operated, acquired, opened, divested and closed during the periods presented:

	First Three Quarters of Fiscal 2016	Fiscal 2015	Fiscal 2014(2)	Fiscal 2013(3)
Stores, beginning of period	2,271	2,382	1,075	192
Acquired(1)	75	74	1,330	926
Divested	—	(153)	(15)	—
Opened	8	7	4	2
Closed	(27)	(39)	(12)	(45)

Stores, end of period	2,327	2,271	2,382	1,075

(1)	Excludes acquired stores not yet re-opened as of the end of each respective period.
(2)	Primarily includes the 1,325 stores acquired through the Safeway acquisition on January 30, 2015.
(3)	Stores acquired during this period include 871 stores acquired through the NAI acquisition on March 21, 2013, four stores acquired from Vons REIT, Inc. on October 10, 2013, and 51 stores acquired through the United acquisition on December 29, 2013.

Our Strategy

Our operating philosophy is simple: we run great stores with a relentless focus on sales growth. We believe there are significant opportunities to grow sales and enhance profitability and free cash flow, through execution of the following strategies:

Continue to Drive Identical Store Sales Growth.    Consistent with our operating playbook, we plan to deliver identical store sales growth by implementing the following initiatives:

•	Enhancing and Upgrading Our Fresh, Natural and Organic Offerings and Signature Products. We continue to enhance and upgrade our fresh, natural and organic offerings across our meat, produce, service deli and bakery departments to meet the changing tastes and preferences of our customers. We also believe that continued innovation and expansion of our high-volume, high-quality and differentiated signature products will contribute to stronger sales growth.

•	Expanding Our Own Brand Offerings. We continue to drive sales growth and profitability by extending our own brand offerings across our banners, including high-quality and recognizable brands such as O Organics, Open Nature, Eating Right and Lucerne. Our own brands products achieved over $10 billion in sales in fiscal 2015.

•	Leveraging Our Effective and Scalable Loyalty Programs. We believe we can grow basket size and improve the shopping experience for our customers by expanding our just for U, MyMixx and fuel-based loyalty programs. In addition, we believe we can further enhance our merchandising and marketing programs by utilizing our customer analytics capabilities, including advanced digital marketing and mobile applications. We expanded our home delivery offering to 10 new markets in fiscal 2016, and expect to serve eight of the ten most populous MSAs in fiscal 2017.

•	Capitalizing on Demand for Health and Wellness Services. We intend to leverage our portfolio of 1,790 pharmacies and our growing network of wellness clinics to capitalize on increasing customer demand for health and wellness services. Pharmacy customers are among our most loyal, and their average weekly spend is over 2.5x that of our non-pharmacy customers. We plan to continue to grow our pharmacy script counts through new patient prescription transfer programs and initiatives such as clinic, hospital and preferred network partnerships, which we believe will expand our access to patients. We believe that these efforts will drive sales growth and generate customer loyalty.

•	Continuously Evaluating and Upgrading Our Store Portfolio. We plan to pursue a disciplined but committed capital allocation strategy to upgrade, remodel and relocate stores to attract customers to our stores and to increase store volumes. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We believe that our store base is in excellent condition, and we have developed a remodel strategy that is both cost-efficient and effective.

•	Driving Innovation. We intend to drive traffic and sales growth through constant innovation. We will remain focused on identifying emerging trends in food and sourcing new and innovative products. We will also seek to build new, and enhance existing, customer relationships through our digital capabilities.

•	Sharing Best Practices Across Divisions. Our division leaders collaborate closely to ensure the rapid sharing of best practices. Recent examples include the expansion of our O Organics offering across banners, the accelerated roll-out of signature products such as Albertsons’ fresh fruit and vegetables cut in-store and a broader assortment and new fixtures for our wine and floral shops, implementing Safeway’s successful strategy across many of our banners.

We believe the combination of these actions and initiatives, together with the attractive industry trends described in more detail under “Business—Our Industry,” will continue to drive identical store sales growth. Our identical store sales during fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016 grew at 4.6%, 4.8% and 0.5%, respectively. Given the deflationary trends in certain commodities, identical store sales for the third quarter of fiscal 2016 decreased. However, despite such deflationary trends, we have achieved identical store sales growth on an overall basis and have been able to maintain or increase our share in the food retail channel during the first three quarters of fiscal 2016. While we anticipate deflationary trends in certain commodities to continue through the end of fiscal 2016 and into fiscal 2017, we plan to maintain our price competitiveness in order to drive customer traffic. We believe that our fiscal 2015 identical store sales and customer traffic benefitted from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores.

Enhance Our Operating Margin.    Our focus on identical store sales growth provides an opportunity to enhance our operating margin by leveraging our fixed costs. We plan to realize further margin benefit through added scale from partnering with vendors and by achieving efficiencies in manufacturing and distribution. In addition, we maintain a disciplined approach to expense management and budgeting.

Implement Our Synergy Realization Plan.    We are currently executing on an annual synergy plan of approximately $800 million from the acquisition of Safeway, which we expect to achieve by the end of fiscal 2018, with associated one-time costs of approximately $1.3 billion, or approximately $840 million (net of estimated synergy-related asset sale proceeds). During fiscal 2015 and the first three quarters of fiscal 2016, we achieved synergies from the Safeway acquisition of approximately $250 million and $435 million, respectively. Achieved synergies required approximately $175 million and $200 million of one-time integration-related capital expenditures in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and anticipated synergies will require approximately $100 million in additional capital expenditures during the remainder of fiscal 2016. Our detailed synergy plan was developed on a bottom-up, function-by-function basis by combined Albertsons and Safeway teams. The plan includes capturing opportunities from corporate and division cost savings, simplifying business processes and rationalizing headcount. Over time, Safeway’s information technology systems will support all of our stores, distribution centers and systems, including financial reporting and payroll processing, as we wind down our transition services agreement for our Albertsons, Acme, Jewel-Osco, Shaw’s and Star Market banners with SuperValu on a store-by-store basis. We have extended the expansive and high-quality own brand program developed at Safeway across all of our banners. We believe our increased scale will optimize and improve our vendor relationships. We also plan to achieve marketing and advertising savings from lower print, production and broadcast rates in overlapping regions and reduced agency spend. Finally, we intend to consolidate managed care provider reimbursement programs, increase vaccine penetration and leverage our combined scale. We expect to achieve synergies from the Safeway acquisition of approximately $575 million in fiscal 2016, or approximately $630 million on an annual run rate basis by the end of fiscal 2016, principally from savings related to corporate and division overhead, our own brands, vendor funds and marketing and advertising cost reductions. Approximately 80% of our $800 million annual synergy target is independent of sales growth, which we believe significantly reduces the risk of achieving our target.

Selectively Grow Our Store Base Organically and Through Acquisition.    We intend to continue to grow our store base organically through disciplined but committed investment in new stores. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We acquired 73 stores from A&P for our Acme banner and 35 stores from Haggen for our Albertsons banner during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, of which 15 operate under the Haggen banner. We evaluate acquisition opportunities on an ongoing basis as we seek to strengthen our competitive position in existing markets or expand our footprint into new markets. We believe our healthy balance sheet and decentralized structure provide us with strategic flexibility and a strong platform to make acquisitions. We believe our successful track record of integration and synergy delivery provides us with an opportunity to further enhance sales growth, leverage our cost structure and increase profitability and free cash flow through selected acquisitions. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us, and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. Certain of our acquisitions may involve the issuance of shares of our common stock. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after closing this offering.

Results of Operations

The following discussion sets forth certain information and comparisons regarding the components of our consolidated statements of operations for the 40 weeks ended December 3, 2016, the 40 weeks ended December 5, 2015, fiscal 2015, fiscal 2014, and fiscal 2013.

Comparison of 40 weeks ended December 3, 2016 to 40 weeks ended December 5, 2015:

The following table and related discussion set forth certain information and comparisons regarding the components of our condensed consolidated statements of operations for the 40 weeks ended December 3, 2016 and the 40 weeks ended December 5, 2015. As of December 3, 2016 and December 5, 2015, we operated 2,327 and 2,267 stores, respectively.

	40 weeks ended
	(Dollars in millions)
	December 3, 2016	% of Sales	December 5, 2015	% of Sales
Net sales and other revenue	$45,861.6	100.0%	$44,908.5	100.0%
Cost of sales	33,154.9	72.3%	32,692.8	72.8%

Gross profit	12,706.7	27.7%	12,215.7	27.2%
Selling and administrative expenses	12,252.2	26.7%	11,939.2	26.6%

Operating income	454.5	1.0%	276.5	0.6%
Interest expense, net	895.7	2.0%	718.2	1.6%
Other (income) expense	(22.9)	—%	2.6	—%

Loss before income taxes	(418.3)	(1.0)%	(444.3)	(1.0)%
Income tax benefit	(10.4)	—%	(48.4)	(0.1)%

Net loss	$(407.9)	(1.0)%	$(395.9)	(0.9)%

Identical Store Sales, Excluding Fuel

Identical store sales are defined as stores operating during the same period in both the current year and the prior year, comparing sales on a daily basis, excluding fuel. Acquired stores become identical on the one-year anniversary date of the acquisition. Identical store sales for the 40 weeks ended December 3, 2016 are based on the same 40 weeks ended December 5, 2015 in the current quarter and prior quarter. The stores sold during the first quarter of fiscal 2015 as part of the FTC divestiture process are excluded from identical store sales for all periods presented below. Identical store sales increases for the 40 weeks ended December 3, 2016 and 40 weeks ended December 5, 2015, respectively, were:

	40 weeks ended
	December 3, 2016	December 5, 2015
Identical store sales, excluding fuel (1)	0.5%	4.5%

(1)	The acquired Safeway stores became identical on January 30, 2016 and the acquired A&P stores became identical on November 17, 2016. The Haggen stores are not considered identical for any periods presented above.

Our identical store sales increase for the first 40 weeks of fiscal 2016 was driven by a an increase of 1.4% in average ticket size offset by a 0.9% decrease in customer traffic. During the 40 weeks ended December 3, 2016, our identical store sales were negatively impacted by food price deflation in certain categories, including meat, eggs and dairy, together with competitive pressure to maintain competitive pricing in response. We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from the acquisition or re-opening of A&P and Haggen stores.

Net Sales and Other Revenue

Net sales and other revenue increased 2.1% to $45.9 billion for the first 40 weeks of fiscal 2016 from $44.9 billion for the first 40 weeks of fiscal 2015. The increase in sales was driven by increases of $1,612.1 million from the acquired A&P and Haggen stores and $209.0 million from our 0.5% growth in identical store sales, partially offset by a decline of $444.5 million in sales related to stores sold as part of the FTC divestiture process and $346.2 million in lower fuel sales driven by lower average retail pump prices.

Gross Profit

Gross profit represents the portion of sales and other revenue remaining after deducting the cost of goods sold during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs, warehouse inspection costs, warehousing costs and other costs associated with our distribution network. Advertising, promotional expenses and vendor allowances are also components of cost of goods sold.

For the first 40 weeks of fiscal 2016, the gross profit margin increased to 27.7% compared to 27.2% for the first 40 weeks of fiscal 2015. Excluding the impact of fuel, the gross profit margin increased 40 basis points. The increase is primarily attributable to synergies achieved as part of the Safeway integration related to the deployment of our own brand products across our Albertsons and NAI stores and improved vendor pricing. These improvements were partially offset by increases in shrink expense as a percentage of sales.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of store level costs, including wages, employee benefits, rent, depreciation and utilities, in addition to certain back-office expenses related to our corporate and division offices.

For the first 40 weeks of fiscal 2016, selling and administrative expenses increased to 26.7% of sales, compared to 26.6% of sales for the first 40 weeks of fiscal 2015. Excluding the impact of fuel, selling and administrative expenses as a percent of sales decreased 10 basis points during the first 40 weeks of fiscal 2016 compared to the first 40 weeks of fiscal 2015. The decrease in selling and administrative expenses as a percentage of sales, excluding fuel, was primarily attributable to net gains on property dispositions, a decrease in acquisition and integration costs and lower equity-based compensation expense, partially offset by increased pension and employee wage and benefit costs in addition to higher depreciation and amortization expense during the first 40 weeks of fiscal 2016 compared to the first 40 weeks of fiscal 2015. The decrease in equity-based compensation expense during the first 40 weeks of fiscal 2016 compared to the first 40 weeks of fiscal 2015 is the result of a $37.6 million charge during the first 40 weeks of fiscal 2015 related to the modification of an equity award. The increase in pension and employee benefit costs is primarily driven by the $78.9 million charge to net pension expense related to the acquisition of Collington Services, LLC (“Collington”) from C&S Wholesale Grocers, Inc. during the first 40 weeks of fiscal 2016. The increase in depreciation and amortization expense is primarily driven by an increase in property, equipment and intangibles balances primarily related to the A&P and Haggen acquisitions.

Interest Expense, Net

For the first 40 weeks of fiscal 2016, Interest expense, net was $895.7 million compared to $718.2 million for the first 40 weeks of fiscal 2015. The increase in interest expense, net is primarily due to the $111.7 million charge consisting of the payment of an $87.7 million make-whole premium and the write-off of $24.0 million of deferred financing costs and original issue discount relating to the Redemption of the Secured Notes and $64.6 million of expenses incurred in connection with the June 22, 2016 term loan refinancing and related repayment, consisting of $27.6 million in payments related to our debt modification and the write-off of $37.0 million of deferred financing costs and original issue discount.

Other (Income) Expense

For the first 40 weeks of fiscal 2016, other income was $22.9 million compared to other expense of $2.6 million for the first 40 weeks of fiscal 2015. Other (income) expense during fiscal 2016 and fiscal 2015 is primarily driven by changes in the fair value of Casa Ley CVRs and equity in the earnings of Casa Ley.

Income Taxes

Income tax benefit was $10.4 million and $48.4 million, representing effective tax rates of 2.5% and 10.9%, in the first 40 weeks of fiscal 2016 and the first 40 weeks of fiscal 2015, respectively. The decrease in income tax benefit for the first 40 weeks of fiscal 2016 as compared to the first 40 weeks of fiscal 2015 reflects a change in the mix of our income (loss) between companies within our affiliated group. We are organized as a partnership, which generally is not subject to entity level tax, and conduct our operations primarily through limited liability companies and Subchapter C corporations. We provide for federal and state income taxes on our Subchapter C corporations, which are subject to entity level tax, and state income taxes on our limited liability companies, where applicable. As such, our effective tax rate can fluctuate from period to period depending on the mix of pre-tax income or loss between our limited liability companies and Subchapter C corporations.

Comparison of Fiscal Year 2015 to Fiscal Year 2014

	52 weeks ended February 27, 2016		53 weeks ended February 28, 2015		52 weeks ended February 20, 2014
	(Dollars in millions)	% of Sales	(Dollars in millions)	% of Sales	(Dollars in millions)	% of Sales
Net sales and other revenue	$58,734.0		$27,198.6		$20,054.7
Cost of sales	42,672.3	72.7%	19,695.8	72.4%	14,655.7	73.1%

Gross profit	16,061.7	27.3	7,502.8	27.6	5,399.0	26.9
Selling and administrative expenses	15,660.0	26.7	8,152.2	30.0	5,874.1	29.3
Bargain purchase gain	—	—	—	—	(2,005.7)	(10.0)

Operating income (loss)	401.7	0.6	(649.4)	(2.4)	1,530.6	7.6
Interest expense, net	950.5	1.6	633.2	2.3	390.1	1.9
Other (income) expense	(7.0)	—	96.0	0.4	—	—

(Loss) income from continuing operations before income taxes	(541.8)	(1.0)	(1,378.6)	(5.1)	1,140.5	5.7
Income tax benefit	(39.6)	—	(153.4)	(0.6)	(572.6)	(2.8)

(Loss) income from continuing operations	$(502.2)	(1.0)%	$(1,225.2)	(4.5)%	$1,713.1	8.5%

Identical Store Sales, Excluding Fuel

Identical store sales, on an actual basis, is defined as stores operating during the same period in both the current year and the prior year, comparing sales on a daily basis. Fuel sales are excluded from identical store sales. Acquired stores become identical on the one-year anniversary date of their acquisition. Stores that are open during remodeling are included in identical store sales. Identical store sales results, on an actual basis, for the past three fiscal years were as follows:

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Identical store sales, excluding fuel(1)	4.4%	7.2%	1.6%

(1)	The SVU Albertsons Stores and the acquired NAI Stores became identical on March 21, 2014, and the acquired United stores became identical on December 29, 2014. The Safeway stores became identical on January 30, 2016. The stores acquired as part of the A&P Transaction and the Haggen Transaction are not considered identical stores for any periods presented above.

The increase in our fiscal 2015 identical store sales was driven by increases of 2.6% in customer traffic and 1.8% in average ticket size. After adjusting for the positive sales impact in one of our divisions within NAI during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores, our estimated identical store sales growth for fiscal 2015 would have been 4.8%. We believe the increase in identical store sales was driven by, among other factors, the deployment of the Safeway own brands into our Albertsons and NAI stores and strong increases in growth in our perishable departments.

Operating Results Overview

Loss from continuing operations was $502.2 million in fiscal 2015 and $1,225.2 million in fiscal 2014, an improvement of $723.0 million. This improvement was primarily attributable to an increase in operating income of $1,051.1 million and an increase in other income of $103.0 million partially offset by an increase in interest expense of $317.3 million and a lower income tax benefit of $113.8 million in fiscal 2015 compared to fiscal 2014, as previously described. The improvements in operating income are primarily attributable to the acquired Safeway stores and improved Albertsons and NAI Store operations. In addition, equity-based compensation cost, loss on property dispositions, asset impairments and lease exit costs and the termination of the long-term incentive plans in fiscal 2014 drove reductions in selling and administrative expenses of $246.3 million, $124.4 million and $78.0 million, respectively, in fiscal 2015 compared to fiscal 2014.

Loss from continuing operations was $1,225.2 million in fiscal 2014, and income from continuing operations was $1,713.1 million in fiscal 2013, a decrease of $2,938.3 million. The decrease from fiscal 2013 was primarily attributable to the favorable impact of a bargain purchase gain of $2,005.7 million recognized in fiscal 2013 resulting from the NAI acquisition, the net decrease in fiscal 2014 in our income tax benefit over fiscal 2013 of $419.2 million and increased interest expense in fiscal 2014 of $243.1 million over fiscal 2013. Fiscal 2014 also included the impact of charges relating to equity-based compensation of $344.1 million, an increase in the net loss on property dispositions, asset impairment and lease exit costs of $230.1 million principally as a result of FTC-mandated divestitures in connection with the Safeway acquisition, a net loss on interest rate and commodity hedges of $98.2 million, a net increase from fiscal 2013 in acquisition and integration related costs of $178.5 million and a $78.0 million charge associated with the termination of the company’s long-term incentive plans.

Net Sales and Other Revenue

Net sales and other revenue increased $31,535.4 million, or 115.9%, from $27,198.6 million in fiscal 2014 to $58,734.0 million in fiscal 2015. The components of the change in net sales and other revenue for fiscal 2015 were as follows (in millions):

Fiscal 2015
Net sales and other revenue for fiscal 2014	$27,198.6
Additional sales due to Safeway acquisition	32,484.2
Identical store sales increase of 4.4%	1,049.3
Additional sales due to A&P Transaction	436.3
Decline in sales from FTC-mandated divestitures of Albertsons stores	(1,771.3)
53rd-week impact	(443.5)
Other(1)	(219.6)

Net sales and other revenue for fiscal 2015	$58,734.0

(1)	Primarily relates to changes in non-identical store sales and other revenue.

The primary increase in sales and other revenue was driven by the stores acquired in the Safeway acquisition for the 48 week period ended January 30, 2016 that were not considered identical on an actual basis. Identical store sales of 4.4% also drove an increase of $1,049.3 million, due to a 2.6% increase in customer traffic and a 1.8% increase in average ticket size during fiscal 2015, as our stores continued to benefit from the implementation of our operating playbook, including the expansion of our own brands and continued enhancement of fresh, natural and organic offerings.

Net sales and other revenue increased $7,143.9 million, or 35.6%, from $20,054.7 million in fiscal 2013 to $27,198.6 million in fiscal 2014. The components of the change in net sales and other revenue for fiscal 2014 were as follows (in millions):

Fiscal 2014
Net sales and other revenue for fiscal 2013	$20,054.7
Additional sales due to Safeway acquisition	2,696.0
Additional sales due to United acquisition	1,439.9
Identical store sales increase of 7.2%	1,410.7
Additional sales due to NAI acquisition	1,357.0
53rd-week impact	443.5
Other(1)	(203.2)

Net sales and other revenue for fiscal 2014	$27,198.6

(1)	Primarily relates to changes in non-identical store sales and other revenue.

Identical store sales of 7.2% increased $1,410.7 million, primarily due to a 6.5% increase in customer traffic during fiscal 2014, as the stores we acquired in the NAI acquisition benefited from the implementation of our operating playbook including improving store layout and conditions, enhanced fresh, natural and organic offerings, improved levels of customer service and selected investment in price.

Gross Profit

Gross profit represents the portion of sales and other revenue remaining after deducting the cost of goods sold during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs, warehouse inspection costs, warehousing costs and other costs associated with our distribution network. Advertising and promotional expenses are also a component of cost of goods sold. Vendor allowances are classified as a reduction of cost of goods sold.

Our gross profit margin decreased 30 basis points to 27.3% in fiscal 2015 compared to 27.6% in fiscal 2014. The decrease was primarily the result of the increase in low-margin fuel sales from the acquired Safeway fuel centers in fiscal 2015 in addition to increased shrink expense as we increased in-stock positions at acquired Safeway and A&P stores. These decreases were partially offset by improved product mix in fiscal 2015 compared to fiscal 2014 which includes the higher overall margins in certain acquired Safeway stores across several of our divisions and lower LIFO expense as a percent of sales in fiscal 2015 compared to fiscal 2014.

Fiscal 2015 vs. Fiscal 2014	Basis point increase (decrease)
Improved product mix	33
Lower LIFO expense	11
Impact of fuel	(57)
Higher shrink expense	(15)
Other	(2)

Total	(30)

Our gross profit margin increased 70 basis points to 27.6% in fiscal 2014 from 26.9% in fiscal 2013, primarily driven by improvements in shrink and improved leverage of fixed warehouse cost over a larger store base. During fiscal 2013, we increased in-stock positions in fresh product to fully stock the stores we acquired from SuperValu to improve customer perception of the acquired stores in advance of increased customer traffic, resulting in higher shrink levels throughout fiscal 2013, especially in the first and second quarters of fiscal 2013.

During fiscal 2014, customer traffic to our acquired stores increased resulting in reduced shrink levels as a result of increased turnover of products.

Fiscal 2014 vs. Fiscal 2013	Basis point increase (decrease)
Improvements in shrink	46
Warehouse cost	33
Lower advertising expense	8
Increased LIFO expense	(10)
Other	(7)

Total	70

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of store level costs, including wages, employee benefits, rent, depreciation and utilities, in addition to certain back-office expenses related to our corporate and division offices.

Selling and administrative expenses decreased 330 basis points to 26.7% of net sales and other revenue in fiscal 2015 from 30.0% in fiscal 2014.

Fiscal 2015 vs. Fiscal 2014	Basis point increase (decrease)
Equity-based compensation	(111)
Acquisition and integration costs, including the charge to terminate the long-term incentive plans	(100)
Impact of fuel	(78)
Property dispositions, asset impairment and lease exit costs	(66)
Legal and professional fees	(23)
Depreciation and amortization	14
Debit and credit card fees	14
Other	20

Total	(330)

Fiscal 2014 results included only four weeks of Safeway results. The company incurred significant equity-based compensation and acquisition and integration costs in fiscal 2014, improving the basis point comparison between fiscal 2015 and fiscal 2014. The increase in low-margin fuel sales from the acquired Safeway fuel centers also reduced the selling and administrative expenses as a percentage of sales in fiscal 2015 compared to fiscal 2014. In addition, the FTC-mandated divestitures in fiscal 2014 resulted in increased impairment charges. These reductions in selling and administrative expense margin in fiscal 2015 were partially offset by higher depreciation and amortization expense as a result of the application of acquisition accounting and increased debit and credit card fees as a result of chargebacks from EMV chip card transactions following the EMV Liability Shift.

Selling and administrative expenses increased 70 basis points to 30.0% of net sales and other revenue in fiscal 2014 from 29.3% in fiscal 2013:

Fiscal 2014 vs. Fiscal 2013	Basis point increase (decrease)
Equity-based compensation	123
Acquisition and integration costs, including the charge to terminate the long-term incentive plans	89
Property dispositions, asset impairment and lease exit costs	78
Employee-related costs	(88)
Depreciation and amortization	(68)
Rent and occupancy	(29)
Legal and professional fees	(18)
Other	(17)

Total	70

The Safeway acquisition resulted in additional equity-based compensation and increased acquisition and integration costs. In addition, the FTC-mandated divestitures resulted in increased impairment charges. These increases were offset by reductions in selling and administrative expense as a percentage of sales that were largely driven by increased sales from acquired stores and strong identical store sales.

Interest Expense, Net

Interest expense was $950.5 million in fiscal 2015, $633.2 million in fiscal 2014 and $390.1 million in fiscal 2013. Interest expense in fiscal 2015 increased, reflecting the full fiscal year impact of increased borrowings to finance the Safeway acquisition.

The following details our components of interest expense for the respective fiscal years (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
ABL facility, senior secured notes, term loans, notes and debentures	$777.0	$454.1	$246.0
Capital lease obligations	97.0	77.5	63.3
Loss on extinguishment of debt	—	—	49.1
Amortization and write off of deferred financing costs	69.3	65.3	25.1
Amortization and write off of debt discount	12.9	6.8	1.3
Other interest (income) expense	(5.7)	29.5	5.3

Total interest expense, net	$950.5	$633.2	$390.1

At February 27, 2016, the company had total debt, including capital lease obligations, outstanding of $12.2 billion. The weighted average interest rate during the year was 7.4%, including amortization of debt discounts and deferred financing costs. The weighted average interest rate during 2014 and 2013 was 7.3% and 8.4%, respectively.

Other (Income) Expense

For fiscal 2015, other income, net was $7.0 million in income, primarily driven by equity in the earnings of our unconsolidated affiliate, Casa Ley. For fiscal 2014, Other expense, net was $96.0 million, driven by the loss on our deal-contingent interest rate swap. In April 2014, we entered into a deal-contingent interest rate swap to hedge against adverse fluctuations in the interest rate on anticipated variable rate debt planned to be incurred to finance the Safeway acquisition. Prior to the Safeway acquisition, the swap was treated as an economic hedge with changes in fair value recorded through earnings. Upon closing of the Safeway acquisition, the interest rate swap was designated as a cash flow hedge, with any subsequent changes in fair value being recorded through accumulated other comprehensive income. We did not have other income or expense in fiscal 2013.

Income Taxes

Income tax was a benefit of $39.6 million in fiscal 2015, $153.4 million in fiscal 2014 and $572.6 million in fiscal 2013. A substantial portion of the businesses and assets were held and operated by limited liability companies during these periods, which generally are not subject to entity-level federal or state income taxation. The decrease in the tax benefit is primarily the result of lower pre-tax loss in fiscal 2015 as compared to fiscal 2014. The income tax benefit of $39.6 million in fiscal 2015 is primarily driven by tax benefit from operating results of Safeway and NAI, both of which are subject to federal and state income taxes, reduced by a valuation allowance established against current losses of NAI. The income tax benefit of $153.4 million in fiscal 2014 is primarily driven by the tax benefits from the operating results of Safeway and NAI, reduced by nondeductible acquisition-related transaction costs and equity-based compensation. The income tax benefit of $572.6 million in fiscal 2013 is the result of the bargain purchase gain related to the NAI acquisition not being subject to income taxes; the effects of the accounting for income taxes related to the intercompany sale of the Albertsons banners from NAI to Albertson’s LLC immediately after the NAI acquisition; and the operating loss of NAI.

As part of the IPO-Related Transactions, all of our operating subsidiaries will become subsidiaries of Albertsons Companies, Inc., a Delaware corporation, and, as a result, all of our operations will be taxable as part of a consolidated group for federal and state income tax purposes. The consolidation of our operations will result in higher income taxes and an increase in income taxes paid. Pro forma income for fiscal 2015 reflects a combined federal and state statutory tax rate of 38.7%. See Note 4(a) to the “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP operating financial measure that we define as earnings before interest, income taxes, depreciation and amortization, as further adjusted to eliminate the effects of items management does not consider in assessing ongoing performance. We believe that Adjusted EBITDA provides a meaningful representation of operating performance because it excludes the impact of items that could be considered “non-core” in nature. We use Adjusted EBITDA to measure overall performance and assess performance against peers. Adjusted EBITDA also provides useful information for our investors, securities analysts and other interested parties. Adjusted EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

For the first 40 weeks of fiscal 2016, Adjusted EBITDA was $2,130.0 million, or 4.6% of sales, an increase of 7.2% compared to $1,986.4 million, or 4.4% of sales, for the first 40 weeks of fiscal 2015. The increase in Adjusted EBITDA for the first 40 weeks of fiscal 2016 reflects improved operating performance in addition to synergies achieved as part of the Safeway integration.

The following is a reconciliation of net loss to Adjusted EBITDA (in millions):

	40 weeks ended
	December 3, 2016	December 5, 2015
Net loss	$(407.9)	$(395.9)
Depreciation and amortization	1,374.0	1,217.2
Interest expense, net	895.7	718.2
Income tax benefit	(10.4)	(48.4)

EBITDA	1,851.4	1,491.1
(Gain) loss on interest rate and commodity hedges, net	(11.2)	6.1
Acquisition and integration costs (1)	165.7	270.8
Equity-based compensation expense	34.2	81.5
Net (gain) loss on property dispositions, asset impairment and lease exit costs	(38.8)	54.5
LIFO expense	8.5	11.5
Pension and post-retirement expense, net of cash contributions (2)	81.8	8.6
Facility closures and related transition costs (3)	20.3	21.7
Other (4)	18.1	40.6

Adjusted EBITDA	$2,130.0	$1,986.4

(1)	Primarily includes costs related to acquisitions, integration of acquired businesses, and expenses related to management fees paid in connection with acquisitions and financing activities.
(2)	The 40 weeks ended December 3, 2016 includes a $78.9 million charge to pension expense, net related to the settlement of a pre-existing contractual relationship and assumption of the pension plan related to the Collington acquisition.
(3)	Includes costs related to facility closures and the transition to our decentralized operating model.
(4)	Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, estimated losses related to the security breach, charges related to changes in the fair value of our Casa Ley CVRs, earnings from Casa Ley, foreign currency translation gains and costs related to this offering.

The following is a reconciliation of cash flow from operating activities to free cash flow (in millions):

	40 weeks ended
	December 3, 2016	December 5, 2015
Cash flow provided by operating activities	$1,109.3	$557.3
Income tax benefit	(10.4)	(48.4)
Deferred income taxes	198.2	221.1
Interest expense, net	895.7	718.2
Changes in operating assets and liabilities	(53.3)	274.2
Amortization and write-off of deferred financing costs	(62.0)	(42.8)
Loss on debt extinguishment	(111.7)	—
Acquisition and integration costs	165.7	270.8
Other adjustments	(1.5)	36.0

Adjusted EBITDA	2,130.0	1,986.4
Less: capital expenditures	(1,052.3)	(720.4)

Free cash flow	$1,077.7	$1,266.0

Liquidity and Financial Resources

Net Cash Provided By (Used In) Operating Activities

Net cash provided by operating activities was $1,109.3 million for the first 40 weeks of fiscal 2016 compared to $557.3 million for the first 40 weeks of fiscal 2015. The increase in cash flow from operations for the first 40 weeks of fiscal 2016 compared to the first 40 weeks of fiscal 2015 was due primarily to an increase in operating income of $178.0 million, a Safeway acquisition appraisal settlement payment of $133.7 million in the first quarter of fiscal 2015 and changes in working capital primarily related to inventory and accounts payable.

Net cash provided by operating activities was $901.6 million during fiscal 2015 compared to net cash used in operating activities of $165.1 million during fiscal 2014 and net cash provided by operating activities of $49.5 million in fiscal 2013. The $1,066.7 million increase in net cash flow from operating activities during fiscal 2015 compared to fiscal 2014 was primarily related to additional contributions from the acquired Safeway stores and improvement in operations of our Albertsons and NAI stores, partially offset by an increase of $382.9 million in interest paid due to borrowings used to fund the Safeway acquisition and the $260.0 million contribution to the Safeway ERP in fiscal 2014.

Net cash flow used in operating activities increased by $214.6 million in fiscal 2014 compared to fiscal 2013. The increase was due to (i) our higher cash contributions to our pension and post-retirement benefits plans in fiscal 2014, primarily as a result of a $260.0 million contribution to the Safeway ERP under a settlement with the PBGC related to the Safeway acquisition, (ii) an increase in interest payments of $298.4 million due to the increased borrowings for acquisitions and (iii) an increase in payments for acquisition and integration costs related to the Safeway acquisition, offset by cash inflows related to improved operations and the additional Safeway operations. As a result of the $260.0 million cash contribution to the Safeway ERP, we do not expect to make additional contributions to the Safeway ERP until 2018.

Net Cash Used In Investing Activities

Net cash used in investing activities was $740.2 million for the first 40 weeks of fiscal 2016 compared to $600.4 million for the first 40 weeks of fiscal 2015.

For the first 40 weeks of fiscal 2016, payments for property and equipment, including lease buyouts, of $1,052.3 million, which includes $200.0 million of Safeway integration-related capital expenditures, and payments for business acquisitions, consisting primarily of 29 stores from Haggen, of $188.6 million were partially offset by proceeds from the sale of assets of $435.9 million. Asset sale proceeds include the sale and subsequent 36-month leaseback of two distribution centers in Southern California and the sale of a portfolio of surplus properties.

For the first 40 weeks of fiscal 2015, payment of merger consideration of $677.3 million related to the Safeway acquisition appraisal settlement and payments for property and equipment, including lease buyouts of $720.4 million, were partly offset by proceeds from the sale of assets and divestitures of $512.4 million and a decrease in restricted cash of $256.5 million.

Net cash used in investing activities during fiscal 2015 was $811.8 million primarily due to the merger consideration paid in connection with the Safeway acquisition appraisal settlement, purchase consideration paid for the A&P Transaction and the Haggen Transaction and cash paid for capital expenditures, partially offset by proceeds from the sale of our FTC-mandated divestitures in connection with the Safeway acquisition and a decrease in restricted cash due to the elimination of certain collateral requirements.

Net cash used in investing activities was $5,945.0 million in fiscal 2014, consisting primarily of cash paid for the Safeway acquisition, net of cash acquired, of $5,673.4 million and cash paid for property additions of $336.5 million.

Net cash used in investing activities was $781.5 million in fiscal 2013, consisting primarily of cash paid for the acquisition of NAI and United, net of cash acquired, of $463.9 million, cash paid for property additions of $128.4 million and changes in restricted cash of $246.0 million related to collateralized surety bonds and letters of credit obtained during fiscal 2013.

In fiscal 2016, the company expects to spend approximately $1,400 million in capital expenditures, including approximately $300 million of Safeway-related integration-related capital expenditures, as well as integration-related capital expenditures in connection with the A&P Transaction and the Haggen Transaction, as follows (in millions):

Projected Fiscal 2016 Capital Expenditures
Integration capital	$300.0
New stores and remodels	500.0
Maintenance	250.0
Supply chain	100.0
IT	150.0
Real estate and expansion capital	100.0

Total	$1,400.0

Net Cash (Used In) Provided By Financing Activities

Net cash used in financing activities was $142.7 million for the first 40 weeks of fiscal 2016 consisting primarily of payments on long-term debt of $2,831.8 million, payment of a make-whole premium of $87.7 million and payments of capital lease obligations of $95.2 million, offset by proceeds from the issuance of long-term debt of $2,977.9 million.

The $2,831.8 million in payments on long-term borrowings consisted primarily of $1,354.2 million of principal payments on the Term Loan Facilities, $609.6 million of principal payments related to the Redemption of the Secured Notes, and $786.0 million of payments under our ABL Facility. These payments were made primarily in connection with the refinancing and repayment of certain term loans outstanding as of June 22, 2016 under the Term Loan Agreement and the issuance of the ACL Notes. Additionally, we repaid the $80.0 million outstanding principal amount of Safeway’s 3.40% senior notes upon their maturity in December 2016.

The proceeds from the issuance of long-term debt of $2,977.9 million during the first 40 weeks of fiscal 2016 consisted of $1,250.0 million of the 2024 Notes, $1,250.0 million of the 2025 Notes and $475.0 million in borrowings from the ABL Facility.

Net cash used in financing activities was $354.9 million for the first 40 weeks of fiscal 2015 and consisted primarily of net payments on debt and capital leases.

On June 22, 2016, the company amended the Term Loan Agreement pursuant to which three term loan tranches were established and certain provisions of such agreements were amended. The tranches consisted of $3,280.0 million of a 2016-1 term B-4 loan, $1,145.0 million of a 2016-1 term B-5 loan and $2,100.0 million of a term B-6 loan. The proceeds from the borrowings of these loans, together with $300.0 million of borrowings under the ABL Facility, were used to repay the term loans that were outstanding under the Term Loan Agreement as of June 22, 2016 and to pay related interest and fees. The 2016-1 term B-4 loan would have matured on August 25, 2021, and had an interest rate of LIBOR, subject to a 1.0% floor, plus 3.5%. The 2016-1 term B-5 loan would have matured on December 21, 2022, and had an interest rate of LIBOR, subject to a 1.0% floor, plus 3.75%. The term B-6 loan would have matured on June 22, 2023, and had an interest rate of LIBOR, subject to a 1.0%

floor, plus 3.75%. On August 9, 2016, the company, using the net proceeds received from the issuance of the 2025 Notes, repaid approximately $470.0 million then outstanding under its ABL Facility and repaid approximately $500.0 million of the term B-6 loan. See “Description of Indebtedness.”

On December 23, 2016, subsequent to the end of the third quarter of fiscal 2016, the company amended the Term Loan Agreement pursuant to which three new term loan tranches were established and certain provisions of such agreement were amended. The new tranches consisted of $3,271.8 million of a new 2016-2 term B-4 loan, $1,142.1 million of a new 2016-2 term B-5 loan and $1,600.0 million of a new 2016-1 term B-6 loan. The proceeds from the issuance of the New Term Loans were used to repay the term loans that were outstanding under the Term Loan Agreement and to pay related interest and fees. The new 2016-2 term B-4 loan matures on August 25, 2021, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.0%. The new 2016-2 term B-5 loan matures on December 21, 2022, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%. The new 2016-1 term B-6 loan matures on June 22, 2023, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%. Contemporaneously with the refinancing, the company amended each of its existing interest rate swaps to reduce the floor on LIBOR from 100 basis points to 75 basis points. As a result, the company dedesignated its original cash flow hedges and redesignated the amended swaps prospectively. Losses deferred into other comprehensive income as of the dedesignation date which are associated with the original cash flow hedges will be amortized to interest expense over the remaining life of the hedges.

Net cash used in financing activities was $635.9 million in fiscal 2015 due primarily to payments on our ABL and term loan borrowings from the proceeds of FTC-mandated divestitures, partially offset by $300.0 million in borrowings under NAI’s pre-existing term loan facility to fund the A&P Transaction. Net cash provided by financing activities was $6,928.9 million in fiscal 2014 and $1,002.0 million in fiscal 2013. Net cash provided by financing activities increased in fiscal 2014 compared to fiscal 2013, primarily as a result of proceeds from the issuance of long-term debt and equity contributions used to finance the Safeway acquisition.

Proceeds from the issuance of long-term debt were $453.5 million in fiscal 2015, $8,097.0 million in fiscal 2014 and $2,485.0 million in fiscal 2013. In fiscal 2015, cash payments on long-term borrowings were $903.4 million, cash payments for debt financing costs were $41.5 million and cash payments for obligations under capital leases were $120.0 million. In fiscal 2014, cash payments on long-term borrowings were $2,123.6 million, including $864.6 million of assumed debt that was immediately paid following the Safeway acquisition, cash payments for debt financing costs were $229.1 million and cash payments on obligations under capital leases were $64.1 million. In fiscal 2013, cash payments for long-term borrowings were $923.3 million, cash payments for debt financing costs were $121.0 million and cash payments for obligations under capital leases were $24.5 million. In addition, we repurchased $619.9 million of debt under tender offers in fiscal 2013.

Proceeds from equity contributions were $21.6 million in fiscal 2015, $1,283.2 million in fiscal 2014 and $250.0 million in fiscal 2013. In addition, we made no distributions to our equityholders in fiscal 2015, distributions of $34.5 million in fiscal 2014 and no distributions in fiscal 2013.

Debt Management

Total debt, including both the current and long-term portions of capital lease obligations, decreased by $342.7 million to $12.2 billion as of the end of fiscal 2015 compared to $12.6 billion as of the end of fiscal 2014. The decrease in fiscal 2015 was primarily due to payments on long-term borrowings of $903.4 million, partially offset by proceeds from the issuance of long-term debt of $453.5 million, which were primarily comprised of additional borrowings used to fund the A&P Transaction.

Outstanding debt, including current maturities and net of debt discounts and deferred financing costs, principally consisted of (in millions):

February 27, 2016
Term loans	$7,136.6
Notes and debentures	3,564.5
Capital leases	1,042.2
ABL borrowings	311.0
Other notes payable and mortgages	172.0

Total debt, including capital leases	$12,226.3

Total debt, including both the current and long-term portions of capital lease obligations, increased by $8.9 billion to $12.6 billion as of the end of fiscal 2014 compared to $3.7 billion as of the end of fiscal 2013. The increase in fiscal 2014 was primarily the result of the financing for the Safeway acquisition and the assumption of Safeway debt. In anticipation of the closing of the Safeway acquisition, we secured term-loan financing of $5.7 billion with interest rates ranging from 4.75% to 5.5% and completed the sale of $1,145.0 million of 7.750% second lien notes, of which $535.4 million was subsequently redeemed on February 9, 2015. We assumed notes and debentures with a fair value of $2.5 billion from Safeway and subsequently redeemed $864.6 million of the Safeway debt pursuant to change of control tender offers. We also increased the borrowings under our asset-based revolving credit agreements by approximately $800 million.

We have consummated certain refinancing transactions in the 40 weeks ended December 3, 2016. See “Summary—Recent Developments—Pre-IPO Refinancing Transactions” and “Description of Indebtedness” for more information.

See Note 8—Long-Term Debt in our consolidated financial statements, included elsewhere in this prospectus, for additional information related to our outstanding debt.

Liquidity and Factors Affecting Liquidity

We estimate our liquidity needs over the next fiscal year to be in the range of $4.0 billion to $4.5 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments of debt, operating leases, capital leases and our TSA agreements with SuperValu. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our asset-based revolving credit facilities, will be adequate to meet our liquidity needs for the next 12 months and for the foreseeable future. We believe we have adequate cash flow to continue to maintain our current debt ratings and to respond effectively to competitive conditions. In addition, we may enter into refinancing transactions from time to time. There can be no assurance, however, that our business will continue to generate cash flow at or above current levels or that we will maintain our ability to borrow under our revolving credit facilities. See “—Contractual Obligations” for a more detailed description of our commitments as of the end of fiscal 2015.

As of December 3, 2016, we had no borrowings outstanding under our ABL Facility and total availability of approximately $3.2 billion (net of letter of credit usage). As of February 27, 2016, we had approximately $311.0 million of borrowings outstanding under our ABL Facility and total availability of approximately $2.8 billion (net of letter of credit usage). As of February 28, 2015, we had approximately $980.0 million of borrowings outstanding under our asset-based revolving credit facilities and total availability of approximately $1.8 billion (net of letter of credit usage).

The ABL Facility contains no financial maintenance covenants unless and until (a) excess availability is less than (i) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (ii) $250 million at any time or (b) an event of default is continuing. If any such event occurs, we must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (a) no longer exist.

During fiscal 2014, fiscal 2015 and the 40 weeks ended December 3, 2016, there were no financial maintenance covenants in effect under our asset-based revolving credit facilities because the conditions listed above (and similar conditions in our refinanced asset-based revolving credit facilities) had not been met.

Contractual Obligations

The table below presents our significant contractual obligations as of February 27, 2016 (in millions)(1):

	Payments Due Per Year(s)
	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt(2)	$11,703.9	$214.3	$531.5	$2,817.5	$8,140.6
Interest on long-term debt(3)	5,100.5	681.8	1,323.1	1,084.1	2,011.5
Operating leases(4)	5,602.8	740.1	1,301.3	984.8	2,576.6
Capital leases(4)	1,695.5	209.3	379.6	306.8	799.8
Other long-term liabilities(5)	1,320.8	308.7	383.0	188.5	440.6
SVU TSA(6)	253.2	164.6	88.6	—	—
Purchase obligations(7)	627.6	421.2	161.5	31.2	13.7

Total contractual obligations	$26,304.3	$2,740.0	$4,168.6	$5,412.9	$13,982.8

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $7.4 million in fiscal 2015 and is expected to total approximately $10.4 million in fiscal 2016. This table excludes contributions under various multi-employer pension plans, which totaled $379.8 million in fiscal 2015 and are expected to total approximately $400 million in fiscal 2016.
(2)	Long-term debt amounts include asset-backed loans and exclude any original issue discount and deferred financing costs. See Note 8—Long-Term Debt in our consolidated financial statements, included elsewhere in this prospectus, for additional information.
(3)	Amounts include contractual interest payments using the interest rate as of February 27, 2016 applicable to our variable interest term debt instruments and stated fixed rates for all other debt instruments, excluding interest rate swaps. See Note 8—Long-Term Debt in our consolidated financial statements, included elsewhere in this prospectus, for additional information.
(4)	Represents the minimum rents payable under operating and capital leases, excluding common area maintenance, insurance or tax payments, for which the company is also obligated.
(5)	Consists of self-insurance liabilities which have not been reduced by insurance-related receivables. Excludes the $202.7 million of assumed withdrawal liabilities related to Safeway’s previous closure of its Dominick’s division and excludes the unfunded pension and postretirement benefit obligation of $731.0 million. The amount of unrecognized tax benefits ($435.3 million as of February 27, 2016) has been excluded from the contractual obligations table because a reasonably reliable estimate of the timing of future tax settlements cannot be determined. Excludes Casa Ley CVR liability of $269.9 million because the timing of future settlement is uncertain. Also excludes certain deferred liabilities that will not be settled in cash and other lease-related liabilities already reflected as operating lease commitments.

(6)	Represents minimum contractual commitments expected to be paid under the SVU TSAs and the wind-down agreement, executed on April 16, 2015. See Note 15—Related Parties in our consolidated financial statements, included elsewhere in this prospectus, for additional information.
(7)	Purchase obligations include various obligations that have annual purchase commitments. As of February 27, 2016, future purchase obligations primarily relate to fixed asset, marketing and information technology commitments, including fixed price contracts. In addition, in the ordinary course of business, the company enters into supply contracts to purchase product for resale to consumers which are typically of a short-term nature with limited or no purchase commitments. The company also enters into supply contracts which typically include either volume commitments or fixed expiration dates, termination provisions and other customary contractual considerations. The supply contracts that are cancelable have not been included above.

Off-Balance Sheet Arrangements

Guarantees

The company is party to a variety of contractual agreements pursuant to which it may be obligated to indemnify the other party for certain matters. These contracts primarily relate to the company’s commercial contracts, operating leases and other real estate contracts, trademarks, intellectual property, financial agreements and various other agreements. Under these agreements, the company may provide certain routine indemnifications relating to representations and warranties (for example, ownership of assets, environmental or tax indemnifications) or personal injury matters. The terms of these indemnifications range in duration and may not be explicitly defined. The company believes that if it were to incur a loss in any of these matters, the loss would not have a material effect on the company’s financial statements.

We are liable for certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, we could be responsible for the lease obligation, including the 11 store leases that Haggen rejected in its bankruptcy case. As a result, we have recorded a loss of $30.6 million during fiscal 2015 for this estimated liability. See Note 16—Commitments and contingencies and off balance sheet arrangements in the consolidated financial statements of AB Acquisition for additional information. Because of the wide dispersion among third parties and the variety of remedies available, we believe that if an assignee became insolvent it would not have a material effect on our financial condition, results of operations or cash flows. See “Risk Factors—Risks Related to Our Business and Industry—We may have liability under certain operating leases that were assigned to third parties.”

In the ordinary course of business, we enter into various supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations.

Letters of Credit

We had letters of credit of $622.9 million outstanding as of December 3, 2016. The letters of credit are maintained primarily to support our performance, payment, deposit or surety obligations. We pay bank fees ranging from 1.25% to 1.75% plus a fronting fee of 0.125% on the face amount of the letters of credit.

New Accounting Policies Not Yet Adopted

See Note 1—Description of Business, Basis of Presentation and Summary of Significant Accounting Policies in our consolidated financial statements, included elsewhere in this prospectus, for new accounting pronouncements which have not yet been adopted.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a fair and consistent manner. See Note 1—Description of Business, Basis of Presentation and Summary of Significant Accounting Policies in our consolidated financial statements, included elsewhere in this prospectus, for a discussion of our significant accounting policies.

Management believes the following critical accounting policies reflect its more subjective or complex judgments and estimates used in the preparation of our consolidated financial statements.

Vendor Allowances

Consistent with standard practices in the retail industry, we receive allowances from many of the vendors whose products we buy for resale in our stores. These vendor allowances are provided to increase the sell-through of the related products. We receive vendor allowances for a variety of merchandising activities: placement of the vendors’ products in our advertising; display of the vendors’ products in prominent locations in our stores; supporting the introduction of new products into our retail stores and distribution systems; exclusivity rights in certain categories; and compensation for temporary price reductions offered to customers on products held for sale at retail stores. We also receive vendor allowances for buying activities such as volume commitment rebates, credits for purchasing products in advance of their need and cash discounts for the early payment of merchandise purchases. The majority of the vendor allowance contracts have terms of less than one year.

We recognize vendor allowances for merchandising activities as a reduction of cost of sales when the related products are sold. Vendor allowances that have been earned because of completing the required performance under the terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. The amount and timing of recognition of vendor allowances as well as the amount of vendor allowances to be recognized as a reduction of ending inventory require management judgment and estimates. We determine these amounts based on estimates of current year purchase volume using forecast and historical data and a review of average inventory turnover data. These judgments and estimates affect our reported gross profit, operating earnings (loss) and inventory amounts. Our historical estimates have been reliable in the past, and we believe the methodology will continue to be reliable in the future. Based on previous experience, we do not expect significant changes in the level of vendor support.

Self-Insurance Liabilities

We are primarily self-insured for workers’ compensation, healthcare and general and automobile liability. The self-insurance liability is undiscounted and determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. We have established stop-loss amounts that limit our further exposure after a claim reaches the designated stop-loss threshold. In determining our self-insurance liabilities, we perform a continuing review of our overall position and reserving techniques. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities.

Any actuarial projection of self-insured losses is subject to a high degree of variability. Litigation trends, legal interpretations, benefit level changes, claim settlement patterns and similar factors influenced historical development trends that were used to determine the current year expense and, therefore, contributed to the variability in the annual expense. However, these factors are not direct inputs into the actuarial projection, and thus their individual impact cannot be quantified.

Long-Lived Asset Impairment

We regularly review our individual stores’ operating performance, together with current market conditions, for indications of impairment. When events or changes in circumstances indicate that the carrying value of an individual store’s assets may not be recoverable, its future undiscounted cash flows are compared to the carrying value. If the carrying value of store assets to be held and used is greater than the future undiscounted cash flows, an impairment loss is recognized to record the assets at fair value. For property and equipment held for sale, we recognize impairment charges for the excess of the carrying value plus estimated costs of disposal over the fair value. Fair values are based on discounted cash flows or current market rates. These estimates of fair value can be significantly impacted by factors such as changes in the current economic environment and real estate market conditions. Long-lived asset impairment charges were $40.2 million, $266.9 million and $2.0 million in fiscal 2015, 2014 and 2013, respectively.

On December 19, 2014, in connection with the Safeway acquisition, we, together with Safeway, announced that we had entered into agreements to sell 111 Albertsons and 57 Safeway stores across eight states to four separate buyers. The divestiture of these stores was required by the FTC as a condition of closing the Safeway acquisition and was contingent on the closing of the Safeway acquisition. The impairment charge in fiscal 2014 was primarily related to the divestiture of the Albertsons stores.

Business Combination Measurements

In accordance with applicable accounting standards, we estimate the fair value of acquired assets and assumed liabilities as of the acquisition date of business combinations. These fair value adjustments are input into the calculation of goodwill related to the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition.

The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant. The fair value measurements can be based on significant inputs that are not readily observable in the market. The market approach indicates value for a subject asset based on available market pricing for comparable assets. The market approaches used includes prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, adjusted for obsolescence, whether physical, functional or economic.

Goodwill

As of February 27, 2016, our goodwill totaled $1.1 billion, of which $942.4 million was recorded as part of our acquisition of Safeway. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our reporting units that have goodwill balances. We review goodwill for impairment by initially assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the two-step test is performed to identify potential goodwill impairment. If it is determined that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it is unnecessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to performing the first step of the two-step goodwill impairment test. We recognize goodwill impairment for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value. The impairment review requires the use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

The annual evaluation of goodwill performed for our reporting units during the fourth quarters of fiscal 2015, fiscal 2014 and fiscal 2013 did not result in impairment. Based on current and future expected cash flows, we believe goodwill impairments are not reasonably likely.

Equity-Based Compensation

We periodically grant membership interests to employees and non-employees in exchange for services. The membership interests we grant to employees are not traditional stock options or stock awards, but are equity interests in a privately held company that participate in earnings, subject to certain distribution thresholds. We account for these as equity-based awards in accordance with the applicable accounting guidance for equity awards issued to employees and non-employees, respectively. To value these awards, the company has determined that an option pricing model is the most appropriate method to measure the fair value of these awards.

In March 2013, we granted 103 Class C Units (2,641,428 Class C Units following a 25,598 for 1 split in January 2015) (the “Class C Units”) to certain key executives under the company’s Class C Incentive Unit Plan (the “Class C Plan”). Class C Units were accounted for as equity awards to employees in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). The fair value of these grants was based on the grant date fair value, which was based on the enterprise valuation at the date of grant and the residual cash flows distributed to Class C Unit holders after hurdles are met as defined in the limited liability company agreement of AB Acquisition. The fair value of the Class C Units was calculated using an assumed and expected term of three years and no forfeiture rate given the low likelihood that the recipients’ would discontinue working for the company.

The Class C Units granted were valued at $7.70 per unit with a $20.3 million aggregate fair value. Factors contributing to the March 2013 fair value included the acquisition of NAI, which significantly expanded the company’s operations, but whose store performance and expected synergies had not yet been proven.

In January 2015, we granted the following equity awards to employees and non-employees:

•	3.3 million Series 1 Incentive Units (as defined herein) to a member of management under the Incentive Unit Plan (as defined herein). 50% of the Series 1 Incentive Units have a service vesting period of four years from the date awarded and vest 25% on each of the subsequent four anniversaries of such date. The remaining 50% have performance-based vesting terms, which vest 25% on the last day of the company’s fiscal year for each of the following four fiscal years, subject to specific performance targets. The units accelerate upon a qualifying change of control.

•	3.3 million fully vested, non-forfeitable Investor Incentive Units in exchange for services. The units convert into an equal number of ABS Units, NAI Units and Safeway Units based on the fair value of the Investor Incentive Units on the conversion date after five years or upon a qualifying change of control.

•	11.6 million fully vested, non-forfeitable Investor Incentive Units to five institutional investors. The units granted and issued to our institutional investors were treated as non-employee compensation for merger consulting services and direct equity issuance costs related to the Safeway acquisition. The units vest immediately and convert into an equal number of ABS Units, NAI Units and Safeway Units based on the fair market value of the Investor Incentive Units on the conversion date after five years or upon a qualifying change of control.

In fiscal 2015, we issued the following equity awards to employees and non-employees:

•	11.7 million Phantom Units to employees and independent directors of the company. Each Phantom Unit provides the participant with a contractual right to receive upon vesting one Series 2 Incentive Unit. Generally, 50% of the Phantom Units are Time-Based Units (as defined herein) that will vest in four annual installments of 25% on the last day of the company’s fiscal year, commencing with the last day of the fiscal year in which the units are granted, subject to continued service through each vesting date. The remaining 50% of the Phantom Units are Performance-Based Units (as defined herein) that will vest in four annual installments of 25% on the last day of the company’s fiscal year, commencing with the last day of the fiscal year in which the units are granted, subject to continued service through each vesting date, and will also be subject to the achievement of annual performance targets established for each such fiscal year. If the performance target for a fiscal year is not met, but is met in a subsequent fiscal year on a cumulative basis along with the applicable performance target for such subsequent fiscal year, the Performance-Based Units that did not vest with respect to the missed year will vest in such subsequent fiscal year. Upon the consummation of an initial public offering, the unvested Phantom Units that are Performance-Based Units (other than those with respect to a missed year) will convert into Phantom Units that are solely Time-Based Units. Following the consummation of the IPO-Related Transactions, all unvested Phantom Units will accelerate and become vested in the event of the termination of the participant’s employment due to death or disability or by the company without cause.

For the 40 weeks ended December 3, 2016, we issued the following equity awards to employees and non-employees:

•

3.1 million Phantom Units to employees and independent directors of the company, consisting of 1.7 million new awards and 1.4 million previously issued performance-based awards that were deemed to be reissued in October 2016 as time-based awards upon approval by our board of directors of a resolution to waive the performance condition related to fiscal 2016. Each Phantom Unit provides the participant with a contractual right to receive upon vesting one Series 2 Incentive Unit. Generally, 50% of the Phantom Units are Time-Based Units that will vest in four annual installments of 25% on the last day of the company’s fiscal year, commencing with the last day of the fiscal year in which the units are granted, subject to continued service through each vesting date. The remaining 50% of the Phantom Units are

Performance-Based Units that will vest in four annual installments of 25% on the last day of the company’s fiscal year, commencing with the last day of the fiscal year in which the units are granted, subject to continued service through each vesting date, and will also be subject to the achievement of annual performance targets established for each such fiscal year. If the performance target for a fiscal year is not met, but is met in a subsequent fiscal year on a cumulative basis along with the applicable performance target for such subsequent fiscal year, the Performance-Based Units that did not vest with respect to the missed year will vest in such subsequent fiscal year. Upon the consummation of an initial public offering, the unvested Phantom Units that are Performance-Based Units (other than those with respect to a missed year) will convert into Phantom Units that are solely Time-Based Units. Following the consummation of the IPO-Related Transactions, all unvested Phantom Units will accelerate and become vested in the event of the termination of the participant’s employment due to death or disability or by the company without cause.

•	23,392 Phantom Units to independent directors that will vest 100% on the last day of fiscal 2016 subject to the applicable independent director’s continued service through such date.

As of the date of this Prospectus, 6,712,070 Phantom Units are reserved for future issuance.

We determine fair value of unvested and issued awards on the grant date using an option pricing model, adjusted for a lack of marketability and using an expected term or time to liquidity based on judgments made by management. We also consider forfeitures for equity-based grants which are not expected to vest. Expected volatility is calculated based upon historical volatility data from a group of comparable companies over a time frame consistent with the expected life of the awards. The expected risk-free rate is based on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award. Dividend yield was estimated at zero as we do not anticipate making regular future distributions to stockholders. Changes in these inputs and assumptions can materially affect the measurement of the estimated fair value of our equity-based compensation expense.

We are required to estimate the enterprise value underlying our equity-based awards when performing fair value calculations. Due to the prior absence of a market for our equity interests, enterprise value is determined by management with the assistance of valuation specialists. The most recent valuation was performed as of January 2015 and uses a “Market Approach” and “Income Approach” weighted at 50% each. The Market Approach uses the Guideline Public Company Method, which focuses on comparing the subject entity to selected reasonably similar (or guideline) publicly traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the subject entity relative to the selected guideline companies; and (iii) applied to the operating data of the subject entity to arrive at an indication of value. The Income Approach utilized the Discounted Cash Flow (“DCF”) Method. The DCF Method measures the value of the enterprise by estimating the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the company. The steps followed in applying this approach include estimating the expected after-tax cash flows attributable to the company over its life and discounts the cash flows using a rate of return that accounts for both the time value of money and investment risk factors. Management utilized future projections discounted using a present value factor ranging from 9% to 10% and a long-term terminal growth rate of 2.4%. Grants subsequent to our initial public offering will be based on the trading value of our common stock.

The Series 1 Incentive Units and Investor Incentive Units granted in January 2015 were valued at $22.11 per unit with a $403.7 million aggregate fair value. Factors contributing to the January 2015 fair value included the significant improvement of the stores acquired as part of the NAI acquisition in 2013 and realization of operational synergies, the acquisition of United and the acquisition of Safeway, as well as market valuations of comparable publicly traded grocers, and general capital market conditions in the U.S.

The Phantom Units issued in fiscal 2015 were valued at a weighted average of $21.75 per unit with a $254.8 million aggregate fair value. The Phantom Units issued in the 40 weeks ended December 3, 2016 were valued at a weighted average of $16.82 per unit with a $52.9 million aggregate fair value.

The following assumptions were used for the equity awards issued and granted:

	40 weeks ended	Fiscal 2015
	December 3, 2016	February 27, 2016
Dividend yield	—%	—%
Expected volatility	55.2%	41.7%
Risk-free interest rate	0.67%	0.61%
Time to liquidity	1.5 years	1.9 years
Discount for lack of marketability	19.2%	16.0%

Employee Benefit Plans and Collective Bargaining Agreements

Substantially all of our employees are covered by various contributory and non-contributory pension, profit sharing or 401(k) plans, in addition to a dedicated defined benefit plan for Safeway, a plan for NAI and a plan for United employees. Certain employees participate in a long-term retention incentive bonus plan. We also provide certain health and welfare benefits, including short-term and long-term disability benefits to inactive disabled employees prior to retirement. Most union employees participate in multiemployer retirement plans under collective bargaining agreements, unless the collective bargaining agreement provides for participation in plans sponsored by us.

We recognize a liability for the under-funded status of the defined benefit plans as a component of pension and post-retirement benefit obligations. Actuarial gains or losses and prior service costs or credits are recorded within other comprehensive (loss) income. The determination of our obligation and related expense for our sponsored pensions and other post-retirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts. These assumptions include, among other things, the discount rate and expected long-term rate of return on plan assets.

The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. As of February 27, 2016, we changed the method used to estimate the service and interest rate components of net periodic benefit cost for our defined benefit pension plans and other post-retirement benefit plans. Historically, the service and interest rate components were estimated using a single weighted average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. We have elected to use a full yield curve approach in the estimation of service and interest cost components of net pension and other post-retirement benefit plan expense by applying the specific spot rates along the yield curve used in the determination of the projected benefit obligation to the relevant projected cash flows. We utilized weighted discount rates of 3.92% and 3.75% for our pension plan expenses for fiscal 2015 and fiscal 2014, respectively. To determine the expected rate of return on pension plan assets held by us for fiscal 2014, we considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. Our weighted assumed pension plan investment rate of return was 6.96% for fiscal 2015 and 6.97% for fiscal 2014. See Note 14—Employee Benefit Plans and Collective Bargaining Agreements in our consolidated financial statements, included elsewhere in this prospectus, for more information on the asset allocations of pension plan assets.

Sensitivity to changes in the major assumptions used in the calculation of our pension and other post-retirement plan liabilities is illustrated below (dollars in millions).

	Percentage Point Change	Projected Benefit Obligation Decrease /(Increase)	Expense Decrease / (Increase)
Discount rate	+/- 1.00%	$293.2 / $(369.1)	$27.6 / $ 0.5
Expected return on assets	+/- 1.00%	— / —	$20.5 / $(20.5)

In fiscal 2015, we contributed $7.4 million to our pension and post-retirement plans. In the fourth quarter of fiscal 2014, we contributed $260.0 million to the Safeway ERP under a settlement with the PBGC in connection with the Safeway acquisition closing. We expect to contribute approximately $11.8 million to our pension and post-retirement plans in fiscal 2016.

Multiemployer Pension Plans

We contribute to various multiemployer pension plans. These multiemployer plans generally provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Plan trustees typically are responsible for determining the level of benefits to be provided to participants as well as the investment of the assets and plan administration. Expense is recognized in connection with these plans as contributions are funded. We made contributions to these plans of $379.8 million, $113.4 million and $74.2 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. During 2016, we expect to contribute approximately $400 million to multiemployer pension plans, subject to collective bargaining conditions.

Additionally, in conjunction with the Safeway acquisition, we assumed withdrawal liabilities of $221.8 million related to Safeway’s previous closure of its Dominick’s division. The respective pension plans have asserted that we may become obligated to pay an estimated maximum withdrawal liability of approximately $510 million if one of the pension plans, the UFCW Midwest Plan, were to experience a mass withdrawal. A mass withdrawal would require monthly installment payments to be made by us in perpetuity. Our annual installment payments would be limited to 20 years if we are not part of, or the UFCW Midwest Plan does not experience, a mass withdrawal. Our estimate of the withdrawal liability is based on the fact that a mass withdrawal from the UFCW Midwest Plan has not occurred and our belief that a mass withdrawal liability is remote. We are also disputing in arbitration certain factors used to determine the allocation of the unfunded vested benefits and therefore the annual pension payment installments due to the UFCW Midwest Plan. Our estimated liability reflects our best estimate of the probable outcome of this arbitration. Based on the current facts and circumstances, we believe it is reasonably possible that the estimated liability could change from the amount currently recorded as a result of the arbitration, but because we believe that a mass withdrawal from the UFCW Midwest Plan is remote, we believe the payment of the maximum liability of approximately $510 million is also remote. The amount of the withdrawal liability as of February 27, 2016 with respect to the Dominick’s division was $202.7 million, which primarily reflects minimum required payments made subsequent to the date of the Safeway acquisition.

See Note 14—Employee Benefit Plans and Collective Bargaining Agreements in our consolidated financial statements, included elsewhere in this prospectus, for more information relating to our participation in these multiemployer pension plans.

Income Taxes and Uncertain Tax Positions

We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our consolidated financial statements. See Note 13—

Income Taxes in our consolidated financial statements, included elsewhere in this prospectus, for the amount of unrecognized tax benefits and other disclosures related to uncertain tax positions. Various taxing authorities periodically examine our income tax returns. These examinations include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating these various tax filing positions, including state and local taxes, we assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in our financial statements. A number of years may elapse before an uncertain tax position is examined and fully resolved. As of February 27, 2016, we are no longer subject to federal income tax examinations for fiscal years prior to 2007 and in most states are no longer subject to state income tax examinations for fiscal years before 2007. Tax years 2007 through 2015 remain under examination. The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from a variety of sources, including changes in interest rates, foreign currency exchange rates and commodity prices. We have from time to time selectively used derivative financial instruments to reduce these market risks. We do not utilize financial instruments for trading or other speculative purposes, nor do we utilize leveraged financial instruments. Our market risk exposures related to interest rates, foreign currency and commodity prices are discussed below and have not materially changed from the prior fiscal year. We use derivative financial instruments to reduce these market risks related to interest rates.

Interest Rate Risk and Long-Term Debt

We are exposed to market risk from fluctuations in interest rates. We manage our exposure to interest rate fluctuations through the use of interest rate swaps (“Cash Flow Hedges”). Our risk management objective and strategy is to utilize these interest rate swaps to protect the company against adverse fluctuations in interest rates by reducing its exposure to variability in cash flows relating to interest payments on a portion of its outstanding debt. We believe that we are meeting our objectives of hedging our risks in changes in cash flows that are attributable to changes in the LIBOR rate, which is the designated benchmark interest rate being hedged (the “hedged risk”), on an amount of the company’s debt principal equal to the then-outstanding swap notional amount.

Additionally, we had a Deal-Contingent Swap that was entered into on April 16, 2014 in order to reduce our exposure to anticipated variable rate debt issuances in connection with the Safeway acquisition. In accordance with the swap agreement, we receive a floating rate of interest and pay a fixed rate of interest over the life of the contract.

Interest rate volatility could also materially affect the interest rate we pay on future borrowings under the Senior Secured Credit Facilities. The interest rate we pay on future borrowings under the Senior Secured Credit Facilities are dependent on LIBOR. We believe a 100 basis point increase or decrease on our variable interest rates would not be significant.

See Note 7—Derivative Financial Instruments in our consolidated financial statements, included elsewhere in this prospectus, for additional information.

The table below provides information about our interest rate derivatives classified as Cash Flow Hedges, deal-contingent swaps and underlying debt portfolio as of February 27, 2016 (dollars in millions).

	Pay Fixed/Receive Variable
	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020	Thereafter
Cash Flow Hedges and Deal-Contingent Swap
Average notional amount outstanding	$4,628	$3,807	$2,925	$1,921	$1,364	$1,060
Average pay rate	7.08%	7.06%	7.03%	7.27%	7.26%	7.27%
Average receive rate	5.5%	5.5%	5.2%	5.7%	5.92%	6.15%

	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020	Thereafter	Total	Fair Value
Long-Term Debt
Principal payments	$214.3	$315.3	$216.2	$2,313.4	$504.1	$8,140.6	$11,703.9	$11,036.2
Weighted average interest rate(1)	4.63%	5.86%	5.36%	5.35%	2.91%	6.31%	5.91%

(1)	Excludes effect of interest rate swaps. Also excludes deferred financing costs and debt discounts.

Commodity Price Risk

We have entered into fixed price contracts to purchase electricity and natural gas for a portion of our energy needs. We expect to take delivery of these commitments in the normal course of business, and, as a result, these commitments qualify as normal purchases. We do not believe that these energy and commodity swaps would cause a material change to the financial position of the company.

BUSINESS

Our Company

We are one of the largest food and drug retailers in the United States, with both strong local presence and national scale. As of December 3, 2016, we operated 2,327 stores across 35 states and the District of Columbia under 19 well-known banners, including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Carrs and Haggen. We operate in 122 MSAs and are ranked #1 or #2 by market share in 66% of them. We provide our customers with a service-oriented shopping experience, including convenient and value-added services through 1,790 pharmacies, 1,193 in-store branded coffee shops and 384 adjacent fuel centers. We have approximately 276,000 talented and dedicated employees serving on average 35 million customers each week.

Our operating philosophy is simple: we run great stores with a relentless focus on driving sales. We believe that our management team, with decades of collective experience in the food and drug retail industry, has developed a proven and successful operating playbook that differentiates us from our competitors.

We implement our playbook through a decentralized management structure. We believe this approach allows our division and district-level leadership teams to create a superior customer experience and deliver outstanding operating performance. These leadership teams are empowered and incentivized to make decisions on product assortment, placement, pricing, promotional plans and capital spending in the local communities and neighborhoods they serve. Our store directors are responsible for implementing our operating playbook on a daily basis and ensuring that our employees remain focused on delivering outstanding service to our customers.

We believe that the execution of our operating playbook, among other factors, including improved economic conditions and consumer confidence, has enabled us to grow sales, profitability and free cash flow across our business. During fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016, on a supplemental basis including acquired Safeway, NAI and United stores, our identical store sales grew at 4.6%, 4.8% and 0.5%, respectively. At Safeway, our identical store sales during fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016 grew at 3.0%, 5.0% and 0.9%, respectively. Given the deflationary trends in certain commodities, such as meat, eggs and dairy, identical store sales for the third quarter of fiscal 2016 decreased. However, despite such deflationary trends, we have achieved identical store sales growth on an overall basis and have been able to maintain or increase our share in the food retail channel during the first three quarters of fiscal 2016. While we anticipate deflationary trends in certain commodities to continue through the end of fiscal 2016 and into fiscal 2017, we plan to maintain our price competitiveness in order to drive customer traffic. We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores. The rates of identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, for fiscal 2014 and fiscal 2015 have been adjusted for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores. Without adjusting for this impact, identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, during fiscal 2014 and fiscal 2015 would have been 4.7% and 4.6%, respectively.

We are currently executing on an annual synergy plan of approximately $800 million related to the acquisition of Safeway, which we expect to achieve by the end of fiscal 2018. We expect to deliver annual run-rate synergies related to the acquisition of Safeway of approximately $630 million by the end of fiscal 2016.

For fiscal 2015, we generated net sales of $58.7 billion, Adjusted EBITDA of $2.7 billion and free cash flow, which we define as Adjusted EBITDA less capital expenditures, of $1.7 billion. For the first three quarters of fiscal 2016, we generated net sales of $45.9 billion, Adjusted EBITDA of $2.1 billion and free cash flow of $1.1 billion. In addition to realizing increased sales, profitability and free cash flow through the implementation of our operating playbook, we expect synergies from the Safeway acquisition to enhance our profitability and free cash flow over the next few years.

Our Integration History and Banners

Over the past ten years, we have completed a series of acquisitions, beginning with our purchase of Albertson’s LLC in 2006. This was followed in March 2013 by our acquisition of NAI from SuperValu, which included the Albertsons stores that we did not already own and stores operating under the Acme, Jewel-Osco, Shaw’s and Star Market banners. In December 2013, we acquired United, a regional grocery chain in North and West Texas. In January 2015, we acquired Safeway in a transaction that significantly increased our scale and geographic reach. We also completed the acquisition of 73 stores from A&P for our Acme banner and 35 stores from Haggen during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, 15 of which operate under the Haggen banner. We continually review acquisition opportunities that we believe are synergistic with our existing store network and we intend to continue to participate in the ongoing consolidation of the food retail industry. Any future acquisitions may be material.

The following illustrative map represents our regional banners and combined store network as of December 3, 2016. We also operate 28 strategically located distribution centers and 18 manufacturing facilities. Approximately 46% of our stores are owned or ground-leased. Together, our owned and ground-leased properties have a value of approximately $12.1 billion (see “—Properties”). Our principal banners are described in more detail below.

Albertsons

Under the Albertsons banner, which dates back to 1939, we operate 482 stores in 15 states across the Western and Southern United States. In addition to our broad grocery offering, approximately 394 Albertsons stores include in-store pharmacies (offering prescriptions, immunizations, online prescription refills and prescription savings plans), and we operate five fuel centers adjacent to our Albertsons stores. The operating performance of the Albertsons stores that we acquired in 2013 has significantly improved since acquisition.

Safeway

We operate 1,265 Safeway stores in 19 states across the Western, Southern and Mid-Atlantic regions of the United States, as well as the District of Columbia. We operate these stores under the Safeway banner, which dates back to 1926, as well as the Vons, Pavilions, Randalls, Tom Thumb, Carrs and Haggen banners. Our Safeway stores also provide convenience to our customers through a network of 996 in-store pharmacies and 342 adjacent fuel centers.

The Safeway acquisition has better positioned us for long-term growth by providing us with a broader assortment of products, a more efficient supply chain, enhanced fresh and perishable offerings and a high-quality and expansive portfolio of own brand products. These improvements enable us to respond to changing customer tastes and preferences and compete more effectively in a highly competitive industry.

Safeway has achieved consistent positive identical store sales growth over 22 of the past 23 fiscal quarters, driven in part by continued investment in the store base (with approximately 81% of Safeway stores new or remodeled since 2003) and the implementation of local marketing programs to enhance sales. Safeway experienced an acceleration in identical store sales growth, from 1.4% in fiscal 2013 to 3.0% in fiscal 2014, 5.0% in fiscal 2015 and 0.9% in the first three quarters of fiscal 2016.

Acme, Jewel-Osco, Shaw’s and Star Market

Under the Acme, Jewel-Osco, Shaw’s and Star Market banners, we operate 519 stores, 348 in-store pharmacies and five adjacent fuel centers in 14 states across the Mid-Atlantic, Midwest and Northeast regions of the United States. Each of these banners has an operating history going back more than 100 years, has excellent store locations and has a loyal customer base. The operating performance of these banners has significantly improved since we acquired them in 2013.

United Supermarkets

In the North and West Texas area, we operate 61 stores under the United Supermarkets, Amigos and Market Street banners, together with 32 adjacent fuel centers and 12 United Express convenience stores. Our acquisition of United in December 2013 represented a unique opportunity to add a growing and profitable business in the growing Texas economy with an experienced and successful management team in place. Retaining the local management team was critical to our acquisition thesis. We have leveraged their abilities by both re-assigning and opening additional stores under their direct oversight. The United management team has considerable expertise in meeting the preferences of an upscale customer base with its Market Street format. United addresses its significant Hispanic customer base through its Amigos format, which we intend to leverage across other relevant regions going forward. We also benefit from distribution center and transportation efficiencies as a result of United’s adjacencies to our other operating divisions in the Southwest.

Our Organizational Structure and Operating Playbook

Our Organizational Structure

We are organized across 14 operating divisions. We operate with a decentralized management structure. Our division and district-level leadership teams are responsible and accountable for their own sales, profitability and capital expenditures, and are empowered and incentivized to make decisions on product assortment, placement, pricing, promotional plans and capital spending to best serve the local communities and neighborhoods they serve. Our division leaders collaborate to facilitate the rapid sharing of best practices. Our local merchandising teams spend considerable time working with store directors to make sure we are satisfying consumer preferences. Our store directors are responsible for ensuring that our employees provide outstanding service to our customers. We believe that this aspect of our operating playbook, combined with ongoing investments in store labor, coordinated employee training and a simple, well-understood quarterly sales and EBITDA-based bonus structure, fosters an organization that is nimble and responsive to the local tastes and preferences of our customers.

Our executive management team sets long-term strategy and annual objectives for our 14 divisions. They also facilitate the sharing of expertise and best practices across our business, including through the operation of centers of excellence for areas such as our own brands, space planning, pricing analytics, promotional effectiveness, product category trends and consumer insights. They seek to leverage our national scale by driving our efforts to maintain and deepen strong relationships with large, national consumer products vendors. The executive management team also provides substantial data-driven analytical support for decision-making, providing division management teams with insights on their relative performance. Together, all of these elements reinforce our high standards of store-level execution and foster a collaborative, competitive and winning culture.

Our Operating Playbook

Our management team has developed and implemented a proven and successful operating playbook to drive sales growth, profitability and free cash flow. Our playbook covers every major facet of store-level operations and is executed by local leadership under the supervision of our executive management team. Our playbook is based on the following key concepts:

•	Operate Our Stores to the Highest Standards. We ensure that our stores are always “full, fresh, friendly and clean.” Our efforts are driven through our rigorous G.O.L.D. (Grand Opening Look Daily) program that is focused on delivering fresh offerings, well-stocked shelves, and clean and brightly lit departments.

•	Deliver Superior Customer Service. We focus on providing superior customer service. We consistently invest in store labor and training, and our simple and well-understood sales- and EBITDA-based bonus structure ensures that our employees are properly incentivized. We measure customer satisfaction scores weekly and hold management accountable for continuous improvement. Our focus on customer service is reflected in our improving customer satisfaction scores and identical store sales growth.

•	Provide a Compelling Product Offering. We focus on providing the highest quality fresh, natural and organic assortments to meet the demands of our customers, including through our private label brands, which we refer to as our own brands, such as Open Nature and O Organics. Our own brands products achieved over $10 billion in sales in fiscal 2015, and our company’s portfolio of USDA-certified organic products is one of the largest and fastest growing in the industry. In addition, we offer high-volume, high-quality and differentiated signature products, including fresh fruit and vegetables cut in-store, cookies and fried chicken prepared using our proprietary recipes, in-store roasted turkey and freshly-baked bread. Our decentralized operating structure enables our divisions to offer products that are responsive to local tastes and preferences.

•	Offer an Attractive Value Proposition to Our Customers. We maintain price competitiveness through systematic, selective and thoughtful price investment to drive customer traffic and basket size. We also use our loyalty programs, including just for U, MyMixx and our fuel-based rewards programs, as well as our strong own brand assortment to improve customer perception of our value proposition.

•	Drive Innovation Across our Network of Stores. We focus on innovation to enhance our customers’ in-store experience, generate customer loyalty and drive traffic and sales growth. We ensure that our stores benefit from modern décor, fixtures and store layout. We systematically monitor emerging trends in food and source new and innovative products to offer in our stores. In addition, we are focused on continuing to deliver personalized and promotional offers to further develop our relationship with our customers. Our focus on personalization includes the expansion of our “click-and-pick” home delivery services in which items selected online by our customers are picked from our store shelves by our associates and delivered by our associates right to our customers’ kitchen counters.

•	Make Disciplined Capital Investments. We believe that our store base is modern and in excellent condition. We apply a disciplined approach to our capital investments, undertaking a rigorous cost-benefit analysis and targeting an attractive return on investment. Our capital budgets are subject to approval at the corporate level, but we empower our division leadership to prudently allocate capital to projects that will generate the highest return.

Identical Store Sales

We believe that the execution of our operating playbook has been an important factor in the identical store sales growth across our company. The charts below illustrate historical identical store sales growth across AB Acquisition (on a supplemental basis including the acquired Safeway, NAI and United stores) and separately for the Safeway stores:

(1)	Calculated irrespective of date of acquisition.
(2)	After adjusting for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores.
(3)	We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores.
(4)	Identical store sales for fiscal year to date 2016 are calculated as of the end of the third quarter of fiscal 2016.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and contribute to our ongoing success:

Powerful Combination of Strong Local Presence and National Scale.    We operate a portfolio of well-known banners with both strong local presence and national scale. We have leading positions in many of the largest and fastest-growing MSAs in the United States. Given the long operating history of our banners, many of our stores form an important part of the local communities and neighborhoods in which they operate and occupy “First-and-Main” locations. We believe that our combination of local presence and national scale provides us with competitive advantages in brand recognition, customer loyalty and purchasing, marketing and advertising and distribution efficiencies.

Best-in-Class Management Team with a Proven Track Record.    We have assembled a best-in-class management team with decades of operating experience in the food and drug retail industry. Our Chairman and Chief Executive Officer, Bob Miller, has over 50 years of food and drug retail experience, including serving as Chairman and CEO of Fred Meyer and Rite Aid and Vice Chairman of Kroger. We have created an Office of the CEO to set long-term strategy and annual objectives for our

14 divisions. The Office of the CEO is comprised of Bob Miller, Wayne Denningham (Chief Operating Officer), Justin Dye (Chief Administrative Officer) and Shane Sampson (Chief Marketing and Merchandising Officer), each of whom brings significant leadership and operational experience with long tenures at our company and within the industry. Our Executive and Senior Vice Presidents and our division, district and store-level leadership teams are also critical to the success of our business. Our ten Executive Vice Presidents, 18 Senior Vice Presidents and 14 division Presidents have an average of almost 20, 22 and 30 years of service, respectively, with our company.

Proven Operating Playbook.    We believe that the execution of our operating playbook has been an important factor in the identical store sales growth across our company. During fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016, on a supplemental basis including acquired Safeway, NAI and United stores, our identical store sales grew at 4.6%, 4.8% and 0.5%, respectively. At Safeway, our identical store sales during fiscal 2014, fiscal 2015 and the first three quarters of fiscal 2016 grew at 3.0%, 5.0% and 0.9%, respectively. Given the deflationary trends in certain commodities, identical store sales for the third quarter of fiscal 2016 decreased. However, despite such deflationary trends, we have achieved identical store sales growth on an overall basis and have been able to maintain or increase our share in the food retail channel during the first three quarters of fiscal 2016. While we anticipate deflationary trends in certain commodities to continue through the end of fiscal 2016 and into fiscal 2017, we plan to maintain our price competitiveness in order to drive customer traffic. We believe that our fiscal 2015 identical store sales and customer traffic benefited from the poor performance or closure of A&P and Haggen stores under prior ownership. We also believe that during fiscal 2016 our identical store sales and customer traffic comparisons to fiscal 2015 were negatively impacted in certain markets from our acquisition or re-opening of A&P and Haggen stores. The rates of identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, for fiscal 2014 and fiscal 2015 have been adjusted for the positive sales impact in one of our divisions during the second quarter of fiscal 2014 resulting from a labor dispute at a competitor that caused a temporary closure of its stores. Without adjusting for this impact, identical store sales growth for our stores, on a supplemental basis including acquired Safeway, NAI and United stores, during fiscal 2014 and fiscal 2015 would have been 4.7% and 4.6%, respectively.

Strong Free Cash Flow Generation.    Our strong operating results, in combination with our disciplined approach to capital allocation, have resulted in the generation of strong free cash flow. We generated free cash flow of approximately $1.7 billion and $1.1 billion in fiscal 2015 and the first three quarters of fiscal 2016, respectively. Our ability to grow free cash flow will be enhanced by the synergies we expect to achieve from our acquisition of Safeway. We expect to deliver approximately $800 million of annual synergies by the end of fiscal 2018, and expect to achieve approximately $630 million on an annual run-rate basis by the end of fiscal 2016.

Significant Acquisition and Integration Expertise.    Growth through acquisition is an important component of our strategy, both to enhance our competitiveness in existing markets (as with recent acquisitions for our Jewel-Osco banner) and to expand our footprint into new markets (as with the United acquisition). We acquired 73 stores from A&P for our Acme banner and 35 stores from Haggen for our Albertsons banner during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, including 15 stores that operate under the Haggen banner. We continually review acquisition opportunities that we believe are synergistic with our existing store network. We have developed a proprietary and repeatable blueprint for integration, including a clearly defined plan for the first 100 days. We believe that our ability to integrate acquisitions is significantly enhanced by our decentralized approach, which allows us to leverage the expertise of incumbent local management teams. We have also developed significant expertise in synergy planning and delivery. We believe that the acquisition and integration experience of our management team, together with the considerable transactional expertise of our equity sponsors, positions us well for future acquisitions as the food and drug retail industry continues to consolidate.

For more information on our ability to achieve any expected synergies, see “Risk Factors—Risks Related to the Safeway, A&P and Haggen Acquisitions and Integration—We may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the Safeway acquisition.”

Our Strategy

Our operating philosophy is simple: we run great stores with a relentless focus on sales growth. We believe there are significant opportunities to grow sales and enhance profitability and free cash flow, through execution of the following strategies:

Continue to Drive Identical Store Sales Growth.    Consistent with our operating playbook, we plan to deliver identical store sales growth by implementing the following initiatives:

•	Enhancing and Upgrading Our Fresh, Natural and Organic Offerings and Signature Products. We continue to enhance and upgrade our fresh, natural and organic offerings across our meat, produce, service deli and bakery departments to meet the changing tastes and preferences of our customers. We also believe that continued innovation and expansion of our high-volume, high-quality and differentiated signature products will contribute to stronger sales growth.

•	Expanding Our Own Brand Offerings. We continue to drive sales growth and profitability by extending our own brand offerings across our banners, including high-quality and recognizable brands such as O Organics, Open Nature, Eating Right and Lucerne. Our own brands products achieved over $10 billion in sales in fiscal 2015.

•	Leveraging Our Effective and Scalable Loyalty Programs. We believe we can grow basket size and improve the shopping experience for our customers by expanding our just for U, MyMixx and fuel-based loyalty programs. In addition, we believe we can further enhance our merchandising and marketing programs by utilizing our customer analytics capabilities, including advanced digital marketing and mobile applications. We expanded our home delivery offering to 10 new markets in fiscal 2016, and expect to serve eight of the ten most populous MSAs in fiscal 2017.

•	Capitalizing on Demand for Health and Wellness Services. We intend to leverage our portfolio of 1,790 pharmacies and our growing network of wellness clinics to capitalize on increasing customer demand for health and wellness services. Pharmacy customers are among our most loyal, and their average weekly spend is over 2.5x that of our non-pharmacy customers. We plan to continue to grow our pharmacy script counts through new patient prescription transfer programs and initiatives such as clinic, hospital and preferred network partnerships, which we believe will expand our access to patients. We believe that these efforts will drive sales growth and generate customer loyalty.

•	Continuously Evaluating and Upgrading Our Store Portfolio. We plan to pursue a disciplined but committed capital allocation strategy to upgrade, remodel and relocate stores to attract customers to our stores and to increase store volumes. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We believe that our store base is in excellent condition, and we have developed a remodel strategy that is both cost-efficient and effective.

•	Driving Innovation. We intend to drive traffic and sales growth through constant innovation. We will remain focused on identifying emerging trends in food and sourcing new and innovative products. We will also seek to build new, and enhance existing, customer relationships through our digital capabilities.

•	Sharing Best Practices Across Divisions. Our division leaders collaborate to ensure the rapid sharing of best practices. Recent examples include the expansion of our O Organics offering across banners, the accelerated roll-out of signature products such as Albertsons’ fresh fruit and vegetables cut in-store and a broader assortment and new fixtures for our wine and floral shops, implementing Safeway’s successful strategy across many of our banners.

We believe the combination of these actions and initiatives, together with the attractive industry trends described in more detail under “—Our Industry,” will continue to drive identical store sales growth.

Enhance Our Operating Margin.    Our focus on identical store sales growth provides an opportunity to enhance our operating margin by leveraging our fixed costs. We plan to realize further margin benefit through added scale from partnering with vendors and by achieving efficiencies in manufacturing and distribution. In addition, we maintain a disciplined approach to expense management and budgeting.

Implement Our Synergy Realization Plan.    We are currently executing on an annual synergy plan of approximately $800 million from the acquisition of Safeway, which we expect to achieve by the end of fiscal 2018, with associated one-time costs of approximately $840 million (net of estimated synergy-related asset sale proceeds). During fiscal 2015 and the first three quarters of fiscal 2016, we achieved synergies from the Safeway acquisition of approximately $250 million and $435 million, respectively, and we expect to achieve synergies of approximately $575 million in fiscal 2016, or approximately $630 million on an annual run-rate basis by the end of fiscal 2016, principally from savings related to corporate and division overhead, our own brands, vendor funds and marketing and advertising cost reductions. Approximately 80% of our $800 million annual synergy target is independent of sales growth, which we believe significantly reduces the risk of achieving our target.

Our detailed synergy plan was developed on a bottom-up, function-by-function basis by combined Albertsons and Safeway teams. Synergies are expected to consist of approximately 28% from operational efficiencies within our back office, distribution and manufacturing operations, 21% from the conversion of Albertsons stores onto Safeway’s information technology systems, 14% from increased own brand penetration and improved synergies and 15% from improved vendor relationships. An additional 22% of synergies are expected to come from optimizing marketing and advertising spend in adjacent regions, as well as actionable synergies in pharmacy, utilities and insurance. A more detailed description of the expected sources of synergy is set out below:

•	Corporate and Division Cost Savings. We are removing complexity from our business by simplifying business processes and rationalizing redundant positions. As part of this process, we have finalized the plans and timing of headcount reductions in connection with our acquisition of Safeway, and, as of February 27, 2016, these reductions were substantially complete. In addition, we are taking steps to reduce transportation costs due to reduced mileage, improved facility utilization and fleet rationalization.

•	IT Conversion. We are in the process of converting our Albertsons and NAI stores, distribution centers and systems onto Safeway’s IT systems, which we believe will result in significant savings as we wind down our transition services agreements with SuperValu. We have obtained Safeway systems access for Albertsons and NAI users, developed initial consolidated reporting, launched our Data Integrity/Validation team and consolidated email directories across the company. In addition, we hired new Chief Information and Chief Information Security Officers in fiscal 2015.

•

Own Brands.    We are leveraging the high-quality and expansive portfolio of our own brand products, consumer brands and manufacturing facilities owned by Safeway to improve profitability across our company. We recently developed a plan to redesign and consolidate our own brand packaging, which will no longer be differentiated by banners. Upon completion, each of our banners will offer the same own brand products. We have launched 3,000 distinct products with our new “Signature” branding and have made the majority of our own brand products available to most or all of our Albertsons and NAI stores for sale to our customers.

•	Vendor Funding. We believe our increased scale will provide optimized and improved vendor relationships, through which we receive allowances and credits for volume incentives, promotional allowances and new product placement. We intend to leverage our scale through our joint accelerated growth program with leading consumer packaged goods vendors.

•	Marketing and Advertising. We believe our scale provides opportunities for marketing and advertising savings, primarily from lower advertising rates in overlapping regions and reduced agency spend. We intend to leverage our scale, but operate locally. Our national team will execute cutting-edge merchandising programs, optimize best practice sharing across divisions and enhance consumer understanding through consumer insight and analysis. Our local marketing teams will set brand strategy and communicate brand message to customers through the use of direct mail, radio, email and web applications, just for U and MyMixx personalization, television, social media, display and signage, search engines and weekly inserts. We also intend to develop and leverage cutting-edge loyalty and digital marketing programs. Since the Safeway acquisition, we have outsourced tactical advertising functions and implemented a standardized consumer survey index across the company.

•	Pharmacy, Utilities and Insurance. We intend to consolidate managed care provider reimbursement programs, increase vaccine penetration and leverage our combined scale for volume discounts on branded and generic drugs. We entered into a five-year distribution agreement with McKesson Corporation (“McKesson”) to source and distribute both branded and generic pharmaceuticals, which commenced on April 1, 2016. Assuming that this agreement had been effective during fiscal 2015, management estimates that our purchases from McKesson would have represented approximately 8.3% of our fiscal 2015 sales. We will also benefit from the conversion of our banners to Safeway’s leading energy purchasing program that will allow us to buy a portion of our electrical power needs at wholesale prices. In addition, we expect to lower our corporate insurance costs by leveraging best practices and scale across the combined company. In addition, in May 2015 we hired a new Senior Vice President of Pharmacy, Health and Wellness to help grow our pharmacy business.

For more information on our ability to achieve any expected synergies, see “Risk Factors—Risks Related to the Safeway, A&P and Haggen Acquisitions and Integration—We may not be able to achieve the full amount of synergies that are anticipated, or achieve the synergies on the schedule anticipated, from the Safeway acquisition.”

Selectively Grow Our Store Base Organically and Through Acquisition.    We intend to continue to grow our store base organically through disciplined but committed investment in new stores. We opened seven and eight new stores in fiscal 2015 and the first three quarters of fiscal 2016, respectively, and expect to have opened a total of 16 new stores and completed approximately 200 upgrade and remodel projects by the end of fiscal 2016. We acquired 73 stores from A&P for our Acme banner and 35 stores from Haggen for our Albertsons banner during fiscal 2015, and we acquired an additional 29 stores from Haggen during fiscal 2016, of which 15 operate under the Haggen banner. We evaluate acquisition opportunities on an ongoing basis as we seek to strengthen our competitive position in existing markets or expand our footprint into new markets. We believe our healthy balance sheet and decentralized structure provide us with strategic flexibility and a strong platform to make acquisitions. We believe our successful track record of integration and synergy delivery provides us with an opportunity to further enhance sales growth, leverage our cost structure and increase profitability and free cash flow through selected acquisitions. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us, and we are currently participating in processes regarding several potential acquisition opportunities, including ones that would be significant to us. Certain of our acquisitions may involve the issuance of shares of our common stock. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after the closing of this offering.

Our Industry

We operate in the $593 billion U.S. food and drug retail industry, a highly fragmented sector with a large number of companies competing locally and a limited number of companies with a national footprint. From 2011 through 2015, food and drug retail industry revenues increased at an average annual rate of 1.0%, driven in part by improving macroeconomic factors including gross domestic product, household disposable income, consumer confidence and employment. Several food items and categories, including meat, eggs and dairy, experienced price deflation in 2016 and price deflation is expected to continue in several food categories into 2017. On an annual basis, Food-at-Home inflation is forecasted to be between 1.00% and 2.00% in 2017. In addition to macroeconomic factors, the following trends, in particular, are expected to drive sales across the industry:

•	Customer Focus on Fresh, Natural and Organic Offerings. Evolving customer tastes and preferences have caused food retailers to improve the breadth and quality of their fresh, natural and organic offerings. This, in turn, has resulted in the increasing convergence of product selections between conventional and alternative format food retailers.

•	Converging Approach to Health and Wellness. Customers increasingly view their food shopping experience as part of a broader approach to health and wellness. As a result, food retailers are seeking to drive sales growth and customer loyalty by incorporating pharmacy and wellness clinic offerings in their stores.

•	Increased Customer Acceptance of Own Brand Offerings. Increased customer acceptance has driven growth in demand for own brand offerings, including the introduction of premium store brands. In general, own brand offerings have a higher gross margin than similarly positioned products of national brands.

•	Loyalty Programs and Personalization. To remain competitive and generate customer loyalty, food retailers are increasing their focus on loyalty programs that target the delivery of personalized offers to their customers. Food retailers are also expected to seek to strengthen customer loyalty by introducing mobile applications that allow customers to make purchases, access loyalty card data and check prices while in-store.

•	Convenience as a Differentiator. Industry participants are addressing customers’ desire for convenience through in-store amenities and services, including store-within-store sites such as coffee bars, fuel centers, banks and ATMs. Customer convenience is important for traditional grocers that must differentiate themselves from other mass retailers, club stores and other food retailers. The increasing penetration of e-commerce competition has prompted food retailers to develop or outsource online and mobile applications for home delivery, pickup and digital shopping solutions with customer convenience in mind. It has also resulted in the emergence of a number of online-only food and drug offerings.

Properties

As of December 3, 2016, we operated 2,327 stores located in 35 states and the District of Columbia as shown in the following table:

Location	Number of Stores	Location	Number of Stores	Location	Number of Stores
Alaska	25	Indiana	4	New York	17
Arizona	144	Iowa	1	North Dakota	1
Arkansas	1	Louisiana	18	Oregon	125
California	598	Maine	21	Pennsylvania	52
Colorado	113	Maryland	70	Rhode Island	8
Connecticut	4	Massachusetts	78	South Dakota	3
Delaware	20	Montana	38	Texas	220
District of Columbia	13	Nebraska	5	Utah	5
Florida	3	Nevada	48	Vermont	19
Hawaii	22	New Hampshire	28	Virginia	40
Idaho	41	New Jersey	83	Washington	228
Illinois	181	New Mexico	35	Wyoming	15

The following table summarizes our stores by size as of December 3, 2016:

Square Footage	Number of Stores	Percent of Total
Less than 30,000	208	8.9%
30,000 to 50,000	820	35.3%
More than 50,000	1,299	55.8%

Total stores	2,327	100.0%

Approximately 46% of our operating stores are owned or ground-leased properties. Together, our owned and ground-leased properties have a value of approximately $12.1 billion. Appraisals of our real estate were conducted by Cushman & Wakefield, Inc. between the fourth quarter of 2012 and the second quarter of fiscal 2016. The foregoing value estimate includes a third-party valuation of United properties relied on by management and is adjusted to give effect to FTC-mandated divestitures and other asset sales since the dates of the appraisals.

Our corporate headquarters are located in Boise, Idaho. We own our headquarters. The premises is approximately 250,000 square feet in size. In addition to our corporate headquarters, we have corporate offices in Pleasanton, California and Phoenix, Arizona. We are in the process of consolidating our corporate campuses and division offices to increase efficiency.

On December 23, 2014, Safeway and its wholly-owned real estate development subsidiary, PDC, sold substantially all of the net assets of PDC to Terramar Retail Centers, LLC, an unrelated party. PDC’s assets were comprised of shopping centers that are completed or under development. Most of these centers included grocery stores that are leased back to Safeway.

Products

Our stores offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services. We are not dependent on any individual supplier, and no third-party supplier represented more than 5% of our fiscal 2015 sales. During fiscal 2015, approximately 22% of sales, excluding fuel and pharmacy, were from our own brand products. The following table represents sales by revenue by similar type of product (in millions). Year over year increases in volume reflect acquisitions as well as identical store sales growth.

	Fiscal Year
	2015		2014		2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Non-perishables(1)	$26,284	44.8%	$12,906	47.5%	$9,956	49.6%
Perishables(2)	23,661	40.3%	11,044	40.6%	7,842	39.1%
Pharmacy	5,073	8.6%	2,603	9.6%	2,019	10.1%
Fuel	2,955	5.0%	387	1.4%	47	0.2%
Other(3)	761	1.3%	259	0.9%	191	1.0%

Total	$58,734	100.0%	$27,199	100.0%	$20,055	100.0%

(1)	Consists primarily of general merchandise, grocery and frozen foods.
(2)	Consists primarily of produce, dairy, meat, deli, floral and seafood.
(3)	Consists primarily of lottery and various other commissions and other miscellaneous income.

Distribution

As of December 3, 2016, we operated 28 strategically located distribution centers, 64% of which are owned or ground-leased. Our distribution centers collectively provide approximately 64% of all products to our retail operating areas. We are in the process of consolidating our distribution centers and moving Albertsons and NAI stores, distribution centers and systems onto Safeway’s IT systems in order to operate our entire distribution network across one unified platform.

Manufacturing

As measured by units for fiscal 2015, 12% of our own brand merchandise was manufactured in company-owned facilities, and the remainder of our own brand merchandise was purchased from third parties. We closely monitor make-versus-buy decisions on internally sourced products to optimize our profitability. In addition, we believe that our scale will provide opportunities to leverage our fixed manufacturing costs in order to drive innovation across our own brand portfolio.

We operated the following manufacturing and processing facilities as of December 3, 2016:

Facility Type	Number
Milk plants	6
Soft drink bottling plants	4
Bakery plants	3
Grocery/prepared food plants	2
Ice cream plants	2
Ice plant	1

Total	18

In addition, we operate laboratory facilities for quality assurance and research and development in certain plants and at our corporate offices.

Marketing, Advertising and Online Sales

Our marketing efforts involve collaboration between our national marketing and merchandising team and local divisions and stores. We augment the local division teams with corporate resources and are focused on providing expertise, sharing best practices and leveraging scale in partnership with leading consumer packaged goods vendors. Our corporate teams support divisions by providing strategic guidance in order to drive key areas of our business, including pharmacy, general merchandise and our own brands. Our local marketing teams set brand strategy and communicate brand messages through our integrated digital and physical marketing and advertising channels. Our online ordering platform, www.safeway.com, was the fourth largest in the United States based on estimated 2015 sales. We are expanding our “click and pick” home delivery services, in which items selected online by our customers are picked from our store shelves by our associates and delivered by our associates right to our customers’ kitchen counters, to 10 new markets in fiscal 2016, and expect to serve eight of the ten most populous MSAs by the second quarter of fiscal 2017.

Relationship with SuperValu

Transition Services Agreements with SuperValu

Services.    Currently, SuperValu provides certain business support services to Albertsons and NAI pursuant to the SVU TSAs. The services provided by SuperValu to Albertsons and NAI include back office, administrative, IT, procurement, insurance and accounting services. Albertsons provides records management and retention services and environmental services to SuperValu, and also provides office space to SuperValu at our Boise offices. NAI provides pharmacy services to SuperValu.

Fees.    Albertsons’ and NAI’s fees under the SVU TSAs are 50% fixed and 50% variable, and are determined in part based on the number of stores and distribution centers receiving services, which number can be reduced by Albertsons and by NAI at any time upon five weeks’ notice, with a corresponding reduction in the variable portion of the fees due to SuperValu.

Albertsons, in its capacity as a recipient of services from SuperValu, paid total fees related to the SVU TSAs of $84.2 million for fiscal 2015. The expected fee due to SuperValu for fiscal 2016 is $56.5 million. SuperValu reimburses Albertsons’ monthly expenses incurred in connection with providing office space to SuperValu at our Boise offices, as well as fees for records management and retention services, and environmental services.

NAI, in its capacity as a recipient of services from SuperValu, paid total fees related to the SVU TSAs of $87.8 million for fiscal 2015. The expected fee due to SuperValu for fiscal 2016 is $96.1 million. SuperValu pays NAI fees based on the number of operating SuperValu pharmacies receiving services.

Term.    The provision of services commenced in March 2013 and terminates on September 21, 2018. Each of SuperValu, Albertsons and NAI has seven remaining one-year consecutive options to extend the term for receipt of services under the SVU TSAs, exercisable one year in advance.

Transition and Wind Down of SuperValu TSA Services

We are in the process of converting our Albertsons and NAI stores, distribution centers and systems to Safeway’s IT systems and, in April 2015, we reached an agreement with SuperValu for its support of our implementation of this IT conversion. Specifically, we have agreed to pay SuperValu $50 million in the aggregate, subject to certain conditions, by November 1, 2018 to support the transition and wind down of the SVU TSAs, including the transition of services supporting Albertsons and NAI stores, distribution centers, divisions, back office, general office, surplus properties and other functions and facilities. We also agreed with SuperValu to negotiate in good faith if either the costs associated with the transition and wind down services are materially higher (i.e., 5% or more) than anticipated, or SuperValu is not performing in all material respects the transition and wind down services as needed to support our transition and wind down activities.

SuperValu—Albertsons and NAI Trademark Cross Licenses

In March 2013, NAI and Albertsons each entered into a trademark cross licensing agreement with SuperValu, pursuant to which each party granted the other a non-exclusive, royalty-free license to use certain proprietary rights (e.g., trademarks, trade names, trade dress, service marks, banners, etc.) consistent with the parties’ past practices and uses of the relevant proprietary rights. The cross license agreements will each remain in effect for so long as and to the extent that either party to the cross-license agreements owns any of the proprietary rights subject to the agreements.

Lancaster Operating and Supply Agreement

In March 2013, NAI entered into an operating and supply agreement with SuperValu for the operation of, and supply of products from, the distribution center located in the Lancaster, Pennsylvania area (the “Lancaster Agreement”). Under the Lancaster Agreement, NAI owns the Lancaster distribution center and SuperValu manages and operates the distribution center on behalf of NAI. In addition, SuperValu supplies NAI’s Acme and Shaw’s stores from the distribution center under a shared costs arrangement, allocating costs ratably based on each parties’ use of the distribution center. Unless earlier terminated, the initial term of the Lancaster Agreement continues until March 21, 2018. Subject to either party’s right to terminate the Lancaster Agreement for any reason and without cause upon 24 months’ notice, SuperValu may extend the term of the agreement for up to two consecutive periods of five years each. For fiscal 2015, NAI paid SuperValu approximately $1.4 billion under the Lancaster Agreement.

Capital Expenditure Program

Our capital expenditure program funds new stores, remodels, distribution facilities and IT. We apply a disciplined approach to our capital investments, undertaking a rigorous cost-benefit analysis and targeting an attractive return on investment. In the first three quarters of fiscal 2016, we spent approximately $850 million for capital expenditures, and we expect to spend approximately $1,100 million in total for capital expenditures during fiscal 2016, or 1.9% of our fiscal 2015 sales, including approximately 200 upgrade and remodel projects and excluding approximately $200 million and $300 million of Safeway integration-related capital expenditures that we spent in the first three quarters of fiscal 2016 and that we expect to spend in fiscal 2016, respectively. This amount includes one-time opening and transition costs and capital expenditures that we expect to spend by the end of fiscal 2016 to remodel and remerchandise the stores we have acquired in the A&P Transaction and the Haggen Transaction.

Trade Names and Trademarks

We have invested significantly in the development and protection of “Albertsons” and “Safeway” as both trade names and as trademarks, and consider each to be an important business asset. We also own or license more than 650 other trademarks registered and/or pending in the United States Patent and Trademark Office and other jurisdictions, including trademarks for products and services such as Essential Everyday, Wild Harvest, Baby Basics, Steakhouse Choice, Culinary Circle, Safeway, Rancher’s Reserve, O Organics, Lucerne, Primo Taglio, the Deli Counter, Eating Right, mom to mom, waterfront BISTRO, Bright Green, Open Nature, Refreshe, Snack Artist, Signature Café, Signature Care, Signature Farms, Signature Kitchens, Signature Home, Signature SELECT, Value Corner, Priority, just for U, My Simple Nutrition, Ingredients for Life and other trademarks such as United Express, United Supermarkets, Amigos, Market Street, Haggen, Lucky, Pak’N Save Foods, Vons, Pavilions, Randalls, Tom Thumb, Carrs Quality Centers, ACME, Sav-On, Shaw’s, Star Market, Super Saver and Jewel-Osco.

Seasonality

Our business is generally not seasonal in nature.

Competition

The food and drug retail industry is highly competitive. The principal competitive factors that affect our business are location, quality, price, service, selection and condition of assets such as our stores.

We face intense competition from other food and/or drug retailers, supercenters, club stores, online providers, specialty and niche supermarkets, drug stores, general merchandisers, wholesale stores, discount stores, convenience stores and restaurants. We and our competitors engage in price and non-price competition which, from time to time, has adversely affected our operating margins.

For more information on the competitive pressures that we face, see “Risk Factors—Risks Related to Our Business and Industry—Competition in our industry is intense, and our failure to compete successfully may adversely affect our profitability and results of operations.”

Raw Materials

Various agricultural commodities constitute the principal raw materials used by the company in the manufacture of its food products. We believe that raw materials for our products are not in short supply, and all are readily available from a wide variety of independent suppliers.

Environmental Laws

Our operations are subject to regulation under environmental laws, including those relating to waste management, air emissions and underground storage tanks. In addition, as an owner and operator of commercial real estate, we may be subject to liability under applicable environmental laws for clean-up of contamination at our facilities. Compliance with, and clean-up liability under, these laws has not had and is not expected to have a material adverse effect upon our business, financial condition, liquidity or operating results. See “—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—Unfavorable changes in, failure to comply with or increased costs to comply with environmental laws and regulations could adversely affect us. The storage and sale of petroleum products could cause disruptions and expose us to potentially significant liabilities.”

Employees

As of February 27, 2016, we employed approximately 274,000 full- and part-time employees, of which approximately 164,000 were covered by collective bargaining agreements. During fiscal 2015, collective bargaining agreements covering approximately 12,000 employees were renegotiated. During fiscal 2016, 248 collective bargaining agreements covering approximately 87,000 employees are scheduled to expire. We believe that our relations with our employees are good.

Legal Proceedings

We are subject from time to time to various claims and lawsuits arising in the ordinary course of business, including lawsuits involving trade practices, lawsuits alleging violations of state and/or federal wage and hour laws (including alleged violations of meal and rest period laws and alleged misclassification issues), real estate disputes and other matters. Some of these suits purport or may be determined to be class actions and/or seek substantial damages.

It is our management’s opinion that although the amount of liability with respect to certain of the matters described herein cannot be ascertained at this time, any resulting liability of these and other matters, including any punitive damages, will not have a material adverse effect on our business or financial condition.

In the second quarter of 2014, we received two subpoenas from the DEA requesting information concerning our record keeping, reporting and related practices concerning the theft or significant loss of controlled substances. On June 7, 2016, we received a third subpoena requesting information concerning potential diversion of controlled substances by a former employee. We are cooperating with the DEA in all investigative matters and have met with the DEA on several occasions. We anticipate that there will be monetary fines assessed, and that the DEA may seek administrative penalties. We have recorded an estimated liability for these matters, which is based on information currently available to us and may change as new information becomes available.

In January 2016, we received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (the “OIG”) pertaining to the pricing of drugs offered under our MyRxCare discount program and the impact on reimbursements to Medicare, Medicaid and TRICARE (the “Government Health Programs”). In particular, the OIG is requesting information on the relationship between the prices charged for drugs under the MyRxCare program and the “usual and customary” prices reported by our company in claims for reimbursements to the Government Health Programs or other third party payors, and we are cooperating with the OIG in the investigation. We are currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.

On December 16, 2016, we received a civil investigative demand from the United States Attorney for the District of Rhode Island in connection with a False Claims Act investigation relating to our influenza vaccination programs. The investigation concerns whether our provision of store coupons to our customers who received influenza vaccinations in our in-store pharmacies constituted an improper benefit to those customers under the federal Medicare and Medicaid programs. We believe that our provision of the store coupons to our customers is an allowable incentive to encourage vaccinations. We are cooperating with the U.S. Attorney in the investigation. We are currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.

On August 14, 2014, we announced that we had experienced a criminal intrusion by installation of malware on a portion of our computer network that processes payment card transactions for retail store locations for our Shaw’s, Star Market, Acme, Jewel-Osco and Albertsons retail banners. On September 29, 2014, we announced that we had experienced a second and separate criminal intrusion. We believe these were attempts to collect payment card data. Relying on our IT service provider, SuperValu, we took immediate steps to secure the affected part of the network. We believe that we have eradicated the malware used in each intrusion. We notified federal law enforcement authorities, the major payment card networks, and our insurance carriers and are cooperating in their efforts to investigate these intrusions. As required by the payment networks, we retained a firm to conduct a forensic investigation into the intrusions. The forensic firm has issued separate reports for each intrusion (copies of which have been provided to the card networks). Although our network had previously been found to be compliant with PCI DSS, in both reports the forensic firm found that not all of these standards had been met at the time of the intrusions, and some of this non-compliance may have contributed to or caused at least some portion of the compromise that occurred during the intrusions. On December 5, 2016, we were notified that MasterCard had asserted a final assessment of approximately $6.0 million for incremental counterfeit fraud losses and non-ordinary course expenses (such as card reissuance costs). We paid the MasterCard assessment of $6.0 million on

December 9, 2016; however, we dispute the MasterCard assessment and are considering options to further challenge the assessment. We believe it is probable that the other payment card networks will make similar claims against us. If other payment card networks assert claims against us, we currently intend to dispute those claims and assert available defenses. At the present time, we believe that it is probable that we will incur a loss in connection with the claims or potential claims from the payment card networks. We have recorded an estimated liability for probable losses that we expect to incur in connection with the claims or potential claims to be made by the payment card networks. The estimated liability is based on information currently available to us and may change as new information becomes available or if other payment card networks assert claims against us. We will continue to evaluate information as it becomes available and will record an estimate of additional loss, if any, when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Currently, the potential range of any loss above our currently recorded amount cannot be reasonably estimated given no claims have been asserted to date by the payment card networks other than MasterCard and because significant factual and legal issues remain unresolved. On October 20, 2015, we agreed with one of our third-party payment administrators to provide a $15 million letter of credit to cover any claims from the payment networks and to maintain a minimum level of card processing until the potential claims from the payment networks are resolved. As a result of the criminal intrusions, two class action complaints were filed against us by consumers and are currently pending, Mertz v. SuperValu Inc. et al. filed in federal court in the state of Minnesota and Rocke v. SuperValu Inc. et al. filed in federal court in the state of Idaho, alleging deceptive trade practices, negligence and invasion of privacy. Plaintiffs seek unspecified damages. The Judicial Panel on Multidistrict Litigation consolidated the class actions and transferred the cases to the District of Minnesota. On August 10, 2015, we and SuperValu filed a motion to dismiss the class actions, which was granted without prejudice on January 7, 2016. The plaintiffs filed a motion to alter or amend the court’s judgment which was denied on April 20, 2016. The court also denied leave to amend the complaint. On May 18, 2016, the plaintiffs filed a notice of appeal to the Eighth Circuit and defendants filed a cross-appeal. The filing of appellate briefs was completed by both parties on September 29, 2016. On October 6, 2015, we received a letter from the Office of Attorney General of the Commonwealth of Pennsylvania stating that the Illinois and Pennsylvania Attorneys General Offices are leading a multi-state group that includes the Attorneys General for 14 other states requesting specified information concerning the two data breach incidents. We have provided the requested information. The multistate group has not made a monetary demand, and we are unable to estimate the possibility of or reasonable range of loss, if any.

On June 17, 2011, a customer of Safeway’s home delivery business (safeway.com) filed a class action complaint in the United States District Court for the Northern District of California entitled Rodman v. Safeway Inc., alleging that Safeway had inaccurately represented on its home delivery website that the prices paid there were the same as the prices in the brick-and-mortar retail store. Rodman asserted claims for breach of contract and unfair business practices under California law. The court certified a class for the breach of contract claim, but denied class treatment for the California business practices claims. On December 10, 2014, the court ruled that the terms and conditions on Safeway’s website should be construed as creating a contractual promise that prices on the website would be the same as in the stores and that Safeway had breached the contract by charging more on the website. On August 31, 2015, the court denied Safeway’s affirmative defenses and arguments for limiting liability, and determined that website registrants since 2006 were entitled to approximately $31.0 million in damages (which amount was reduced to $23.2 million to correct an error in the court’s calculation), plus prejudgment interest. The court then set a trial date of December 7, 2015 to determine whether pre-2006 registrants are entitled to any recovery. The parties thereafter stipulated to facts regarding the pre-2006 registration process, whereupon the court vacated the December trial date and extended its prior liability and damages rulings to class members who registered before 2006. Consequently, on November 30, 2015, the court entered a final judgment in favor of the plaintiff class in the amount of $41.9 million (comprised of $31.0 million in damages and $10.9 million in prejudgment interest). Safeway filed a Notice of Appeal from that judgment to the Ninth Circuit Court of Appeals on December 4, 2015. The company has established an estimated liability for these claims, but intends to contest both liability and damages on appeal. On April 6, 2016, the plaintiff moved for discovery sanctions against Safeway in the district court, seeking an additional $2.0 million. A hearing on the sanctions motion was held on August 25, 2016, and the court awarded sanctions against us in an amount under $1.0 million.

On June 29, 2015, counsel for Haggen delivered a notice of claims to Albertson’s LLC and Albertson’s Holdings LLC asserting that those companies had committed fraud and breached the Asset Purchase Agreement under which Haggen purchased 146 divested stores by improperly transferring inventory out of purchased stores, overstocking and understocking inventory, failing to advertise in the ordinary course of business, misusing confidential information and failing to use commercially reasonably efforts to preserve existing relationships. Haggen made no specific monetary demands, but withheld payment of approximately $41.1 million due for purchased inventory at 38 stores on the basis of these allegations. On July 17, 2015, Albertson’s LLC and Albertson’s Holdings LLC commenced a lawsuit against Haggen in the Superior Court of Los Angeles County, alleging claims for breach of contract and fraud arising out of Haggen’s failure to pay the approximately $41.1 million due for the purchased inventory. On July 20, 2015, an essentially identical complaint was filed in the Superior Court of the State of Delaware in and for New Castle County (the “State Court Action”). On August 26, 2015, we voluntarily dismissed the action we had commenced in Superior Court in Los Angeles County. On September 1, 2015, Haggen commenced a lawsuit against Albertson’s LLC and Albertson’s Holdings LLC in the United States District Court for the District of Delaware, alleging claims for violation of Section 7 of the Clayton Act, attempted monopolization under the Sherman Act, breach of contract, indemnification, breach of implied covenant of good faith and fair dealing, fraud, unfair competition, misappropriation of trade secrets under the Uniform Trade Secrets Acts, conversion and violation of the Washington Consumer Protection Act (the “District Court Action”). In the complaint, Haggen alleged that we, among other actions set out in the complaint, misused Haggen’s confidential information to draw customers away from Haggen stores, provided inaccurate, incomplete and misleading inventory data and pricing information on products transferred to Haggen, deliberately understocked and overstocked inventory in stores acquired by Haggen and wrongfully cut off advertising prior to the transfer of the stores to Haggen. Furthermore, Haggen alleged that, if it is destroyed as a competitor, its damages may exceed $1 billion, and asserted it is entitled to treble and punitive damages and to seek rescission of the asset purchase agreement. On September 8, 2015, the State Court Action was stayed due to Haggen’s Chapter 11 bankruptcy case. In addition, On September 17, 2015, we received a letter from the legal counsel of another purchaser of a small number of our FTC-mandated divested stores, alleging claims similar to those presented in Haggen’s lawsuit. We believe that the claims asserted by the additional purchaser are without merit and intend to vigorously defend against the claims. On January 21, 2016, we entered into a settlement agreement with (i) Haggen and its debtor and non-debtor affiliates, (ii) the Official Committee of Unsecured Creditors appointed in the Haggen bankruptcy case (the “Creditors’ Committee”) and (iii) Comvest Partners and its affiliates pursuant to which we resolved the District Court Action and State Court Action. The settlement agreement, which was approved by the Bankruptcy Court administering Haggen’s bankruptcy case and which is now final, provides for the dismissal with prejudice of the Pending Litigations in exchange for (a) a cash payment by us of $5.75 million to the creditor trust formed by the Creditors’ Committee (the “Creditor Trust”), (b) an agreement that we will have an allowed unsecured claim against Haggen in its bankruptcy case of $8.25 million, which we will transfer to the Creditor Trust, and (c) an exchange of releases of any and all claims among the settling parties. The settlement agreement was approved by an order of the Bankruptcy Court administering the Haggen bankruptcy case on February 16, 2016, and the order became final on March 2, 2016. Subsequently, the State Court Action was dismissed with prejudice on March 7, 2016, the District Court Action was dismissed with prejudice on March 8, 2016, and we paid $5.75 million to the Creditor Trust on March 11, 2016. The $5.75 million cash payment is incremental to the previously recorded losses of $41.1 million related to the purchased inventory in the second quarter of fiscal 2015 and $32.2 million related to our contingent lease liability for the rejected Haggen leases.

Two lawsuits have been brought against Safeway and the Safeway Benefits Plan Committee (the “Benefit Plans Committee,” and together with Safeway, the “Safeway Benefits Plans Defendants”) and other third parties alleging breaches of fiduciary duty under ERISA with respect to Safeway’s 401(k) Plan (the “Safeway 401(k) Plan”). On July 14, 2016, a complaint (“Terraza”) was filed in the United States District Court for the Northern District of California by a participant in the Safeway 401(k) Plan individually and on behalf of the Safeway 401(k) Plan. An amended complaint was filed on November 18, 2016. On August 25, 2016, a second complaint (“Lorenz”) was filed in the United States District Court for the Northern District of California by another participant in the Safeway 401(k) Plan individually and on behalf of all others similarly situated against the Safeway Benefits Plans Defendants and against the Safeway 401(k) Plan’s former recordkeepers. An amended complaint was filed on September 16, 2016 and a second amended complaint was filed on November 21, 2016. In general, both lawsuits allege that the Safeway Benefits Plans Defendants breached their fiduciary duties under ERISA regarding the selection of investments offered under the Safeway 401(k) Plan and the fees and expenses related to those investments. We believe these lawsuits are without merit, and intend to contest each of them vigorously. The Safeway Benefits Plans Defendants have filed motions to dismiss both cases. The hearings on the Terraza and Lorenz motions are set for February 2017. We are currently unable to estimate the range of loss, if any, that may result from these matters due to the early procedural status of the cases.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our board of directors and executive officers upon completion of this offering.

Name	Age†	Position
Robert G. Miller	72	Chairman and Chief Executive Officer
Wayne A. Denningham	55	Chief Operating Officer
Justin Dye	44	Chief Administrative Officer
Shane Sampson	52	Chief Marketing and Merchandising Officer
Robert B. Dimond	55	Executive Vice President and Chief Financial Officer
Justin Ewing	48	Executive Vice President, Corporate Development and Real Estate
Robert A. Gordon	65	Executive Vice President, General Counsel and Secretary
Susan Morris	48	Executive Vice President of Operations, East Region
Jim Perkins	53	Executive Vice President of Operations, West Region
Andrew J. Scoggin	54	Executive Vice President, Human Resources, Labor Relations, Public Relations and Government Affairs
Anuj Dhanda	54	Executive Vice President and Chief Information Officer
Dean S. Adler(a)	59	Director
Sharon L. Allen*(a)(b)	65	Director
Steven A. Davis*(c)(d)	58	Director
Kim Fennebresque*(b)(d)	66	Director
Lisa A. Gray(a)(c)	61	Director
Hersch Klaff(c)	63	Director
Ronald Kravit(c)	59	Director
Alan Schumacher*(d)	70	Director
Jay L. Schottenstein	62	Director
Lenard B. Tessler(a)(b)	64	Lead Director
Scott Wille	35	Director

†	As of December 3, 2016
*	Independent Director
(a)	Member, Nominating and Corporate Governance Committee
(b)	Member, Compensation Committee
(c)	Member, Compliance Committee
(d)	Member, Audit and Risk Committee

Executive Officer and Director Biographies

Robert G. Miller, Chairman and Chief Executive Officer.    Mr. Miller has served as our Chairman and Chief Executive Officer since April 2015 and has served as a member of our board of directors since 2006. Mr. Miller previously served as our Executive Chairman from January 2015 to April 2015, and as Chief Executive Officer from June 2006 to January 2015. Mr. Miller has over 50 years of retail food and grocery experience. Mr. Miller previously served as Chairman and Chief Executive Officer of Fred Meyer Inc. and Rite Aid Corp. He is the former Vice Chairman of Kroger and former Chairman of Wild Oats Markets, Inc., a nationwide chain of natural and organic food markets. Earlier in his career, Mr. Miller served as Executive Vice President of Operations of Albertson’s, Inc. Mr. Miller is a current or former board member of Nordstrom Inc., JoAnn Fabrics, Harrah’s Entertainment Inc. and the Jim Pattison Group, Inc. Mr. Miller has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for the development and implementation of our business strategy.

Wayne A. Denningham, Chief Operating Officer.    Mr. Denningham has been our Chief Operating Officer since April 2015. Mr. Denningham is also a member of the Office of the CEO, a group that reports directly to, and meets frequently with, our Chief Executive Officer to discuss the development and implementation of our business strategy as well as operations, administration and marketing and merchandising priorities. Previously, he served as our Executive Vice President and Chief Operating Officer, South Region, from January 2015 to April 2015 and President of our Southern California division from March 2013 to January 2015. From 2006 to March 2013, he led Albertson’s LLC’s Rocky Mountain, Florida and Southern divisions. Mr. Denningham began his career with Albertson’s, Inc. in 1977 as a courtesy clerk and served in a variety of positions with the company, including Executive Vice President of Marketing and Merchandising and Executive Vice President of Operations and Regional President.

Justin Dye, Chief Administrative Officer.    Mr. Dye has been our Chief Administrative Officer since February 2015. Mr. Dye is a member of the Office of the CEO. Mr. Dye joined Albertson’s LLC as Chief Strategy Officer in 2006 and served as Chief Operating Officer of NAI from March 2013 until February 2015. Prior to joining Albertson’s LLC in 2006, Mr. Dye served as an executive at Cerberus, in various roles at General Electric, and as a consultant at Arthur Andersen.

Shane Sampson, Chief Marketing and Merchandising Officer.    Mr. Sampson has been our Chief Marketing and Merchandising Officer since April 2015. Mr. Sampson is a member of the Office of the CEO. Previously, Mr. Sampson served as our Executive Vice President, Marketing and Merchandising from January 2015 to April 2015. He previously served as President of NAI’s Jewel-Osco division from March 2014 to January 2015. Previously, in 2013, Mr. Sampson led NAI’s Shaw’s and Star Market’s management team. Prior to joining NAI, Mr. Sampson served as Senior Vice President of Operations at Giant Food, a regional American supermarket chain and division of Ahold USA, from 2009 to January 2013. He has over 35 years of experience in the grocery industry at several chains, including roles as Vice President of Merchandising and Marketing and President of numerous Albertson’s, Inc. divisions.

Robert B. Dimond, Executive Vice President and Chief Financial Officer.    Mr. Dimond has been our Chief Financial Officer since February 2014. Prior to joining our company, Mr. Dimond previously served as Executive Vice President, Chief Financial Officer and Treasurer at Nash Finch Co., a food distributor, from 2007 to 2013. Mr. Dimond has over 27 years of financial and senior executive management experience in the retail food and distribution industry. Mr. Dimond has served as Chief Financial Officer and Senior Vice President of Wild Oats, Group Vice President and Chief Financial Officer for the western region of Kroger, Group Vice President and Chief Financial Officer of Fred Meyer, Inc. and as Vice President, Administration and Controller for Smith’s Food and Drug Centers Inc., a regional supermarket chain. Mr. Dimond is a Certified Public Accountant.

Justin Ewing, Executive Vice President, Corporate Development and Real Estate.    Mr. Ewing has been our Executive Vice President of Corporate Development and Real Estate since January 2015. Previously, Mr. Ewing had served as Albertson’s LLC’s Senior Vice President of Corporate Development and Real Estate since 2013, as its Vice President of Real Estate and Development since 2011 and its Vice President of Corporate Development since 2006, when Mr. Ewing originally joined Albertson’s LLC from the operations group at Cerberus. Prior to his work with Cerberus, Mr. Ewing was with Trowbridge Group, a strategic sourcing firm. Mr. Ewing also spent over 13 years with PricewaterhouseCoopers LLP. Mr. Ewing is a Chartered Accountant with the Institute of Chartered Accountants of England and Wales.

Robert A. Gordon, Executive Vice President, General Counsel and Secretary.    Mr. Gordon has been our Executive Vice President, General Counsel and Secretary since January 2015. Previously, he served as Safeway’s General Counsel from June 2000 to January 2015 and as Chief Governance

Officer since 2004, Safeway’s Secretary since 2005 and as Safeway’s Deputy General Counsel from 1999 to 2000. Prior to joining Safeway, Mr. Gordon was a partner at the law firm Pillsbury Winthrop from 1984 to 1999.

Susan Morris, Executive Vice President of Operations, East Region.    Ms. Morris has been our Executive Vice President of Operations, East Region, since April 2016. Previously, Ms. Morris served as President of our Denver Division from March 2015 to March 2016 and as President of our Intermountain Division from March 2013 to March 2015. From June 2012 to February 2013, Ms. Morris served as our Vice President of Marketing and Merchandising, Southwest Division. From February 2010 to June 2012, Ms. Morris served as a Sales Manager in our Southwest Division. Prior to joining our company, Ms. Morris served as Senior Vice President of Sales and Merchandising and Vice President of Customer Satisfaction at SuperValu. Ms. Morris also previously served as Vice President of Operations at Albertson’s, Inc.

Jim Perkins, Executive Vice President of Operations, West Region.    Mr. Perkins has been our Executive Vice President of Operations, West Region since April 2016. He also served as our Executive Vice President of Operations, East Region, from April 2015 to April 2016. He served as President of NAI’s Acme Markets division from March 2013 to April 2015. Previously, he served as regional Vice President of Giant Food, a regional American supermarket chain, from 2009 to 2013. He began his career with Albertson’s, Inc. as a clerk in 1982. Mr. Perkins served in roles of increasing responsibility, ultimately being named Vice President of Operations for Albertson’s, Inc. In 2006, Mr. Perkins joined Albertson’s LLC’s southern division as Director of Operations.

Andrew J. Scoggin, Executive Vice President, Human Resources, Labor Relations, Public Relations and Government Affairs.    Mr. Scoggin has served as our current Executive Vice President, Human Resources, Labor Relations, Public Relations and Government Affairs since January 2015. Mr. Scoggin has also served as Executive Vice President, Human Resources, Labor Relations and Public Relations for Albertson’s LLC since March 2013, and served as the Senior Vice President, Human Resources, Labor Relations and Public Relations for Albertson’s LLC from June 2006 to March 2013. Mr. Scoggin joined Albertson’s, Inc. in the Labor Relations and Human Resources department in 1993. Prior to that time, Mr. Scoggin practiced law with a San Francisco Bay Area law firm.

Anuj Dhanda, Executive Vice President and Chief Information Officer.    Mr. Dhanda has been our Executive Vice President and Chief Information Officer since December 7, 2015. Prior to joining our company, Mr. Dhanda served as Senior Vice President of Digital Commerce of the Giant Eagle supermarket chain since March 2015, and as its Chief Information Officer since September 2013. Previously, Mr. Dhanda served at PNC Financial Services as Chief Information Officer from March 2008 to August 2013, after having served in other senior information technology positions at PNC Bank from 1995 to 2013.

Dean S. Adler, Director.    Mr. Adler has been a member of our board of directors since 2006. Mr. Adler is CEO of Lubert-Adler, which he co-founded in 1997. Mr. Adler has served on the board of directors of Bed Bath & Beyond Inc., a nationwide retailer of domestic goods, since 2001, and previously served on the board of directors for Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer. Mr. Adler’s extensive experience in the retail and real estate industries, as well as his extensive knowledge of our company, provides valuable insight to our board of directors in industries critical to our operations.

Sharon L. Allen, Director.    Ms. Allen has been a member of our board since June 2015. Ms. Allen served as U.S. Chairman of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation. Ms. Allen has also served as a director of First Solar, Inc. since 2013. Ms. Allen is a Certified Public Accountant (Retired). Ms. Allen’s extensive leadership, accounting and audit experience broadens the scope of our board of directors’ oversight of our financial performance and reporting and provides our board of directors with valuable insight relevant to our business.

Steven A. Davis, Director.    Mr. Davis has been a member of our board since June 2015. Mr. Davis is the former Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a foodservice and consumer products company, where he served from May 2006 to December 2014. Mr. Davis has also served as a director of Marathon Petroleum Corporation, a petroleum refiner, marketer, retailer and transporter, since 2013, Walgreens Boots Alliance, Inc. (formerly Walgreens Co.), a pharmacy-led wellbeing enterprise, from 2009 to 2015, and CenturyLink, Inc. (formerly Embarq Corporation), a provider of communication services, from 2006 to 2009. Prior to joining Bob Evans Farms, Inc. in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s LLC and A&W All-American Food Restaurants. In addition, he held executive and operational positions at Yum! Brands, Inc.’s Pizza Hut division and at Kraft General Foods Inc. Mr. Davis brings to our board of directors extensive leadership experience. In particular, Mr. Davis’ leadership of retail and food service companies and pharmacies provides our board of directors with valuable insight relevant to our business.

Kim Fennebresque, Director.    Mr. Fennebresque has been a member of our board of directors since March 2015. Mr. Fennebresque has served as a senior advisor to Cowen Group Inc., a diversified financial services firm, since 2008, where he also served as its chairman, president and chief executive officer from 1999 to 2008. He has served on the boards of directors of Ally Financial Inc., a financial services company, since May 2009, BlueLinx Holdings Inc., a distributor of building products, since May 2013 and Delta Tucker Holdings, Inc. (the parent of DynCorp International, a provider of defense and technical services and government outsourced solutions) since May 2015. From 2010 to 2012, Mr. Fennebresque served as chairman of Dahlman Rose & Co., LLC, an investment bank. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. He has also held various positions at First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque’s extensive experience as a director of several public companies and history of leadership in the financial services industry brings corporate governance expertise and a diverse viewpoint to the deliberations of our board of directors.

Lisa A. Gray, Director.    Ms. Gray has been member of our board of directors since July 2014. Ms. Gray has served as Vice Chairman of Cerberus Operations and Advisory Company, LLC (“COAC”), an affiliate of Cerberus, since May 2015, and has served as General Counsel of COAC since 2004. Prior to joining Cerberus in 2004, she served as Chief Operating Executive and General Counsel for WAM!NET Inc., a provider of content hosting and distribution solutions, from 1996 to 2004. Prior to that, she was a partner at the law firm of Larkin, Hoffman, Daly & Lindgren, Ltd from 1986 to 1996. Ms. Gray serves as Vice Chairman and General Counsel of COAC, an affiliate of our largest beneficial owner, and has extensive experience and familiarity with us. In addition, Ms. Gray has extensive legal and corporate governance skills which broadens the scope of our board of directors’ experience.

Hersch Klaff, Director.    Mr. Klaff has served as a member of our board of directors since 2010. Mr. Klaff is the Chief Executive Officer of Klaff Realty, which he formed in 1984. Mr. Klaff began his career with the public accounting firm of Altschuler, Melvoin and Glasser in Chicago and is a Certified

Public Accountant. Mr. Klaff’s real estate expertise and accounting and investment experience, as well as his extensive knowledge of our company, broadens the scope of our board of directors’ oversight of our financial performance.

Ronald Kravit, Director.    Mr. Kravit has served as a member of our board of directors since 2006. Mr. Kravit is currently a Senior Managing Director and head of real estate investing at Cerberus, which he joined in 1996. Mr. Kravit has currently or previously served on the boards of Chrysler Financial Services Americas LLC, a financial services company, LNR Property LLC, a diversified real estate investment company, and Residential Capital LLC, a real estate finance company. Mr. Kravit joined Cerberus in 1996. Prior to joining Cerberus, Mr. Kravit was a Managing Director at Apollo Real Estate Advisors, L.P., a real estate investment firm, from 1994 to 1996. Prior to his tenure at Apollo, Mr. Kravit was a Managing Director at G. Soros Realty Advisors/Reichmann International, an affiliate of Soros Fund Management, from 1993 to 1994. Mr. Kravit is a Certified Public Accountant. Mr. Kravit’s experience in the real estate and financial services industries, and his extensive knowledge of our company, provides valuable insight to our board of directors.

Alan Schumacher, Director.    Alan H. Schumacher has served as a member of our board of directors since March 2015. He has currently or previously served as a director of BlueLinx Holdings Inc., a distributor of building products, Evertec Inc., a full-service transaction processing business in Latin America, School Bus Holdings Inc., an indirect parent of school-bus manufacturer Blue Bird Corporation, Quality Distribution Inc., a chemical bulk tank truck operator, and Noranda Aluminum Holding Corporation, a producer of aluminum. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. The board of directors has determined that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our audit and risk committee nor does it represent or in any way create a conflict of interest for our company. Mr. Schumacher’s experience as a board director of several public companies, and his deep understanding of accounting principles, provides our board of directors with experience to oversee our accounting and financial reporting.

Jay Schottenstein, Director.    Mr. Schottenstein has served as a member of our board of directors since 2006. Mr. Schottenstein has served as interim Chief Executive Officer of American Eagle Outfitters, Inc. (“American Eagle”), an apparel and accessories retailer, since January 2014 and as Chairman of their board of directors since March 1992. Mr. Schottenstein previously served as Chief Executive Officer of American Eagle from March 1992 until December 2002. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores since March 1992 and as president since 2001. Mr. Schottenstein also served as chief executive officer of DSW, Inc., a footwear and accessories retailer, from March 2005 to April 2009, and as chairman of the board of directors of DSW since March 2005. Mr. Schottenstein’s experience as a chief executive officer and a director of other major publically-owned retailers, and his prior experience as a member of our board of directors, gives him and our board of directors valuable knowledge and insight to oversee our operations.

Lenard B. Tessler, Lead Director.    Mr. Tessler has served as a member of our board of directors since 2006. Mr. Tessler is currently Vice Chairman and Senior Managing Director at Cerberus, which he joined in 2001. Prior to joining Cerberus, Mr. Tessler served as Managing Partner of TGV Partners, a private equity firm that he founded, from 1990 to 2001. From 1987 to 1990, he was a founding partner of Levine, Tessler, Leichtman & Co. From 1982 to 1987, he was a founder, Director and Executive Vice President of Walker Energy Partners. Mr. Tessler is a member of the Cerberus Capital Management Investment Committee. Mr. Tessler’s leadership roles at our largest beneficial owner, his board service and his extensive experience in financing and private equity investments and his in-depth knowledge of our company and its acquisition strategy, provides critical skills for our board of directors to oversee our strategic planning and operations.

Scott Wille, Director.    Mr. Wille has served as a member of our board of directors since January 2015. Mr. Wille is currently Co-Head of North American Private Equity and Managing Director at Cerberus, which he joined in 2006. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille has served as a director of Remington Outdoor Company, Inc., a designer, manufacturer and marketer of firearms, ammunition and related products, since February 2014 and Keane Group Holdings, LLC, a provider of hydraulic fracturing, wireline technologies and drilling services, since 2011. Mr. Wille previously served as a director of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from September 2010 to October 2012. Mr. Wille serves as Managing Director of our largest beneficial owner, and his experience in the financial and private equity industries, and his in-depth knowledge of our company and its acquisition strategy, are valuable to our board of directors’ understanding of our business and financial performance.

Board of Directors

Family Relationships

None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

Board Composition

Our business and affairs are currently managed under the limited liability company board of managers of AB Acquisition. Upon the consummation of the IPO-Related Transactions, prior to the effectiveness of the registration statement of which this prospectus forms a part, the members of the AB Acquisition board of managers will become our board of directors, and we refer to them as such. Upon completion of this offering, our board of directors will have 12 members, comprised of one executive officer, seven directors affiliated with the Sponsors and four independent directors. Members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.

Director Independence

Our board of directors has affirmatively determined that Sharon L. Allen, Steven A. Davis, Kim Fennebresque and Alan Schumacher are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Controlled Company

Upon completion of this offering, Albertsons Investor, Kimco and Management Holdco, as a group, will control a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.

More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our nominating and corporate governance committee and compensation committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. However, Robert G. Miller currently serves as both Chief Executive Officer and Chairman. Our board of directors has considered its leadership structure and believes at this time that our company and its stockholders are best served by having one person serve in both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of our board of directors and management. Mr. Miller also is able to use the in-depth focus and perspective gained in his executive function to assist our board of directors in addressing both internal and external issues affecting the company.

Our corporate governance guidelines provide for the election of one of our non-management directors to serve as Lead Director when the Chairman of the board of directors is also the Chief Executive Officer. Lenard B. Tessler currently serves as our Lead Director, and is responsible for serving as a liaison between the Chairman and the non-management directors, approving meeting agendas and schedules for our board and presiding at executive sessions of the non-management directors and any other board meetings at which the Chairman is not present, among other responsibilities.

Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet the company’s needs.

Role of Board in Risk Oversight

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit and risk committee oversees management of enterprise risks as well as financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our compliance committee is responsible for overseeing the management of compliance and regulatory risks facing our company and risks associated with business conduct and ethics. Our nominating and corporate governance committee oversees risks associated with corporate governance. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Board Committees

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. Following this offering, our board of directors will have an audit and risk committee, compensation committee, compliance committee and nominating and corporate governance committee, each of which will have the responsibilities and composition described below:

Audit and Risk Committee

Upon completion of this offering, our audit and risk committee will consist of Kim Fennebresque, Alan Schumacher and Steven Davis, with Mr. Schumacher serving as chair of the committee. The committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our compliance committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. Upon the completion of this offering, we will have three independent directors serving on our audit and risk committee. Our board of directors will determine which member of our audit and risk committee qualifies as an “audit committee financial expert” under SEC rules and regulations.

Our board of directors has adopted a written charter under which the audit and risk committee operates. A copy of the audit and risk committee charter, which will satisfy the applicable standards of the SEC and the NYSE, will be available on our website.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of Kim Fennebresque, Lenard B. Tessler and Sharon Allen, with Mr. Fennebresque serving as chair of the committee. The compensation committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. A copy of the compensation committee charter will be available on our website.

Compliance Committee

Upon completion of this offering, our compliance committee will consist of Lisa A. Gray, Hersch Klaff, Ronald Kravit and Steven Davis, with Ms. Gray serving as chair of the committee. The purpose of the compliance committee is to assist the board in implementing and overseeing our compliance programs, policies and procedures that are designed to respond to the various compliance and regulatory risks facing our company, and monitor our performance with respect to such programs, policies and procedures. A copy of the charter for the compliance committee will be available on our website.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of Dean Adler, Sharon Allen, Lisa Gray and Lenard Tessler, with Ms. Allen serving as chair of the committee. The nominating and corporate governance committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selection of the director candidates to fill any vacancies on our board of directors and the development of our corporate governance guidelines and principles. A copy of the nominating and corporate governance committee charter will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of our board of directors and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

Director Compensation

Only our independent directors received compensation for their service on our board of directors or any board committees in fiscal 2015. We reimburse all of our directors for reasonable documented out-of-pocket expenses incurred by them in connection with attendance at board of directors and committee meetings.

In connection with Robert L. Edwards becoming our Vice Chairman, on April 9, 2015, Mr. Edwards, the company and AB Management Services Corp. entered into a Director and Consultancy Agreement (the “Director and Consultancy Agreement”), under which Mr. Edwards received compensation for his service as a director through his resignation as a director on June 13, 2015. See “Certain Relationships and Related Party Transactions.”

In March 2015, the board of directors approved independent director annual fees of $150,000 per year for Kim Fennebresque and Alan Schumacher, and additional annual fees of $25,000 per year for Messrs. Fennebresque and Schumacher for their service as the chairs of the compensation committee and the audit and risk committee, respectively. Upon the commencement of their service on the board of directors in June 2015, Sharon L. Allen and Steven A. Davis became eligible to receive independent director annual fees of $150,000 per year.

During fiscal 2015, the independent directors were granted the number of Phantom Units under the AB Acquisition LLC Phantom Unit Plan (the “Phantom Unit Plan”) set forth below (the “Director Phantom Units”):

Participant	Units
Sharon L. Allen	100,000
Steven A. Davis	25,000
Kim Fennebresque	25,000
Alan Schumacher	25,000

50% of the Director Phantom Units granted to Messrs. Fennebresque, Schumacher and Davis will vest in four annual installments of 25% on the last day of the company’s fiscal year, with the first such installment having vested on the last day of fiscal 2015, and the remaining installments subject to the director’s continued service through each remaining vesting date. The remaining 50% of the Director Phantom Units granted to Messrs. Fennebresque, Schumacher and Davis will vest in four annual installments of 25% on the last day of the company’s fiscal year, with the first such installment having vested on the last day of fiscal 2015 as discussed below, and the remaining installments subject to the director’s continued service through each remaining vesting date, and subject to the achievement of annual performance targets established for each such fiscal year (“Performance Units”). If the performance target for a fiscal year is not met, but is met in a subsequent fiscal year on a cumulative basis along with the applicable performance target for such subsequent fiscal year, any Performance Units that did not vest with respect to the missed year will vest in such subsequent fiscal year. In October 2016, our compensation committee determined that all such Performance Units subject to the achievement of 2016 annual performance targets have converted to Phantom Units that vest solely subject to the director’s continued service through the last day of fiscal 2016. Upon the consummation of the IPO-Related Transactions, however, any Performance Units (other than those with respect to a missed year) will become vested based solely on the director’s continued service. In addition, if, following the consummation of the IPO-Related Transactions, a director’s service is terminated by the company without cause (as defined in the Phantom Unit Plan), or due to the director’s death or disability, all of such director’s Director Phantom Units will become 100% vested.

The portion of the Performance Units subject to vesting on February 27, 2016, the last day of fiscal 2015, were subject to the company’s achievement of an annual Adjusted EBITDA target for fiscal year 2015 of $2,455 million. Based on our achievement of Adjusted EBITDA of $2,681 million in fiscal 2015, each of Messrs. Fennebresque, Schumacher and Davis became vested in 25% of his Performance Units on February 27, 2016.

100% of the Director Phantom Units granted to Ms. Allen vested on the last day of fiscal 2015. 60% of Ms. Allen’s Director Phantom Units were settled in Series 2 Incentive Units, and she received a cash payment in the amount of $684,000, the fair value of the remaining 40% of her Series 2 Incentive Units on the vesting date.

On April 28, 2016, our board approved awards of 5,848 Phantom Units to each of Messrs. Davis, Fennebresque and Schumacher and Ms. Allen. These Phantom Unit awards will vest 100% on the last day of fiscal 2016 subject to the applicable director’s continued service through such date.

Upon the consummation of the IPO-Related Transactions, the Director Phantom Units will be converted into restricted stock units that will be settled in shares of our common stock. See “Executive Compensation—Incentive Plans—Phantom Unit Plan” for additional information regarding the Phantom Unit Plan.

In August 2015, the board of directors approved a director compensation plan, effective upon the consummation of the IPO-Related Transactions. Each director will receive an annual cash fee in the amount of $125,000, which the director may elect to receive in the form of a grant of fully vested stock units that will be settled in shares of our common stock upon the termination of the director’s service. In addition, each director will receive an annual grant of restricted stock units with a grant date value of $100,000 that, if vested, will be settled in shares of our common stock upon the termination of the director’s service. The restricted stock unit grants will be made on the first day of the trading window following the first annual meeting of our stockholders in each calendar year and will vest 100% upon the earlier of the one-year anniversary of the grant date and the first stockholder meeting in the calendar year following the year in which the grant date occurs, subject to the director’s continuous service through the vesting date. A director appointed to serve on our board of directors between annual stockholders meetings will receive a pro-rated restricted stock unit grant for the year of appointment, subject to the same terms (including timing of vesting) as the grants made to the other directors for such year, but based on the grant date value of our common stock on the date of grant. In addition, our Lead Director will receive an annual fee in the amount of $20,000 and committee members will receive an annual fee of $20,000, with the committee chairs receiving an additional annual fee in the amount of $20,000.

Director Compensation Table

Four members of our board of directors, Sharon L. Allen, Steven A. Davis, Kim Fennebresque and Alan Schumacher, received compensation for their service on our board during fiscal 2015, as set forth in the table below and as described in “—Director Compensation.”

(in dollars) Name	Fees Earned or Paid in Cash	Unit Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and non qualified Deferred Compensation Earnings	All Other Compensation	Total
Sharon L. Allen	112,500	2,182,000	(1)	—	—	—	—	2,294,500
Steven A. Davis	112,500	545,500	(2)	—	—	—	—	658,000
Kim Fennebresque	173,438	545,500	(2)	—	—	—	—	718,938
Alan Schumacher	173,438	545,500	(2)	—	—	—	—	718,938

(1)	Reflects the grant date fair value calculated in accordance with ASC 718. For Ms. Allen, the amount reflects the 100,000 Phantom Units granted to her on June 16, 2015. The Phantom Units vested 100% on February 27, 2016.
(2)	Reflects the grant date fair value calculated in accordance with ASC 718. For Mr. Davis, the amount reflects the 25,000 Phantom Units granted to him on June 16, 2015. For Messrs. Fennebresque and Schumacher, the amounts reflect the 25,000 Phantom Units granted to each of them on March 5, 2015. The Phantom Units vested 25% on February 27, 2016. The remainder of the Phantom Units will vest 25% each year at the end of fiscal 2017, 2018 and 2019, subject to the terms described in “—Director Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide an understanding of our compensation philosophy and objectives, compensation-setting process, and the fiscal 2015 compensation of our named executive officers, or “NEOs.” Our NEOs for fiscal 2015 are:

•	Robert G. Miller, our current Chairman and Chief Executive Officer, who served as our Chief Executive Officer from the commencement of fiscal 2014 (February 21, 2014) through January 29, 2015, and as our Executive Chairman from January 30, 2015 through his appointment as our Chairman and Chief Executive Officer on April 9, 2015;

•	Robert L. Edwards, who joined the company from Safeway on January 30, 2015, the closing date of the Safeway acquisition, and who served as our President and Chief Executive Officer from that date through his transition to Vice Chairman (a non-employee position) on April 9, 2015;

•	Robert B. Dimond, our Executive Vice President and Chief Financial Officer;

•	Wayne A. Denningham, our Chief Operating Officer;

•	Justin Dye, our Chief Administrative Officer; and

•	Shane Sampson, our Chief Marketing and Merchandising Officer.

Compensation Philosophy and Objectives

Our general compensation philosophy is to provide programs that attract, retain and motivate our executive officers who are critical to our long-term success. We strive to provide a competitive compensation package to our executive officers to reward achievement of our business objectives and align their interests with the interests of our equityholders. We have sought to accomplish these goals through a combination of short- and long-term compensation components that are linked to our annual and long-term business objectives and strategies. To focus our executive officers on the fulfillment of our business objectives, a significant portion of their compensation is performance-based.

The Role of the Compensation Committee

The compensation committee is responsible for determining the compensation of our executive officers. The compensation committee’s responsibilities include determining and approving the compensation of the Chief Executive Officer and reviewing and approving the compensation of all other executive officers.

Compensation Setting Process

In recent years, our compensation program reflected our operations as a private company. In determining the compensation for our executive officers, we relied largely upon the experience of our management and our board of directors with input from our Chief Executive Officer.

In contemplation of this offering, our board of directors has established a compensation committee to be responsible for administering our executive compensation programs. As part of the administration of our executive compensation programs, the Chief Executive Officer provides the compensation committee with his assessment of the NEOs’ performance and other factors used in developing his recommendation for their compensation, including salary adjustments, cash incentives and equity grants.

We have engaged a compensation consultant to provide assistance in determining the compensation of our executive officers. Such assistance may include establishing a peer group and formal benchmarking process to ensure that our executive compensation program is competitive and offers the appropriate retention and performance incentives.

Components of the NEO Fiscal 2015 Compensation Program

The company uses various compensation elements to provide an overall competitive total compensation and benefits package to the NEOs that is tied to creating value and commensurate with our results and aligns with our business strategy. Set forth below are the key elements of the fiscal 2015 compensation program for our NEOs:

•	base salary that reflects compensation for the NEO’s role and responsibilities, experience, expertise and individual performance;

•	quarterly bonus based on division performance;

•	annual bonus based on our financial performance for the fiscal year;

•	incentive compensation based on the value of the company’s equity;

•	severance protection; and

•	other benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans and disability plans.

Base Salary

We provide the NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the NEOs are determined on the basis of each executive’s role and responsibilities, experience, expertise and individual performance.

The initial annual base salaries for fiscal 2015 for our NEOs (other than Mr. Edwards) were as follows: Mr. Miller—$2,000,000; Mr. Dimond—$700,000; Mr. Denningham—$750,000; Mr. Sampson—$700,000; and Mr. Dye—$800,000. To align the base salaries of the members of the Office of the CEO reporting to Mr. Miller, the base salaries for Messrs. Denningham and Sampson were both increased to $800,000 starting April 12, 2015. Mr. Edwards’ annual base salary was $1,500,000 during the period that he served as our President and Chief Executive Officer.

Bonuses

Performance-Based Bonus Plans

We recognize that our corporate management employees shoulder responsibility for supporting our operations and in achieving positive financial results. Therefore, we believe that a substantial percentage of each executive officer’s annual compensation should be tied directly to the achievement of performance goals.

2015 Bonus Plan.    All of our NEOs, other than Mr. Edwards, participated in the Corporate Management Bonus Plan established for fiscal 2015 (the “2015 Bonus Plan”). Consistent with our historic bonus plans, the 2015 Bonus Plan provided for a quarterly bonus component based on the performance achieved by each of our divisions for each fiscal quarter in fiscal 2015 (each a “Quarterly Division Bonus”), other than our United Supermarket division, which maintains a separate bonus plan. In addition, to align our bonus structure with the bonus structure maintained by Safeway prior to the Safeway acquisition, the 2015 Bonus Plan also included an annual bonus component based on performance for the full fiscal 2015 (“Annual Corporate Bonus”). The goals set under the 2015 Bonus Plan were designed to be challenging and difficult to achieve, but still within a realizable range so that achievement was both uncertain and objective. We believe that this methodology created a strong link between our NEOs and our financial performance.

The Quarterly Division Bonus component and the Annual Corporate Bonus component each constituted 50% of each NEO’s 2015 target bonus opportunity. We established the fiscal year 2015 target bonus opportunity for each NEO under the 2015 Bonus Plan as 60% of the NEO’s annual base salary. Mr. Miller historically did not participate in our annual bonus plans due to his active involvement in administering and making determinations under such plans. Following the establishment of our compensation committee, our company decided that Mr. Miller would participate in the 2015 Bonus Plan with a target bonus opportunity consistent with our other executive officers to align his compensation with that of our other executive officers. Mr. Denningham’s target bonus opportunity was increased from his fiscal 2014 target bonus opportunity of 55% to reflect his promotion to Chief Operating Officer and increased responsibilities. We believe that the target bonus opportunity for our NEOs is appropriate based on their positions and responsibilities, as well as their individual ability to impact our financial performance, and places a proportionately larger percentage of total annual pay for our NEOs at risk based on our performance.

Quarterly Division Bonus.    The target bonus opportunity for each fiscal quarter was calculated by dividing the NEO’s 2015 fiscal year target bonus opportunity by 52 weeks and multiplying the result by the number of weeks in the applicable fiscal quarter, then dividing by half (each a “Quarterly Bonus Target”). Higher and lower percentages of base salary could be earned for each fiscal quarter if minimum performance levels or performance levels above target were achieved. The maximum bonus opportunity for each fiscal quarter under the 2015 Bonus Plan was 200% of the applicable Quarterly Bonus Target. No amount would be payable for the applicable fiscal quarter if results fell below established threshold levels. We believe that having a maximum cap serves to promote good judgment by the NEOs, reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.

At the beginning of each fiscal quarter, the management of each division participating in the 2015 Bonus Plan, with approval from our corporate management, established the division’s EBITDA goal for the applicable fiscal quarter with threshold, plan, target and maximum goals. After the end of the fiscal quarter, our corporate finance team calculated the financial results for each retail division and reported the Quarterly Division Bonus percentage earned, if any. A division earned between 0% to 100% of its bonus target amount for achievement of EBITDA for the fiscal quarter between the threshold and target levels. If the division exceeded 100% of its target EBITDA for a fiscal quarter, the amount in excess of target EBITDA would be earned in proportion to the maximum goals, subject to a cap based on achievement of division sales goals for such fiscal quarter as follows:

Quarterly Sales Goal Percentage Achieved	Maximum Percentage of Quarterly Division Bonus Target Earned
Below 99%	100%
99%-99.99%	150%
100% or greater	200%

The bonuses earned by our NEOs for each fiscal quarter were determined by adding together the percentage of the quarterly division bonus target amounts earned for all of the divisions and dividing the sum by thirteen (the number of our divisions participating in the 2015 Bonus Plan).

Annual Corporate Bonus.    The Annual Corporate Bonus component was based on the level of achievement by the company of an annual Adjusted EBITDA target for fiscal year 2015 of $2,455 million. Amounts under the Annual Corporate Bonus could be earned above or below target level. The threshold level above which a percentage of the Annual Corporate Bonus could be earned was achievement above 90% of the Adjusted EBITDA target and 100% of the Annual Corporate Bonus may be earned at achievement of 100% of the Adjusted EBITDA target, with interim percentages earned for achievement between levels. If achievement exceeded 100% of the Adjusted EBITDA target, 10% of the excess Adjusted EBITDA would be added to the bonus pool, but payout was capped at 200% on the Annual Corporate Bonus component of the NEO’s 2015 fiscal year target bonus opportunity. Based on our achievement of Adjusted EBITDA of $2,681 million in fiscal 2015, 109.2% of the Adjusted EBITDA target, the compensation committee determined that 200% of the Annual Corporate Bonus component of each NEO’s 2015 fiscal year target bonus opportunity was earned.

Our NEOs earned the following amounts under the 2015 Bonus Plan:

Name	Aggregate Fiscal 2015 Quarterly Division Bonus Earned	Fiscal 2015 Annual Corporate Bonus Earned	Aggregate Fiscal 2015 Bonus Earned
Robert G. Miller	$572,317	$1,200,000	$1,772,317
Robert B. Dimond	$200,311	$420,000	$620,311
Wayne A. Denningham	$226,497	$476,538	$703,035
Justin Dye	$228,927	$480,000	$708,927
Shane Sampson	$224,067	$473,077	$697,144

2016 Bonus Plan.    Our 2016 bonus plan generally has been structured in the same manner as our 2015 Bonus Plan.

Special Bonuses

In addition to the annual cash incentive program, we may from time to time pay our NEOs discretionary bonuses as determined by the board of directors or the compensation committee to provide for additional retention or upon special circumstances. In connection with the commencement of their employment, Messrs. Dimond and Sampson received retention bonuses in the amounts of $1,500,000 and $1,000,000, respectively. Upon his subsequent transfer to the position of Division President of Jewel-Osco and in recognition of his performance, in March 2014, Mr. Sampson’s retention award was increased to $1,240,000. The first, second and third installments of Mr. Dimond’s and Mr. Sampson’s retention bonuses in the amounts of $375,000 and $310,000, respectively, were paid to them on April 1, 2014, April 1, 2015 and April 1, 2016, and the final installment will be payable on April 1, 2017, generally subject to the applicable NEO remaining actively working, without having been demoted, through the payment date.

In recognition of his performance and as an additional incentive, in March 2013, Mr. Denningham received a retention bonus in the amount of $700,000. The first, second and third installments of Mr. Denningham’s retention bonus, each in the amount of $175,000, were paid to Mr. Denningham in April 2014, April 2015 and April 2016, and the final installment will be paid in April 2017, generally subject to Mr. Denningham remaining employed through the payment date.

Incentive Plans

Miller Incentive Units

Under an amendment to Mr. Miller’s employment agreement entered into in March 2014, the company agreed that, upon the closing of the Safeway acquisition, Mr. Miller would be granted a fully-vested equity award equal to a 1.0% interest in AB Acquisition. Accordingly, as required under his employment agreement, upon the closing of the Safeway acquisition, Mr. Miller was granted 3,350,084 fully-vested and non-forfeitable Investor Incentive Units of AB Acquisition (the “Miller Incentive Units”). The Miller Incentive Units entitle Mr. Miller to participate in cash distributions of Albertsons, NAI and Safeway based on his ownership percentage of the aggregate ABS, NAI and Safeway units, Series 1 Incentive Units and Investor Incentive Units outstanding. All distributions are on a subordinate basis to the $2,308.6 million aggregate distributions to Albertsons, NAI and Safeway unitholders after which Mr. Miller will participate on a pro rata basis. The Miller Incentive Units are convertible to an equal number of ABS units, NAI units and Safeway units reflecting the fair market value of such units as of the conversion date, which is the earlier of (i) January 30, 2020 and (ii) the effective date of consummation of the IPO-Related Transactions or a sale of all or substantially all of the equity of the company or of the consolidated assets of the company and its subsidiaries. The Miller Incentive Units are fully vested and contain no voting rights.

Incentive Unit Plan

Effective upon the closing of the Safeway acquisition, we adopted the AB Acquisition LLC Incentive Unit Plan (the “Incentive Unit Plan”). See “—Incentive Plans—Incentive Unit Plan” for additional information regarding the Incentive Unit Plan.

Under terms agreed to by Mr. Edwards and the company in August 2014 and further set forth in the employment agreement with Mr. Edwards entered into in December 2014, upon the closing of the Safeway acquisition, Mr. Edwards was granted 3,350,083 Incentive Units under the Incentive Unit Plan (the “Series 1 Incentive Units”). The Series 1 Incentive Units represented 1% of our fully diluted equity above a valuation threshold determined at grant of $2.3 million. 50% of the Series 1 Incentive Units were scheduled to vest in four annual installments of 25% on each of the anniversaries of the date of the closing of the Safeway acquisition, subject to Mr. Edwards’ continued employment through such date and would become 100% vested upon the completion of an initial public offering by the company or a change in control. The remaining 50% would become vested in four annual installments of 25% on the last day of Safeway’s fiscal year starting with 2015 if the annual performance targets set by our management board for the respective fiscal year would be achieved and Mr. Edwards remained employed. The Series 1 Incentive Units subject to performance targets not attained in any fiscal year could have become vested in a subsequent year if the performance in a subsequent year satisfied the performance target for such year and, on a cumulative basis, the performance target for the earlier fiscal year in which the performance target was not met. In the event of a termination of his employment without Cause or for Good Reason (each as defined in his employment agreement), or due to his death or disability, a pro-rated portion of Mr. Edwards’ Series 1 Incentive Units would have become vested as if he had remained employed through the next vesting date and the performance targets for the applicable fiscal year had been achieved.

In connection with his transition to the position of Vice Chairman, Mr. Edwards and the company agreed that Mr. Edwards would forfeit 1,675,041.5 of his Series 1 Incentive Units. The remaining 1,675,041.5 Series 1 Incentive Units would vest in full on January 30, 2016, the first anniversary of the closing date of the Safeway acquisition, subject to his continued service as a consultant through that date and accelerated vesting in the event of a termination of his service due to a breach by the company of his Director and Consultancy Agreement, his death or due to disability. Mr. Edwards became fully vested in his Series 1 Incentive Units on January 30, 2016.

Phantom Unit Plan

In fiscal 2015, we adopted the Phantom Unit Plan. See “—Incentive Plans—Phantom Unit Plan” for additional information regarding the Phantom Unit Plan.

On March 5, 2015, we granted to the NEOs listed below the number of Phantom Units set forth below (the “2015 Phantom Units”):

Participant	Units
Shane Sampson	1,200,000
Justin Dye	1,000,000
Robert B. Dimond	700,000
Wayne A. Denningham	600,000

To align the value of Mr. Denningham’s equity awards with those granted to other senior executives, on August 2, 2016, we granted Mr. Denningham an additional 400,000 Phantom Units (the “Denningham 2016 Award,” and together with the 2015 Phantom Units, the “NEO Phantom Units”).

50% of the NEO Phantom Units are time-based units that are subject to the NEO’s continued service through each applicable vesting date (“Time-Based Units”). 25% of the Time-Based Units under the 2015 Phantom Units vested on the last day of fiscal 2015. The remaining Time-Based Units under the 2015 Phantom Units and the Time-Based Units under the Denningham 2016 Award will vest in three equal annual installments on the last day of the company’s fiscal year, commencing with the last day of fiscal 2016, subject to the NEO’s continued service through each vesting date.

The remaining 50% of the NEO Phantom Units are performance-based units that are subject to both the NEO’s continued service through each applicable vesting date and to the achievement of annual performance targets (“Performance-Based Units”). 25% of the Performance-Based Units under the 2015 Phantom Units were subject to vesting on February 27, 2016, the last day of fiscal 2015, subject to the company’s achievement of an annual Adjusted EBITDA target for fiscal year 2015 of $2,455 million. Based on our achievement of Adjusted EBITDA of $2,681 million in fiscal 2015, our compensation committee determined that each of our NEOs became vested in 25% of his Performance-Based Units under the 2015 Phantom Units on February 27, 2016. In October 2016, our compensation committee determined that all such Performance-Based Units subject to the achievement of 2016 annual performance targets have converted to Time-Based Units that vest solely subject to the NEO’s continued service through the last day of fiscal 2016. The remaining Performance-Based Units under the 2015 Phantom Units and the Performance-Based Units under the Denningham 2016 Award will vest in two equal annual installments on the last days of fiscal 2017 and fiscal 2018, subject to the NEO’s continued service through each vesting date and the achievement of annual performance targets established for each such fiscal year. If the performance target for fiscal 2017 is not met, but is met in fiscal 2018 on a cumulative basis along with the applicable performance target for fiscal 2018, the Performance-Based Units that did not vest with respect to fiscal 2017 will vest in fiscal 2018.

Upon the consummation of the IPO-Related Transactions, any Performance-Based Units (other than those with respect to a missed year) will become vested based solely on the NEO’s continued employment (like the Time-Based Units). In addition, if, following the consummation of the IPO-Related Transactions, an NEO’s employment with the company is terminated by the company without “Cause,” or due to the participant’s death or disability, all Time-Based Units and Performance-Based Units will become 100% vested.

The NEO Phantom Units were granted with the right to receive a “Tax Bonus” that entitles the participant to receive a bonus equal to 4% of the fair value of the Series 2 Incentive Units paid to the participant in respect of vested Phantom Units. Upon the consummation of the IPO-Related Transactions, the NEO Phantom Units will be converted into restricted stock units that will be settled in shares of our common stock.

Because this offering did not occur prior to the first vesting date under the 2015 Phantom Units, our compensation committee allowed our NEOs and other officers holding Phantom Units to make an election with regard to the method by which the company satisfied its required tax withholding obligations and the participant satisfied his or her other tax liability upon the issuance of the Series 2 Incentive Units underlying the vesting 2015 Phantom Units. To provide the participants with flexibility, the company allowed participants to elect to direct the company to withhold Series 2 Incentive Units up to the applicable statutory rate, retain the after-tax portion of the participant’s Tax Bonus and/or pay any tax shortfall out of pocket to the extent permitted under applicable law and regulations. If the participant did not make an election or to the extent such election did not provide for the amount required for the company to satisfy its required statutory tax withholding obligation, the company reduced the number of Series 2 Incentive Units otherwise issuable to a participant to satisfy its required tax withholding obligations.

Messrs. Sampson, Dye and Denningham each directed the company to withhold Series 2 Incentive Units underlying their respective vested 2015 Phantom Units up to the applicable statutory rate. Mr. Dimond directed the company to retain the after-tax portion of his Tax Bonus and to withhold Series 2 Incentive Units underlying his vested 2015 Phantom Units for the remainder of his tax liability. The chart below lists the number of Series 2 Incentive Units withheld and issued to the NEOs:

Name	Series 2 Incentive Units Withheld	Series 2 Incentive Units Issued
Shane Sampson	148,050	151,950
Justin Dye	123,375	126,626
Robert B. Dimond	54,249	120,751
Wayne A. Denningham	74,025	75,975

Employment Agreements and Offer Letters

Robert G. Miller

During fiscal 2015, Mr. Miller was a party to an employment agreement with AB Acquisition, dated March 13, 2006, as amended (the “Miller Employment Agreement”). On September 21, 2015, Mr. Miller and the company entered into an agreement pursuant to which, upon the consummation of the IPO-Related Transactions, the Miller Employment Agreement will be amended and restated to reflect the assignment of Mr. Miller’s employment and the Miller Employment Agreement to the company. The term of Mr. Miller’s employment under the Miller Employment Agreement will expire on January 30, 2018.

The Miller Employment Agreement provides that Mr. Miller will serve as Chairman and Chief Executive Officer (which will be the senior most executive officer) and a voting member of the board of directors and of any executive or operating committee of the board of directors other than, following the consummation of the IPO-Related Transactions, the compensation committee, audit committee or any other committee required by the rules of the SEC or the applicable securities exchange to be made up of solely independent directors.

The Miller Employment Agreement provides that Mr. Miller will receive an annual base salary in the amount of $2,000,000 per year.

In the event of a termination of Mr. Miller’s employment by us without Cause or by Mr. Miller with Good Reason, subject to his execution of a release, Mr. Miller will be entitled to a lump sum payment equal to his base salary for the remainder of the term and, if such termination is following the consummation of the IPO-Related Transactions, his target bonus. In addition, following the term of Mr. Miller’s employment, Mr. Miller will be entitled to a payment of $50,000 per month (or partial month) during his lifetime and, after his death, his spouse will become entitled to a payment of $25,000 per month for each month (or partial month) during her lifetime. In any event, such payments will cease on the tenth anniversary of the end of the term.

Pursuant to the Miller Employment Agreement, Mr. Miller is entitled to the use of corporate aircraft for up to 100 hours of personal use per year for himself, his family members and guests at no cost to him, other than to pay income tax on such usage at the lowest permissible rate. In addition, pursuant to the Miller Employment Agreement, we assigned $5.0 million of the key man life insurance policy we had obtained on Mr. Miller’s life to Mr. Miller in favor of one or more beneficiaries designated by him from time to time. We agreed to maintain such policy (or substitute equivalent policies) in effect for a period of at least 10 years following the closing of the Safeway acquisition (whether or not Mr. Miller remains employed with the company).

For purposes of the Miller Employment Agreement, “Cause” generally means:

•	an act of fraud, embezzlement, or misappropriation by Mr. Miller intended to result in substantial personal enrichment at the expense of the company; or

•	Mr. Miller’s willful or intentional failure to materially comply (to the best of his ability) with a specific, written direction of the board of directors that is consistent with normal business practice and not inconsistent with the Miller Employment Agreement and his responsibilities thereunder, and that within 10 business days after the delivery of written notice of the failure is not cured to the best of his ability or that Mr. Miller has not provided notice that the failure was based on his good faith belief that the implementation of such direction would be unlawful or unethical.

For purposes of the Miller Employment Agreement, “Good Reason” generally means:

•	a change of control;

•	any material adverse alteration in Mr. Miller’s titles, positions, duties, authorities, reporting relationships or responsibilities that is not cured within 10 business days of notice from Mr. Miller; or

•	any material failure by us to comply with the Miller Employment Agreement that is not cured within 10 business days of notice from Mr. Miller.

Robert L. Edwards

Mr. Edwards was party to an employment agreement with AB Management Services Corp., a subsidiary of the company, dated December 15, 2014 (the “Edwards Employment Agreement”). The Edwards Employment Agreement became effective as of the closing date of the Safeway acquisition. Pursuant to the Edwards Employment Agreement, Mr. Edwards served as President and Chief Executive Officer of the company, and certain of its subsidiaries. Mr. Edwards’ annual base salary was $1,500,000 and he was eligible to receive a bonus under a plan established by the company with a target bonus of 100% of his base salary and a maximum bonus of 200% of base salary. The Edwards Employment Agreement also provided for the grant of Series 1 Incentive Units described above under “—Incentive Plans—Incentive Unit Plan.” If Mr. Edwards’ employment would have been terminated by us without cause or by him for good reason, subject to his execution of a release, Mr. Edwards would have been entitled to a lump sum severance payment equal to two times the sum of his base salary and the target bonus, and reimbursement of the cost of continuation coverage of group health coverage for 18 months; but if the termination was within 24 months of the closing of the Safeway acquisition, the severance amount would not be less than he would have received under the Safeway Executive Severance Plan for termination following a “Change in Control.”

On April 9, 2015, the company, AB Management Services Corp. and Mr. Edwards entered into the Director and Consultancy Agreement which superseded the Edwards Employment Agreement. See “Certain Relationships and Related Party Transactions.”

Robert B. Dimond and Justin Dye

During fiscal 2015, Mr. Dimond was party to an employment agreement with AB Management Services Corp. dated September 9, 2014, and Mr. Dye was party to an employment agreement with NAI dated March 21, 2013 (each as amended, a “D&D Employment Agreement” and, collectively, the “D&D Employment Agreements”). On September 21, 2015, Messrs. Dimond and Dye each entered into an agreement with the company pursuant to which, upon the consummation of the IPO-Related Transactions, the respective D&D Employment Agreement will be amended and restated to reflect the assignment of the respective executive’s employment and the respective D&D Employment Agreement to the company. The D&D Employment Agreements both currently provide for a term through the third anniversary of the closing of the Safeway acquisition. Each of the D&D Employment Agreements provide for an annual base salary ($700,000 for Mr. Dimond and $750,000 (increased to $800,000 under the amended and restated agreement) for Mr. Dye), and each executive is eligible to receive an annual bonus targeted at 60% of his annual base salary.

If the executive’s employment terminates due to his death or he is terminated due to disability, the executive or his legal representative, as appropriate, will be entitled to receive a lump sum payment in an amount equal to 25% of his base salary. If the executive’s employment is terminated by the company without Cause or by the executive for Good Reason, subject to his execution of a release, the executive is entitled to a lump sum payment of his base salary and target bonus for the period from the date of such termination through January 30, 2018, if the termination occurs prior to January 30, 2016, or for a period of 24 months if the termination occurs following January 30, 2016, and reimbursement of the cost of continuation coverage of group health coverage for 36 months.

For the purposes of each D&D Employment Agreement, “Cause” generally means:

•	conviction of a felony;

•	acts of intentional dishonesty resulting or intending to result in personal gain or enrichment at the expense of the company, its subsidiaries or its affiliates;

•	a material breach of the executive’s obligations under the applicable D&D Employment Agreement, including but not limited to breach of the restrictive covenants or fraudulent, unlawful or grossly negligent conduct by the executive in connection with his duties under the applicable D&D Employment Agreement;

•	Personal conduct by the executive which seriously discredits or damages the company, its subsidiaries or its affiliates; or

•	contravention of specific lawful direction from the board of directors.

For the purposes of each D&D Employment Agreement, “Good Reason” generally means:

•	a reduction in the base salary or target bonus; or

•	without prior written consent, relocation of the executive’s principal location of work to any location that is in excess of 50 miles from such location on the date of the applicable D&D Employment Agreement.

In addition, in connection with the commencement of his employment, Mr. Dimond entered into an offer letter with AB Management Services Corp., dated February 5, 2014, which provided Mr. Dimond with the retention bonus described above under “—Bonuses—Special Bonuses.” The remaining payments under Mr. Dimond’s retention bonus are provided for under his amended and restated D&D Employment Agreement.

Shane Sampson

In connection with the commencement of his employment, Mr. Sampson entered into an offer letter with Albertson’s LLC, dated January 16, 2013, pursuant to which he initially served as President of Shaw’s and Star Market. The offer letter provided Mr. Sampson with an initial base salary of $350,000 and a bonus opportunity of 50% of base salary. In addition, the offer letter provided for a signing bonus in the amount of $200,000 and the retention bonus described above under “—Bonuses—Special Bonuses.” Mr. Sampson subsequently entered into a letter agreement with AB Management Services Corp., effective as of January 30, 2015. Pursuant to the letter agreement, Mr. Sampson became Executive Vice President Marketing and Merchandising, his base salary was increased to $700,000 (further increased to $800,000 effective as of April 12, 2015) and his bonus opportunity was increased to 60% of base salary. On September 18, 2015, Mr. Sampson and the company entered into a letter agreement which, effective upon the consummation of the IPO-Related Transactions, will reflect the assignment of his employment to the company and provides for the continued payment of his retention bonus described above under “—Bonuses—Special Bonuses.”

Wayne A. Denningham

On September 18, 2015, Mr. Denningham and the company entered into a letter agreement which, effective upon the consummation of the IPO-Related Transactions, will reflect the assignment of his employment to the company, his base salary of $800,000 and bonus opportunity of 60% of his base salary. In addition, the letter agreement provides for the continued payment of his retention bonus described above under “—Bonuses—Special Bonuses.”

To further align the compensation arrangements of our executive officers, Messrs. Sampson and Denningham have entered into employment agreements with AB Management Services Corp., dated as of June 28, 2016 and June 26, 2016, respectively, that provide for substantially the same terms as the D&D Employment Agreements.

Severance Plan

Prior to January 1, 2016, we maintained the Albertson’s LLC Severance Plan for Officers (the “Prior Severance Plan”) to provide severance benefits to certain employees who do not have severance rights under an employment agreement. Messrs. Denningham and Sampson were eligible to participate in the Prior Severance Plan. The Prior Severance Plan provided that, subject to the execution of a release of claims and to certain exceptions set forth in the Prior Severance Plan, an eligible employee who incurred an involuntary termination of employment due to certain job restructurings, reductions in force, sale of facilities, or job eliminations (and not due to any other reason including termination for misconduct or unsatisfactory job performance as determined by the company, or voluntary termination) would be eligible to receive:

•	a lump sum severance payment in an amount equal to two weeks of pay per year of service, with a minimum of eight weeks of severance pay; and

•	continued health insurance coverage at the active employee rate for a period of up to six months (the “COBRA Benefit”).

Effective as of January 1, 2016, we adopted the Albertsons Severance Plan for Officers (the “Severance Plan”). The Severance Plan is substantially identical to the Prior Severance Plan except as follows:

•	to align the rights of participants in the Severance Plan with those available to officers under severance plans of public companies similar to us, participants will be eligible for severance benefits if they resign for good reason within 18 months following a change in control; and

•	under the Severance Plan, in lieu of the COBRA Benefit, participants are eligible to receive a lump sum payment equal to 12 weeks of our premium cost for providing medical, dental and vision coverage.

For the purposes of the Severance Plan, “good reason” means either a good reason event as defined in the participant’s written employment agreement, or if none, a material adverse change in the participant’s responsibilities, authority or duties, or a reduction in the participant’s annual rate of base salary below 90% of his or her current base pay.

Deferred Compensation Plan

Our subsidiaries Albertson’s LLC and NAI maintain the Albertson’s LLC Makeup Plan and NAI Makeup Plan, respectively (collectively, the “Makeup Plans”). The Makeup Plans are unfunded non-qualified deferred compensation arrangements. Designated employees, including our NEOs, may elect to defer the receipt of a portion of their base pay, bonus and incentive payments under the Makeup Plan. For fiscal 2014, Messrs. Dye and Sampson were eligible to participate in the NAI Makeup Plan, and the other NEOs were eligible to participate in the Albertson’s LLC Makeup Plan. The amounts deferred are held in a book entry account and are deemed to have been invested by the participant in investment options designated by the participant from among the investment options made available by the committee under the Makeup Plans. Participants are vested in their accounts under the Makeup Plans to the same extent they are vested in their accounts under the 401(k) plan discussed below, except that accounts under the Makeup Plans will become fully vested upon a change in control. No deferral contributions for a year will be credited, however, until the participant has been credited with the maximum amount of elective deferrals permitted by the terms of the 401(k) plans and/or the limitations imposed by the Code. In addition, participants will be credited with an amount equal to the excess of the amount we would contribute to the 401(k) plans as a company contribution on the participant’s behalf for the plan year without regard to any limitations imposed by the Code based on the participant’s compensation over the amount of our actual company contributions for the plan year. Generally, payment of the participant’s account under the Makeup Plans will be made in a lump sum following the participant’s separation from service. Participants may receive a distribution of up to 100% of their account during employment in the event of an emergency. Participants in the Makeup Plans are unsecured general creditors. See the table entitled “Nonqualified Deferred Compensation” below for information with regard to the participation of the NEOs in the Makeup Plans.

401(k) Plan

Albertson’s LLC and NAI maintain 401(k) plans with terms that are substantially identical. For fiscal 2014, Messrs. Dye and Sampson were eligible to participate in the 401(k) plan sponsored by NAI, and the other NEOs were eligible to participate in Albertson’s LLC’s 401(k) plan. The plans permit eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plans equal to a pre-determined percentage of an employee’s voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plans, subject to applicable tax limitations. Eligible employees who elect to participate in the plans are generally vested in any matching contribution after one year of service with us and fully vested at all times in their employee contributions to the plans. The plans are intended to be tax-qualified under Section 401(a) of the Code; accordingly, contributions to the plans and income earned on plan contributions are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made. Our board of directors determines the matching contribution rate under the 401(k) plans for each year. For fiscal 2014, our board of directors set a matching contribution rate equal to 50% up to 7% of base salary.

Safeway Retirement Plans

In connection with the Safeway acquisition, we assumed the Safeway ERP, a tax-qualified defined benefit pension plan, and the Safeway Inc. Retirement Restoration Plan and Retirement

Restoration Plan II (collectively, the “Safeway RRP”), each of which is a non-qualified and unfunded defined benefit pension plan. See “—Pension Benefits” below for information regarding Mr. Edwards’ participation in these plans.

Other Benefits

Executives participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. We also maintain a relocation policy applicable to employees who are required to relocate their residence. Messrs. Dimond, Denningham and Sampson received relocation benefits under the policy in fiscal 2015. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the necessary talent in the business. During fiscal 2015, we agreed to indemnify Mr. Dimond for compensation in the amount of $1,530,000 lost from his prior employer.

Perquisites

Our NEOs generally are not entitled to any perquisites that are not otherwise available to all of our employees.

Under his employment agreement, Mr. Miller is entitled to the use of corporate aircraft for up to 100 hours per year for himself, his family members and guests at no cost to him, other than to pay income tax on such usage at the lowest permissible rate. Other executives, generally those with the title of executive vice president or above, may request the personal use of a company-owned aircraft subject to availability.

The company agreed to continue to maintain life insurance coverage on Mr. Edwards’ life to the extent Safeway maintained such policy, for a period during his term of employment and beyond his termination, for a period not to exceed five years and an amount not to exceed $5,000,000.

For fiscal 2015, Messrs. Edwards, Denningham, Dye and Dimond were eligible for financial and tax planning services. The maximum annual amount of the benefit for Mr. Edwards was $15,000 and for Messrs. Denningham, Dye and Dimond was $8,000.

Risk Mitigation

Our compensation committee has assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.

Impact of Accounting and Tax Matters

As a general matter, the compensation committee will be responsible for reviewing and considering the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the compensation committee will examine the accounting cost associated with equity compensation in light of ASC 718.

With respect to tax matters, the compensation committee may consider the impact of Section 162(m) of the Code (“Section 162(m)”), which generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. One exception is qualified performance-based compensation. Because of a transition period permitted under Section 162(m) in connection with a company’s initial public offering, the deduction limit under Section 162(m) generally will not currently apply to compensation payable by the company under the plans approved by our equityholders prior to the offering. This transition period will continue until the earliest of a material amendment of the plan, all of the stock or other compensation that has been allocated under the plan has been issued and our first annual stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year following the calendar year that the offering occurs. It is the compensation committee’s intent to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the compensation committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of Section 162(m) if it is deemed in the best interest of the company to do so.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Unit Awards ($)(3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Miller Chairman and Chief Executive Officer(7)	2015	2,000,000	—	—	—	1,772,317	—	913,547	4,685,864
	2014	1,567,307	15,000,000	74,070,357	—	12,334,179	—	327,912	103,299,755
	2013	1,482,692	700,000	3,383,335	—	381,750	—	118,823	6,066,600

Robert L. Edwards Former President and Chief Executive Officer(8)	2015 2014	450,000 127,404	—	— 74,070,335	— —	— —	— —	57,913 17,201	507,913 74,214,940

Robert B. Dimond	2015	700,000	375,000	15,274,000	—	620,311	—	2,230,000	19,199,311
Executive Vice President and Chief Financial Officer(9)	2014	713,462	625,000	—	—	664,482	—	11,676	2,014,620

Wayne A. Denningham Chief Operating Officer(10)	2015	794,231	175,000	13,092,000	—	703,035	—	338,498	15,102,764
	2014	387,500	275,000	—	—	8,648,669	—	34,051	9,345,220
	2013	341,250	24,550	—	—	610,888	—	47,173	1,023,861

Justin Dye Chief Administrative Officer(11)	2015	800,000	—	21,820,000	—	708,927	—	449,138	23,778,065
	2014	767,308	500,000	—	—	10,877,525	—	81,695	12,226,528
	2013	727,500	700,000	3,383,335	—	885,175	—	50,482	5,746,492

Shane Sampson Chief Marketing and Merchandising Officer(12)	2015	788,461	310,000	26,184,000	—	697,144	—	16,901	27,996,506
	2014	383,654	560,000	—	—	358,416	—	10,347	1,312,417
	2013	324,423	200,000	—	—	171,538	—	41,099	737,060

1.	Reflects a 52 week year for fiscal 2015 and fiscal 2013 and a 53 week year for fiscal 2014.
2.	Reflects retention bonuses and special deal bonuses paid to the NEOs, as set forth in the table below. The retention bonuses for fiscal 2015 are further described in “—Compensation Discussion and Analysis.” The special deal bonus paid to Mr. Miller for fiscal 2014 was paid in connection with our achievement of certain financial metrics in connection with the NAI acquisition. The special deal bonuses paid to Messrs. Dimond, Denningham, Dye and Sampson for fiscal 2014 were paid in recognition of their efforts in connection with the successful completion of the Safeway acquisition. The special deal bonuses paid to Messrs. Miller, Denningham and Dye for fiscal 2013 were paid in recognition of each executive’s effort in connection with the successful completion of the NAI acquisition. In addition, for Mr. Sampson, the amount for fiscal 2013 reflects a sign-on bonus in the amount of $200,000.

Name	Fiscal Year	Retention Bonus ($)	Special Deal Bonus ($)
Robert G. Miller	2015	—	—
	2014	—	15,000,000
	2013	—	700,000
Robert B. Dimond	2015	375,000	—
	2014	375,000	250,000
Wayne A. Denningham	2015	175,000	—
	2014	175,000	100,000
	2013	—	24,550
Justin Dye	2015	—	—
	2014	—	500,000
	2013	—	700,000
Shane Sampson	2015	310,000	—
	2014	310,000	250,000
	2013	—	—

3.	Reflects the grant date fair value calculated in accordance with ASC 718. For Mr. Miller, the amount reflects the Investor Incentive Units granted to him in fiscal 2014 and the Class C Units granted to him in fiscal 2013 under the company’s Class C Incentive Unit Plan. For Mr. Edwards, the amount reflects the Series 1 Incentive Units granted to him in fiscal 2014. For Mr. Dye, the amount reflects the Class C Units granted to him in fiscal 2013 under the company’s Class C Incentive Unit Plan. In connection with the Safeway acquisition, the Class C Units held by Messrs. Miller and Dye became fully vested and were converted into Class A Units. See Note 10—Equity-Based Compensation in our consolidated financial statements, included elsewhere in this prospectus, for a discussion of the assumptions used in the valuation of equity-based awards.
4.	Reflects amounts paid to the NEOs under our bonus plan for the applicable fiscal year, as set forth in the table below. In addition, for fiscal 2014 and fiscal 2013, the table reflects amounts paid to the NEOs with respect to long-term incentive plan awards that vested in the applicable fiscal year or otherwise became payable in fiscal 2014 upon termination of the long-term incentive plan, as set forth in the table below.

Name	Fiscal Year	Fiscal Year Quarterly Bonus ($)	Fiscal Year Annual Bonus ($)	LTIP I Bonus ($)	LTIP II Bonus ($)
Robert G. Miller	2015	572,317	1,200,000	—
	2014	—		4,344,067	7,990,112
	2013	—		6,750	375,000
Robert B. Dimond	2015	200,311	420,000	—	—
	2014	664,482		—	—
Wayne A. Denningham	2015	226,497	476,538	—	—
	2014	371,551		1,086,017	7,191,101
	2013	271,700		1,688	337,500
Justin Dye	2015	228,927	480,000	—	—
	2014	715,379		2,172,034	7,990,112
	2013	506,800		3,375	375,000
Shane Sampson	2015	224,067	473,077	—	—
	2014	358,416		—	—
	2013	171,538		—	—

5.	For Mr. Edwards, the amount of aggregate change in pension value during fiscal 2015 was ($66,962) under the Safeway ERP and the Safeway RRP. The company assumed these plans in connection with the Safeway acquisition. The aggregate value of Mr. Edwards’ account under these plans at the end of fiscal 2015 was $573,138.

6.	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Year	Aircraft ($) (a)	Relocation ($)	COBRA/ Life Insurance ($)		Other Payments ($)(d)	Financial/ Tax Planning ($)	Makeup Plan Company Contribution ($)(e)	401(k) Plan Company Contribution ($)	Total ($)
Robert G. Miller	2015	304,351	—	125,000	(b)		—	475,446	8,750	913,547
	2014	114,554	—	125,000	(b)		—	79,608	8,750	327,912
	2013	48,489	—				—	61,834	8,500	118,823
Robert L. Edwards	2015	16,010	—	31,325	(c)		10,578	—	—	57,913
	2014	16,239	—				962	—	—	17,201
Robert B. Dimond	2015	—	700,000			1,530,000	—	—	—	2,230,000
	2014	—	11,676				—	—	—	11,676
Wayne A. Denningham	2015	—	10,560				7,875	311,313	8,750	338,498
	2014	—	—				4,500	20,801	8,750	34,051
	2013	—	7,681				4,500	26,492	8,500	47,173
Justin Dye	2015	35,268	—				8,350	396,770	8,750	449,138
	2014	6,295					4,500	62,150	8,750	81,695
	2013	—					4,500	37,482	8,500	50,482
Shane Sampson	2015	1,766	6,385				—	—	8,750	16,901
	2014	—	10,347				—	—	—	10,347
	2013	659	40,440				—	—	—	41,099

(a)	Represents the aggregate incremental cost to the company for personal use of the company’s aircraft.
(b)	Reflects our payment of premiums for a life insurance policy we maintain for Mr. Miller.
(c)	Reflects a lump sum payment to Mr. Edwards for the cost of 18 months’ continuation of group health coverage.
(d)	Reflects a one-time indemnification payment made to Mr. Dimond for compensation lost from his prior employer.
(e)	Reflects our contributions to the NEO’s Makeup Plan account in an amount equal to the excess of the amount we would contribute to the 401(k) plans as a company contribution on the NEO’s behalf for the plan year without regard to any limitations imposed by the Code based on the NEO’s compensation over the amount of our actual contributions to the 401(k) plans for the plan year.

7.	Mr. Miller served as our Chief Executive Officer during fiscal 2013 and from the commencement of fiscal 2014 (February 21, 2014) through January 29, 2015. Mr. Miller subsequently served as our Executive Chairman from January 30, 2015 through April 9, 2015, and was appointed as our Chairman and Chief Executive Officer on April 9, 2015.
8.	Mr. Edwards served as our President and Chief Executive Officer from January 30, 2015 through his transition to Vice Chairman (a non-employee position) on April 9, 2015.
9.	Mr. Dimond joined the company and was appointed as our Chief Financial Officer in February 2014.
10.	Mr. Denningham was appointed as our Chief Operating Officer in April 2015. Prior thereto, he served in a variety of executive positions with the company and Albertson’s LLC.
11.	Mr. Dye was appointed as our Chief Administrative Officer in February 2015. Prior thereto, he served in a variety of executive positions with the company, Albertson’s LLC and NAI.
12.	Mr. Sampson was appointed as our Chief Marketing and Merchandising Officer in April 2015. Prior thereto, he served in a variety of executive positions with Albertson’s LLC and NAI.

Grants of Plan Based Awards in Fiscal 2015

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Unit)	Date Fair Stock Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert G. Miller	1/30/2015		1,200,000	—	—	—	—
Robert Edwards	—	—	—	—	—	—	—	—	—	—	—
Robert B. Dimond	3/5/2015	—	420,000	840,000	—	—	—	700,000	—	—	15,274,000
Wayne A. Denningham	3/5/2015	—	480,000	960,000	—	—	—	600,000	—	—	13,092,000
Justin Dye	3/5/2015	—	480,000	960,000	—	—	—	1,000,000	—	—	21,820,000
Shane Sampson	3/5/2015	—	480,000	960,000	—	—	—	1,200,000	—	—	26,184,000

1.	Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal 2014 under the company’s 2015 Bonus Plan as more fully described in “—Compensation Discussion and Analysis.” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2015 Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above the threshold will result in a payment from $0 up to the maximum bonus amounts reflected in the table.

2.	Represents Phantom Units granted to Messrs. Dimond, Denningham, Dye and Sampson, as described in “—Compensation Discussion and Analysis.”
3.	Reflects the grant date fair value of $21.82 per unit as calculated in accordance with ASC 718. Assumptions used in the valuation of equity based awards are discussed in Note 10—Equity-Based Compensation in our consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year End 2015

	Option Awards					Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Miller	—	—	—	—	—	—	—	—	—
Robert L. Edwards	—	—	—	—	—	—	—	—	—
Robert B. Dimond	—	—	—	—	—	—	—	525,000	8,977,500
Wayne A. Denningham	—	—	—	—	—	—	—	450,000	7,695,000
Justin Dye	—	—	—	—	—	—	—	750,000	12,825,000
Shane Sampson	—	—	—	—	—	—	—	900,000	15,390,000

1.	Reflects the number of unvested Phantom Units held by Messrs. Dimond, Denningham, Dye and Sampson. These Phantom Units are subject to vesting in equal portions on the last day of each of fiscal years 2016, 2017 and 2018 as described in “—Compensation Discussion and Analysis.”
2.	Based on a per unit value for our Series 2 Incentive Units of $17.10 as of February 27, 2016.

Option Exercises and Units Vested in Fiscal 2015

Name	Option Awards		Unit Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Robert G. Miller	—	—
Robert L. Edwards	—	—	1,675,041.5	31,524,281
Robert B. Dimond	—	—	175,000	2,992,500
Wayne A. Denningham	—	—	150,000	2,565,000
Justin Dye	—	—	250,000	4,275,000
Shane Sampson	—	—	300,000	5,130,000

1.	For Mr. Edwards, represents the vesting of 1,675,041.5 Series 1 Incentive Units on January 30, 2016 as described in “—Compensation Discussion and Analysis.” For Messrs. Dimond, Denningham, Dye and Sampson, represents the vesting of Phantom Units on February 27, 2016, as described in “—Compensation Discussion and Analysis.”
2.	For Mr. Edwards, the value realized upon vesting of the Series 1 Incentive Units is based on a vesting date per unit value of $18.82. For Messrs. Dimond, Denningham, Dye and Sampson, the value realized upon vesting of the Phantom Units is based on a vesting date per unit value of $17.10.

Pension Benefits

The following table quantifies the benefits expected to be paid to Mr. Edwards under the Safeway ERP, a qualified defined benefit pension plan, and the Safeway RRP, non-qualified and unfunded defined benefit pension plans, as of February 27, 2016. The company assumed the Safeway ERP and the Safeway RRP from Safeway in connection with the Safeway acquisition. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions consistent with pension financial reporting by Safeway for its 2015 fiscal year were used for calculations at the end of 2015; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; and (3) a discount rate of 4.13% for the Safeway RRP.

Additional actuarial assumptions used include post-retirement mortality—following the RP2014 fully generational mortality table using MP 2015 scale.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert L. Edwards	ERP	10.1	0	148,652
	RRP	10.1	573,138	27,352

1.	In connection with the termination of his employment, Mr. Edwards elected to receive his vested benefit under the Safeway ERP in a lump sum, which was paid during fiscal 2015. In connection with the termination of his employment, Mr. Edwards’ vested benefit under the Safeway RRP is being paid to him via an annuity paid monthly, which commenced during fiscal 2015.
2.	The number of years of credited service and the present value of accumulated benefits are calculated as of February 27, 2016.

Nonqualified Deferred Compensation

The following table shows the executive and company contributions, earnings and account balances for the NEOs under the Makeup Plans during fiscal 2015. The Makeup Plans are non-qualified deferred compensation arrangements intended to comply with Section 409A of the Code. See “—Compensation Discussion and Analysis” for a description of the terms and conditions of the Makeup Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, company contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Makeup Plan are subject to claims of our creditors.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Miller	154,044	475,446	(77,830)	—	4,404,442
Robert L. Edwards	—	—	—	—	—
Robert B. Dimond	89,881	—	(7,993)	—	175,448
Wayne A. Denningham	76,415	311,313	(53,070)	—	1,590,747
Justin Dye	69,766	396,770	(136,359)	—	2,618,934
Shane Sampson	—	—	—	—	—

1.	All executive contributions represent amounts deferred by each NEO under a Makeup Plan and are included as compensation in the Summary Compensation Table under “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation.”
2.	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.
3.	These amounts are not reported in the Summary Compensation Table as none of the earnings are based on interest above the market rate.

Incentive Plans

Incentive Unit Plan

Effective upon the closing of the Safeway acquisition, we adopted the Incentive Unit Plan which provided for grants of “Incentive Units” to the employees, directors and consultants of the company or its subsidiaries selected by the board of directors. A maximum of 20,100,503 Incentive Units were available for issuance under the Incentive Unit Plan, subject to adjustment in the event of a change in the company’s capital structure. The Incentive Units represent a membership interest in the company. Any Incentive Units will be granted as profits interests that would only share in the value of the company above its valuation at grant.

The Incentive Unit Plan provides that, unless otherwise provided in an award agreement, in the event of the termination of a participant’s service for any reason, any unvested Incentive Units will be forfeited without the payment of consideration. In the event of the termination of a participant’s service for Cause, unless otherwise provided in an award agreement, any vested Incentive Units will be forfeited without the payment of consideration.

For purposes of the Incentive Unit Plan, “Cause” is as defined in a participant’s employment agreement, or if not so defined, generally means:

•	the commission of a felony or a misdemeanor (excluding petty offenses) involving fraud, dishonesty or moral turpitude;

•	a participant’s failure (other than as a result of incapacity due to mental or physical impairment) to perform his material duties;

•	acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the company, or its subsidiaries or affiliates;

•	a breach of any material written policy of the company or its subsidiaries;

•	the failure to follow the lawful written directions of our Chief Executive Officer, our Executive Chairman, the board of directors or the person to whom the participant reports;

•	conduct in connection with a participant’s duties that is fraudulent, grossly negligent or otherwise materially injurious to the company or its subsidiaries or affiliates; or

•	a breach of restrictive covenants under which the participant is subject.

The Incentive Unit Plan will terminate upon the consummation of the IPO-Related Transactions.

Phantom Unit Plan

In fiscal 2015, we adopted the Phantom Unit Plan which provides for grants of “Phantom Units” to the employees, directors and consultants of the company or its subsidiaries selected by the board of directors. Each Phantom Unit provides the participant with a contractual right to receive upon vesting one Series 2 Incentive Unit. A maximum of 20,100,503 Phantom Units, less the number of Incentive Units granted under the Incentive Unit Plan, are available for issuance under the Phantom Unit Plan, subject to adjustment in the event of a change in the company’s capital structure.

The Phantom Unit Plan provides that the company may provide for a participant’s Phantom Unit award to include a separate right to receive a “Tax Bonus.” A Tax Bonus entitles a participant to receive a bonus equal to 4% of the fair market value of the Series 2 Incentive Units paid to the participant in respect of vested Phantom Units. Tax Bonuses may be paid in cash, Incentive Units or a combination thereof.

The Phantom Unit Plan provides that, unless otherwise provided in an award agreement, in the event of the termination of a participant’s service for any reason, any unvested Phantom Units and any rights to a future Tax Bonus will be forfeited without the payment of consideration. In the event of the termination of a participant’s service for Cause (which for purposes of the Phantom Unit Plan has the same meaning as defined in the Incentive Unit Plan as set forth above), unless otherwise provided in an award agreement, any Series 2 Incentive Units issued with respect to a vested Phantom Unit and any rights to a future Tax Bonus will be forfeited without the payment of consideration.

Upon the consummation of the IPO-Related Transactions, all outstanding Phantom Units will automatically be converted to restricted stock units that will be settled upon vesting in shares of our common stock. The restricted stock units will be subject to a Restricted Stock Unit Plan that will have substantially the same terms as, and will supersede, the Phantom Unit Plan except that no new awards may be granted thereunder. As of the date of this prospectus, there are 8,922,142 Phantom Units outstanding that, based on an initial public offering price of $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would automatically convert into             restricted stock units.

2015 Equity and Incentive Award Plan

We have adopted the 2015 Incentive Plan, although no awards will be made under it until the effective date of the registration statement of which this prospectus is a part. The principal features of the 2015 Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the 2015 Incentive Plan itself, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Securities Subject to the 2015 Incentive Plan. A maximum of      percent (    %) of the shares of our common stock that are outstanding as of the consummation of this offering may be issued or transferred pursuant to awards under the 2015 Incentive Plan. The number of shares of our common stock available under the 2015 Incentive Plan will be reduced by one share for each share issued under an award. The shares of our common stock covered by the 2015 Incentive Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market.

In the event of any termination, expiration, lapse or forfeiture of an award, any shares subject to the award will again be made available for future grants under the 2015 Incentive Plan. Any shares of restricted stock repurchased by the company at the same price paid for such shares will be made available for issuance again under the 2015 Incentive Plan.

Eligibility. All of our employees, consultants, and directors, and employees and consultants of our affiliates, will be eligible to receive awards under the 2015 Incentive Plan.

Awards under the 2015 Incentive Plan. The 2015 Incentive Plan provides that the administrator may grant or issue stock options, which may be non-qualified stock options (“NQSOs”) or, solely to eligible employees, incentive stock options designed to comply with the applicable provisions of Section 422 of the Code, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock, performance awards and stock payments, or any combination thereof. The terms and conditions of each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Award Limits. The 2015 Incentive Plan provides for a maximum aggregate amount of shares of common stock that may be granted to a participant in any calendar year subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2015 Incentive Plan, as described below. In addition, the 2015 Incentive Plan provides for an annual award limit for performance awards that are payable solely in cash.

Vesting and Exercise of Awards. The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award may accelerate. No portion of an award which is not vested at the participant’s termination of employment, termination of directorship or termination of consulting relationship, as applicable, will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Transferability of Awards. Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may be transferred without consideration to certain family members and trusts with the administrator’s consent. Awards may be exercised, during the lifetime of the participant, only by the participant or such permitted transferee.

Forfeiture and Claw-Back Provisions. In the event a participant (i) terminates service with the company prior to a specified date or within a specified time following receipt or exercise of the award, (ii) the company terminates the participant’s service for “cause,” or (iii) the participant engages in certain competitive activities with the company, the administrator has the right to require the participant to repay any proceeds, gains or other economic benefit actually or constructively received by the participant or to terminate the award. In addition, all awards (including any proceeds, gains or other economic benefit actually or constructively received by the participant) may be subject to the provisions of any claw-back policy implemented by the company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2015 Incentive Plan Benefits. The future benefits that will be received under the 2015 Incentive Plan by our current directors, executive officers and all eligible employees are not currently determinable.

Adjustments for Stock Splits, Recapitalizations, Mergers and Equity Restructurings. In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock, the 2015 Incentive Plan will be equitably adjusted, including the number of available shares, in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Incentive Plan or with respect to any award.

Administration of the 2015 Incentive Plan. The compensation committee is the administrator of the 2015 Incentive Plan. Subject to certain limitations, the committee may delegate its authority to grant awards to one or more committees consisting of one or more members of the board of directors or one or more of our officers.

Amendment and Termination of the 2015 Incentive Plan. Our board of directors and the compensation committee may amend the 2015 Incentive Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the market or stock exchange on which our common stock is at the time primarily traded.

Additionally, stockholder approval will be specifically required to increase the maximum number of shares of our common stock which may be issued under the 2015 Incentive Plan, change the eligibility requirements or decrease the exercise price of any outstanding option or stock appreciation right granted under the 2015 Incentive Plan. The board of directors and the compensation committee may amend the terms of any award theretofore granted, prospectively or retroactively, however, except as otherwise provided in the 2015 Incentive Plan, no such amendment will, without the consent of the participant, alter or impair any rights of the participant under such award without the consent of the participant unless the award itself otherwise expressly so provides.

Our board of directors and the compensation committee may suspend or terminate the 2015 Incentive Plan at any time. However, in no event may an award be granted pursuant to the 2015 Incentive Plan on or after the tenth anniversary of the effective date of the 2015 Incentive Plan.

Prohibition on Repricing. Except in connection with a corporate transaction involving the company (including, without limitation, any stock distribution, stock split, extraordinary cash distribution, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the administrator will not, without the approval of the stockholders, authorize the amendment of any outstanding award to reduce its price per share, including any amendment to reduce the exercise price per share of outstanding options or SARs.

Executive Incentive Bonus Plan

We have adopted the Executive Incentive Bonus Plan. The principal features of the Executive Incentive Bonus Plan are summarized below, but the summary is qualified in its entirety by reference to the Executive Incentive Bonus Plan itself, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Plan Administration. The Executive Incentive Bonus Plan is administered by our board of directors or a committee selected by our board of directors to administer the Executive Incentive Bonus Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code) (as applicable, the “Plan Committee”). The Plan Committee selects the officers or key executives who will be eligible to receive awards, establishes the maximum award that may be earned by each participant and establishes the goals for each participant. The Plan Committee calculates and determines each participant’s level of attainment of such goals, and calculates the bonus award for each participant based upon such level of attainment.

Eligibility. For each performance period, the Plan Committee will select the officers and key executives of the company and its subsidiaries and divisions who are eligible to participate in the Executive Incentive Bonus Plan.

General Description of the Executive Incentive Bonus Plan. Participants in the Executive Incentive Bonus Plan will be eligible to receive cash performance awards based on attainment by the company and/or a subsidiary, division or other operational unit of the company of specified performance goals to be established for each performance period by the Compensation Committee. The Executive Incentive Bonus Plan provides for a maximum amount of any bonus award intended to qualify for the performance-based compensation exception to Section 162(m) payable to a single participant for any performance period consisting of a 12-month period (including a fiscal or calendar year), which amount is reduced on a pro rata basis for any performance period of less than 12 months. Unless otherwise provided by the Plan Committee or set forth in a written agreement between the company and a participant, bonus awards are intended to constitute “short term deferrals” for purposes of Section 409A of the Code and will be paid within the applicable short-term deferral period under Section 409A of the Code. Payment of bonus awards will be made in the form of cash, our common stock or equity awards in respect of our common stock, which common stock or equity awards may be subject to additional vesting provisions as determined by the Plan Committee. Any shares of common stock or equity awards granted in satisfaction of a bonus award will be granted under the 2015 Incentive Plan. To be eligible to receive a payment of a bonus award with respect to a performance period, a participant must satisfy such employment requirements as may be imposed by the Plan Committee. In the event of a participant’s death prior to the payment of a bonus award which has been earned, such payment will be made to the participant’s designated beneficiary or, if there is none living, to the estate of the participant.

Performance Criteria. The performance criteria will be measured in terms of one or more of the following objectives, which objectives may relate to company-wide objectives or of the subsidiary, division, department or function of the company or subsidiary: (i) net earnings (either before or after interest, taxes, depreciation and amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating income, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expense, (xiv) working capital, (xv) earnings per share, (xvi) price per share of our common stock, (xvii) United States Food and Drug Administration or other regulatory body approval for commercialization of a product, (xviii) market share, (xix) identical store sales, and (xx) identical store sales excluding fuel, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

Term and Amendment. The Plan Committee may amend, suspend or terminate the Executive Incentive Bonus Plan at any time, except that no amendment may be made without the approval of our stockholders if the effect of such amendment would be to cause outstanding or pending awards intended to qualify for the performance-based compensation exception to Section 162(m) to cease to qualify for the performance-based compensation exception to Section 162(m).

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change in control, assuming such events occurred as of February 27, 2016, the last day of fiscal 2015 (based on the plans and arrangements in effect on such date). The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through February 27, 2016, that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees. As discussed elsewhere in this prospectus, Mr. Edwards ceased to be an employee of the company on April 9, 2015 and ceased to provide services to the company as of January 31, 2016.

Robert G. Miller
Payments and Benefits	Death ($)		For Any Reason ($)		Without Cause or for Good Reason ($)
Cash Payments	3,000,000	(1)	6,000,000	(2)	9,833,333	(3)
Total	3,000,000		6,000,000		9,833,333

(1)	Reflects cash payments of $25,000 per month to Mr. Miller’s spouse payable for a period of 10 years following his termination due to death. Such payments would cease upon the death of Mr. Miller’s spouse.
(2)	Reflects cash payments of $50,000 per month to Mr. Miller payable for a period of 10 years following his termination for any reason. In the event of his death following termination, such payments will cease and thereafter his surviving spouse will become entitled to cash payments of $25,000 per month through the earlier of her death and the 10-year anniversary of Mr. Miller’s termination.
(3)	Reflects a lump sum cash payment equal to the sum of (a) $50,000 per month to Mr. Miller payable for a period of 10 years following his termination for any reason and (2) an amount equal to Mr. Miller’s base salary for the remainder of the term of his employment under his employment agreement (23 months following February 27, 2016).

Robert B. Dimond
Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)
Cash Payments	175,000	(1)	—	2,240,000	(2)
Health Benefits	—		—	53,788	(3)
Total	175,000		—	2,293,788

(1)	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Dimond’s base salary.
(2)	Reflects a lump sum cash payment equal to the sum of Mr. Dimond’s base salary plus target annual bonus, in each case for the remainder of the term of his employment under his employment agreement (24 months following February 27, 2016).
(3)	Reflects the cost of reimbursement for up to 36 months continuation of health coverage.

Justin Dye
Payments and Benefits	Death or Disability ($)		For Cause or Without Good Reason	Without Cause or for Good Reason ($)
Cash Payments	200,000	(1)	—	2,560,000	(2)
Health Benefits	—		—	48,472	(3)
Total	200,000		—	2,608,472

(1)	Reflects a lump sum cash payment in an amount equal to 25% of Mr. Dye’s base salary.
(2)	Reflects a lump sum cash payment equal to the sum of Mr. Dye’s base salary plus target annual bonus, in each case for the remainder of the term of his employment under his employment agreement (24 months following February 28, 2015).
(3)	Reflects the cost of reimbursement for up to 36 months continuation of health coverage.

Wayne A. Denningham
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or, following a change in control, for Good Reason ($)
Cash Payments	—	—	1,169,231	(1)
Health Benefits	—	—	2,009	(2)
Total	—	—	1,171,240

(1)	Reflects a lump sum cash payment in an amount equal to 76 weeks of Mr. Denningham’s base salary.
(2)	Reflects our cost for continued health insurance coverage above the active employee rate for a period of up to 12 weeks.

Shane Sampson
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason	Without Cause or, following a change in control, for Good Reason ($)
Cash Payments	—	—	984,616	(1)
Health Benefits	—	—	2,950	(2)
Total	—	—	987,566

(1)	Reflects a lump sum cash payment in an amount equal to 64 weeks of Mr. Sampson’s base salary.
(2)	Reflects our cost for continued health insurance coverage above the active employee rate for a period of up to 12 weeks.

In addition to the foregoing, each of Messrs. Dimond, Dye, Denningham and Sampson would have been entitled to full vesting of his unvested Phantom Units in the amounts set forth in the table below (based on a per unit price of $17.10 as of February 27, 2016) if following a change in control the relevant NEO’s employment terminated due to death or disability or by the company without cause on February 27, 2016:

NEO	Number of Vesting Phantom Units	Value of Vesting Performance Units ($)	Tax Bonus ($)
Dimond	525,000	8,977,500	359,100
Dye	750,000	12,825,000	513,000
Denningham	450,000	7,695,000	307,800
Sampson	900,000	15,390,000	615,600

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties. It does not include all of the provisions of our material arrangements, agreements and transactions with related parties, does not purport to be complete and is qualified in its entirety by reference to the arrangements, agreements and transactions described. We enter into transactions with our stockholders and other entities owned by, or affiliated with, our direct and indirect stockholders in the ordinary course of business. These transactions include, amongst others, professional advisory, consulting and other corporate services.

On April 9, 2015, we entered into the Director and Consultancy Agreement with Robert Edwards, our former CEO and a former member of the board of managers of AB Acquisition. Pursuant to the Director and Consultancy Agreement, Mr. Edwards serves as a consultant to the board of directors and, prior to his resignation from the board of managers of AB Acquisition on June 13, 2015, served as Vice Chairman. The Director and Consultancy Agreement provided for us to pay Robert Edwards a consulting fee of $3 million for his service as a consultant through January 31, 2016. Mr. Edwards was also eligible to receive a director’s fee of $200,000 for his service on the board through January 31, 2016, of which $60,000 was paid to him for his service prior to his resignation from the AB Acquisition board of managers on June 13, 2015. In addition, as the Director and Consultancy Agreement was not extended through January 31, 2017, Mr. Edwards received an additional payment of $3 million. In addition, under the Director and Consultancy Agreement, we have agreed to maintain any life insurance policy or death benefit, in an amount up to $5 million, provided to Mr. Edwards by Safeway for a period not beyond April 9, 2020, and to reimburse or pay his cost for health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Prior to his resignation from the AB Acquisition board of managers, we also agreed to provide him with up to 50 hours of personal use of the company-owned aircraft through December 31, 2015.

We paid COAC, an affiliate of Cerberus, fees totaling approximately $489,088, $1,667,692 and $970,450 for fiscal 2013, fiscal 2014 and fiscal 2015, respectively, for consulting services provided in connection with improving the company’s operations. We may retain COAC to provide similar services in the future.

Several of our board members are employees of our Sponsors (excluding Kimco), and funds managed by one or more affiliates of our Sponsors indirectly own a substantial portion of our equity through their respective ownership of Albertsons Investor and Kimco.

During fiscal 2016, we acquired a store from Signature Northwest, LLC, for $2.8 million, plus the cost of inventory. Mark Miller, the son of our Chief Executive Officer, Robert Miller, serves as the Chief Executive Officer of Signature Northwest, LLC. In addition, Robert Miller has a minority ownership interest in Signature Northwest, LLC.

IPO-Related Transactions

In connection with our corporate reorganization, we will engage in transactions with affiliates, independent directors and our Existing Owners. See “IPO-Related Transactions and Organizational Structure” for a description of these transactions.

AB Acquisition LLC Agreement Management Fees

In March 2013, as then provided for by the third amended and restated limited liability company agreement of AB Acquisition LLC (the “3rd A&R AB LLC Agreement”), we paid Cerberus a transaction fee of $15 million in connection with the NAI acquisition. The 3rd A&R AB LLC Agreement also provided for the Cerberus-led Consortium to receive annual management fees from our company over a 42-month period beginning on March 21, 2013. We paid annual management fees under the 3rd A&R

AB LLC Agreement totaling $6 million for fiscal 2013 and $6 million for fiscal 2014. In connection with the Safeway acquisition, the 3rd A&R AB LLC Agreement was amended and restated. Pursuant to the fourth amended and restated limited liability company agreement of AB Acquisition LLC (the “4th A&R AB LLC Agreement”), we paid the Cerberus-led Consortium the remaining $9 million in annual management fees provided for by the 3rd A&R AB LLC Agreement.

The 4th A&R AB LLC Agreement provides for the Cerberus-led Consortium to receive annual management fees of $13.75 million from our company over a 48-month period beginning on January 30, 2015, the date of the consummation of the Safeway acquisition. We have paid management fees to the Cerberus-led Consortium totaling $13.75 million for fiscal 2015 and $13.75 million for fiscal 2016. In exchange for the management fees, the Cerberus-led Consortium has provided strategic advice to management, including with respect to acquisitions and financings. As of February 27, 2016, management fees over the remainder of the 48-month period total $27.5 million. Consistent with the terms of the 4th A&R AB LLC Agreement, the remaining management fees will be paid in full upon the closing of this offering. We do not expect to pay any further management fees to the Cerberus-led Consortium following the completion of this offering.

Management Loans

In connection with the Safeway acquisition, on January 30, 2015, we provided loans (the “Management Loans”) to nine members of our management to enable them to invest in equity of AB Acquisition. Other than the loan to Robert Butler, who retired in December 2014 as our Chief Operating Officer, the Management Loans were repaid in full on July 2, 2015 from the proceeds of loans provided to Management Holdco by Goldman Sachs Bank USA and secured by a pledge of the equity owned by Management Holdco. The table below provides details for each of the Management Loans:

Name	Position	Original Loan Amount	Interest Rate	Aggregate Amount of Principal Paid	Aggregate Amount of Interest Paid
Mark Bates	Senior Vice President, Corporate Services	$217,203	1.75%	$217,203	$1,572
Robert Butler	Chief Operating Officer (former)	$500,000	1.75%	N/A	N/A
Wayne A. Denningham	Chief Operating Officer (current)	$3,801,000	1.75%	$3,801,000	$27,518
Shane Dorcheus	Southwest Division President	$2,000,000	1.75%	$2,000,000	$14,479
Justin Dye	Chief Administrative Officer	$4,706,073	1.75%	$4,706,073	$34,071
Justin Ewing	Executive Vice President, Corporate Development and Real Estate	$1,267,020	1.75%	$1,267,020	$9,173
Robert G. Miller	Chairman and Chief Executive Officer	$5,792,090	1.75%	$5,792,090	$41,933
Paul Rowan	Assistant Secretary and Deputy General Counsel (Retired)	$1,000,000	1.75%	$1,000,000	$7,240
Andrew J. Scoggin	Executive Vice President, Human Resources, Labor Relations, Public Relations and Government Affairs	$2,353,036	1.75%	$2,353,036	$17,035

Safeway Relationship with Blackhawk and Related Transactions

During Safeway’s fiscal year ended January 3, 2015, Safeway completed the following transactions with Blackhawk involving amounts in excess of $120,000, including the spin-off of Blackhawk which became effective April 14, 2014.

Gift Card Transfer and Management Agreement

Under the Gift Card Transfer and Management Agreement Safeway entered into with Blackhawk in February 2006 (the “Card Management Agreement”), Blackhawk provides Safeway with certain services related to Safeway-branded gift cards. During 2014, Safeway paid Blackhawk $455,688 under the Card Management Agreement.

Gift Card Alliance Partners Program Agreement

Safeway entered into the Amended and Restated Gift Card Alliance Partners Program Agreement with Blackhawk effective December 30, 2012, as amended in February 2014 (the “Blackhawk Alliance Partner Agreement”). Under the Blackhawk Alliance Partner Agreement, Safeway offers products provided by Blackhawk for sale in our Safeway stores, and Blackhawk provides funds and services relating to the management, marketing and service of products and services offered through the Blackhawk Alliance Partner Agreement, as well as relating to those products.

During Safeway’s 2014 fiscal year, under the Blackhawk Alliance Partner Agreement, Blackhawk paid an aggregate of $11.3 million to Safeway, and Safeway paid an aggregate of $274.6 million to Blackhawk.

Card Production and Card Services Agreement

In October 2011, Safeway entered into a card production and card services agreement with Blackhawk, under which Blackhawk produces Safeway-branded gift cards and provides Safeway with related services.

During Safeway’s 2014 fiscal year, Safeway paid Blackhawk $519,330 under this agreement.

Amended and Restated Tax Sharing Agreement

Safeway filed federal income tax returns and certain state income tax returns on a consolidated basis with Blackhawk starting in 2003. On April 11, 2014, Safeway entered into an Amended and Restated Tax Sharing Agreement (the “New TSA”) with Blackhawk. Prior to Blackhawk’s initial public offering, Safeway and Blackhawk entered into a prior tax sharing agreement that was last amended effective December 30, 2012 (the “Prior TSA”). The Prior TSA provided that Safeway and Blackhawk would generally make payments to each other such that, with respect to U.S. federal income tax returns for any taxable period in which Blackhawk or any of its subsidiaries were included in Safeway’s consolidated group for U.S. federal income tax purposes, the amount of taxes to be paid by Blackhawk was determined, subject to certain adjustments, as if Blackhawk and each of its subsidiaries included in such consolidated group filed their own consolidated federal income tax return. For state and local income tax purposes, the Prior TSA provided that Safeway and Blackhawk would generally make payments to each other such that, with respect to state and local income tax returns for any taxable period in which Blackhawk or any of its subsidiaries were included in Safeway’s combined, consolidated or unitary group for state or local income tax purposes, the amount of taxes to be paid by Blackhawk was determined, subject to certain limitations, by calculating the excess of any taxes shown due on any such return over the amount that would otherwise be due if the return were recalculated by excluding Blackhawk and any of its included subsidiaries.

In preparation for the pro rata distribution of the shares of Blackhawk Class B common stock owned by Safeway to the Safeway stockholders that occurred on April 14, 2014 (the “Distribution”), Safeway and Blackhawk entered into the New TSA, which became effective as of the Distribution, to address certain tax matters related to the facts and circumstances of the Distribution, including, among other things, the manner, amount and timing of the tax payments related to the Distribution. The New TSA also provides certain procedures for the allocation of taxes and the filing of returns that are consistent with the Prior TSA. In addition, the New TSA contemplates that Blackhawk may be included in Safeway’s consolidated group for U.S. federal income tax purposes until the date of the Distribution.

During 2014, Blackhawk paid Safeway $0.7 million for prior years’ taxes due under the New TSA, and Safeway advanced approximately $27.7 million to Blackhawk to fund 2014 estimated state tax payments by Blackhawk. In early 2015, Safeway converted the remaining amount of this advance to Blackhawk to a capital contribution. See Notes A and B to Safeway’s historical financial statements, included elsewhere in this prospectus, for further information.

Lease Agreements

Safeway leases corporate offices to Blackhawk under a sublease that expires in April 2017. Safeway also leased approximately 6,000 square feet of office space in Phoenix, Arizona to Blackhawk under a lease agreement that expired in 2014. During 2014, Blackhawk paid Safeway an aggregate of $608,727 pursuant to these lease agreements.

Cash Management and Treasury Services Agreement

On April 4, 2013, Safeway entered into a cash management and treasury services agreement with Blackhawk (the “CMATSA”). Safeway was permitted to borrow cash from Blackhawk’s operating accounts in excess of its immediate working capital and other operating requirements, calculated in accordance with the CMATSA, on an overnight basis, to meet short-term funding requirements. These advances were evidenced by unsecured promissory notes.

The CMATSA, together with the promissory notes issued thereunder, were terminated effective March 28, 2014.

Stockholders’ Agreement

In connection with this offering, Albertsons Companies, Inc. will enter into the Stockholders’ Agreement with Albertsons Investor, Kimco and Management Holdco. The rights of Albertsons Investor, Kimco and Management Holdco under such agreement are described below:

Registration Rights

Under the Stockholders’ Agreement, Albertsons Investor holds registration rights that allow it at any time after 180 days following the completion of this offering to request that we register the resale under the Securities Act, of all or any portion of the shares of our common stock that Albertsons Investor, Kimco and Management Holdco or a permitted transferee or assignee of such party that succeeds to such party’s rights under the Stockholders’ Agreement owns on a pro rata and pari passu basis. If Albertsons Investor is no longer a Holder, then any Holder who owns at least 5% of our then outstanding common stock (a “Demand Holder”) shall have the right to exercise the registration rights referenced in the preceding sentence. Albertsons Investor, or a Demand Holder, may require us to effect a long-form registration provided that the number of securities requested to be registered must have a value equal to at least $75 million based on the closing price of such security on the last trading day prior to the registration request. We may postpone for a reasonable period of time, which may not exceed 90 days, the filing of a registration statement that Albertsons Investor, or a Demand Holder, requested that we file pursuant to the Stockholders’ Agreement if our board of directors determines that the filing of the registration statement would require us to disclose material non-public information that, in our board of directors’ good faith judgment, after consultation with independent outside counsel to the company, would be required to be disclosed in such registration statement but which the company has a bona fide business purpose for not disclosing publicly, provided that, unless otherwise approved in writing by the Holders of a majority of our common stock that demanded the registration, we may not postpone such filing more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period. In addition, if we propose to register additional shares of common stock, Albertsons Investor and each other Holder will be entitled to notice of the registration and Albertsons Investor will be entitled to include its, Kimco’s and Management Holdco’s shares of common stock (on a pro rata and pari passu basis) in that registration with all registration expenses paid by us. Prior to the distribution by Albertsons Investor of all of our common stock it holds as of the completion of this offering to its equityholders, Holders other than Albertsons Investor will not be entitled to include shares of our common stock held by such Holder in a registration proposed by us unless Albertsons Investor also elects to participate in such registration.

Board Representation Rights

Pursuant to the Stockholders’ Agreement, we will be required to appoint individuals designated by Albertsons Investor (the “Albertsons Investor Designees”) to our board of directors upon the closing of the IPO-Related Transactions.

Our certificate of incorporation provides that, prior to the 50% Trigger Date, the authorized number of directors may be increased or decreased by the Designated Controlling Stockholder or a majority of our directors. The Designated Controlling Stockholder shall, immediately prior to the 50% Trigger Date, set the size of the board of directors at 13 directors. On or after the 50% Trigger Date, the authorized number of directors may be increased or decreased by the affirmative vote of not less than two-thirds (2/3) of the then-outstanding shares of capital stock or by resolution of our board of directors. Under the Stockholders’ Agreement, Albertsons Investor, or any Holder (other than Kimco Realty), will have the following board representation rights:

•	from the date on which Albertsons Companies, Inc. is no longer a controlled company under the applicable rules of the NYSE but prior to the 35% Trigger Date, Albertsons Investor shall have the right to designate to our board of directors a number of individuals equal to one director fewer than 50% of our board of directors at any time, and will (i) cause its directors appointed to the board of directors to vote in favor of maintaining a 13-person board of directors (unless the management board of Albertsons Investor otherwise agrees by affirmative vote of 80% of the members of the management board of Albertsons Investor) and (ii) appoint three directors designated by Cerberus and three directors in total designated by the other equityholders of Albertsons Investor and Robert Miller (whose contractual right to a seat on the board of directors shall be unaffected); provided, however, that such Albertsons Investor Designees are qualified and suitable to serve as members of our board of directors under all applicable corporate governance policies and guidelines of Albertsons Companies, Inc. and our board of directors, and all applicable legal, regulatory and stock exchange requirements (other than any requirements under the NYSE regarding director independence) (the “Director Requirements”);

•	for so long as any Holder has beneficial ownership of less than 35% but at least 20% of our then-outstanding common stock, such Holder shall have the right to designate to our board of directors a number of individuals who satisfy the Director Requirements equal to the greater of (i) three or (ii) 25% of the size of our board of directors at any time (rounded up to the next whole number);

•	for so long as any Holder has beneficial ownership of less than 20% but at least 15% of our then-outstanding common stock, such Holder shall have the right to designate to our board of directors a number of individuals who satisfy the Director Requirements equal to the greater of (i) two or (ii) 15% of the size of our board of directors at any time (rounded up to the next whole number).

•	for so long as any Holder has beneficial ownership of less than 15% but at least 10% of our then-outstanding common stock, such Holder shall have the right to designate one individual to our board of directors who satisfies the Director Requirements.

For so long as any Sponsor (other than Kimco Realty) indirectly beneficially owns at least 10% of our then-outstanding common stock, but does not have a representative (whether an Albertsons Investor Designee or otherwise) on our board of directors, such Sponsor shall have the right to appoint one observer to our board of directors (an “Observer”). An Observer may attend any meeting of our board of directors provided that no Observer shall have the right to vote or otherwise participate in the board of directors meeting in any way other than to observe any applicable meeting of our board of directors. Our board of directors or any committee thereof shall have the right to exclude an Observer from any meeting or portion thereof in the sole discretion of a majority of the members in attendance at such meeting.

Under the Stockholders’ Agreement, in the event of a vacancy on our board of directors arising through the death, resignation or removal of a Holder’s board designee, the Holder shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy.

Indemnification; Expenses

We have agreed to indemnify Albertsons Investor, Kimco, Management Holdco or any Holder, against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares, unless such liability arose from Albertsons Investor, Kimco, Management Holdco or any such Holder’s, misstatement or omission, and Albertsons Investor, Kimco, Management Holdco and the Holders, have agreed to indemnify us against all losses caused by its misstatements or omissions. We also agreed to pay all expenses incident to our performance of or compliance with the registration rights under the Stockholders’ Agreement, including but not limited to all underwriting discounts, commissions, fees and related expenses of underwriters.

Albertsons Investor Limited Liability Company Agreement

The Cerberus-led Consortium, other than Kimco, and certain other individuals who agreed to co-invest with them through Albertsons Investor, will enter the Albertsons Investor LLC Agreement. The Albertsons Investor LLC Agreement will be entered into upon consummation of the IPO-Related Transactions and this offering. A copy of the form Albertsons Investor LLC Agreement that will be entered into will be filed as an exhibit to the registration statement of which this prospectus is a part.

Policy and Procedures for the Review, Approval or Ratification of

Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the audit and risk committee of our board of directors. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the company, (3) an immediate family member of any of the foregoing individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members (each, a “Family Member”) includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers- in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the company entering into any Related Party Transaction, such Related Party Transaction will be reported to our General Counsel who will report the same to the audit and risk committee. Our General Counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the audit and risk committee, including a summary of material facts. The audit and risk committee will review the material facts of all Related Party Transactions which require the audit and risk committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the audit and risk committee and it is not possible to convene a meeting of the audit and risk committee, then the chairman of the audit and risk committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the audit and risk committee being asked to ratify the Related Party Transaction at the next regularly-scheduled meeting of the audit and risk committee. In the event the audit and risk committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the audit and risk committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the audit and risk committee and its chairman (or, if it is not practicable for the company to wait for the audit and risk committee to consider the matter, the chairman of the audit and risk committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the audit and risk committee will report to the committee at its next regularly-scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The audit and risk committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the audit and risk committee and will take, or recommend to our board of directors, any action the audit and risk committee deems appropriate.

No member of the audit and risk committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the audit and risk committee member or board director will provide all material information concerning the Related Party Transaction to the audit and risk committee.

If a Related Party Transaction will be ongoing, the audit and risk committee may establish guidelines for the company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the audit and risk committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the audit and risk committee’s guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the audit and risk committee or its chairman, as applicable, will review and consider:

•	the Related Party’s interest in the Related Party Transaction;

•	the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the company;

•	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the company of, the Related Party Transaction;

•	description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

•	whether the proposed transaction includes any potential reputational risk issues for the company which may arise as a result of or in connection with the Related Party Transaction;

•	whether the proposed transaction would violate any requirements of the company’s financing or other material agreements; and

•	any other relevant information regarding the Related Party Transaction or the Related Party.

The audit and risk committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the audit and risk committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair as to the company. The audit and risk committee, in its sole discretion, may impose such conditions as it deems appropriate on the company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The audit and risk committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the audit and risk committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the audit and risk committee.

•	Any employment by the company of an executive officer of the company or any of its subsidiaries if the related compensation conforms with our company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

•	Any compensation paid to a director of our board if the compensation is consistent with the company’s bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the bylaws of the company require review by our board of directors and/or approval of a Related Party Transaction, the audit and risk committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board’s use in its consideration of a given Related Party Transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of January 17, 2017, after giving effect to the IPO-Related Transactions (assuming the common stock in this offering is offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus) by:

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

•	each member of our board of directors;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. None of the persons listed in the following table owns any securities that are convertible into common stock at his or her option currently or within 60 days of our listing date on the NYSE. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Albertsons Companies, Inc., 250 Parkcenter Blvd., Boise, Idaho 83706.

				Number of Shares of Common Stock Being Offered		Shares of Common Stock Beneficially Owned After This Offering
	Shares of Common Stock Beneficially Owned Immediately Prior to the Completion of this Offering(1)(2)				Number of Shares of Common Stock Being Offered Pursuant to Underwriters’ Option	No Exercise of Underwriters’ Option to Purchase Additional Shares			Full Exercise of Underwriters’ Option to Purchase Additional Shares
Name of Beneficial Owner	Number of Shares	Percentage				Number of Shares	Percentage		Number of Shares	Percentage
Selling Stockholders:
Albertsons Investor Holdings LLC(3)(4)			%					%			%
KRS AB Acquisition, LLC(5)			%					%			%
KRS ABS, LLC			%					%			%
Albertsons Management Holdco, LLC
Directors:
Robert G. Miller			%					%			%
Dean S. Adler(3)			%					%			%
Sharon L. Allen			%					%			%
Steven A. Davis			%					%			%
Kim Fennebresque			%					%			%
Lisa A. Gray(4)			%					%			%
Hersch Klaff(3)			%					%			%
Ronald Kravit(4)			%					%			%
Alan Schumacher			%					%			%
Jay L. Schottenstein(3)			%					%			%
Lenard B. Tessler(4)			%					%			%
Scott Wille(4)			%					%			%
Named Executive Officers:
Robert B. Dimond			%					%			%
Wayne A. Denningham			%					%			%
Justin Dye			%					%			%
Robert L. Edwards			%					%			%
Shane Sampson			%					%			%
All directors and executive officers as a group(3)			%					%			%
(22 Persons)			%					%			%

*	Represents less than 1%.
(1)	Percentage of shares beneficially owned prior to the offering is based on 409,832,959 shares of our common stock outstanding as of our listing date on the NYSE.

(2)	All the issued and outstanding common stock of Albertsons Companies, Inc. is held by Albertsons Investor, Management Holdco, Kimco and our independent directors. Accordingly, shareholdings of directors and named executive officers reflected in the table above reflect indirect ownership in Albertsons Companies, Inc. held through interests in Albertsons Investor and Management Holdco. Profits interests in AB Acquisition totaling % of the outstanding equity of AB Acquisition on a fully participating basis will convert into direct and indirect ownership of our shares based on our equity valuation. Assuming the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) and all shares offered by the selling stockholders in this offering are sold, (i) profits interests in AB Acquisition would convert into equity of Albertsons Investor with an indirect ownership of shares into shares owned by Kimco and into shares owned by our independent directors, for a total direct and indirect ownership of shares upon completion of this offering and (ii) Phantom units of AB Acquisition would convert into restricted units of Albertsons Companies, Inc., or ownership of shares, or % of our outstanding common stock upon the completion of this offering. While the initial public offering price will not increase or decrease the total number of shares outstanding and owned by our Existing Owners and our independent directors in the aggregate, an initial public offering price of $ , which is the high point of the estimated offering range set forth on the cover page of this prospectus, would increase the total number of shares outstanding and owned by Albertsons Investor, Kimco and our independent directors upon completion of this offering by shares and decrease the total number of shares outstanding and owned by Management Holdco by shares. An initial public offering price of $ , which is the low point of the estimated offering range set forth on the cover page of this prospectus, would decrease the total number of shares outstanding and owned by Albertsons Investor, Kimco and our independent directors upon completion of this offering by shares and increase the total number of shares outstanding and owned by Management Holdco by shares.
(3)	Albertsons Investor is held by a private investor group, including affiliates of Cerberus Capital Management, L.P., Klaff Realty, LP, Schottenstein Stores Corp., Lubert-Adler Partners, L.P. and certain members of management. Messrs. Kravit, Tessler, Wille and Ms. Gray are affiliated with Cerberus Capital Management, L.P. Stephen Feinberg exercises voting and investment authority over membership interests in Albertsons Investor owned by the affiliates of Cerberus and may be deemed to have indirect ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering, through Cerberus’ interests in Albertsons Investor. Mr. Klaff is affiliated with Klaff Realty, LP, whose affiliated entities may be deemed to have indirect ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering, through their interests in Albertsons Investor. Mr. Schottenstein is affiliated with Schottenstein Stores Corp., whose affiliated entities may be deemed to have indirect ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering, through their interests in Albertsons Investor. Mr. Adler is affiliated with Lubert-Adler Partners, L.P., whose affiliated entities may be deemed to have indirect ownership of shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering, through their interests in Albertsons Investor. Messrs. Miller, Denningham, Dye and six additional officers together hold shares, or % of our outstanding common stock prior to this offering and % upon the completion of this offering, through their interests in Albertsons Investor and Management Holdco. Pursuant to the terms of the Stockholders’ Agreement, Kimco and Management Holdco will vote common stock held by them upon the completion of this offering as instructed by Albertsons Investor and will not transfer their common stock other than in accordance with the terms of the Stockholders’ Agreement. See “Certain Relationships and Related Party Transactions.” The above information assumes that the common stock in this offering is offered at $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

(4)	The address for Albertsons Investor Holdings LLC and Messrs. Kravit, Tessler, Wille and Ms. Gray is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.
(5)	KRS AB Acquisition, LLC and KRS ABS, LLC are affiliates of Kimco Realty Corporation. The address for KRS AB Acquisition, LLC and KRS ABS, LLC is c/o Kimco Realty Corporation, Attention: Ray Edwards and Bruce Rubenstein, 3333 New Hyde Park Road, New Hyde Park, New York 11042.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the most important terms of our capital stock and related provisions of the certificate of incorporation and our bylaws that will be in effect upon the closing of the IPO-Related Transactions. This description also summarizes the principal agreements relating to our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws and the agreements referred to below, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

After giving effect to the IPO-Related Transactions, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

Upon the closing of the IPO-Related Transactions (including this offering), there will be 409,832,959 shares of our common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that our board of directors and, prior to the 50% Trigger Date, the Designated Controlling Stockholder, are expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws after the 50% Trigger Date with the approval of at least two-thirds of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Preferred Stock

Our board of directors is authorized, by resolution or resolutions, to issue up to 30,000,000 shares of our preferred stock. Our board of directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of our preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, option or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock pursuant to Section 151 of the DGCL. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price. We have no current plan to issue any shares of preferred stock.

Composition of our Board of Directors

Upon the closing of this offering, it is anticipated that we will have 12 directors. The Stockholders’ Agreement will provide that, except as otherwise required by applicable law, from the date (a) immediately prior to the 50% Trigger Date, the Designated Controlling Stockholder shall set the size of the board of directors at 13 directors; (b) on which we are no longer a controlled company under the applicable rules of the NYSE but prior to the 35% Trigger Date, Albertsons Investor shall have the right to designate a number of individuals who satisfy the Director Requirements equal to one director fewer than 50% of our board of directors at any time and shall cause its directors appointed to our board of directors to vote in favor of maintaining a 13-person board of directors unless the management board of Albertsons Investor otherwise agrees by the affirmative vote of 80% of the management board of Albertsons Investor; (c) on which a Holder has beneficial ownership of at least 20% but less than a 35% of our then-outstanding common stock, the Holder will have the right to designate a number of individuals who satisfy the Director Requirements equal to the greater of three or 25% of the size of our board of directors at any time (rounded up to the next whole number); (d) on which a Holder has beneficial ownership of at least 15% but less than 20% of our then-outstanding common stock, the Holder will have the right to designate the greater of two or 15% of the size of our board of directors at any time (rounded up to the next whole number) and (e) on which a Holder has beneficial ownership of at least 10% but less than 15% of our then-outstanding common stock, it will have the right to designate one individual who satisfies the Director Requirements.

Pursuant to the Albertsons Investor LLC Agreement and the Stockholders’ Agreement, prior to the 50% Trigger Date, a majority vote of the management board of Albertsons Investor is required to designate directors to our board of directors if the designated directors consist of four designees of Cerberus (if Cerberus so requests) and one designee from each other member of the Cerberus-led Consortium (other than Kimco) and Robert Miller (if such member and Mr. Miller so requests). From the date on which we are no longer a controlled company under the applicable rules of the NYSE but prior to the 35% Trigger Date, then a majority vote of the management board of Albertsons Investor is required to designate nominees to be included in the slate for election to our board of directors if the designated nominees consist of three nominees of Cerberus and three nominees in total from the other members of the Cerberus-led Consortium and Robert Miller. The nominees shall include persons that are “independent” for purposes of the Listed Company Rules of the NYSE if required to comply with such rules.

Our certificate of incorporation provides that our board of directors will consist of not less than seven directors and not more than 15 directors, and that the exact number of directors will be determined by our board of directors. Our certificate of incorporation also provides that, prior to the 50% Trigger Date, the Designated Controlling Stockholder may increase or decrease the authorized number of directors on our board of directors. Following the 50% Trigger Date, the authorized number of directors may be increased or decreased only by the affirmative vote of two-thirds of our then-outstanding capital stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors or, prior to the 35% Trigger Date, by the Designated Controlling Stockholder. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Calling Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent after the 50% Trigger Date.

Undesignated Preferred Stock

Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company.

Delaware Anti-Takeover Statute

We have elected not to be governed by Section 203 of the DGCL, an anti-takeover law (“Section 203”). This law prohibits a publicly-held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted out of this provision. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Removal of Directors; Vacancies

Our certificate of incorporation provides that, following the 50% Trigger Date, directors may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding shares of the capital stock of the company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled (i) by the Designated Controlling Stockholder or by a majority of the directors then in office, prior to the 50% Trigger Date, and (ii) after the 50% Trigger Date, by a majority of the directors then in office, in each case although less than a quorum, or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.

Limitation on Director’s Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Credit Facility

Under our credit agreements, a change of control may lead the lenders to exercise remedies, such as acceleration of their loans, termination of their obligations to fund additional advances and collection against the collateral securing such loan.

Notes

Under the indentures governing the CoC Notes, a change of control may require us to offer to repurchase all of the outstanding CoC Notes for cash at a price equal to 101% of the principal amount of the CoC Notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Stockholders’ Agreement

Registration Rights

Upon the closing of this offering, Albertsons Investor or, if Albertsons Investor is no longer a holder of registrable securities, Holders owning more than 5% of our then-outstanding common stock, will have the right to require us to register their shares (and in the case of Albertsons Investor, such registration shall also include shares held by Kimco and Management Holdco on a pro rata and pari passu basis) under the Securities Act under specified circumstances.

Demand and Form S-3 Registration Rights

Beginning 180 days after the closing of this offering, Albertsons Investor or, if Albertsons Investor is no longer a holder of registrable securities, the Holders, subject to specified limitations, may require that we register all or part of their shares of our common stock (and in the case of Albertsons Investor, such registration shall also include shares held by Kimco and Management Holdco on a pro rata and pari passu basis) for sale under the Securities Act on an unlimited number of occasions. In addition, Albertsons Investor or, if Albertsons Investor is no longer a holder of registrable securities, the Holders, may from time to time make demand for registrations on Form S-1, a long-form registration statement, or Form S-3, a short form registration statement, when we are eligible to use those forms.

Piggyback Registration Rights

If we propose to register any of our common stock, either for our own account or for the account of other securityholders, Albertsons Investor and each other Holder will be entitled to notice of the registration and Albertsons Investor will be entitled to include its, Kimco’s and Management Holdco’s shares of common stock (on a pro rata and pari passu basis) in that registration with all registration expenses paid by us. Prior to the distribution by Albertsons Investor of all of our common stock it holds as of the completion of this offering to its equityholders, Holders other than Albertsons Investor will not be entitled to include shares of our common stock held by such Holder in a registration proposed by us unless Albertsons Investor also elects to participate in such registration.

Limitations and Expenses

Other than in a demand registration, with specified exceptions, the rights of Albertsons Investor, Kimco and Management Holdco or, if Albertsons Investor is no longer a Holder, the Holders, to include shares in a registration are subject to the right of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any registrations made pursuant to the Stockholders’ Agreement, including demand registrations, registrations on Form S-3 and piggyback registrations, will be paid by us, and all selling expenses, including underwriting discounts and commissions, will be paid by us.

Listing

We have been approved to list our common stock on the NYSE under the symbol “ABS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

After giving effect to the IPO-Related Transactions (including this offering), 409,832,959 shares of our common stock will be outstanding. All of the shares sold in this offering will be freely tradable. Shares held by our affiliates, as that term is defined in Rule 144, including shares held by Albertsons Investor, Kimco and Management Holdco, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144, or are subject to lock-up agreements with the underwriters of this offering, as described below. Following the expiration of the lock-up period pursuant to any such lock-up agreements, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, described in greater detail below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock outstanding at the time of such sale, which will equal 4,098,330 shares as of the closing of this offering; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Notwithstanding the availability of Rule 144, the holders of all of our restricted shares will have entered into lock-up agreements as described under “Underwriting,” and their restricted shares will become eligible for sale only following expiration of the restrictions set forth in those agreements.

Rule 701

Rule 701 under the Securities Act (“Rule 701”), as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our team members, executive officers, directors, or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting,” and will become eligible for sale only following expiration of those agreements.

Lock-Up Agreements

We and our officers, directors, and holders of substantially all of our common stock on the date of this prospectus will have entered into lock-up agreements with the underwriters providing, subject to certain exceptions, that we and they will not, subject to certain exceptions, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus unless extended pursuant to its terms. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. For a more complete description of the lock-up restrictions and specified exceptions, see “Underwriting.”

Transfer Restrictions under the Albertsons Investor LLC Agreement

The Albertsons Investor LLC Agreement will restrict the distribution of our common stock held by Albertsons Investor to the members of Albertsons Investor for a period that is the earlier of (x) four years beginning on the date of our listing on the NYSE and (y) the 35% Trigger Date (subject to extension by vote of holders of the equity interests in Albertsons Investor and Kimco, voting together as a single class, that directly or indirectly own our common stock issued to Albertsons Investor and Kimco on the date of our listing on the NYSE representing at least 70% of such common stock, provided, that any extension of greater than one year shall require the consent of 100% of the equity interests of Albertsons Investor, Kimco and Management Holdco (so long as Kimco and Management Holdco own our common stock)). If any equityholder of Albertsons Investor does not wish to participate in a private block sale or resale by Albertsons Investor (a “Sell-Down”), Albertsons Investor shall, subject to compliance with securities laws, distribute to such equityholder such equityholder’s pro rata share of our common stock that would have otherwise been sold in such Sell-Down (the “Distributed Stock”); provided that the Distributed Stock shall be subject to the same restrictions on transfer, market stand-off and lock-up provisions to which Albertsons Investor is subject with respect to such Sell-Down and the Stockholders’ Agreement (the “Transaction Transfer Restrictions”). Subject to compliance with applicable securities laws, the Distributed Stock may be sold or otherwise disposed of by the holder thereof so long as no Transaction Transfer Restriction period is in effect. Albertsons Investor shall provide notice to such holder or its representatives of its intention to effect a Sell-Down not more than 30 calendar days prior to the intended date for the completion of such Sell-Down, in which event the holder of the Distributed Stock shall have the right to participate in such Sell-Down with Albertsons Investor pro rata based on such holder’s beneficial ownership of our common stock, or, if not participating in such Sell-Down, shall not sell or otherwise dispose of the Distributed Stock (or other of our common stock beneficially owned by such holder) during such 30 calendar day period or such longer transfer, market stand-off or lock up provision that Albertsons Investor shall become subject to in connection with such Sell-Down.

Registration Rights

Upon the closing of this offering, Albertsons Investor, which will hold an aggregate of              shares of our common stock assuming an initial public offering price of $            , which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, will have the right to require us to register the shares of our common stock held by Albertsons Investor, Kimco and Management Holdco (on a pro rata and pari passu basis) under the Securities Act under specified circumstances. After registration and sale pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements. Please see “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” for additional information regarding these registration rights.

Incentive Plans

As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our 2015 Incentive Plan. The Form S-8 registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see “Executive Compensation—Incentive Plans.”

DESCRIPTION OF INDEBTEDNESS

The following is a summary of the material provisions of the instruments and agreements evidencing the material indebtedness, after giving effect to the Pre-IPO Refinancing Transactions, of ACL, Albertsons, Safeway, NAI and certain of their subsidiaries. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the instruments and agreements described. Pursuant to the IPO-Related Transactions, Albertsons Companies, Inc., as the surviving corporation of the merger of ACL into it, will become a borrower under the agreement governing the ABL Facility, a guarantor under the Term Loan Agreement and a co-issuer under the ACL Indentures (as defined below).

ABL Facility

On December 21, 2015, ACL entered into a new amended and restated senior secured asset-based loan facility (the “ABL Facility”) to, among other things, provide for a $4,000 million senior secured revolving credit facility.

Structure.    The ABL Facility provides for a $4,000 million revolving credit facility (with subfacilities for letters of credit and swingline loans), subject to a borrowing base (described below). In addition, we are entitled to increase the commitments under the ABL Facility by up to $1,500 million.

Maturity.    The ABL Facility matures on December 21, 2020.

Borrowing Base.    The amount of loans and letters of credit available under the ABL Facility is limited to the lesser of the aggregate commitments under the ABL Facility or an amount determined pursuant to a borrowing base. The borrowing base at any time is equal to 90% of eligible credit card receivables, plus 90% of the net amount of eligible health care receivables, plus 90% of the “net recovery percentage” of eligible inventory (other than perishable inventory) multiplied by the book value thereof, plus 90% of the “net recovery percentage” of eligible perishable inventory multiplied by the book value thereof (subject to a cap of 25% of the borrowing base), plus 85% of the product of the average per script net orderly liquidation value of the eligible prescription files of the borrowers and the guarantors thereunder (“ABL Eligible Pharmacy Scripts”) multiplied by the number of such ABL Eligible Pharmacy Scripts (subject to a cap of 30% of the borrowing base), minus eligibility reserves. The eligibility of accounts receivable, inventory and prescription files for inclusion in the borrowing base will be determined in accordance with certain customary criteria specified in the credit agreement that governs the ABL Facility, including periodic appraisals.

Interest.    Amounts outstanding under the ABL Facility bear interest at a rate per annum equal to, at our option, (a) the base rate, plus an applicable margin equal to (i) 0.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than 66% of the aggregate commitments), (ii) 0.50% (if daily average excess availability during the most recently ended fiscal quarter is less than or equal to 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (iii) 0.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments), or (b) LIBOR, plus an applicable margin equal to (i) 1.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than 66% of the aggregate commitments), (ii) 1.50% (if daily average excess availability during the most recently ended fiscal quarter is less than or equal to 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (iii) 1.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments). If not paid when due, the ABL Facility bears interest at the rate otherwise applicable to such loans at such time plus an additional 2% per annum during the continuance of such payment event of default and the letter of credit fees increase by 2%. Other overdue amounts bear interest at a rate equal to the rate otherwise applicable to such revolving loans bearing interest at the base rate at such time, plus 2% until such amounts are paid in full.

Guarantees.    Subject to certain exceptions as set forth in the definitive documentation for the ABL Facility, the amounts outstanding under the ABL Facility are guaranteed by each of our existing and future direct and indirect wholly-owned domestic subsidiaries that are not borrowers.

Security.    Subject to certain exceptions as set forth in the definitive documentation for the ABL Facility, the obligations under the ABL Facility are secured by (a) a first-priority security interest in and lien on substantially all of the accounts receivable, inventory, documents of title related to inventory, instruments, general intangibles (excluding any equity interests of ACL or any of its subsidiaries), chattel paper, and supporting obligations of the company and its subsidiaries that are borrowers or guarantors under the ABL Facility and (b) a second-priority security interest in and lien on substantially all other assets (other than real property).

Fees.    Certain customary fees are payable to the lenders and the agents under the ABL Facility, including a commitment fee on the average daily unused amount of the ABL Facility, in an amount equal to (a) 0.25% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is less than 50% of the aggregate commitments and (b) 0.375% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is greater than or equal to 50% of the aggregate commitments.

Affirmative and Negative Covenants.    The ABL Facility contains various affirmative and negative covenants (in each case, subject to customary exceptions as set forth in the definitive documentation for the ABL Facility), including, but not limited to, restrictions on our ability and the ability of our restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay other indebtedness; (iv) make certain restricted payments, including the payment of dividends by us; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict dividends and distributions from our subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any of our organizational documents or material indebtedness; (xi) change lines of business; or (xii) make certain accounting changes.

Financial Covenants.    The ABL Facility provides that if (a) excess availability is less than (i) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (ii) $250 million at any time or (b) an event of default is continuing, the company and its subsidiaries must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (a) no longer exist.

Events of Default.    The ABL Facility contains customary events of default (subject to exceptions, thresholds and grace periods as set forth in the definitive documentation for the ABL Facility), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults and cross-accelerations with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) material judgments; (ix) certain ERISA matters; and (x) certain change of control events (including after completion of this offering, any person or group (other than the Equity Investors)).

Term Loan Agreement

Albertsons, Safeway and certain other of our subsidiaries, as co-borrowers, entered into a second amended and restated term loan agreement, dated as of August 25, 2014 and effective as of January 30, 2015, as amended by Amendment No. 1 dated December 21, 2015, by Amendment No. 2 dated December 21, 2015, by Amendment No. 3 and Consent dated February 11, 2016, by Amendment No. 4, dated June 22, 2016, and further amended by Amendment No. 5, dated December 23, 2016 (the “Term Loan Agreement”) among Albertson’s LLC, Safeway, NAI and the other co-borrowers, as borrowers, ACL and the other guarantors from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent.

Structure.    The Term Loan Agreement provides for a $6,013.9 million term loan facility, consisting of a $3,271.8 million term loan tranche B-4 (the “Term Loan B-4”), a $1,142.1 million term loan tranche B-5 (the “Term Loan B-5”) and a $1,600 million term loan tranche B-6 (the “Term Loan B-6” and, together with the Term Loan B-4 and the Term Loan B-5, the “Term Loan Facilities”). In addition, the borrowers are entitled to increase the term loan commitments under the Term Loan Agreement in an aggregate principal amount up to $750 million, plus an unlimited additional principal amount subject to satisfaction of a consolidated first lien net leverage ratio test, plus certain additional amounts pursuant to the terms of the Term Loan Agreement.

Maturity.    The Term Loan B-4 has a maturity date of August 25, 2021, the Term Loan B-5 has a maturity date of December 21, 2022 and the Term Loan B-6 has a maturity date of June 22, 2023.

Amortization.    (a) The Term Loan B-4 amortizes, on a quarterly basis, at a rate of 1% per annum of the original principal amount of the Term Loan B-4 (which payments shall be reduced as a result of the application of prepayments in accordance with the terms therewith), (b) the Term Loan B-5 amortizes, on a quarterly basis, at a rate of 1% per annum of the original principal amount of the Term Loan B-5 (which payments shall be reduced as a result of the application of prepayments in accordance with the terms therewith) and (c) the Term Loan B-6 amortizes, on a quarterly basis, at a rate of 1% per annum of the original principal amount of the Term Loan B-6 (which payments shall be reduced as a result of the application of prepayments in accordance with the terms therewith).

Prepayment.    The Term Loan Facilities are required to be prepaid with: (i) 100% of the net cash proceeds of certain asset sales, casualty events and other dispositions, subject to the terms of an intercreditor agreement between the agent for the Term Loan Facilities and the agent for the ABL Facility and certain exceptions and reinvestment rights; (ii) 100% of the net cash proceeds of debt incurrences (other than debt incurrences permitted under the Term Loan Agreement) and (iii) 75% (subject to step-downs to zero, in accordance with a consolidated first lien net leverage ratio test) of excess cash flow minus certain payments made under the ABL Facility and voluntary prepayments of, and purchases of loans under, the Term Loan Facilities.

Interest.    (a) The Term Loan B-4 bears interest, at our option, at a rate per annum equal to either (i) the base rate plus 2.00% or (ii) LIBOR (subject to a 0.75% floor) plus 3.00%; (b) the Term Loan B-5 bears interest, at our option, at a rate per annum equal to either (i) the base rate plus 2.25% or (ii) LIBOR (subject to a 0.75% floor) plus 3.25%; and (c) the Term Loan B-6 bears interest, at our option, at a rate per annum equal to either (i) the base rate plus 2.25% or (ii) LIBOR (subject to a 0.75% floor) plus 3.25%.

Guarantees.    Subject to certain exceptions, the amounts outstanding under the Term Loan Agreement are guaranteed by ACL and each of its existing and future direct and indirect wholly-owned domestic subsidiaries that are not borrowers.

Security. Subject to certain exceptions, the obligations under the Term Loan Agreement are secured by (i) a first-priority security interest in and lien on substantially all of the assets of the borrowers and guarantors (other than the ABL Priority Collateral (as defined below)), including real property and the equity interests of the borrowers and the “Restricted Subsidiaries” (as defined in the Term Loan Agreement) of ACL, and (ii) a second-priority security interest in and lien on substantially all of the accounts receivable, inventory, documents of title related to inventory, instruments, general intangibles (excluding any equity interests of the borrowers or any of their subsidiaries), chattel paper, and supporting obligations, in each case, relating solely to or constituting proceeds of other ABL Priority Collateral, and certain related assets of the borrowers and guarantors and all proceeds thereof (the “ABL Priority Collateral”).

Fees.    Certain customary fees are payable to the lenders and the agents under the Term Loan Agreement, including a call premium of 1% for each applicable term loan tranche that is repriced or is refinanced with debt having a lower effective yield than the applicable term loan tranche that is repriced or refinanced on or before June 23, 2017.

Covenants.    The Term Loan Agreement contains various affirmative and negative covenants (in each case, subject to customary exceptions), including, but not limited to, restrictions on the ability of (a) the subsidiaries of ACL to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay certain indebtedness; (iv) pay certain restricted payments and dividends; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict distributions from subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any of our organizational documents or material indebtedness; (xi) change lines of business or (xii) make certain accounting changes, and (b) ACL to engage in material operating or business activities. The Term Loan Agreement contains no financial covenants.

Events of Default.    The Term Loan Agreement contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, but not limited to: (i) nonpayment of principal, interest or other amounts; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults and cross-acceleration with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) actual or asserted invalidity of guarantees or other security documents or other term facilities documentation; (viii) material judgments; (ix) certain ERISA matters; (x) certain change of control events (including after completion of this offering, any person or group (other than (a) Cerberus; (b) Lubert-Adler Real Estate Fund V, L.P.; (c) Klaff Realty; (d) Schottenstein Stores; and (e) Kimco Realty, and their affiliates, related funds and managed accounts (the “Equity Investors”)) owning more than 50% of the equity interests of ACL or ACL failing to own 100% of the equity interests of the co-borrowers); and (xi) loss of lien priority.

ACL Indentures

ACL, Albertsons, Safeway and NAI (collectively, the “ACL Issuers”), are co-issuers under (i) an indenture, dated as of May 31, 2016 and as amended and supplemented from time to time (the “2024 Notes Indenture”), by and among the ACL Issuers, certain subsidiaries of the ACL Issuers, as guarantors, and Wilmington Trust, National Association, as trustee, under which the ACL Issuers have issued $1,250 million of 6.625% senior notes due June 15, 2024 (such notes, the “2024 Notes”) and (ii) an indenture, dated as of August 9, 2016 and as amended and supplemented from time to time (the “2025 Notes Indenture” and together with the 2024 Notes Indenture, the “ACL Indentures”), by and among the ACL Issuers, certain subsidiaries of the ACL Issuers, as guarantors, and Wilmington Trust, National Association, as trustee, under which the ACL Issuers have issued $1,250 million of 5.750% senior notes due September 15, 2025 (such notes, the “2025 Notes” and together with the 2024 Notes, the “ACL Notes”).

Interest.    Interest is payable on June 15 and December 15 of each year for the 2024 Notes and March 15 and September 15 of each year for the 2025 Notes.

Guarantees.    Subject to certain exceptions, the obligations under the ACL Indentures are guaranteed by each of the existing and future direct and indirect wholly-owned domestic subsidiaries of ACL (other than Albertsons, Safeway and NAI).

Security.    The ACL Notes are unsecured.

Optional Redemption.

2024 Notes

Prior to June 15, 2019, the 2024 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (a) 1.0% and (b) the excess of (i) the sum of the present value of 104.969% of the principal amount being redeemed, plus all required interest payments due thereon through June 15, 2019 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption at the then-current interest rate on U.S. Treasury Securities of comparable maturities, plus 50 basis points. In addition, prior to June 15, 2019, the ACL Issuers may redeem up to 40% of the outstanding 2024 Notes with the net proceeds of certain equity offerings at 106.625% of the principal amount of the notes redeemed plus accrued and unpaid interest.

After June 15, 2019, the 2024 Notes may be redeemed in whole or in part at the following redemption prices: (a) 104.969% if such notes are redeemed between June 15, 2019 and June 14, 2020, (b) 103.313% if such notes are redeemed between June 15, 2020 and June 14, 2021, (c) 101.656% if such notes are redeemed between June 15, 2021 and June 14, 2022, and (d) at par thereafter.

2025 Notes

Prior to September 15, 2019, the 2025 Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, plus an applicable make-whole premium equal to the greater of (a) 1.0% and (b) the excess of (i) the sum of the present value of 104.313% of the principal amount being redeemed, plus all required interest payments due thereon through September 15, 2019 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption at the then-current interest rate on U.S. Treasury Securities of comparable maturities, plus 50 basis points. In addition, prior to September 15, 2019, the ACL Issuers may redeem up to 40% of the outstanding 2025 Notes with the net proceeds of certain equity offerings at 105.750% of the principal amount of the notes redeemed plus accrued and unpaid interest.

After September 15, 2019, the 2025 Notes may be redeemed in whole or in part at the following redemption prices: (a) 104.313% if such notes are redeemed between September 15, 2019 and September 14, 2020, (b) 102.875% if such notes are redeemed between September 15, 2020 and September 14, 2021, (c) 101.438% if such notes are redeemed between September 15, 2021 and September 14, 2022, and (d) at par thereafter.

Mandatory Redemption.     The ACL Notes do not require the making of any mandatory redemption or sinking fund payments.

Repurchase of Notes at the Option of Holders.    If a “change of control” transaction (which includes, subject to certain exceptions, (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of ACL and its restricted subsidiaries, taken as a whole, to a person other than the Equity Investors, (ii) ACL becomes aware of the acquisition by any person or group, other than any of the Equity Investors, of more than 50% of the voting power of ACL or any of its direct or indirect parent companies or (iii) ACL ceases to, directly or indirectly own 100% of the equity interests of Albertsons, Safeway or NAI, and as a result thereof, a “rating event” occurs (i.e., the applicable series of ACL Notes rating is lowered by certain of the rating agencies then rating such series of ACL Notes due to such change of control by one more gradations within 60 days after the change of control or announcement of an intention to effect a change of control), the ACL Issuers are required to offer to purchase all of the applicable series of ACL Notes from the holders thereof at a price equal to 101% of the principal amount outstanding plus all accrued interest thereon.

Covenants.    The ACL Indentures contain various affirmative and negative covenants (subject to customary exceptions), including, but not limited to, restrictions on the ability of ACL and its restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) make certain restricted payments, investments and payments in respect of subordinated indebtedness; (iv) create liens on assets or agree to restrictions on the creation of liens on assets; (v) engage in mergers or consolidations; and (vi) engage in certain transactions with affiliates.

Events of Default.    The ACL Indentures contain events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal, interest or premium; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness; (iv) certain judgments; and (v) certain bankruptcy related events.

Safeway Indenture

Safeway is party to an indenture, dated September 10, 1997 (the “Safeway Indenture”), with The Bank of New York, as trustee, under which Safeway has the following six outstanding issues of notes (amounts as of December 3, 2016):

a) $100,000,000 of 6.35% Senior Notes due August 2017 (the “2017 Safeway Notes”);

b) $268,557,000 of 5.00% Senior Notes due August 2019 (the “2019 Safeway Notes”);

c) $136,826,000 of 3.95% Senior Notes due August 2020 (the “2020 Safeway Notes”);

d) $130,020,000 of 4.75% Senior Notes due December 2021 (the “2021 Safeway Notes”);

e) $150,000,000 of 7.45% Senior Debentures due September 2027 (the “2027 Safeway Notes”); and

f) $600,000,000 of 7.25% Senior Debentures due February 2031 (the “2031 Safeway Notes”).

The 2017 Safeway Notes, 2019 Safeway Notes, 2020 Safeway Notes, 2021 Safeway Notes, 2027 Safeway Notes and 2031 Safeway Notes are collectively referred to as the “Safeway Notes.”

Interest.    Interest is payable on (a) February 15 and August 15 of each year for the 2017 Safeway Notes, 2019 Safeway Notes and 2020 Safeway Notes, (b) June 1 and December 1 of each year for the 2021 Safeway Notes, (c) March 15 and September 15 of each year for the 2027 Safeway Notes and (d) February 1 and August 1 of each year for the 2031 Safeway Notes.

Guarantees.    The Safeway Notes are not guaranteed.

Security.    The Safeway Notes are unsecured.

Optional Redemption.    The Safeway Notes are redeemable at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the Safeway Notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Safeway Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis at the then-current interest rate on U.S. Treasury Securities of comparable maturities, plus the following:

2017 Safeway Notes: 25 basis points;

2019 Safeway Notes: 30 basis points;

2020 Safeway Notes: 20 basis points;

2021 Safeway Notes: 45 basis points;

2027 Safeway Notes: 10 basis points; and

2031 Safeway Notes: 25 basis points.

Mandatory Redemption.    The Safeway Notes do not require the making of any mandatory redemption or sinking fund payments.

Repurchase of Notes at the Option of Holders.    If a “change of control” transaction (which includes (a) the disposition of all or substantially all of Safeway’s and its subsidiaries properties or assets, (b) the consummation of any transaction pursuant to which any person owns more than 50% of the voting stock of Safeway or (c) a majority of the members of Safeway’s board of directors not constituting continuing directors), and as a result thereof, a “rating event” occurs (i.e., the rating on a series of Safeway Notes is lowered by each of the rating agencies then rating the Safeway Notes below an investment grade rating within 60 days after the change of control or announcement of an intention to effect a change of control), Safeway is required to offer to purchase all of the 2017 Safeway Notes, 2019 Safeway Notes, 2020 Safeway Notes and 2021 Safeway Notes from the holders at a price equal to 101% of the principal amount outstanding plus all accrued interest thereon.

Covenants.    The Safeway Indenture contains various affirmative and negative covenants (subject to customary exceptions), including, but not limited to, restrictions on the ability of Safeway and its subsidiaries to (i) create liens on assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.

Events of Default.    The Safeway Indenture contains events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness and (iv) certain bankruptcy related events.

NAI Indenture

NAI (as successor to Albertson’s, Inc.) is party to an indenture, dated as of May 1, 1992 with U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York) (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004; Supplemental Indenture No. 2, dated as of June 1, 2006; and Supplemental Indenture No. 3, dated as of December 29, 2008; collectively, the “NAI Indenture”), under which NAI has the following outstanding issues of notes:

a) $301,000,000 6.47% to 7.15% Medium-Term Notes, due July 2017—June 2028 (the “NAI Medium-Term Notes”)

b) $200,000,000 of 7.75% Debentures due June 2026 (the “2026 NAI Notes”);

c) $650,000,000 of 7.45% Senior Debentures due August 2029 (the “2029 NAI Notes”);

d) $225,000,000 of 8.70% Senior Debentures due May 2030 (the “2030 NAI Notes”); and

e) $400,000,000 of 8.00% Senior Debentures due May 2031 (the “2031 NAI Notes”).

The NAI Medium-Term Notes, 2026 NAI Notes, 2029 NAI Notes, 2030 NAI Notes and 2031 NAI Notes are collectively referred to as the “NAI Notes.”

Interest.    Interest on the NAI Notes is payable semiannually.

Guarantees.    The NAI Notes are not guaranteed.

Security.    The NAI Notes are unsecured.

Optional Redemption.    The NAI Medium-Term Notes and the 2026 NAI Notes are not redeemable or repayable prior to maturity. The 2029 NAI Notes, 2030 NAI Notes, and 2031 NAI Notes are redeemable in whole or in part at any time, at a price equal to the greater of (i) 100% of the principal amount to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes to be redeemed (excluding any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus, in the case of:

(i) the 2031 NAI Notes, 30 basis points and

(ii) the 2029 NAI Notes and 2030 NAI Notes, 20 basis points.

Mandatory Redemption.    The NAI Notes do not require the making of any mandatory redemption or sinking fund payments.

Covenants.    The NAI Indenture contains certain covenants restricting the ability of NAI and its subsidiaries (subject to customary exceptions) to (i) create liens on certain assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.

Events of Default.    The NAI Indenture contains events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) cross-acceleration with certain other indebtedness and (iv) certain bankruptcy related events.

American Stores Company Indenture

American Stores Company, LLC (“ASC”) is party to an indenture, dated as of May 1, 1995 with Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as trustee (as further supplemented; together the “ASC Indenture”), under which ASC has the following four outstanding issues of notes:

a) $1,741,000 of 7.90% Debentures due May 2017 (the “2017 ASC Notes”);

b) $2,902,000 of 8% Debentures due June 2026 (the “2026 ASC Notes”);

c) $746,000 of 7.10% Medium Term Notes due March 2028 (the “2028 ASC MT Notes”); and

d) $143,000 of 7.5% Debentures due May 2037 (the “2037 ASC Notes”).

The 2017 ASC Notes, 2026 ASC Notes, the 2028 ASC MT Notes, and the 2037 ASC Notes are collectively referred to as the “ASC Notes.” Interest on the ASC Notes is payable semiannually. The ASC Notes are guaranteed by SuperValu. The 2017 ASC Notes, 2026 ASC Notes and 2037 ASC Notes are not redeemable prior to maturity. The 2028 ASC MT Notes are redeemable in whole or in part, at the option of ASC, subject to certain conditions. The ASC Notes do not require the making of any mandatory redemption or sinking fund payments.

Concurrently with the acquisition of NAI in March 2013, ASC, SuperValu, and JPMorgan Chase Bank, N.A., as escrow agent, entered into an escrow agreement pursuant to which ASC has deposited into escrow an amount equal to the outstanding principal balance of the ASC Notes plus funds sufficient to pay interest thereon for three years. ASC granted to SuperValu a security interest in its rights under the escrow agreement to secure reimbursement to SuperValu of any amounts paid by SuperValu under its guarantee of the ASC Notes. The ASC Indenture contains, solely for the benefit of the 2037 ASC Notes (but not any other series of the ASC Notes) certain covenants restricting the ability of ASC and its subsidiaries (subject to customary exceptions) to (i) create liens on certain assets, (ii) engage in mergers or consolidations or (iii) enter into sale and leaseback transactions.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined herein) of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset.

Except as modified for estate tax purposes (as discussed below), a “non-U.S. holder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not address the effects of any other United States federal tax laws (including gift tax or the Medicare tax on certain investment income) and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Subject to the discussion of backup withholding and FATCA (as defined herein) below, dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are generally not subject to the United States federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, on its effectively connected earnings and profits, subject to adjustments.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to United States federal income tax on the net gain derived from the disposition on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it may also be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Unless an applicable income tax treaty provides otherwise, an individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% United States federal income tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. However, even if we become a “United States real property holding corporation,” if our common stock is considered to be regularly traded on an established securities market for United States federal income tax purposes, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on any gain derived from the disposition of our common stock.

Federal Estate Tax

Common stock held (or deemed held) at the time of death by an individual non-U.S. holder who is neither a citizen or resident of the United States (as specifically defined for United States estate tax purposes) will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder, or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your purchase, ownership and disposition of our common stock.

UNDERWRITING

The company, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table from the selling stockholders. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Lazard Frères & Co. LLC
Guggenheim Securities, LLC
Jefferies LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
SunTrust Robinson Humphrey, Inc.
Telsey Advisory Group LLC
Academy Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Blaylock Beal Van, LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                  shares from the selling stockholders. They may exercise that option for 30 days from the date hereof. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total public offering price and proceeds to the selling stockholders and the underwriting discounts and commissions payable to the underwriters in connection with this offering. The company has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock offered hereby and the fees and disbursement of counsel for the selling stockholders incurred in connection with the sale. In addition, the company has agreed to pay reasonable fees and expenses of counsel to the underwriters relating to the review and qualification of this offering by the Financial Industry Regulatory Authority in an aggregate amount not to exceed $25,000. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price and proceeds to the selling stockholders	$	$	$
Underwriting discounts and commissions	$	$	$

We estimate that the total expenses for this offering will be approximately $     million.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers, directors and holders of substantially all of the company’s common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale within the United States to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have been approved to list our common stock on the NYSE under the symbol “ABS.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            . The company has agreed to reimburse the underwriters for certain expenses, including the reasonable fees and disbursements of counsel for the underwriters in connection with any required review of the terms of the offering by the Financial Industry Regulatory Authority in an amount not to exceed $35,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the company and to persons and entities with relationships with the company, for which they received or will receive customary fees and expenses. Lazard Frères & Co. is acting as our financial advisor in connection with the offering. We expect to pay Lazard Frères & Co., upon the successful completion of this offering, a fee of $2,250,000 for its services, which fee shall be reduced by the amount of any underwriting discount paid to Lazard Frères & Co. in connection with this offering. We have also agreed to reimburse Lazard Frères & Co. for certain expenses incurred in connection with its engagement of up to $50,000, and, in our sole discretion, may pay Lazard Frères & Co. an additional incentive fee of up to $1,750,000. In addition, Goldman, Sachs & Co. and its affiliates may receive a portion of the net proceeds of this proceedings in connection with any repayment of the Management Loans.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Sharon Allen, a member of the our board of directors, also serves on the board of directors of Bank of America Corporation, the parent company of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member

State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Schulte Roth & Zabel LLP, New York, New York, will pass upon the validity of the common stock offered hereby. Cahill Gordon & Reindel LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of AB Acquisition as of February 27, 2016 and February 28, 2015, and for each of the three years in the period ended February 27, 2016 and the balance sheet of the Albertsons Companies, Inc. as of February 27, 2016 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such consolidated financial statements and balance sheet have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Safeway as of January 3, 2015 and December 28, 2013 and for the 53 weeks ended January 3, 2015, and the 52 weeks ended December 28, 2013 and December 29, 2012, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of United for the 48 weeks ended December 28, 2013 and the year ended January 26, 2013 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of RSM US LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the amendments, exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC. The registration statement, including the exhibits and schedules thereto, such reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains our SEC filings. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

ALBERTSONS COMPANIES, INC.

Balance Sheets

(unaudited)

	December 3, 2016	February 27, 2016
ASSETS
Cash	$—	$—

Total assets	$—	$—

LIABILITIES
Total liabilities	$—	$—

Commitments and contingencies	—	—

STOCKHOLDER’S EQUITY
Common Stock, par value $.01 per share, 1,000,000,000 shares authorized, none issued and outstanding	—	—

Total stockholder’s equity	—	—

Total liabilities and stockholder’s equity	$—	$—

The accompanying notes are an integral part of these Balance Sheets.

ALBERTSONS COMPANIES, INC.

Notes to the Balance Sheets

Note 1—Organization

Albertsons Companies, Inc. (the “Company”) was formed as a Delaware corporation on June 23, 2015. Pursuant to a planned reorganization and initial public offering, the Company will become a holding corporation for the subsidiaries of AB Acquisition LLC and Albertsons Companies, LLC.

Note 2—Summary of Significant Accounting Policies

Basis of Accounting—The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

Underwriting Commissions and Offering Costs—Underwriting commissions and offering costs to be incurred in connection with the Company’s common share offerings will be reflected as a reduction of additional paid-in capital. Underwriting commissions and offering costs are not recorded in the Company’s consolidated balance sheet because such costs are not the Company’s liability until the Company completes a successful initial public offering.

Organizational Costs—Organizational costs are not recorded in the Company’s consolidated balance sheet because such costs are not the Company’s liability until the Company completes a successful initial public offering. Thereafter, costs incurred to organize the Company will be expensed as incurred.

Note 3—Stockholder’s Equity

The Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Under the Company’s certificate of incorporation all shares of common stock are identical.

Note 4—Subsequent Events

The Company has evaluated all subsequent events as of January 18, 2017 which represents the date of issuance of this balance sheet. The Company did not note any subsequent events requiring disclosure or adjustments to the balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Board of

Albertsons Companies, Inc.:

We have audited the accompanying balance sheet of Albertsons Companies, Inc. (the “Company”) as of February 27, 2016. The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Albertsons Companies, Inc. as of February 27, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boise, Idaho

May 10, 2016

ALBERTSONS COMPANIES, INC.

Balance Sheet as of February 27, 2016

February 27, 2016
ASSETS
Cash	$—

Total assets	$—

LIABILITIES
Total liabilities	$—

Commitments and contingencies	—
STOCKHOLDER’S EQUITY
Common Stock, par value $.01 per share, 1,000,000,000 shares authorized, none issued and outstanding	—

Total stockholder’s equity	$—

Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of this Balance Sheet.

ALBERTSONS COMPANIES, INC.

Notes to the Balance Sheet

Note 1—Organization

Albertsons Companies, Inc. (the “Company”) was formed as a Delaware corporation on June 23, 2015. Pursuant to a planned reorganization and initial public offering, the Company will become a holding corporation for the subsidiaries of AB Acquisition LLC and Albertsons Companies, LLC.

Note 2—Summary of Significant Accounting Policies

Basis of Accounting—The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

Underwriting Commissions and Offering Costs—Underwriting commissions and offering costs to be incurred in connection with the Company’s common share offerings will be reflected as a reduction of additional paid-in capital. Underwriting commissions and offering costs are not recorded in the Company’s consolidated balance sheet because such costs are not the Company’s liability until the Company completes a successful initial public offering.

Organizational Costs—Organizational costs are not recorded in the Company’s consolidated balance sheet because such costs are not the Company’s liability until the Company completes a successful initial public offering. Thereafter, costs incurred to organize the Company will be expensed as incurred.

Note 3—Stockholder’s Equity

The Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 30,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Under the Company’s certificate of incorporation as in effect as of February 27, 2016, all shares of common stock are identical.

Note 4—Subsequent Events

The Company has evaluated all subsequent events as of May 10, 2016 which represents the date of issuance of this balance sheet. The Company did not note any subsequent events requiring disclosure or adjustments to the balance sheet.

AB ACQUISITION LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

($ in millions, except unit amounts)

	December 3, 2016	February 27, 2016
ASSETS
Current assets
Cash and cash equivalents	$806.1	$579.7
Receivables, net	614.4	647.8
Inventories, net	4,666.4	4,421.8
Other current assets	391.3	464.0

Total current assets	6,478.2	6,113.3
Property and equipment, net	11,451.5	11,846.2
Intangible assets, net	3,579.2	3,882.5
Goodwill	1,152.3	1,131.1
Other assets	790.3	796.9

TOTAL ASSETS	$23,451.5	$23,770.0

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$2,883.1	$2,779.9
Accrued salaries and wages	987.3	1,001.8
Current maturities of long-term debt and capitalized lease obligations	303.2	334.7
Current portion of self-insurance liability	298.8	308.7
Taxes other than income taxes	371.8	304.1
Other current liabilities	486.7	453.3

Total current liabilities	5,330.9	5,182.5
Long-term debt and capitalized lease obligations	11,961.5	11,891.6
Deferred income taxes	1,403.2	1,512.9
Long-term self-insurance liability	976.4	1,012.1
Other long-term liabilities	2,571.4	2,557.7
Commitments and contingencies
Members’ equity
Tracking units, 300,000,000 units issued and outstanding each of Albertson’s, NAI, and Safeway units as of both December 3, 2016 and February 27, 2016	—	—
Residual units, 14,907,871 units issued and outstanding of convertible Investor incentive units and 3,206,413 units issued and outstanding of Series 1 and Series 2 incentive units as of December 3, 2016 and 14,907,871 issued and outstanding of convertible Investor incentive units and 1,675,042 units issued and outstanding of Series 1 incentive units as of February 27, 2016	—	—
Members’ investment	1,980.3	1,967.9
Accumulated other comprehensive loss	(122.3)	(112.7)
Accumulated deficit	(649.9)	(242.0)

Total members’ equity	1,208.1	1,613.2

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$23,451.5	$23,770.0

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

($ in millions, except per unit amounts)

(unaudited)

	40 weeks ended
	December 3, 2016	December 5, 2015
Net sales and other revenue	$45,861.6	$44,908.5
Cost of sales	33,154.9	32,692.8

Gross profit	12,706.7	12,215.7
Selling and administrative expenses	12,252.2	11,939.2

Operating income	454.5	276.5
Interest expense, net	895.7	718.2
Other (income) expense	(22.9)	2.6

Loss before income taxes	(418.3)	(444.3)
Income tax benefit	(10.4)	(48.4)

Net loss	$(407.9)	$(395.9)

Other comprehensive (loss) income:
Gain (loss) on interest rate swaps, net of tax	31.8	(21.7)
Recognition of pension loss, net of tax	(12.1)	—
Foreign currency translation adjustment, net of tax	(25.7)	—
Other, net of tax	(3.6)	3.5

Comprehensive loss	$(417.5)	$(414.1)

Basic and diluted net loss per unit attributable to:
Tracking Group basic earnings per unit	$(1.36)	$(1.33)
Tracking Group diluted earnings per unit	(1.36)	(1.33)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions and unaudited)

	40 weeks ended
	December 3, 2016	December 5, 2015
Cash flows from operating activities:
Net loss	$(407.9)	$(395.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net (gain) loss on property dispositions, asset impairment and lease exit costs	(38.8)	54.5
Depreciation and amortization	1,374.0	1,217.2
LIFO expense	8.5	11.5
Deferred income tax	(198.2)	(221.1)
Pension and post-retirement benefits expense	91.3	14.6
Contributions to pension and post-retirement benefit plans	(9.5)	(6.0)
(Gain) loss on interest rate swaps and commodity hedges, net	(11.2)	6.1
Amortization and write-off of deferred financing costs	62.0	42.8
Loss on extinguishment of debt	111.7	—
Equity-based compensation expense	34.2	81.5
Other	39.9	26.3
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	35.5	(35.4)
Inventories, net	(216.2)	(487.7)
Accounts payable, accrued salaries and wages and other accrued liabilities	145.5	(16.8)
Other operating assets and liabilities	88.5	265.7

Net cash provided by operating activities	1,109.3	557.3

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(188.6)	(677.3)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,052.3)	(720.4)
Proceeds from divestitures	—	454.7
Proceeds from sale of assets	435.9	57.7
Changes in restricted cash	(1.6)	256.5
Other	66.4	28.4

Net cash used in investing activities	(740.2)	(600.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,977.9	377.8
Payments on long-term borrowings	(2,831.8)	(610.0)
Payment of make-whole premium on debt extinguishment	(87.7)	—
Payments of obligations under capital leases	(95.2)	(89.3)
Payments for debt financing costs	(31.1)	(28.8)
Proceeds from members’ investment	—	21.6
Other	(74.8)	(26.2)

Net cash used in financing activities	(142.7)	(354.9)

Net increase (decrease) in cash and cash equivalents	226.4	(398.0)
Cash and cash equivalents at beginning of period	579.7	1,125.8

Cash and cash equivalents at end of period	$806.1	$727.8

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 1—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim Condensed Consolidated Financial Statements include the accounts of AB Acquisition LLC and subsidiaries (“AB Acquisition” or the “Company”). All significant intercompany balances and transactions were eliminated. The Condensed Consolidated Balance Sheet as of February 27, 2016 is derived from the Company’s annual audited Consolidated Financial Statements for the fiscal year ended February 27, 2016, included in this Form S-1, which should be read in conjunction with these Condensed Consolidated Financial Statements. These Condensed Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim results of operations and cash flows are not necessarily indicative of those results and cash flows expected for the year. The Company’s results of operations are for the 40 weeks ended December 3, 2016 and December 5, 2015.

Significant Accounting Policies

Restricted cash: Restricted cash is included in Other current assets and Other assets within the Condensed Consolidated Balance Sheets and primarily relates to collateralized funds to be used in like-kind exchanges and funds held in escrow. The Company had $14.9 million and $13.3 million of restricted cash as of December 3, 2016 and February 27, 2016, respectively.

Inventories, net: Substantially all of the Company’s inventories consist of finished goods valued at the lower of cost or market and net of vendor allowances.

The Company uses either item-cost or the retail inventory method to value discrete inventory items at lower of cost or market before application of any last-in, first-out (“LIFO”) reserve. Interim LIFO inventory costs are based on management’s estimates of expected year-end inventory levels and inflation rates. LIFO expense was $8.5 million and $11.5 million for the 40 weeks ended December 3, 2016 and December 5, 2015, respectively.

Company-owned life insurance policies (“COLI”): The Company has COLI policies that have a cash surrender value. The Company has loans against these policies and has no intention of repaying the loans prior to maturity or cancellation of the policies. Therefore, the Company offsets the cash surrender value by the related loans. As of December 3, 2016 and February 27, 2016, the cash surrender values of the policies were $189.6 million and $190.0 million, and the balance of the policy loans were $115.0 million and $115.8 million, respectively. The net balance of the COLI policies is included in Other assets.

Income Taxes: Income tax benefit was $10.4 million and $48.4 million, representing effective tax rates of 2.5% and 10.9%, for the 40 weeks ended December 3, 2016 and December 5, 2015, respectively. The decrease in income tax benefit for the 40 weeks ended December 3, 2016 as compared to the 40 weeks ended December 5, 2015 reflects a change in the mix of our income (loss)

F-10	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

between companies within our affiliated group. We are organized as a partnership, which generally is not subject to entity level tax, and conduct our operations primarily through limited liability companies and Subchapter C corporations. We provide for federal and state income taxes on our Subchapter C corporations, which are subject to entity level tax, and state income taxes on our limited liability companies, where applicable. As such, our effective tax rate can fluctuate from period to period depending on the mix of pre-tax income or loss between our limited liability companies and Subchapter C corporations.

Segments: The Company and its subsidiaries operate food and drug retail stores that offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance and are reported in one reportable segment. The Company’s operating segments and reporting units are its 14 divisions, which have been aggregated into one reportable segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Across all operating segments, the Company operates primarily one store format. Each store offers the same general mix of products with similar pricing to similar categories of customers, has similar distribution methods, operates in similar regulatory environments and purchases merchandise from similar or the same vendors. Except for an equity method investment in Casa Ley, S.A. de C.V. (“Casa Ley”), all of the Company’s retail operations are domestic.

The following table represents sales revenue by type of similar product (dollars in millions):

	40 weeks ended
	December 3, 2016		December 5, 2015
	Amount	% of Total	Amount	% of Total
Non-perishables (1)	$20,823.7	45.5%	$20,006.2	44.5%
Perishables (2)	18,400.4	40.1%	18,004.9	40.1%
Pharmacy	3,959.0	8.6%	3,897.5	8.7%
Fuel	2,076.9	4.5%	2,423.1	5.4%
Other (3)	601.6	1.3%	576.8	1.3%

Net sales and other revenue	$45,861.6	100.0%	$44,908.5	100.0%

(1)	Consists primarily of general merchandise, grocery and frozen foods.
(2)	Consists primarily of produce, dairy, meat, deli, floral and seafood.
(3)	Consists primarily of lottery and various other commissions and other miscellaneous income.

Recently adopted accounting standards: In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The new standard contains several amendments that will simplify the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, statutory tax withholding requirements, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The standard is effective for public entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We have elected to early adopt these amendments with an effective date as of February 28, 2016. Under the new standard, excess tax benefits or deficiencies are reflected in the Consolidated Statements of Operations as a component of the provision for income taxes, whereas they previously were recognized in Members’ equity.

F-11	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

Additionally, our Condensed Consolidated Statements of Cash Flows now present excess tax benefits as an operating activity, and cash paid by the Company when directly withholding shares for tax withholding purposes as a financing activity. Finally, we have elected to account for forfeitures as they occur, rather than estimate expected forfeitures. The adoption of this standard did not have a material impact on the Company’s Condensed Consolidated Statement of Operations or the Condensed Consolidated Statement of Cash Flows.

Recently issued accounting standards: In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1) identify the contract(s) with a customer, 2) identify the performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. For public entities, this pronouncement is effective for annual reporting periods beginning after December 15, 2017. Early application is permitted only as of annual reporting periods beginning after December 15, 2016. Though the Company currently believes that the adoption of this standard will not have a material effect on our results of operations or financial condition, our evaluation is continuing and is not complete.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will require both classifications of leases, operating and capital, to be recognized on the balance sheet. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease will depend on its classification. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The ASU will take effect for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption will be permitted for all organizations. The adoption of this ASU will result in the recognition of significant right-of-use assets and lease liabilities in the Company’s Consolidated Balance Sheets. The Company’s evaluation is continuing, including the assessment of other potential impacts of this pronouncement.

F-12	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 2—ACQUISITIONS

On March 25, 2016, the Company entered into a purchase agreement to acquire 29 stores from Haggen Holdings, LLC (“Haggen”), including 15 stores originally sold to Haggen as part of the Federal Trade Commission (“FTC”) mandated divestitures, and certain trade names and intellectual property, for an aggregate purchase price of approximately $113.8 million, including the cost of acquired inventory. The following summarizes the preliminary allocation of the fair value of assets acquired and liabilities assumed at the acquisition date (in millions):

June 2, 2016
Inventory	$31.8
Other current assets	2.5
Property and equipment	89.9
Intangible assets, primarily pharmacy scripts and trade names	31.4

Total assets acquired	155.6
Capital lease obligations	35.2
Other long-term liabilities	22.7

Total liabilities assumed	57.9

Net assets purchased	97.7
Goodwill	16.1

Total purchase consideration	$113.8

The goodwill recorded of $16.1 million is primarily attributable to the operational and administrative synergies expected to arise from the acquisition. The goodwill associated with this acquisition is expected to be deductible for tax purposes. This acquisition did not have a material impact on the Company’s Condensed Consolidated Statement of Operations and Comprehensive Loss for the 40 weeks ended December 3, 2016.

During the first three quarters of fiscal 2016, the Company had other individually immaterial acquisitions resulting in net cash paid of $74.8 million and an additional $5.1 million of goodwill.

F-13	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 3—PROPERTIES HELD FOR SALE AND OTHER PROPERTY DISPOSITIONS

Properties Held for Sale

Assets held for sale and liabilities held for sale are recorded in Other current assets and Other current liabilities, respectively, and consisted of the following (in millions):

	December 3, 2016	February 27, 2016
Assets held for sale:
Beginning balance	$4.6	$521.2
Transfers in	7.9	10.5
Disposals	(5.6)	(527.1)

Ending balance	$6.9	$4.6

Liabilities held for sale:
Beginning balance	$27.1	$90.4
Transfers in	1.9	4.1
Disposals	(12.7)	(67.4)

Ending balance	$16.3	$27.1

Sale of Distribution Centers

During the first quarter of fiscal 2016, the Company sold two distributions centers in Southern California for $237.3 million, net of selling expenses, and leased them back for a 36-month period in a transaction that qualified for sale-leaseback accounting. The gain on the sale of these distribution centers of $97.4 million will be amortized over the 36-month lease period.

Divestitures

During the fourth quarter of fiscal 2014, in connection with the acquisition of Safeway Inc. (“Safeway”, “the Safeway acquisition”), the Company announced that it had entered into agreements to sell 111 Albertson’s Holdings LLC (“Albertson’s”) and 57 Safeway stores across eight states to four separate buyers. Divestiture of these stores was required by the FTC as a condition of closing the Safeway acquisition. The divestiture of these stores was completed in the first quarter of fiscal 2015 in accordance with the asset purchase agreements. Revenue and income before taxes associated with the divested Albertson’s stores for the 16 weeks ended June 20, 2015 were $298.8 million and $14.9 million, respectively. Revenue and income before taxes associated with the divested Safeway stores for the 16 weeks ended June 20, 2015 were $145.7 million and $8.2 million, respectively.

F-14	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 4—FAIR VALUE MEASUREMENTS

The accounting guidance for fair value established a framework for measuring fair value and established a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability at the measurement date. The three levels are defined as follows:

Level 1—	Quoted prices in active markets for identical assets or liabilities;

Level 2—	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3—	Unobservable inputs in which little or no market activity exists, requiring an entity to develop its own assumptions that market participants would use to value the asset or liability.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following table presents assets and liabilities which were measured at fair value on a recurring basis as of December 3, 2016 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents:
Money market	$354.0	$354.0	$—	$—
Short-term investments (1)	22.5	19.0	3.5	—
Non-current investments (2)	93.7	43.2	50.5	—

Total	$470.2	$416.2	$54.0	$—

Liabilities:
Derivative contracts (3)	$109.9	$—	$109.9	$—
Contingent consideration (4)	261.4	—	—	261.4

Total	$371.3	$—	$109.9	$261.4

(1)	Primarily relates to Mutual Funds. Included in Other current assets on the Condensed Consolidated Balance Sheets.
(2)	Primarily relates to investments in publicly traded stock classified as available for sale (Level 1) and U.S. Treasury Notes and Corporate Bonds (Level 2). Included in Other assets on the Condensed Consolidated Balance Sheets.
(3)	Primarily relates to interest rate swaps. Included in Other current liabilities on the Condensed Consolidated Balance Sheets.
(4)	Primarily relates to Casa Ley contingent value rights (“CVRs”). Included in Other long-term liabilities on the Condensed Consolidated Balance Sheets.

F-15	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents assets and liabilities which were measured at fair value on a recurring basis as of February 27, 2016 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Short-term investments (1)	$20.5	$17.7	$2.8	$—
Non-current investments (2)	59.4	8.1	51.3	—

Total	$79.9	$25.8	$54.1	$—

Liabilities:
Derivative contracts (3)	$184.5	$—	$184.5	$—
Contingent consideration (4)	269.9	—	—	269.9

Total	$454.4	$—	$184.5	$269.9

(1)	Primarily relates to Mutual Funds. Included in Other current assets on the Condensed Consolidated Balance Sheets.
(2)	Primarily relates to U.S. Treasury Notes and Corporate Bonds. Included in Other assets on the Condensed Consolidated Balance Sheets.
(3)	Primarily relates to interest rate swaps. Included in Other current liabilities on the Condensed Consolidated Balance Sheets.
(4)	Primarily relates to Casa Ley CVRs. Included in Other long-term liabilities on the Condensed Consolidated Balance Sheets.

A reconciliation of the beginning and ending balances for Level 3 liabilities for the 40 weeks ended December 3, 2016 follows (in millions):

Contingent consideration
Beginning balance	$269.9
Change in fair value	(5.1)
Payments	(3.4)

Ending balance	$261.4

The estimated fair value of the Company’s debt, including current maturities, was based on Level 2 inputs, being market quotes or values for similar instruments, and interest rates currently available to the Company for the issuance of debt with similar terms and remaining maturities as a discount rate for the remaining principal payments. As of December 3, 2016, the fair value of total debt was $11,656.7 million compared to a carrying value of $11,737.1 million, excluding debt discounts and deferred financing costs. As of February 27, 2016, the fair value of total debt was $11,036.2 million compared to the carrying value of $11,703.9 million, excluding debt discounts and deferred financing costs.

F-16	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

Assets Measured at Fair Value on a Nonrecurring Basis

As of December 3, 2016 and February 27, 2016, except in relation to assets classified as held for sale, no other material amounts of assets have been adjusted to fair value on a non-recurring basis. The Company’s held for sale assets are classified as Level 3 of the fair value hierarchy and are valued primarily based on estimated selling prices less costs of disposal.

NOTE 5—DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (“Cash Flow Hedges”). The Company’s risk management objective and strategy with respect to interest rate swaps is to protect the Company against adverse fluctuations in interest rates by reducing its exposure to variability in cash flows relating to interest payments on a portion of its outstanding debt. The Company is meeting its objective by hedging the risk of changes in its cash flows (interest payments) attributable to changes in the LIBOR rate, the designated benchmark interest rate being hedged (the “hedged risk”), on an amount of the Company’s debt principal equal to the then-outstanding swap notional amount.

Cash Flow Interest Rate Swaps

For derivative instruments that are designated and qualify as cash flow hedges of forecasted interest payments, the Company reports the effective portion of the gain or loss as a component of Other comprehensive (loss) income until the interest payments being hedged are recorded as Interest expense, net, at which time the amounts in Other comprehensive (loss) income are reclassified as an adjustment to Interest expense, net. Gains or losses on any ineffective portion of derivative instruments in cash flow hedging relationships are recorded in the period in which they occur as a component of Other (income) expense in the Condensed Consolidated Statement of Operations and Comprehensive Loss. The Company has entered into several swaps with maturity dates in 2019 and 2021 to hedge against variability in cash flows relating to interest payments on a portion of the Company’s outstanding variable rate term debt. The aggregate notional amounts of all swaps as of both December 3, 2016 and February 27, 2016, were $4,820.2 million, of which $4,762.2 million are designated as Cash Flow Hedges as defined by GAAP. The undesignated portion of the Company’s interest rate swaps is attributable to principal payments expected to be made through the loan’s maturity.

As of December 3, 2016 and February 27, 2016, the fair value of the cash flow interest rate swaps were $109.3 million and $171.2 million, respectively, and are recorded in Other current liabilities.

Subsequent to the end of the third quarter of fiscal 2016, contemporaneously with the Term Loan refinancing on December 23, 2016, the Company amended each of its existing interest rate swaps to reduce the floor on LIBOR from 100 basis points to 75 basis points. As a result, the Company dedesignated its original cash flow hedges and redesignated the amended swaps prospectively. Losses deferred into OCI as of the dedesignation date which are associated with the original cash flow hedges will be amortized to interest expense over the remaining life of the hedges.

F-17	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

Activity related to the Company’s derivative instruments designated as Cash Flow Hedges consisted of the following (in millions):

	Amount of income (loss) recognized from derivatives
Derivatives designated as hedging instruments	40 weeks ended December 3, 2016	40 weeks ended December 5, 2015	Location of income (loss) recognized from derivatives
Designated interest rate swaps	$31.8	$(21.7)	Other comprehensive (loss) income, net of tax

Activity related to the Company’s derivative instruments not designated as hedging instruments consisted of the following (in millions):

	Amount of income (loss) recognized from derivatives
Derivatives not designated as hedging instruments	40 weeks ended December 3, 2016	40 weeks ended December 5, 2015	Location of income (loss) recognized from derivatives
Undesignated and ineffective portion of interest rate swaps	$0.8	$(1.3)	Other (Income) expense

NOTE 6—LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

The Company’s long-term debt as of December 3, 2016 and February 27, 2016, net of unamortized debt discounts of $318.6 million and $349.2 million, respectively, and deferred financing costs of $136.0 million and $170.6 million, respectively, consisted of the following (in millions):

	December 3, 2016	February 27, 2016
Albertson’s Term Loans due 2021 to 2023, interest rate range of 4.5% to 5.5%	$5,833.2	$7,136.6
Albertson’s Senior Unsecured Notes due 2024 and 2025, interest rate of 6.625% and 5.750%, respectively	2,472.1	—
NAI Notes due 2017 to 2031, interest rate range of 6.47% to 8.7%	1,545.7	1,523.2
Safeway Notes due 2016 to 2031, interest rate range of 3.4% to 7.45%	1,369.1	1,451.3
Albertson’s 7.750% Senior Secured Notes due 2022	—	584.7
Albertson’s Asset-Based Loan Facility, average interest rate of 1.94%	—	311.0
Other Notes Payable, unsecured	39.8	154.0
Mortgage Notes Payable, secured	22.6	23.3

Total debt	11,282.5	11,184.1
Less current maturities	(186.9)	(214.3)

Long-term portion	$11,095.6	$10,969.8

F-18	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

Senior Unsecured Notes Due 2025

On August 9, 2016, certain of the Company’s subsidiaries, as co-Issuers, completed the sale of $1,250.0 million of principal amount of its 5.750% Senior Unsecured Notes (“2025 Notes”) which will mature on March 15, 2025. Interest on the 2025 Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2017. Subject to certain exceptions, the 2025 Notes are guaranteed by each of the existing and future direct and indirect wholly-owned domestic subsidiaries of the Company (other than the co-issuers).

Senior Unsecured Notes Due 2024

On May 31, 2016, certain of the Company’s subsidiaries, as co-Issuers, completed the sale of $1,250.0 million of principal amount of its 6.625% Senior Unsecured Notes (“2024 Notes”) which will mature on June 15, 2024. Interest on the 2024 Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2016. Subject to certain exceptions, the 2024 Notes are guaranteed by each of the existing and future direct and indirect wholly-owned domestic subsidiaries of the Company (other than the co-issuers).

Senior Secured Notes

On June 24, 2016, a portion of the net proceeds from the issuance of the 2024 Notes was used to fully redeem $609.6 million of principal amount of Albertson’s 7.750% Senior Secured Notes due 2022 (the “Secured Notes”), and to pay an associated make-whole premium of $87.7 million and accrued interest (the “Redemption”). The Company recorded a $111.7 million loss on extinguishment of debt related to the Redemption comprised of the $87.7 million make-whole premium and a $24.0 million write off of deferred financing costs and original issue discount. The loss on extinguishment of debt is included as a component of Interest expense, net in the Condensed Consolidated Statement of Operations and Comprehensive Loss.

Term Loans

On May 31, 2016, a portion of the net proceeds from the issuance of the 2024 Notes was used to repay $519.8 million of principal on the then-existing Term B-3 Loan due 2019. The Company wrote off $15.0 million of deferred financing costs and original issue discounts in connection with the Term B-3 Loan paydown.

On June 22, 2016, the Company amended the agreement governing the Albertson’s Term Loans in which three term loan tranches were established and certain provisions of such agreement were amended. The tranches consisted of $3,280.0 million of a 2016-1 Term B-4 Loan, $1,145.0 million of a 2016-1 Term B-5 Loan and $2,100.0 million of a Term B-6 Loan (collectively, the “June 2016 Term Loans”). The proceeds from the borrowings of the June 2016 Term Loans, together with $300.0 million of borrowings under the Albertson’s Asset-Based Loan Facility (“ABL”), were used to repay the then-existing Albertson’s Term Loans and related interest and fees (collectively, the “June 2016 Term Loan Refinancing”). The Term Loan Refinancing was accounted for as a debt modification. In connection with the Term Loan Refinancing the Company expensed $27.6 million of financing costs. The Company also wrote off $12.8 million of deferred financing costs associated with the original Term Loans. The 2016-1 Term B-4 Loan would have matured on August 25, 2021, and had an interest rate of LIBOR, subject to a 1.0% floor, plus 3.5%. The 2016-1 Term B-5 Loan would have matured on December 21, 2022, and had an interest rate of LIBOR, subject to a 1.0% floor, plus 3.75%. The Term B-6 Loan would have matured on June 22, 2023, and had an interest rate of LIBOR, subject to a 1.0% floor, plus 3.75%.

F-19	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

On August 9, 2016, a portion of the net proceeds from the issuance of the 2025 Notes was used to repay $500.0 million of principal on the Term B-6 Loan. The Company wrote off $9.2 million of deferred financing costs and original issue discounts in connection with the Term B-6 Loan paydown.

On December 23, 2016, subsequent to the end of the third quarter of fiscal 2016, the Company amended the agreement governing the Albertson’s Term Loans in which three new term loan tranches were established and certain provisions of such agreement were amended. The new tranches consisted of $3,271.8 million of a new 2016-2 Term B-4 Loan, $1,142.1 million of a new 2016-2 Term B-5 Loan and $1,600.0 million of a new 2016-1 Term B-6 Loan (collectively, the “New Term Loans”). The proceeds from the issuance of the New Term Loans were used to repay the then-existing Albertson’s Term Loans and related interest and fees. The new 2016-2 Term B-4 Loan matures on August 25, 2021, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.0%. The new 2016-2 Term B-5 Loan matures on December 21, 2022, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%. The new 2016-1 Term B-6 Loan matures on June 22, 2023, and has an interest rate of LIBOR, subject to a 0.75% floor, plus 3.25%.

Asset-Based Loan Facility

As of December 3, 2016, there were no loans outstanding under the new Albertson’s ABL, and letters of credit (“LOC”) issued under the LOC sub-facility were $622.9 million. Borrowings outstanding under the Albertson’s ABL as of February 27, 2016 consisted of loans of $311.0 million and letters of credit issued under the LOC sub-facility of $616.2 million.

As noted above, borrowings under the Albertson’s ABL increased $300.0 million on June 22, 2016 in connection with the Term Loan Refinancing. On August 9, 2016, $470.0 million of the net proceeds from the issuance of the 2025 Notes was used to repay the Albertsons ABL.

Safeway Debt

On June 24, 2016, upon consummation of the Redemption, the collateral securing Safeway’s 3.4% Senior Notes Due 2016, 6.35% Notes Due 2017, 5.0% Senior Notes Due 2019, 4.75% Senior Notes Due 2021, 7.45% Senior Debentures Due 2027 and 7.25% Debentures Due 2031 and the guaranties of Safeway’s 3.4% Senior Notes Due 2016, 6.35% Notes Due 2017 and 5.0% Senior Notes Due 2019 by Albertsons Companies, LLC and its subsidiaries, as applicable, were released.

Capitalized Lease Obligations

The Company’s total capitalized lease obligations were $982.2 million and $1,042.2 million as of December 3, 2016 and February 27, 2016, respectively. Current maturities of capitalized lease obligations were $116.3 million and $120.4 million and long-term maturities were $865.9 million and $921.8 million, as of December 3, 2016 and February 27, 2016, respectively.

F-20	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 7—EQUITY-BASED COMPENSATION

Equity-Based Compensation Expense

The equity-based compensation expense recognized in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss consisted of the following (in millions):

	40 weeks ended
	December 3, 2016	December 5, 2015
Equity-based compensation expense:
Phantom units	$34.2	$43.9
Investor incentive units and Series 1 incentive units	—	37.6

Total equity-based compensation expense	$34.2	$81.5

The Company recorded income tax benefit of $7.2 million and $9.2 million for the 40 weeks ended December 3, 2016 and December 5, 2015, respectively.

The weighted-average assumptions used to value the Company’s equity-based awards are as follows:

	40 weeks ended
	December 3, 2016	December 5, 2015
Dividend yield	—%	—%
Expected volatility	55.2%	41.7%
Risk-free interest rate	0.67%	0.60%
Time to liquidity	1.5 years	1.9 years
Discount for lack of marketability	19.2%	16.0%

Phantom Units

During the 40 weeks ended December 3, 2016, the Company issued approximately 1.7 million Phantom units to its employees and directors, of which approximately 1.1 million Phantom units were deemed granted for accounting purposes. The 1.7 million Phantom units include 0.9 million Phantom units that have solely time-based vesting and 0.2 million performance-based Phantom units that were deemed granted upon the establishment of the fiscal 2016 annual performance target and that vest upon both the achievement of such performance target and continued service through the last day of fiscal 2016. The remaining 0.6 million performance-based Phantom units will only be deemed granted upon the establishment of the annual performance target for fiscal 2017 or fiscal 2018 or fiscal 2019, as applicable.

The performance-based units related to the 2016 performance target consists of 1.4 million units granted in fiscal 2015 and 0.2 million units granted in fiscal 2016. In the second quarter of fiscal 2016, the Company reversed $7.1 million of previously recorded expense on 1.6 million unvested 2016 performance-based awards as achievement of the 2016 performance target was no longer deemed to be probable.

F-21	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

On October 18, 2016, the Board of Directors approved a resolution to waive the performance condition related to the 2016 performance-based awards, resulting in the modification of approximately 1.4 million performance-based units to Phantom units that have solely time-based vesting. This modification resulted in equity-based compensation expense of $11.6 million in the third quarter of fiscal 2016, and will result in equity-based compensation expense of approximately $12 million in the fourth quarter of fiscal 2016.

Phantom unit activity for the period was as follows:

	Time-Based		Performance-Based
	Phantom units	Weighted- average grant date fair value	Phantom units	Weighted- average grant date fair value
Phantom units unvested at February 27, 2016	4,049,375	$21.74	1,358,125	$17.10
Issued	2,298,184	16.80	850,000	16.88

Granted	873,392	16.89	229,167	16.85
Vested	(12,500)	20.40	(12,500)	20.40
Modified	1,424,792	16.74	(1,424,792)	17.06
Forfeited or canceled	(462,500)	21.31	(150,000)	17.10

Phantom units unvested at December 3, 2016	5,872,559	$19.89	—	$—

As of December 3, 2016, the Company had $82.6 million of unrecognized compensation cost related to Phantom units. That cost is expected to be recognized over a weighted average period of 1.98 years. Upon the establishment of the annual performance target for fiscal 2017, fiscal 2018 and fiscal 2019, the remaining 3.0 million issued performance based units will be deemed granted for accounting purposes, as applicable.

Series 1 Incentive Units

On April 9, 2015, the Company and a member of management entered into a consultancy agreement that outlined a transition of roles from an employee executive position to a non-employee consulting position. As part of this transition, the Company and the former employee agreed that 1.675 million of the previously granted Series 1 incentive units would be immediately forfeited; however, the former employee would still be entitled to receive and vest in the remaining 1.675 million of previously granted units, subject to the ongoing performance of a specific set of outlined consulting services through January 30, 2016. As of April 9, 2015, the Company had recognized a cumulative amount of $2.2 million in compensation expense associated with the original January 30, 2015 Series 1 incentive unit grant.

The Company has accounted for the April 2015 consulting arrangement transition as a modification to the originally granted award of 3.3 million Series 1 incentive units. 1.675 million Series 1 incentive units, or the newly agreed upon maximum number of shares to be received by the former employee, were valued as of April 9, 2015 at a per unit price of $23.76, or a total award value of $39.8 million. As a result of this modification, the Company recorded a total charge of $37.6 million during the 40 weeks ended December 5, 2015, representing the entire fair value of 1.675 million Series 1 incentive units on the modification date less cumulative amounts previously recognized as compensation expense prior to the modification. As of December 3, 2016, there is no amount of unrecognized compensation expense associated with previously granted Series 1 incentive units.

F-22	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

NOTE 8—NET LOSS PER UNIT

The following table sets forth the computation of basic and diluted net loss per Tracking group unit and per Residual group unit (in millions, except per unit amounts):

	40 weeks ended
	December 3, 2016	December 5, 2015
Net loss	$(407.9)	$(395.9)
Less: undistributed loss available to Tracking group up to Distribution Targets	(407.9)	(395.9)

Net loss from continuing operations available to Tracking group and Residual group unitholders	$—	$—

Net loss and distributions attributable to:
Tracking group unitholders—basic	$(407.9)	$(395.9)
Residual group unitholders—basic	—	—
Tracking group unitholders—diluted	(407.9)	(395.9)
Residual group unitholders—diluted	—	—
Weighted average Tracking group units outstanding used in computing net loss attributable to Tracking group unitholders-basic and diluted	300.00	298.75
Weighted average Residual group units outstanding used in computing net loss attributable to Residual group unitholders-basic	18.1	14.9
Net loss per unit attributable to:
Tracking group—basic	$(1.36)	$(1.33)
Residual group—basic	—	—
Tracking group—diluted	(1.36)	(1.33)
Residual group—diluted	—	—

For the 40 weeks ended December 3, 2016, zero units for the Tracking group and 4.3 million units for the Residual group have been excluded from diluted weighted-average units outstanding because their inclusion would be anti-dilutive. For the 40 weeks ended December 5, 2015 1.2 million units for the Tracking group and 9.0 million units for the Residual group have been excluded from diluted weighted-average units outstanding because their inclusion would be anti-dilutive.

NOTE 9—EMPLOYEE BENEFIT PLANS

Pension Plans

On May 15, 2016, the Company, through an indirect, wholly-owned subsidiary, acquired 100% of the outstanding equity of Collington Services, LLC (“Collington”) from C&S Wholesale Grocers, Inc. (“C&S”) for nominal cash consideration and the assumption of certain liabilities, primarily related to employee compensation and benefits of the workforce acquired. Prior to the acquisition, C&S, through its wholly-owned subsidiary, Collington, managed and operated the Company’s distribution center located in Upper Marlboro, Maryland. By purchasing the equity of Collington, the Company settled a pre-existing reimbursement arrangement under the previous supply agreement relating to the pension plan in which Collington employees participate. Consequently, the Company, through its newly acquired subsidiary, Collington, assumed primary liability for the Collington employees participating in the pension plan. Prior to the acquisition of Collington, the pension plan was a multiple employer plan, with Safeway and C&S being the respective employers. The Safeway portion of the plan was accounted for as a multiemployer plan, with the C&S portion being accounted for by the Company

F-23	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

through the previous supply agreement. Also, contemporaneously with the acquisition of Collington, the Company negotiated a new supply agreement with C&S and negotiated concessions directly from the unions representing the Collington employees at the distribution center. The acquisition of Collington resulted in a charge of approximately $78.9 million to net pension expense during the first quarter of fiscal 2016. Upon the assumption of the C&S portion of the pension plan through the equity acquisition, the multiple-employer pension plan will be accounted for as a single employer plan.

As of May 15, 2016 the pension plan has a projected benefit obligation of $222.3 million which exceeds the fair value of its plan assets of $143.4 million. The Company considers approximately 31% of the plan assets as Level 1 for valuation purposes which are composed principally of domestic and international common stock. The remaining 69% of plan assets are considered Level 2 and primarily consist of collective trust funds, corporate bonds and U.S. government securities.

The Company also contributes to various multiemployer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The Company recognizes expense in connection with these plans as contributions are funded.

Other Post-Retirement Benefits

In addition to the Company’s pension plans, the Company acquired plans as part of the Safeway acquisition that provide post-retirement medical and life insurance benefits to certain employees. Retirees share a portion of the cost of the post-retirement medical plans. The Company pays all the cost of the life insurance plans. The plans are unfunded.

Additionally, in connection with the Collington transaction, the Company negotiated with the respective unions a new unfunded post-retirement obligation with a projected benefit obligation of approximately $15.5 million, recorded through Other comprehensive (loss) income as prior service cost during the first quarter of fiscal 2016.

The following tables provide the components of net pension and post-retirement expense (in millions):

	40 weeks ended
	Pension		Other post-retirement benefits
	December 3, 2016	December 5, 2015	December 3, 2016	December 5, 2015
Estimated return on plan assets	$(92.1)	$(107.5)	$—	$—
Service cost	37.7	43.7	0.2	—
Interest cost	64.3	77.9	0.6	0.5
Amortization of prior service cost	—	—	1.7	—
Settlement charge	78.9	—	—	—

Net expense	$88.8	$14.1	$2.5	$0.5

The Company expects to recognize an additional $1.5 million of expense in 2016 related to the pension and post-retirement plans in which the Collington employees participate.

F-24	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

The Company contributed $9.5 million to its defined benefit pension plans and other post-retirement benefit plans during the 40 weeks ended December 3, 2016. For the 40 weeks ended December 5, 2015 the Company contributed $6.0 million to its defined benefit pension plans and post-retirement benefit plans. For the remainder of fiscal 2016, the Company currently anticipates contributing an additional $2.2 million to these plans, including $0.8 million related to the pension and post-retirement plans in which the Collington employees participate.

Defined Contribution Plans and Supplemental Retirement Plans

Many of the Company’s employees are eligible to contribute a percentage of their compensation to defined contribution plans (“401(k) Plans”). Participants in the 401(k) Plans may become eligible to receive a profit-sharing allocation in the form of a discretionary Company contribution based on employee compensation. In addition, the Company may also provide matching contributions based on the amount of eligible compensation contributed by the employee. All Company contributions to the 401(k) Plans are made at the discretion of the Company’s Board of Managers. For the 40 weeks ended December 3, 2016 and December 5, 2015, total contributions were $30.6 million and $26.9 million, respectively.

NOTE 10—RELATED PARTIES

Contractual Agreements with SuperValu

On September 9, 2016, the Company exercised its right to renew the term of the Transition Services Agreements (“TSAs”) with SuperValu for an additional year. The original TSAs had an initial term expiring on September 21, 2015 and included 10 options for additional one-year renewals with notice given to SuperValu at least 12 months prior to the expiration of the then current term. The renewal extends the TSAs through September 21, 2018.

Summary of SuperValu activity

Related party activities with SuperValu that are included in the Condensed Consolidated Statements of Operations and Comprehensive Loss consisted of the following (in millions):

	40 weeks ended
	December 3, 2016	December 5, 2015
Supply agreements included in Cost of sales	$1,353.9	$1,079.1
Selling and administrative expenses	123.9	165.1

Total	$1,477.8	$1,244.2

NOTE 11—COMMITMENTS AND CONTINGENCIES AND OFF BALANCE SHEET ARRANGEMENTS

Guarantees

California Department of Industrial Relations: On October 24, 2012, the Office of Self-Insurance Plans, a program within the director’s office of the California Department of Industrial Relations (the “DIR”), notified SuperValu that additional security was required to be posted in connection with the Company’s, and certain other subsidiaries’, California self-insured workers’

F-25	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

compensation obligations pursuant to applicable regulations. The notice from the DIR stated that the additional security was required as a result of an increase in estimated future liabilities, as determined by the DIR pursuant to a review of the self-insured California workers’ compensation claims with respect to the applicable businesses, and a decline in SuperValu’s net worth. A security deposit of $271.0 million was demanded in addition to security of $427.0 million provided through SuperValu’s participation in California’s Self-Insurer’s Security Fund (the “Fund”). SuperValu appealed this demand. The Fund had attempted to create a secured interest in certain assets of the Company for the total amount of the additional security deposit. The dispute with the Fund and the DIR was resolved through a settlement agreement as part of the NAI acquisition on March 21, 2013, and the primary obligation to the Fund and the DIR was retained by the Company following the NAI acquisition. Subsequent to the NAI acquisition, the Company set up a fund of $75.0 million to be used for the payment of future claims. In addition, the Company provided to the DIR a $225.0 million LOC to collateralize any of the self-insurance workers’ compensation future obligations in excess of the $75.0 million fund. As of December 3, 2016, there was no balance remaining in the fund. Prior to January 21, 2014, the Fund also held mortgage liens against the Jewel real estate assets as collateral. On January 21, 2014, the Company entered into a Collateral Substitution Agreement with the Fund to provide an irrevocable LOC to replace the mortgage liens against the Jewel real estate assets and the previously issued $225.0 million LOC. The amount of the LOC is adjusted semi-annually based on annual filings of an actuarial study reflecting liabilities as of December 31 of each year reduced by claim closures and settlements. The related LOC was $237.6 million as of December 3, 2016 and $247.7 million as of February 27, 2016.

Lease Guarantees: The Company may have liability under certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, the Company could be responsible for the lease obligation.

In connection with the FTC-mandated divestitures, the Company assigned store leases with respect to 93 store properties to Haggen. On September 8, 2015, Haggen commenced a case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In November 2015, the Company participated in Haggen’s bankruptcy auction for its non-core stores, and after additional negotiations with Haggen and having received FTC and state attorneys general clearance and bankruptcy court approval, the Company acquired 35 stores for approximately $33 million, including 19 assigned leases from Haggen. The Company previously assigned 42 leases to Haggen that were acquired by other retailers or by landlords in the auction, and three others were modified during the bankruptcy process, eliminating the Company’s contingent lease liability. Haggen conducted a subsequent sale process with respect to its 33 core stores, which resulted in the sale to the Company of 29 stores (including eight leases previously assigned by the Company to Haggen) for an aggregate purchase price of approximately $113.8 million, including the cost of acquired inventory, subject to adjustment.

Haggen rejected, in its bankruptcy case, 11 leases for which the Company has contingent lease liability, one of which has now expired. As a result of the rejections, the Company recorded a loss of $32.2 million for this contingent liability, of which $30.6 million was recorded during fiscal 2015 and $1.6 million was recorded in the first quarter of fiscal 2016.

With respect to other leases the Company has assigned to third parties (including the leases Haggen had acquired but assigned to third parties in its bankruptcy), because of the wide dispersion among third parties and the variety of remedies available, the Company believes that if an assignee

F-26	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

became insolvent, it would not have a material effect on the Company’s financial condition, results of operations or cash flows. No liability has been recorded for assigned leases in the Company’s Condensed Consolidated Balance Sheet related to these contingent obligations.

The Company also provides guarantees, indemnifications and assurances to others in the ordinary course of its business.

Legal Contingencies

Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain wage and hour or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled.

The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where the loss contingency can be reasonably estimated and an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of reasonably possible loss for the Company’s exposure in excess of the amount accrued is expected to be immaterial to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material effect on the Company’s financial condition, results of operations or cash flows.

Haggen, et al: On July 20, 2015, Albertson’s LLC and Albertson’s Holdings LLC commenced a lawsuit against Haggen in the State of Delaware in and for Newcastle County (the “State Court Action”), alleging claims for breach of contract and fraud arising out of Haggen’s failure to pay approximately $41.1 million due for purchased inventory in connection with Haggen’s purchase of 146 divested stores.

On September 1, 2015, Haggen commenced a lawsuit against Albertson’s LLC and Albertson’s Holdings LLC in the United States District Court for the District of Delaware, alleging claims for violation of Section 7 of the Clayton Act, attempted monopolization under the Sherman Act, breach of contract, indemnification, breach of the implied covenant of good faith and fair dealing, fraud, unfair competition, misappropriation of trade secrets under the Uniform Trade Secrets Acts, conversion and violation of the Washington Consumer Protection Act (the “District Court Action”) and alleged that its damages may exceed $1.0 billion. On September 8, 2015, Haggen filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code, and the State Court Action was stayed due to Haggen’s bankruptcy case. Also as a result of the bankruptcy case, the Company recorded an allowance of $41.1 million against the amount owed by Haggen for the purchased inventory during the second quarter ended September 12, 2015. On September 17, 2015, the Company received a letter from the legal counsel of another purchaser of a small number of our FTC-mandated divested stores, alleging claims similar to those presented in Haggen’s lawsuit, which the Company believes are without merit.

On January 21, 2016, the Company entered into a settlement agreement with (i) Haggen and its debtor and non-debtor affiliates, (ii) the Official Committee of Unsecured Creditors appointed in Haggen’s Chapter 11 bankruptcy case (the “Creditors’ Committee”), (iii) Comvest Partners and its affiliates and (iv) Cerberus Capital Management, pursuant to which the Company resolved the disputes

F-27	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

in the State Court Action and the District Court Action (together, the “Haggen Litigations”). The settlement agreement provides for the dismissal with prejudice of the Haggen Litigations in exchange for (a) a cash payment by the Company of $5.75 million to a creditor trust to be formed by the Creditors’ Committee, (b) an agreement that the Company will have an allowed unsecured claim against Haggen in its bankruptcy case of $8.25 million, which the Company will transfer to the creditor trust, and (c) an exchange of releases of any and all claims among the settling parties. The settlement agreement was approved by an order of the Bankruptcy Court administering the Haggen bankruptcy case on February 16, 2016, and the order became final on March 2, 2016. Subsequently, the State Court Action was dismissed with prejudice on March 7, 2016, the District Court Action was dismissed with prejudice on March 8, 2016, and the Company paid $5.75 million to the creditor trust on March 11, 2016. The $5.75 million was recorded as a loss in fiscal 2015 and is incremental to the losses of $41.1 million related to the purchased inventory in the second quarter of fiscal 2015 and $32.2 million related to the Company’s contingent lease liability for the rejected Haggen leases.

Security Breach: On August 14, 2014, the Company announced that it had experienced a criminal intrusion by installation of malware on a portion of its computer network that processes payment card transactions for its retail store locations, including the Company’s Shaw’s, Star Market, Acme, Jewel-Osco and Albertsons retail banners. On September 29, 2014, the Company announced that it had experienced a second and separate criminal intrusion. The Company believes these were attempts to collect payment card data. Relying on its IT service provider, SuperValu, the Company took immediate steps to secure the affected part of the network. The Company believes that it has eradicated the malware used in each intrusion. The Company notified federal law enforcement authorities, the major payment card networks and its insurance carriers and is cooperating in their efforts to investigate these intrusions. As required by the payment card brands, the Company retained a firm to conduct a forensic investigation into the intrusions. The forensic firm has issued separate reports for each intrusion (copies of which have been provided to the card networks). Although the Company’s network had previously been found to be compliant with the Payment Card Industry Data Security Standard issued by the PCI Council, in both reports the forensic firm found that not all of these standards had been met at the time of the intrusions, and some of this non-compliance may have contributed to or caused at least some portion of the compromise that occurred during the intrusions.

On August 5, 2016, the Company was notified that MasterCard had asserted its initial assessment for incremental counterfeit fraud losses and non-ordinary course expenses (such as card reissuance costs) as well as a case management assessment. The Company believes it is probable that other payment card networks will make similar claims against the Company. If other payment card networks assert claims against the Company, the Company currently intends to dispute those claims and assert available defenses. At the present time, the Company believes that it is probable that the Company will incur a loss in connection with the claims or potential claims from the payment card networks. On December 5, 2016, the Company was further notified that MasterCard had asserted its final assessment of approximately $6.0 million, which the Company paid on December 9, 2016; however the Company disputes the MasterCard assessment and is considering options to further challenge the assessment. The Company has recorded an estimated liability for probable losses that it expects to incur in connection with the claims or potential claims to be made by the payment card networks. The estimated liability is based on information currently available to the Company and may change as new information becomes available or if other payment card networks assert claims against the Company. The Company will continue to evaluate information as it becomes available and will record an estimate of additional losses, if any, when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Currently, the potential range of any loss above the Company’s currently recorded amount cannot be reasonably estimated given no claims have been

F-28	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

asserted to date by the payment card networks other than MasterCard and because significant factual and legal issues remain unresolved. On October 20, 2015, the Company agreed with one of its third party payment administrators to provide a $15.0 million LOC to cover any claims from the payment card networks and to maintain a minimum level of card processing until the potential claims from the payment card networks are resolved.

As a result of the criminal intrusions, two class action complaints were filed against the Company by consumers and are currently pending, Mertz v. SuperValu Inc. et al. filed in federal court in the state of Minnesota and Rocke v. SuperValu Inc. et al. filed in federal court in the state of Idaho, alleging deceptive trade practices, negligence and invasion of privacy. Plaintiffs seek unspecified damages. The Judicial Panel on Multidistrict Litigation has consolidated the class actions and transferred the cases to the District of Minnesota. On August 10, 2015, the Company and SuperValu filed a motion to dismiss the class actions, which was granted without prejudice on January 7, 2016. The plaintiffs filed a motion to alter or amend the court’s judgment, which was denied on April 20, 2016. The court also denied leave to amend the complaint. On May 18, 2016, the plaintiffs filed a notice of appeal to the Eighth Circuit and defendants filed a cross-appeal. The filing of appellate briefs was completed by both parties on September 29, 2016.

On October 6, 2015, AB Acquisition received a letter from the Office of Attorney General of the Commonwealth of Pennsylvania stating that the Illinois and Pennsylvania Attorneys General Offices are leading a multi-state group that includes the Attorneys General for 14 other states requesting specified information concerning the two data breach incidents. The multi-state group has not made a monetary demand, and the Company is unable to estimate the possibility of or reasonable range of loss, if any. The Company has cooperated with the investigation.

Drug Enforcement Administration: During fiscal 2014, the Company received two subpoenas from the Drug Enforcement Administration (“DEA”) requesting information concerning the Company’s record keeping, reporting and related practices concerning the theft or significant loss of controlled substances. The two subpoenas have resulted in essentially a single investigation, and the Company is cooperating with the DEA in that investigation. The Company has met with the DEA on several occasions, including December 2015, May 2016 and June 2016, to discuss the investigation, and the Company anticipates further meetings in the near future. On June 7, 2016, the Company received a third subpoena, which requested information concerning potential diversion by one former employee in the Seattle/Tacoma area (Washington State). The Company is cooperating with the DEA. The Company anticipates that there will be monetary fines assessed, and possible administrative penalties. The Company has established an estimated liability for these matters, which is based on information currently available to the Company and may change as new information becomes available.

Office of Inspector General: In January 2016, the Company received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (the “OIG”) pertaining to the pricing of drugs offered under the Company’s MyRxCare discount program and the impact on reimbursements to Medicare, Medicaid and TRICARE (the “Government Health Programs”). In particular, the OIG is requesting information on the relationship between the prices charged for drugs under the MyRxCare program and the “usual and customary” prices reported by the Company in claims for reimbursements to the Government Health Programs or other third party payors. The Company is cooperating with the OIG in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.

F-29	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

Civil Investigative Demand: On December 16, 2016, the Company received a civil investigative demand from the United States Attorney for the District of Rhode Island in connection with a False Claims Act investigation relating to the Company’s influenza vaccination programs. The investigation concerns whether the Company’s provision of store coupons to its customers who received influenza vaccinations in its store pharmacies constituted an improper benefit to those customers under the federal Medicare and Medicaid programs. The Company believes that its provision of the store coupons to its customers is an allowable incentive to encourage vaccinations. The Company is cooperating with the U.S. Attorney in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of possible loss, if any.

Rodman: On June 17, 2011, a customer of Safeway’s home delivery business (safeway.com) filed a class action complaint in the United States District Court for the Northern District of California entitled Rodman v. Safeway Inc., alleging that Safeway had inaccurately represented on its home delivery website that the prices paid there were the same as the prices in the brick-and-mortar retail store. Rodman asserted claims for breach of contract and unfair business practices under California law. The court certified a class for the breach of contract claim, but denied class treatment for the California business practices claims. On December 10, 2014, the court ruled that the terms and conditions on Safeway’s website should be construed as creating a contractual promise that prices on the website would be the same as in the stores and that Safeway had breached the contract by charging more on the website. On August 31, 2015, the court denied Safeway’s affirmative defenses and arguments for limiting liability, and determined that website registrants since 2006 were entitled to approximately $31.0 million in damages (which amount was reduced to $23.2 million to correct an error in the court’s calculation), plus prejudgment interest. The court then set a trial date of December 7, 2015 to determine whether pre-2006 registrants are entitled to any recovery. The parties thereafter stipulated to facts regarding the pre-2006 registration process, whereupon the court vacated the December trial date and extended its prior liability and damages rulings to class members who registered before 2006. Consequently, on November 30, 2015, the court entered a final judgment in favor of the plaintiff class in the amount of $41.9 million (comprised of $31.0 million in damages and $10.9 million in prejudgment interest). Safeway filed a Notice of Appeal from that judgment to the Ninth Circuit Court of Appeals on December 4, 2015. On April 6, 2016, Plaintiff moved for discovery sanctions against Safeway in the district court, seeking an additional $2.0 million. A hearing on the sanctions motion was held on August 25, 2016, and the court awarded sanctions against the Company in an amount under $1.0 million. The Company has established an estimated liability for these claims, but intends to contest both liability and damages on appeal.

Terraza/Lorenz: Two lawsuits have been brought against Safeway and the Safeway Benefits Plan Committee (the “Benefit Plans Committee,” and together with Safeway, the “Safeway Benefits Plans Defendants”) and other third parties alleging breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to Safeway’s 401(k) Plan (the “Safeway 401(k) Plan”). On July 14, 2016, a complaint (“Terraza”) was filed in the United States District Court for the Northern District of California by a participant in the Safeway 401(k) Plan individually and on behalf of the Safeway 401(k) Plan. An amended complaint was filed on November 18, 2016. On August 25, 2016, a second complaint (“Lorenz”) was filed in the United States District Court for the Northern District of California by another participant in the Safeway 401(k) Plan individually and on behalf of all others similarly situated against the Safeway Benefits Plans Defendants and against the Safeway 401(k) Plan’s former recordkeepers. An amended complaint was filed on September 16, 2016 and a second amended complaint was filed on November 21, 2016. In general, both lawsuits allege that the Safeway Benefits Plans Defendants breached their fiduciary duties under ERISA regarding the selection of investments offered under the Safeway 401(k) Plan and

F-30	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

the fees and expenses related to those investments. The Company believes these lawsuits are without merit, and intends to contest each of them vigorously. The Safeway Benefits Plans Defendants have filed motions to dismiss both cases. The hearings on the Terraza and Lorenz motions are set for February 2017. The Company is currently unable to estimate the range of loss, if any, that may result from these matters due to the early procedural status of the cases.

Other Commitments

In the ordinary course of business, the Company enters into various supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations.

NOTE 12—OTHER COMPREHENSIVE INCOME OR LOSS

Total comprehensive earnings are defined as all changes in members’ equity during a period, other than those from investments by or distributions to members. Generally, for the Company, total comprehensive income or loss equals net income plus or minus adjustments for pension and other post-retirement liabilities, interest rate swaps and foreign currency translation adjustments. Total comprehensive earnings represent the activity for a period net of tax.

While total comprehensive earnings are the activity in a period and are largely driven by net earnings in that period, accumulated other comprehensive income or loss (“AOCI”) represents the cumulative balance of other comprehensive income, net of tax, as of the balance sheet date. AOCI is primarily the cumulative balance related to pension and other post-retirement benefit adjustments, interest rate swaps and foreign currency translation adjustments. Changes in the AOCI balance by component are shown below (in millions):

	40 weeks ended December 3, 2016
	Total	Pension and Post- retirement benefit plans	Interest rate swaps	Foreign currency translation adjustments	Other
Beginning AOCI balance	$(112.7)	$(2.3)	$(67.5)	$(45.6)	$2.7
Other comprehensive (loss) income before reclassifications	(59.3)	(15.5)	2.8	(42.6)	(4.0)
Amounts reclassified from accumulated other comprehensive income	41.5	1.7	39.8	—	—
Tax benefit (expense)	8.2	1.7	(10.8)	16.9	0.4

Current-period other comprehensive (loss) income, net	(9.6)	(12.1)	31.8	(25.7)	(3.6)

Ending AOCI balance	$(122.3)	$(14.4)	$(35.7)	$(71.3)	$(0.9)

F-31	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)

	40 weeks ended December 5, 2015
	Total	Pension and Post- retirement benefit plans	Interest rate swaps	Other
Beginning AOCI balance	$59.6	$77.1	$(20.6)	$3.1
Other comprehensive (loss) income before reclassifications	(57.8)	—	(61.1)	3.3
Amounts reclassified from accumulated other comprehensive income	29.3	—	29.3	—
Tax benefit	10.3	—	10.1	0.2

Current-period other comprehensive (loss) income, net	(18.2)	—	(21.7)	3.5

Ending AOCI balance	$41.4	$77.1	$(42.3)	$6.6

NOTE 13—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 18, 2017, which is the date of these Condensed Consolidated Financial Statements.

F-32

AB ACQUISITION LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Board of

AB Acquisition LLC:

We have audited the accompanying consolidated balance sheets of AB Acquisition LLC and its subsidiaries (the “Company”) as of February 27, 2016 and February 28, 2015, and the related consolidated statements of operations and comprehensive (loss) income, cash flows, and members’ (deficit) equity for the 52 weeks ended February 27, 2016, the 53 weeks ended February 28, 2015 and the 52 weeks ended February 20, 2014. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AB Acquisition LLC and subsidiaries as of February 27, 2016 and February 28, 2015, and the results of their operations and their cash flows for the 52 weeks ended February 27, 2016, the 53 weeks ended February 28, 2015 and the 52 weeks ended February 20, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boise, Idaho

May 10, 2016

AB ACQUISITION LLC AND SUBSIDIARIES

Consolidated Balance Sheets

($ in millions, except unit amounts)

	February 27, 2016	February 28, 2015
ASSETS
Current assets
Cash and cash equivalents	$579.7	$1,125.8
Receivables, net	647.8	631.9
Inventories, net	4,421.8	4,156.6
Prepaid assets	362.4	392.9
Other current assets	101.6	797.5

Total current assets	6,113.3	7,104.7
Property and equipment, net	11,846.2	12,048.5
Intangible assets, net	3,882.5	4,235.0
Goodwill	1,131.1	1,013.8
Other assets	796.9	1,276.3

TOTAL ASSETS	$23,770.0	$25,678.3

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$2,779.9	$2,763.5
Accrued salaries and wages	1,001.8	1,136.4
Current maturities of long-term debt and capitalized lease obligations	334.7	624.0
Current portion of self-insurance liability	308.7	311.6
Taxes other than income taxes	304.1	287.5
Other current liabilities	453.3	933.0

Total current liabilities	5,182.5	6,056.0
Long-term debt and capitalized lease obligations	11,891.6	11,945.0
Deferred income taxes	1,512.9	1,852.7
Long-term self-insurance liability	1,012.1	1,133.7
Other long-term liabilities	2,557.7	2,522.4
Commitments and contingencies
Members’ equity:
Tracking units, 300,000,000 units issued and outstanding each of Albertson’s, NAI, and Safeway units as of February 27, 2016 and 300,000,000 units issued and 297,188,332 outstanding as of February 28, 2015	—	—
Residual units, 14,907,871 units issued and outstanding of convertible Investor incentive units and 1,675,042 units issued and outstanding of Series 1 incentive units as of February 27, 2016 and 14,907,871 issued and outstanding of convertible Investor incentive units as of February 28, 2015	—	—
Members’ investment	1,967.9	1,848.7
Accumulated other comprehensive (loss) income	(112.7)	59.6
(Accumulated deficit) retained earnings	(242.0)	260.2

Total members’ equity	1,613.2	2,168.5

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$23,770.0	$25,678.3

The accompanying notes are an integral part of these Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive (Loss) Income

($ in millions, except per unit amounts)

	52 weeks ended February 27, 2016	53 weeks ended February 28, 2015	52 weeks ended February 20, 2014
Net sales and other revenue	$58,734.0	$27,198.6	$20,054.7
Cost of sales	42,672.3	19,695.8	14,655.7

Gross profit	16,061.7	7,502.8	5,399.0
Selling and administrative expenses	15,660.0	8,152.2	5,874.1
Bargain purchase gain	—	—	(2,005.7)

Operating income (loss)	401.7	(649.4)	1,530.6
Interest expense, net	950.5	633.2	390.1
Other (income) expense	(7.0)	96.0	—

(Loss) income from continuing operations before income taxes	(541.8)	(1,378.6)	1,140.5
Income tax benefit	(39.6)	(153.4)	(572.6)

(Loss) income from continuing operations	(502.2)	(1,225.2)	1,713.1
Income from discontinued operations, net of tax	—	—	19.5

Net (loss) income	$(502.2)	$(1,225.2)	$1,732.6

Other comprehensive (loss) income:
Loss on interest rate swaps, net of tax	(46.9)	(20.6)	—
Recognition of pension (loss) income, net of tax	(79.4)	59.3	17.8
Foreign currency translation adjustment, net of tax	(45.6)	—	—
Other	(0.4)	2.9	0.2

Comprehensive (loss) income	$(674.5)	$(1,183.6)	$1,750.6

Basic net (loss) earnings per unit attributable to:
Tracking group continuing operations	$(1.68)	$(8.66)	$13.87
Tracking group discontinued operations	—	—	0.16

Tracking group basic (loss) earnings per unit	$(1.68)	$(8.66)	$14.03

Residual group continuing operations	$—	$—	$—
Residual group discontinued operations	—	—	—

Residual group basic earnings per unit	$—	$—	$—

Diluted net (loss) earnings per unit attributable to:
Tracking group continuing operations	$(1.68)	$(8.66)	$13.69
Tracking group discontinued operations	—	—	0.15

Tracking group diluted (loss) earnings per unit	$(1.68)	$(8.66)	$13.84

Residual group continuing operations	$—	$—	$9.27
Residual group discontinued operations	—	—	0.16

Residual group diluted earnings per unit	$—	$—	$9.43

The accompanying notes are an integral part of these Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	52 weeks ended February 27, 2016	53 weeks ended February 28, 2015	52 weeks ended February 20, 2014
Cash flows from operating activities:
Net (loss) income	$(502.2)	$(1,225.2)	$1,732.6
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Net loss (gain) on property dispositions, asset impairment and lease exit costs	103.3	227.7	(2.4)
Depreciation and amortization	1,613.7	718.1	676.4
LIFO expense	29.7	43.1	11.6
Deferred income tax	(90.4)	(170.1)	(657.6)
Pension and post-retirement benefits expense	14.1	8.8	8.1
Contributions to pension and post-retirement benefit plans	(7.4)	(272.3)	(15.7)
Loss on interest rate swaps and commodity hedges, net	16.2	98.2	—
Amortization and write-off of deferred financing costs	69.3	65.3	25.1
Bargain purchase gain	—	—	(2,005.7)
Loss on debt extinguishment	—	—	49.1
Equity-based compensation expense	97.8	344.1	6.2
Other	24.0	36.5	19.7
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	(15.8)	(8.5)	11.0
Inventories, net	(245.0)	(52.4)	(39.6)
Accounts payable, accrued salaries and wages and other accrued liabilities	(244.4)	184.0	304.9
Self-insurance liabilities	(133.4)	(195.0)	(127.9)
Other operating assets and liabilities	172.1	32.6	53.7

Net cash provided by (used in) operating activities	901.6	(165.1)	49.5

Cash flows from investing activities:
Business acquisitions, net of cash acquired(1)	(710.8)	(5,673.4)	(463.9)
Payments for property, equipment, intangibles, including payments for lease buyouts	(960.0)	(336.5)	(128.4)
Proceeds from divestitures	454.7	—	—
Proceeds from sale of assets	112.8	31.7	59.1
Changes in restricted cash	256.9	39.3	(246.0)
Other	34.6	(6.1)	(2.3)

Net cash used in investing activities	(811.8)	(5,945.0)	(781.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	453.5	8,097.0	2,485.0
Payments on long-term borrowings	(903.4)	(2,123.6)	(923.3)
Payments on short-term borrowings related to business acquisition	—	—	(44.3)
Repurchase of debt under tender offer	—	—	(619.9)
Payments of obligations under capital leases	(120.0)	(64.1)	(24.5)
Payments for debt financing costs	(41.5)	(229.1)	(121.0)
Proceeds from member contributions	21.6	1,283.2	250.0
Other	(46.1)	(34.5)	—

Net cash (used in) provided by financing activities	(635.9)	6,928.9	1,002.0

Net (decrease) increase in cash and cash equivalents	(546.1)	818.8	270.0
Cash and cash equivalents at beginning of period	1,125.8	307.0	37.0

Cash and cash equivalents at end of period	$579.7	$1,125.8	$307.0

F-37	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	52 weeks ended February 27, 2016	53 weeks ended February 28, 2015	52 weeks ended February 20, 2014
Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(960.0)	$(336.5)	$(128.4)
Payments for lease buyouts	48.3	8.3	0.2

Total payments for capital investments, excluding lease buyouts	$(911.7)	$(328.2)	$(128.2)

Supplemental cash flow information:
Non-cash investing and financing activities were as follows:
Additions of capital lease obligations, excluding business acquisitions	$52.4	$23.7	$6.0
Purchases of property and equipment included in accounts payable	166.3	109.1	11.7
Interest and income taxes paid:
Interest paid, net of amount capitalized	964.3	581.4	283.0
Income taxes (refunded) paid	(78.3)	(21.5)	40.8

(1)	See Note 2—Acquisitions and Note 16—Commitments and contingencies and off balance sheet arrangements under caption “Appraisal of Safeway Inc.”

The accompanying notes are an integral part of these Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

Consolidated Statements of Members’ (Deficit) Equity

(in millions, except units)

	Tracking group			Residual group
	ABS units	NAI units	Safeway units	Class C units	Convertible investor incentive units	Series 1 incentive units	Members’ investment	Accumulated other comprehensive income (loss)	Accumulated (deficit)/ Retained earnings	Total members’ (deficit) equity
Balance at February 21, 2013	69,708,763	—	—	—	—	—	$—	$—	$(247.2)	$(247.2)
Issuance of tracking units to existing members		69,708,763					—	—	—	—
Proceeds from issuance of tracking units	58,090,647	58,090,647					250.0	—	—	250.0
Equity-based compensation							6.2		—	6.2
Net income							—	—	1,732.6	1,732.6
Other comprehensive income, net of tax							—	18.0	—	18.0

Balance at February 20, 2014	127,799,410	127,799,410	—	—	—	—	256.2	18.0	1,485.4	1,759.6
Vesting of Class C units				2,641,428			—	—	—	—
Exchange of Class C units for tracking units	2,641,428	2,641,428		(2,641,428)			—	—	—	—
Issuance of convertible investor incentive units for services					14,907,871		265.7	—	—	265.7
Proceeds from issuance of tracking units to management	4,309,128	4,309,128					33.2	—	—	33.2
Proceeds from issuance of tracking units	162,438,366	162,438,366					1,250.0	—	—	1,250.0
Equity-based compensation							78.4	—	—	78.4
Issuance of Safeway tracking units to existing members			297,188,332				—	—	—	—
Net loss							—	—	(1,225.2)	(1,225.2)
Members’ distribution							(34.5)	—	—	(34.5)
Other member activity							(0.3)	—	—	(0.3)
Other comprehensive income, net of tax							—	41.6	—	41.6

Balance at February 28, 2015	297,188,332	297,188,332	297,188,332	—	14,907,871	—	1,848.7	59.6	260.2	2,168.5
Equity-based compensation							97.8	—	—	97.8
Vesting of Series 1 incentive units						1,675,042	—	—	—	—
Contributions related to repayment of member loans	2,811,668	2,811,668	2,811,668				21.6	—	—	21.6
Net loss							—	—	(502.2)	(502.2)
Other member activity							(0.2)	—	—	(0.2)
Other comprehensive loss, net of tax							—	(172.3)	—	(172.3)

Balance at February 27, 2016	300,000,000	300,000,000	300,000,000	—	14,907,871	1,675,042	$1,967.9	$(112.7)	$(242.0)	$1,613.2

The accompanying notes are an integral part of these Consolidated Financial Statements.

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

AB Acquisition LLC and its subsidiaries (the “Company”) is a food and drug retailer that, as of February 27, 2016, operated 2,271 retail food and drug stores together with 379 associated fuel centers, 30 dedicated distribution centers and 19 manufacturing facilities. The Company is composed of retail food businesses and in-store pharmacies with operations primarily located throughout the United States under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs Quality Centers, United Supermarkets, Market Street, Amigos, United Express, Sav-On, Jewel-Osco, Acme, Shaw’s and Star Market. The Company also owns and operates GroceryWorks.com Operating Company, LLC, an online grocery channel, doing business under the names Safeway.com and Vons.com. The Company also has a 49% ownership in Casa Ley, S.A. de C.V. (“Casa Ley”), which operates 216 food and general merchandise stores in Western Mexico. AB Acquisition LLC has no separate operating assets or liabilities other than the investments in its subsidiaries, and all its business operations are conducted through its operating subsidiaries. The Company is owned by a consortium of investors led by Cerberus Capital Management, L.P. (“Cerberus”).

On January 30, 2015, the Company, through a subsidiary, Albertson’s Holdings LLC (“Albertson’s”), acquired Safeway Inc. (“Safeway”) pursuant to an Agreement and Plan of Merger dated as of March 6, 2014, as amended April 7, 2014 and June 13, 2014 (the “Merger Agreement”), under which Albertson’s acquired all of the outstanding shares of Safeway (the “Safeway acquisition”). Safeway operated 1,325 supermarkets under the banners Safeway, Vons, Pavilions, Randalls, Tom Thumb and Carrs Quality Centers.

On December 29, 2013, the Company acquired United Supermarkets, LLC (“United”). United operated 51 supermarkets under the banners United Supermarkets, Market Street, Amigos and United Express. On March 21, 2013, the Company acquired from SUPERVALU INC. (“SuperValu”) all of the issued and outstanding shares of New Albertson’s, Inc. (“NAI”) through a newly formed subsidiary of the Company, NAI Holdings LLC (the “NAI acquisition”). NAI operated 871 supermarkets under the banners Jewel-Osco, ACME, Shaw’s, Star Market and Albertsons. Prior to the NAI acquisition, the Company owned 192 supermarkets under the Albertsons banner and two distribution centers operating within certain geographical markets.

Basis of Presentation

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany transactions and accounts have been eliminated in consolidation for all periods presented. The Company’s investment in Casa Ley is reported using the equity method.

Significant Accounting Policies

Fiscal year: In connection with the Safeway acquisition, the Company elected to change its fiscal year from the Thursday before the last Saturday in February to the last Saturday in February. Unless the context otherwise indicates, reference to a fiscal year of the Company refers to the calendar year in which such fiscal year commences. The Company’s first quarter consists of 16 weeks, and the second, third, and fourth quarters generally each consist of 12 weeks. For the fiscal year ended February 28, 2015, the fourth quarter consisted of 13 weeks, and the fiscal year consisted of 53 weeks. For each of the other years presented, the fiscal year consisted of 52 weeks.

F-40	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates: The preparation of the Company’s Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods presented. Certain estimates require difficult, subjective or complex judgments about matters that are inherently uncertain. Actual results could differ from those estimates.

Cash and cash equivalents: Cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase and outstanding deposits related to credit and debit card sales transactions that settle within a few days. Cash and cash equivalents related to credit and debit card transactions were $285.5 million and $299.2 million as of February 27, 2016 and February 28, 2015, respectively.

Restricted cash: Restricted cash primarily relates to collateralized surety bonds, letters of credit and cash related to contingent value rights (“CVRs”). During fiscal year 2015, restricted cash was reduced by $256.9 million primarily due to certain collateral requirements being eliminated. As of February 27, 2016, the Company had restricted cash of $13.3 million included in Other current assets and Other assets within the Consolidated Balance Sheet. As of February 28, 2015, the Company had restricted cash of $270.2 million included in Other assets within the Consolidated Balance Sheet.

Receivables, net: Receivables consist primarily of trade accounts receivable, pharmacy accounts receivable and vendor receivables. Management makes estimates of the uncollectibility of its accounts receivable. In determining the adequacy of the allowances for doubtful accounts, management analyzes the value of collateral, historical collection experience, aging of receivables and other economic and industry factors. It is possible that the accuracy of the estimation process could be materially impacted by different judgments, estimations and assumptions based on the information considered and could result in a further adjustment of receivables. The allowance for doubtful accounts and bad debt expenses were not material for any of the periods presented.

Inventories, net: Substantially all of the Company’s inventories consist of finished goods valued at the lower of cost or market and net of vendor allowances.

As of February 27, 2016 and February 28, 2015, approximately 86.6% and 84.5%, respectively, of the Company’s inventories were valued under the last-in, first-out (“LIFO”) method. The Company primarily uses the item-cost or the retail inventory method to determine inventory cost before application of any LIFO adjustment. Under the item-cost method, the most recent purchase cost is used to determine the cost of inventory before the application of any LIFO adjustment. Under the retail inventory method, inventory cost is determined, before the application of any LIFO adjustment, by applying a cost-to-retail ratio to various categories of similar items to the retail value of those items. Replacement or current cost was higher than the carrying amount of inventories valued using LIFO by $122.0 million and $92.3 million at February 27, 2016 and February 28, 2015, respectively. Liquidations of LIFO layers during the three years reported did not have a material effect on the results of operations.

Cost for the remaining inventories, which represents perishable, pharmacy and fuel inventories, was determined using the most recent purchase cost, which approximates the first-in, first-out (“FIFO”) method. Perishables are counted every four weeks and are carried at the last purchased cost which approximates FIFO cost. Pharmacy and fuel inventories are carried at the last purchased cost, which approximates FIFO cost. The Company records inventory shortages based on actual physical counts at its facilities and also provides allowances for inventory shortages for the period between the last physical count and the balance sheet date.

F-41	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment, net: Property and equipment is recorded at cost or fair value for assets acquired as part of a business combination and depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are generally as follows: buildings—seven to 40 years; leasehold improvements—the shorter of the remaining lease term or ten to 20 years; fixtures and equipment—three to 15 years; specialized supply chain equipment—six to 25 years.

Assets under capital leases are recorded at the lower of the present value of the future minimum lease payments or the fair value of the asset and are amortized on the straight-line method over the lesser of the lease term or the estimated useful life. Interest capitalized on property under construction was immaterial for all periods presented.

Impairment of long-lived assets: The Company regularly reviews its individual stores’ operating performance, together with current market conditions, for indicators of impairment. When events or changes in circumstances indicate that the carrying value of the individual store’s assets may not be recoverable, its future undiscounted cash flows are compared to the carrying value. If the carrying value of store assets to be held and used is greater than the future undiscounted cash flows, an impairment loss is recognized to record the assets at fair value. For property and equipment held for sale, the Company recognizes impairment charges for the excess of the carrying value plus estimated costs of disposal over the fair value. Fair values are based on discounted cash flows or current market rates. These estimates of fair value can be significantly impacted by factors such as changes in the current economic environment and real estate market conditions. Losses on long-lived asset impairments are recorded as a component of Selling and administrative expenses.

Lease exit costs: The Company records a liability for costs associated with closures of retail stores, distribution centers and other properties that are no longer utilized in current operations. For properties that have closed and are under long-term lease agreements, the present value of any remaining liability under the lease, net of estimated sublease recovery and discounted using credit adjusted risk-free rates, is recognized as a liability and charged to Selling and administrative expenses. These lease liabilities are usually paid over the lease terms associated with the property. Adjustments to lease exit reserves primarily relate to changes in subtenant income or actual exit costs that differ from original estimates. Lease exit reserves for closed properties are included as a component of Other current liabilities and Other long-term liabilities.

Intangible assets, net: The Company reviews intangible assets with indefinite useful lives and tests for impairment annually on the first day of the fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The review consists of comparing the estimated fair value of the cash flows generated by the asset to the carrying value of the asset. The Company reviews finite-lived intangible assets for impairment in accordance with its policy for long-lived assets. Intangible assets with indefinite useful lives consist of restricted covenants and liquor licenses. Intangible assets with finite lives consist primarily of trade names, naming rights, customer prescription files, internally developed software and beneficial lease rights. Intangible assets with finite lives are amortized on a straight-line basis over an estimated economic life ranging from three to 40 years. Customer prescription files are being amortized on a straight-line basis over a five-year useful life, which management believes is reflective of the economic life of the related assets. Beneficial lease rights and unfavorable lease obligations are recorded on acquired leases based on the differences between the contractual rents for the remaining lease terms under the respective lease agreement and prevailing market rents for the related geography as of the lease acquisition date. Beneficial lease rights and unfavorable lease obligations are amortized over the lease term using the straight-line method.

F-42	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business combination measurements: In accordance with applicable accounting standards, we estimate the fair value of acquired assets and assumed liabilities as of the acquisition date of business combinations. These fair value adjustments are input into the calculation of goodwill related to the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition.

The fair value of assets acquired and liabilities assumed are determined using market, income and cost approaches from the perspective of a market participant. The fair value measurements can be based on significant inputs that are not readily observable in the market. The market approach indicates value for a subject asset based on available market pricing for comparable assets. The market approach used includes prices and other relevant information generated by market transactions involving comparable assets, as well as pricing guides and other sources. The income approach indicates value for a subject asset based on the present value of cash flows projected to be generated by the asset. Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the asset, adjusted for obsolescence, whether physical, functional or economic.

Goodwill: Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets acquired as of the acquisition date. The Company reviews goodwill for impairment annually on the first day of the fiscal fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. We review goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the two-step test is performed to identify potential goodwill impairment. If it is determined that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it is unnecessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to performing the first step of the two-step goodwill impairment test. In the first step, if the Company concludes that the fair value of a reporting unit is less than its book value, the Company must perform step two in which it calculates the implied fair value of goodwill and compares it to carrying value. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment. Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. Generally fair value is determined by a multiple of earnings based on the guideline publicly traded business method or discounting projected future cash flows based on management’s expectations of the current and future operating environment. There were no goodwill impairment charges recorded for any periods presented.

Company-Owned life insurance policies (“COLI”): The Company has COLI policies that have a cash surrender value. The Company has loans against these policies. The Company has no intention of repaying the loans prior to maturity or cancellation of the policies. Therefore, the Company offsets the cash surrender value by the related loans. As of February 27, 2016 and February 28, 2015, the cash surrender values of the policies were $190.0 million and $194.7 million, and the balance of the policy loans were $115.8 million and $120.0 million, respectively. The net balance of the COLI are included in Other assets.

F-43	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest rate risk management: The Company has entered into several interest rate swap contracts (“Swaps”) to hedge against the variability in cash flows relating to interest payments on its outstanding variable rate term debt. Swaps are recognized in the Consolidated Balance Sheets at fair value. Changes in the fair value of Swaps designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in Other comprehensive (loss) income, net of income taxes. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive (loss) income is reclassified into current period earnings when the hedged transaction affects earnings. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

Energy contracts: The Company has entered into contracts to purchase electricity and natural gas at fixed prices for a portion of its energy needs. The Company expects to take delivery of the electricity and natural gas in the normal course of business. Contracts that qualify for the normal purchase exception under derivatives and hedging accounting guidance are not recorded at fair value. Energy purchased under these contracts is expensed as delivered. The Company also manages its exposure to changes in energy prices utilized in the shipping process through the use of short-term heating oil derivative contracts used to hedge diesel fuel. These contracts are economic hedges of price risk and are not designated or accounted for as hedging instruments for accounting purposes. Changes in the fair value of these instruments are recognized in earnings.

Self-Insurance liabilities: The Company is primarily self-insured for workers’ compensation, property, automobile and general liability. The self-insurance liability is undiscounted and determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The Company has established stop-loss amounts that limit the Company’s further exposure after a claim reaches the designated stop-loss threshold. Stop-loss amounts for claims incurred for the years presented range from $0.5 million to $5.0 million per claim, depending upon the type of insurance coverage and the year the claim is incurred. In determining its self-insurance liabilities, the Company performs a continuing review of its overall position and reserving techniques. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities.

As a part of the Safeway acquisition and NAI acquisition, the Company assumed outstanding self-insurance liabilities. Under the acquisition method of accounting, these assumed liabilities were recorded on the acquisition dates of Safeway and NAI at fair values of $613.5 million and $1,082.9 million, respectively. Subsequent to the acquisitions, the Company measures and accounts for the assumed self-insurance liabilities using a systematic and rational approach, which considers actual claims experience in each period compared to total expected claims over the estimated remaining life of the claims.

The Company has deposits with its insurers to fund workers’ compensation and automobile and general liability claims payments. The Company had $12.0 million and $12.9 million of deposits for its workers’ compensation and automobile liability claims as of February 27, 2016 and February 28, 2015, respectively, included in Other assets. The Company has reinsurance receivables of $39.3 million and $30.4 million recorded within Receivables, net and $52.4 million and $70.8 million recorded within Other assets as of February 27, 2016 and February 28, 2015, respectively. The self-insurance liabilities and related reinsurance receivables are recorded gross.

F-44	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in self-insurance liabilities consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Beginning balance	$1,445.3	$1,009.7	$52.5
Assumed liabilities from acquisitions	—	613.5	1,082.9
Expense	293.7	157.7	128.6
Claim payments	(268.0)	(205.3)	(192.3)
Other reductions(1)	(150.2)	(130.3)	(62.0)

Ending balance	1,320.8	1,445.3	1,009.7
Less current portion	(308.7)	(311.6)	(200.4)

Long-term portion	$1,012.1	$1,133.7	$809.3

(1)	Primarily reflects the systematic adjustments to the fair value of assumed self-insurance liabilities from acquisitions and actuarial adjustments for claims experience.

Deferred rents: The Company recognizes rent holidays, from the period of time the Company has possession of the property, as well as tenant allowances and escalating rent provisions, on a straight-line basis over the expected term of the operating lease. The expected term may also include the exercise of renewal options if such exercise is determined to be reasonably assured and is used to determine whether the lease is capital or operating. Deferred rents are included in Other current liabilities and Other long-term liabilities.

Deferred gains on leases: The Company may receive up-front funds upon sublease or assignment of existing leases. Deferred gains related to subleases and assignments as of February 27, 2016 and February 28, 2015 were $13.9 million and $12.9 million, respectively, recorded in Other current liabilities, and $75.1 million and $72.7 million, respectively, recorded in Other long-term liabilities. These proceeds are amortized on a straight-line basis over an estimated sublease term as rent income and were $14.9 million, $12.6 million and $12.5 million for fiscal 2015, 2014 and 2013, respectively.

In addition, deferred gains have been recorded in connection with several sale-leaseback transactions and are recognized over the lives of the leases. The current portion of deferred gains related to sale-leaseback transactions was $12.5 million at both February 27, 2016 and February 28, 2015, recorded in Other current liabilities, with the long-term portion of $170.3 million and $183.3 million at February 27, 2016 and February 28, 2015, respectively, recorded in Other long-term liabilities. Amortization of deferred gains related to sale-leaseback transactions was $12.7 million in fiscal 2015 and $13.4 million for both fiscal 2014 and 2013, respectively, and was recorded as a reduction in rent expense.

Benefit plans: Substantially all of the Company’s employees are covered by various contributory and non-contributory pension, profit sharing, or 401(k) plans, in addition to dedicated defined benefit plans for Safeway, Shaw’s and United employees. Certain employees participate in a long-term retention incentive bonus plan. Most union employees participate in multiemployer retirement plans under collective bargaining agreements, unless the collective bargaining agreement provides for participation in plans sponsored by the Company. The Company also provides certain health and welfare benefits, including short-term and long-term disability benefits to inactive disabled employees prior to retirement.

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The Company recognizes a liability for the under-funded status of the defined benefit plans as a component of Other long-term liabilities. Actuarial gains or losses and prior service costs or credits are recorded within Other comprehensive (loss) income. The determination of the Company’s obligation and related expense for its sponsored pensions and other post-retirement benefits is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts. These assumptions include, among other things, the discount rate and expected long-term rate of return on plan assets. Pension expense for the multiemployer plans is recognized as contributions are funded.

Revenue recognition: Revenues from the sale of products are recognized at the point of sale to the customer, net of returns and sales tax. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided to customers by vendors, usually in the form of coupons, are not recognized as a reduction in sales, provided the coupons are redeemable at any retailer that accepts coupons. The Company recognizes revenue and records a corresponding receivable from the vendor for the difference between the sales prices and the cash received from the customer. The Company records a deferred revenue liability when it sells its own proprietary gift cards. The Company records a sale when the customer redeems the gift card. The gift cards do not expire. The Company reduces the liability and records revenue for the unused portion of gift cards (“breakage”) after two to five years, the period at which redemption is considered remote. Breakage amounts were immaterial for fiscal 2015, 2014 and 2013.

Cost of sales and vendor allowances: Cost of sales includes, among other things, purchasing, inbound freight costs, product quality testing costs, warehousing costs, internal transfer costs, advertising costs, private label program costs, and strategic sourcing program costs.

The Company receives vendor allowances or rebates (“Vendor Allowances”) for a variety of merchandising initiatives and buying activities. The terms of the Company’s Vendor Allowances arrangements vary in length but are primarily expected to be completed within a quarter. The Company records Vendor Allowances as a reduction of Cost of sales when the associated products are sold. Vendor Allowances that have been earned as a result of completing the required performance under terms of the underlying agreements but for which the product has not yet been sold are recognized as reductions of inventory. The reduction of inventory for these Vendor Allowances was $117.9 million and $92.0 million as of February 27, 2016 and February 28, 2015, respectively.

Advertising costs are included in Cost of sales and are expensed in the period the advertising occurs. Cooperative advertising funds are recorded as a reduction of Cost of sales when the advertising occurs. Advertising costs were $475.8 million, $239.9 million and $192.4 million, net of cooperative advertising allowances of $36.2 million, $16.9 million and $11.5 million for fiscal 2015, 2014 and 2013, respectively.

Selling and administrative expenses: Selling and administrative expenses consist primarily of store and corporate employee-related costs such as salaries and wages, health and welfare, workers’ compensation and pension benefits, as well as marketing and merchandising, rent, occupancy and operating costs, amortization of intangibles and other administrative costs.

Equity-Based employee compensation: The Company has granted membership interests to employees and non-employees and accounts for these awards in accordance with the applicable accounting guidance for equity awards issued to employees and non-employees.

Employee awards are recorded under the provisions of ASC 718, Compensation—Stock Compensation with equity-based compensation expense measured at the grant date, based on the fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value of the award. As required under this guidance, the Company estimates forfeitures for equity-based grants which are not expected to vest. The Company recognizes compensation expense over the requisite vesting period of the award. Time based awards are generally recognized on a straight-line basis, while performance based awards are generally recognized on a graded vesting basis. The Company recognizes compensation expense for equity-based awards subject to a performance vesting condition when achieving the performance condition becomes probable. Changes in inputs and assumptions used to calculate the fair value of equity-based payments can materially affect the measurement of the estimated fair value of the Company’s equity-based compensation expense.

The Company measures equity-based compensation to non-employees in accordance with ASC 505-50 Equity-Based Payments to Non-Employees (“ASC 505”), and recognizes the fair value of the award over the period the services are rendered or goods are provided.

Net (Loss) Income Per Unit (“EPU”): The Company has two classes of common units: tracking units and residual units. The tracking units include ABS, NAI and Safeway units (collectively referred to as the “Tracking group”) and residual units include Class C units, Investor incentive units and Series 1 incentive units (collectively referred to as the “Residual group”). EPU is calculated separately for the Tracking group and for the Residual group using the two-class method.

Basic (loss) income per unit (“Basic EPU”) is computed by dividing net (loss) income attributable to the Tracking group unitholders and Residual group unitholders by the weighted average number of Tracking group and Residual group units outstanding, respectively, for the period. Diluted (loss) income per unit (“Diluted EPU”) gives effect to all dilutive potential tracking units and residual units outstanding during the period using the treasury stock method. Diluted EPU excludes all potentially dilutive units if the effect of their inclusion is anti-dilutive. Diluted EPU is computed by dividing net (loss) income attributable to the Tracking group unitholders and Residual group unitholders by the weighted average number of units outstanding, respectively, plus, where applicable, units that would have been outstanding related to dilutive units secured by member loans for the Tracking group and Class C units, Investor incentive units and Series 1 incentive units for the Residual group.

Income taxes: The Company is organized as a limited liability company, taxed as a partnership which generally is not subject to entity-level tax. The income taxes in respect of these operations are payable by the equity members in accordance with their respective ownership percentages. The Company conducts the operations of its Safeway, NAI and United operations through Subchapter C Corporations. The Company provides for federal and state income taxes on its Subchapter C Corporations, which are subject to entity-level tax, and state income taxes on its limited liability companies where applicable. The Company’s (loss) income from continuing operations before taxes is primarily from domestic operations.

Deferred taxes are provided for the net tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company reviews tax positions taken or expected to be taken on tax returns to determine whether and to what extent a tax benefit can be recognized. The Company evaluates its positions taken and establishes liabilities in accordance with the applicable accounting guidance for uncertain tax positions. The Company reviews these liabilities as facts and circumstances change and adjusts accordingly. The Company recognizes any interest and penalties associated with uncertain tax positions as a component of Income tax expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is contractually indemnified by SuperValu for any tax liability of NAI arising from tax years prior to the NAI acquisition. The Company is also contractually obligated to pay SuperValu any tax benefit it receives in a tax year after the NAI acquisition as a result of an indemnification payment made by SuperValu. An indemnification asset and liability, where necessary, has been recorded to reflect this arrangement.

Segments: The Company and its subsidiaries operate food and drug retail stores that offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel, and other items and services. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance and are reported in one reportable segment. The Company’s operating segments and reporting units are its 14 divisions, which have been aggregated into one reportable segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Across all operating segments, the Company operates primarily one store format. Each store offers the same general mix of products with similar pricing to similar categories of customers, have similar distribution methods, operate in similar regulatory environments and purchase merchandise from similar or the same vendors. Except for an equity method investment in Casa Ley, all of the Company’s retail operations are domestic.

The following table represents sales revenue by type of similar product (in millions):

	Fiscal 2015		Fiscal 2014		Fiscal 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Non-perishables(1)	$26,283.9	44.8%	$12,906.1	47.5%	$9,956.4	49.7%
Perishables(2)	23,661.4	40.3%	11,043.8	40.6%	7,842.3	39.1%
Pharmacy	5,073.0	8.6%	2,602.9	9.6%	2,019.4	10.1%
Fuel	2,954.8	5.0%	387.4	1.4%	46.9	0.2%
Other(3)	760.9	1.3%	258.4	0.9%	189.7	0.9%

Total	$58,734.0	100.0%	$27,198.6	100.0%	$20,054.7	100.0%

(1)	Consists primarily of general merchandise, grocery, and frozen foods.
(2)	Consists primarily of produce, dairy, meat, deli, floral, and seafood.
(3)	Consists primarily of lottery and various other commissions, and other miscellaneous income.

Recently Adopted Accounting Standards: In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The objective of this ASU is to simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015 for publicly traded companies and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The Company early adopted ASU 2015-03 during the first quarter of fiscal 2015. As a result of the adoption, the Company retrospectively reclassified $187.8 million of unamortized debt issuance costs as of February 28, 2015 from Other assets to a reduction in Long-term debt. Deferred finance costs related to the Company’s asset-based loans were not reclassified. The adoption did not have an impact on the Company’s Consolidated Statement of Operations or the Consolidated Statement of Cash Flows.

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In April 2015, the FASB issued ASU 2015-04, “Compensation—Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets.” This ASU gives an employer whose fiscal year-end does not coincide with a calendar month-end (e.g., an entity that has a 52- or 53-week fiscal year) the ability, as a practical expedient, to measure defined benefit retirement obligations and related plan assets as of the month-end that is closest to its fiscal year-end. This amendment is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early application is permitted. The adoption of this standard did not have a material impact on the Company’s Consolidated Statement of Operations or the Consolidated Statement of Cash Flows for fiscal year 2015.

In November 2015, the FASB issued authoritative guidance through FASB ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” This ASU requires entities to classify Deferred Tax Assets (“DTAs”) and Deferred Tax Liabilities (“DTLs”) as noncurrent in a classified balance sheet. The ASU simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016 for public companies, and interim periods within those years. Early adoption is permitted for any interim or annual financial statements that have not been issued. The Company early adopted ASU 2015-17 in the third quarter of fiscal 2015. As a result of the adoption, the Company retrospectively reclassified current DTLs of $145.4 million and noncurrent DTAs of $93.0 million to noncurrent DTLs as of February 28, 2015. The adoption did not have an impact on the Company’s Consolidated Statement of Operations or the Consolidated Statement of Cash Flows.

Recently Issued Accounting Standards: In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1) identify the contract(s) with a customer, 2) identify the performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. For public entities, this pronouncement is effective for annual reporting periods beginning after December 15, 2017. Early application is not permitted. Though the Company currently believes that the adoption of this standard will not have a material effect on its results of operations or financial condition, the Company’s evaluation is continuing and is not complete.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will require both classifications of leases, operating and capital, to be recognized on the balance sheet. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease will depend on its classification. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The ASU will take effect for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption will be permitted for all organizations. The Company is currently evaluating the impact of this pronouncement.

In March 2016, the FASB issued 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The ASU affects all entities that issue

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

share-based payment awards, and includes several aspects of share-based payment transactions, including classifying awards as equity or liabilities, tax consequences, and cash flow statement classification. The ASU will take effect for public entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this pronouncement.

NOTE 2—ACQUISITIONS

Fiscal 2015

Haggen Transaction

During the fourth quarter of fiscal 2014, in connection with the acquisition of Safeway and as discussed further in Note 3—Lease exit costs and properties held for sale, the Company announced that it had entered into agreements to sell 168 stores as required by the Federal Trade Commission (“FTC”) as a condition of closing the Safeway acquisition. The Company sold 146 of these stores to Haggen Holdings, LLC (“Haggen”). On September 8, 2015, Haggen commenced a case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. After receiving FTC and state attorneys general clearance, and bankruptcy court approval, during the fourth quarter of fiscal 2015, the Company acquired 35 stores originally sold to Haggen as part of the FTC divestitures for an aggregate purchase price of $32.6 million. The Haggen transaction was accounted for under the acquisition method of accounting.

This acquisition did not have a material impact on the Company’s Consolidated Statement of Operations for fiscal 2015. Pro forma results are not presented, as the acquisition was not considered material to the consolidated Company. Third party acquisition-related costs were immaterial for fiscal 2015 and were expensed as incurred as a component of Selling and administrative expenses.

Haggen also secured Bankruptcy Court approval for bidding procedures for the sale of 29 additional stores. On March 25, 2016, the Company entered into a purchase agreement to acquire the 29 additional stores, which included 15 stores originally sold to Haggen as part of the FTC divestitures, and certain trade names and intellectual property, for an aggregate purchase price of approximately $117 million, including the cost of acquired inventory. The transaction is expected to close in the first half of fiscal 2016.

A&P Transaction

On November 17, 2015, the Company completed its acquisition of 73 stores operated by A&P pursuant to Section 363 of Chapter 11 of the United States Bankruptcy Code. The purchase price for the 73 stores, including the cost of acquired inventory, was $292.7 million. The acquired stores, which are principally located in the northern New York City suburbs, northern New Jersey and the greater Philadelphia area, are complementary to the Company’s existing store and distribution base and have been bannered as Acme stores.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The A&P transaction was accounted for under the acquisition method of accounting. The following table summarizes the final allocation of the fair value of assets acquired and liabilities assumed (in millions):

November 17, 2015
Current assets, including $1.7 million in acquired cash	$51.1
Property and equipment	133.9
Intangible assets	67.1

Total assets acquired	252.1

Current liabilities	2.3
Capital lease obligations	71.7
Other long-term liabilities	16.2

Total liabilities assumed	90.2

Net assets purchased	161.9
Goodwill	130.8

Total purchase consideration	$292.7

The identifiable intangible assets acquired consisted of the following as of the date of the A&P transaction (in millions):

Beneficial lease rights	$44.0
Customer lists, including prescription files	19.4
Other intangibles	2.5

Total finite intangible assets	65.9
Liquor licenses	1.2

Total identifiable intangible assets	$67.1

The goodwill recorded of $130.8 million is primarily attributable to the operational and administrative synergies expected to arise from the acquisition. The goodwill associated with this acquisition is deductible for tax purposes.

This acquisition did not have a material impact on the Company’s Consolidated Statement of Operations for fiscal 2015. Pro forma results are not presented, as the acquisition was not considered material to the consolidated Company. Third party acquisition-related costs of $11.1 million in fiscal 2015 were expensed as incurred as a component of Selling and administrative expenses.

Fiscal 2014

Safeway Acquisition

On January 30, 2015, the Company completed its acquisition of Safeway by acquiring all of the outstanding shares of Safeway for cash consideration of $34.92 per share or $8,263.5 million and issuing contingent value rights of $1.0266 and $0.0488 per share relating to Safeway’s 49% interest in Casa Ley and deferred consideration related to Safeway’s previous sale of the Property Development Centers, LLC (“PDC”) assets, respectively, for an aggregate fair value of $270.9 million. The Casa Ley contingent value right will entitle the holder to a pro rata share of the net proceeds from the sale of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Casa Ley. In the event that Casa Ley is not sold prior to January 30, 2018, holders of the Casa Ley contingent value rights will be entitled to receive their pro rata portion of the fair market value of such remaining interest minus certain fees, expenses and assumed taxes that would have been deducted from the proceeds of a sale of Casa Ley. The PDC contingent value right will entitle the holder to a pro rata share of the net proceeds from any deferred consideration relating to the previous sale of the PDC assets. At the time of the acquisition, Safeway operated 1,325 supermarkets under the banners Safeway, Vons, Pavilions, Randalls, Tom Thumb and Carrs Quality Centers, with an extensive network of distribution, manufacturing and food processing facilities. Safeway also owned and operated GroceryWorks.com Operating Company, LLC an online grocery channel. The acquisition was financed through a combination of debt financing and equity contributions from existing members.

The Safeway acquisition allowed the Company to expand into various new and existing markets and provided the Company access to a broad range of brands and own brand products. The acquisition was accounted for under the acquisition method of accounting. The following table summarizes the final allocation of the fair value of assets acquired and liabilities assumed at the date of the Safeway acquisition (in millions):

January 30, 2015
Cash	$2,202.9
Receivables	348.4
Inventories	2,493.7
Other current assets	614.1
Property and equipment	8,102.4
Intangible assets	3,102.2
Other assets	719.7

Total assets acquired	17,583.4

Current liabilities	2,984.8
Long-term capital lease obligations	514.2
Long-term debt	2,470.3
Long-term deferred income taxes	1,817.1
Other long-term liabilities	2,205.0

Total liabilities assumed	9,991.4

Net assets purchased	7,592.0
Goodwill	942.4

Total purchase consideration	$8,534.4

The identifiable intangible assets acquired consisted of the following as of the date of the Safeway acquisition (in millions):

Trade names	$1,458.0
Beneficial lease rights	367.2
Customer lists, including prescription files and licenses	865.2
Internally developed software and loyalty program technology	375.3

Total finite intangible assets	3,065.7
Liquor licenses	36.5

Total identifiable intangible assets	$3,102.2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The goodwill recorded of $942.4 million is primarily attributable to the operational and administrative synergies expected to arise from the acquisition. The acquisition is treated as a stock purchase for income tax purposes, and the assets acquired and liabilities assumed as part of the acquisition did not result in a step up of tax basis and goodwill is not deductible for tax purposes. Third party acquisition-related costs of $110.5 million in fiscal 2014 and $5.9 million in fiscal 2013 were expensed as incurred as a component of Selling and administrative expenses.

As part of the Safeway acquisition, the Company assumed long-term debt and long-term capital lease obligations with fair values of $2,470.3 million and $514.2 million, respectively. Immediately following the acquisition, the Company redeemed $864.6 million of assumed debt and paid accrued interest and breakage fees of $8.6 million.

Safeway contributed revenues of $2,696.0 million and an operating loss of $184.2 million for the period from January 31, 2015 to February 28, 2015.

Unaudited Supplemental Pro Forma Information

The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the Safeway acquisition had they occurred at the beginning of fiscal 2013. The pro forma results exclude the results of operations for the divested stores and PDC. Supplemental information on an unaudited pro forma basis is as follows (in millions):

	Fiscal 2014	Fiscal 2013
Net sales and other revenue	$57,496.9	$52,145.4
(Loss) income from continuing operations, net of tax	$(281.5)	$739.3

The unaudited pro forma supplemental amounts have been calculated to reflect interest expense, net and additional depreciation and amortization that would have been charged assuming the fair value adjustments to the acquired assets and assumed liabilities and related financing events had been applied from the beginning of fiscal 2013 with the related tax effects.

Fiscal 2013

United Acquisition

On December 29, 2013, the Company, through its wholly owned subsidiary, Albertson’s LLC, acquired United for $362.1 million in cash (“United acquisition”). At the time of the acquisition, United operated 51 traditional, specialty, and Hispanic retail food stores under its United Supermarkets, Market Street and Amigos banners, seven convenience stores and 26 fuel centers under its United Express banner and three distribution centers. United is located in 30 markets across north and west Texas.

The acquisition of United, with its focus on selection, quality, and customer service, allowed the Company to add a complementary base of stores in Texas. To fund the United acquisition, the Company amended its Term Loan and Asset-Based Revolving Credit Agreement on December 27, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the final allocation of the fair value of the assets acquired and liabilities assumed (in millions):

December 29, 2013
Cash and cash equivalents	$19.6
Receivables	28.6
Inventories	117.8
Other current assets	3.5
Property and equipment	241.8
Intangible assets	74.2
Other assets	4.5

Total assets acquired	490.0

Current liabilities	113.1
Long-term capitalized lease obligations	5.9
Other long term liabilities	76.8

Total liabilities assumed	195.8

Total identifiable net assets	294.2
Goodwill	67.9

Total purchase consideration	$362.1

The identifiable intangible assets acquired consisted of the following as of the acquisition date (in millions):
Trade names	$32.9
Beneficial lease rights	13.5
Customer prescription files	27.8

Total identifiable intangible assets	$74.2

The goodwill recorded as part of the acquisition was attributable to the United workforce and the operational synergies expected from the acquisition, and is not tax deductible. Acquisition-related costs for the United acquisition of $10.3 million in fiscal 2013 were expensed as incurred as a component of Selling and administrative expenses.

Vons REIT, Inc. Acquisition

On October 10, 2013, the Company purchased all of the stock of Vons REIT, Inc. (“Vons”) for $30.0 million in cash. Vons owned and operated four Dominick’s-bannered stores in the Chicago metropolitan area at the time of the acquisition. The Vons acquisition was accounted for under the acquisition method of accounting.

NAI Acquisition

On March 21, 2013, the Company acquired from SuperValu all of the issued and outstanding shares of NAI pursuant to a Stock Purchase Agreement for a total purchase consideration of $253.6 million, including $69.9 million of working capital adjustments, and assumed debt and capital lease obligations with a carrying value prior to the acquisition date of $3.2 billion. The purchase consideration

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was primarily cash and a short-term payable that was fully paid as of February 20, 2014. The estimated fair value of debt and capital leases assumed was $2.6 billion on the acquisition date of March 21, 2013.

The NAI acquisition was accounted for under the acquisition method of accounting. The following table summarizes the final allocation of the fair value of assets acquired and liabilities assumed in the NAI acquisition (in millions):

March 21, 2013
Cash	$111.2
Receivables	215.2
Inventories	1,408.6
Other current assets	69.2
Property and equipment	4,615.0
Intangible assets	1,502.9
Other assets	389.6

Total assets acquired	8,311.7

Current liabilities	1,308.0
Long-term capital lease obligations	430.0
Long-term debt	2,036.4
Long-term deferred income taxes	503.9
Other long-term liabilities	1,774.1

Total liabilities assumed	6,052.4

Net assets acquired	2,259.3
Excess of net assets acquired over purchase consideration	2,005.7

Total purchase consideration	$253.6

The identifiable intangible assets acquired consisted of the following as of the acquisition date (in millions):
Trade names	$407.0
Beneficial lease rights	519.3
Customer lists, including prescription files, covenants not to compete and naming rights	552.5

Total of finite life intangible assets	1,478.8
Restricted covenants and liquor licenses	24.1

Total identifiable intangible assets	$1,502.9

The Company recognized a bargain purchase gain of $2,005.7 million as the amount by which the fair value of the net assets acquired exceeded the purchase consideration paid. The bargain purchase was recognized as a gain within the Consolidated Statements of Operations and Comprehensive (Loss) Income. The Company believes it was able to acquire the net assets for lower than fair value due to the seller’s financial condition, together with the Company’s historical experience and position with the acquired banners. These factors resulted in NAI being marketed in a limited manner without exposure to the usual and customary marketing conditions. Acquisition-related costs for the NAI acquisition of $34.0 million were expensed as incurred as a component of Selling and administrative expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Supplemental Pro Forma Information

The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the NAI, Vons and United acquisitions had they all occurred at the beginning of fiscal 2013. Supplemental information on an unaudited pro forma basis is as follows (in millions):

Fiscal 2013
Net sales and other revenue	$22,653.3
Loss from continuing operations, net of tax	$571.2

The unaudited pro forma supplemental amounts have been calculated to reflect interest expense, net and additional depreciation and amortization that would have been charged assuming the fair value adjustments to the acquired assets and assumed liabilities and related financing events had been applied from the beginning of fiscal 2013 with the related tax effects.

NOTE 3—LEASE EXIT COSTS AND PROPERTIES HELD FOR SALE

Lease Exit Costs

Changes to the Company’s lease exit cost reserves for closed properties consisted of the following (in millions):

	February 27, 2016	February 28, 2015
Beginning balance	$43.5	$55.1
Additions	28.6	22.9
Payments	(21.8)	(21.4)
Disposals, transferred to held for sale	(0.6)	(13.1)

Ending balance	$49.7	$43.5

The Company closed 39 non-strategic stores in fiscal 2015, 12 in fiscal 2014 and 45 in fiscal 2013. Lease exit costs related to closed properties were recorded at the time of closing. Additions to the lease exit cost reserves for closed properties were recorded as a component of Selling and administrative expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Properties Held for Sale

Assets held for sale and liabilities held for sale are recorded in Other current assets and Other current liabilities, respectively, and consisted of the following (in millions):

	February 27, 2016	February 28, 2015
Assets held for sale:
Beginning balance	$521.2	$9.3
Transfers in	10.5	558.1
Disposals	(527.1)	(46.2)

Ending balance	$4.6	$521.2

Liabilities held for sale:
Beginning balance	$90.4	$2.1
Transfers in	4.1	103.2
Disposals	(67.4)	(14.9)

Ending balance	$27.1	$90.4

Divestitures

On December 19, 2014, in connection with the pending Safeway acquisition, the Company, together with Safeway, announced that they had entered into agreements to sell 111 Albertsons and 57 Safeway stores across eight states to four separate buyers. Divestiture of these stores was required by the Federal Trade Commission as a condition of closing the Safeway acquisition and was contingent upon the completion of the Safeway acquisition. The aggregate sales price of these stores was $327.5 million plus the book value of inventory. The proceeds from the sale were used to pay outstanding borrowings under Albertson’s Term Loans and Albertson’s Asset-Based Loan Facility per the respective terms of the credit facilities. As a result, the Company recorded an impairment loss on the Albertsons stores of $233.4 million during the fourth quarter of fiscal 2014. The related assets and liabilities were classified as held for sale, net of the impairment loss. No gain or loss was recorded for the Safeway stores as the related assets and liabilities were recorded for purchase accounting at fair value less the cost to sell. The divestiture of these stores commenced upon completion of the Safeway acquisition and closed in the first fiscal quarter of 2015 in accordance with the asset purchase agreements. Revenue and income before taxes associated with the divested Albertsons stores for fiscal 2015 were $298.8 million and $14.9 million, respectively. Revenue and income before taxes associated with the divested Safeway stores for fiscal 2015 were $145.7 million and $8.2 million, respectively. Revenue and income before taxes associated with the divested Albertsons stores included in the Company’s fiscal 2014 results were $2,070.1 million and $25.9 million, respectively. Revenue and income before taxes associated with the divested Safeway stores for the four weeks ended February 28, 2015 were $89.1 million and $2.8 million, respectively.

Discontinued Operations

The Company adopted ASU 2014-8, Subtopic 205-20 on February 21, 2014, which changed the requirements for reporting discontinued operations. Based on the guidelines set forth in ASU 2014-8, the Company did not have any discontinued operations in either fiscal 2015 or 2014. For fiscal 2013, the results of operations and related costs of stores or groups of stores that were held for sale or closed were reported as Income from discontinued operations, net of tax. The notes to the consolidated financial statements exclude discontinued operations for all prior periods, unless otherwise noted.

F-57	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The results of discontinued operations are summarized as follows (in millions):

Fiscal 2013
Net sales	$52.7
Income from discontinued operations, net of tax	$19.5

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in millions):

	February 27, 2016	February 28, 2015
Land	$2,923.8	$2,951.1
Buildings	5,611.0	5,489.1
Property under construction	364.8	233.6
Leasehold improvements	1,138.2	1,023.7
Fixtures and equipment	3,034.7	2,551.3
Buildings under capital leases	1,044.8	872.0

Total property and equipment	14,117.3	13,120.8
Accumulated depreciation and amortization	(2,271.1)	(1,072.3)

Total property and equipment, net	$11,846.2	$12,048.5

Depreciation expense was $1,096.2 million, $523.1 million and $526.1 million for fiscal 2015, 2014 and 2013, respectively. Amortization expense related to capitalized lease assets was $137.1 million, $45.5 million and $35.8 million in fiscal 2015, 2014 and 2013, respectively. Fixed asset impairment charges of $35.9 million, $227.7 million and $2.0 million were recorded as a component of Selling and administrative expenses in fiscal 2015, 2014 and 2013, respectively. Fiscal 2014 impairment losses related primarily to the divestiture of the Albertsons stores.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

The following table summarizes the changes in the Company’s goodwill balances (in millions):

	February 27, 2016	February 28, 2015
Balance at beginning of year	$1,013.8	$71.4
Acquisitions and related adjustments(1)	117.3	942.4

Balance at end of year	$1,131.1	$1,013.8

(1)	Fiscal 2015 includes a $13.5 million adjustment to deferred income tax liabilities assumed in the Safeway acquisition.

F-58	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s Intangible assets consisted of the following (in millions):

		February 27, 2016			February 28, 2015
	Estimated useful lives (Years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Trade names	40	$1,900.8	$(72.7)	$1,828.1	$1,900.8	$(24.4)	$1,876.4
Beneficial lease rights	12	911.4	(201.7)	709.7	868.8	(124.7)	744.1
Customer prescription files	5	1,437.9	(495.2)	942.7	1,395.2	(212.9)	1,182.3
Covenants not to compete	5	3.4	(1.4)	2.0	1.3	(0.7)	0.6
Internally developed software	5	422.7	(85.8)	336.9	375.3	(5.8)	369.5

Total finite-lived intangible assets		4,676.2	(856.8)	3,819.4	4,541.4	(368.5)	4,172.9
Liquor licenses and restricted covenants	Indefinite	63.1	—	63.1	62.1	—	62.1

Total intangible assets, net		$4,739.3	$(856.8)	$3,882.5	$4,603.5	$(368.5)	$4,235.0

In connection with the acquisitions, total Intangible assets acquired of $4,746.4 million were valued at fair value at the respective acquisition dates.

Amortization expense for intangible assets with finite useful lives was $497.6 million, $201.2 million and $157.1 million for fiscal 2015, 2014 and 2013, respectively. Estimated future amortization expense associated with the net carrying amount of intangibles with finite lives is as follows (in millions):

Fiscal Year	Amortization Expected
2016	$462.2
2017	459.6
2018	366.2
2019	331.7
2020	96.0
Thereafter	2,103.7

Total	$3,819.4

During fiscal 2015 and 2014, the Company had intangible asset impairment charges of $4.3 million and $39.2 million, respectively. The majority of the fiscal 2014 impairment charges were related to the Albertsons divested stores. There were no intangible asset impairment charges for fiscal 2013.

The Company had long-term liabilities for unfavorable operating lease intangibles related to above-market leases of $630.0 million and $775.4 million at February 27, 2016 and February 28, 2015, respectively. Amortization of unfavorable operating leases recorded as a reduction of expense, was $117.2 million, $51.8 million and $40.9 million for fiscal 2015, 2014 and 2013, respectively.

F-59	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—FAIR VALUE MEASUREMENTS

The accounting guidance for fair value established a framework for measuring fair value and established a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability at the measurement date. The three levels are defined as follows:

Level 1—	Quoted prices in active markets for identical assets or liabilities;

Level 2—	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3—	Unobservable inputs in which little or no market activity exists, requiring an entity to develop its own assumptions that market participants would use to value the asset or liability.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following table presents assets and liabilities which are measured at fair value on a recurring basis at February 27, 2016 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Short-term investments(1)	$20.5	$17.7	$2.8	$—
Non-current investments(2)	59.4	8.1	51.3	—

Total	$79.9	$25.8	$54.1	$—

Liabilities:
Derivative contracts(3)	$184.5	$—	$184.5	$—
Contingent consideration(4)	269.9	—	—	269.9

Total	$454.4	$—	$184.5	$269.9

(1)	Primarily relates to Money Market and other Mutual Funds. Included in Other current assets on the Consolidated Balance Sheets.
(2)	Primarily relates to U.S. Treasury Notes and Corporate Bonds held by the Company’s wholly owned Captive insurance companies. Included in Other assets on the Consolidated Balance Sheets.
(3)	Primarily relates to interest rate swaps and is included in Other current liabilities on the Consolidated Balance Sheets.
(4)	Primarily relates to Casa Ley CVR and is Included in Other long-term liabilities on the Consolidated Balance Sheets.

F-60	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents assets and liabilities which are measured at fair value on a recurring basis at February 28, 2015 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents:
Money market	$565.0	$565.0	$—	$—
Short-term investments(1)	24.1	17.1	7.0	—
Non-current investments(2)	55.3	8.4	46.9	—

Total	$644.4	$590.5	$53.9	$—

Liabilities:
Derivative contracts(3)	$121.7	$—	$121.7	$—
Contingent consideration(4)	270.9	—	—	270.9

Total	$392.6	$—	$121.7	$270.9

(1)	Classified as available-for-sale securities and included in Other current assets on the Consolidated Balance Sheets.
(2)	Primarily relates to U.S. Treasury Notes and Corporate Bonds held by the Company’s wholly owned Captive insurance companies. Included in Other assets on the Consolidated Balance Sheets.
(3)	Primarily relates to interest rate swaps and is included in Other current liabilities on the Consolidated Balance Sheets.
(4)	Primarily relates to Casa Ley CVR and is Included in Other long-term liabilities on the Consolidated Balance Sheets.

The Company records its CVR obligations at fair value using a combined income and market approach. The CVR obligation is estimated using the income approach of a discounted cash flow model with a weighted average cost of capital of 10.0%, and a guideline company method resulting in adjusted total invested capital. As of February 27, 2016 and February 28, 2015, the estimated fair value of the CVR obligations were $269.9 million and $270.9 million, respectively. The above inputs used for determining the fair value of the CVR obligations are Level 3 fair value measurements. Changes in the fair value of the CVR obligations can result from changes to the discount rates, as well as the Mexican currency value relative to the US Dollar.

A reconciliation of the beginning and ending balances for Level 3 liabilities follows (in millions):

	Contingent Consideration
	February 27, 2016	February 20, 2015
Beginning balance	$270.9	$—
Additions	—	270.9
Changes in fair value	0.7	—
Payments	(1.7)	—

Ending balance	$269.9	$270.9

F-61	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Company’s debt, including current maturities, was based on Level 2 inputs, being market quotes or values for similar instruments, and interest rates currently available to the Company for the issuance of debt with similar terms and remaining maturities as a discount rate for the remaining principal payments. At February 27, 2016, the fair value of total debt was $11,036.2 million compared to a carrying value of $11,703.9 million, excluding debt discounts and deferred financing costs. At February 28, 2015, the fair value of total debt was $12,095.2 million compared to the carrying value of $12,158.5 million, excluding debt discounts and deferred financing costs.

Assets Measured at Fair Value on a Nonrecurring Basis

As of February 27, 2016 and February 28, 2015, except in relation to assets classified as held-for-sale, no other material amounts of assets have been adjusted to fair value on a non-recurring basis. The Company’s held-for-sale assets are classified as Level 3 of the fair value hierarchy and are valued primarily based on estimated selling prices less costs of disposal.

NOTE 7—DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (“Cash Flow Hedges”). The Company’s risk management objective and strategy with respect to interest rate swaps is to protect the Company against adverse fluctuations in interest rates by reducing its exposure to variability in cash flows relating to interest payments on a portion of its outstanding debt. The Company is meeting its objective by hedging the risk of changes in its cash flows (interest payments) attributable to changes in the LIBOR rate, the designated benchmark interest rate being hedged (the “hedged risk”), on an amount of the Company’s debt principal equal to the then-outstanding swap notional amount.

Cash Flow Interest Rate Swaps

For derivative instruments that are designated and qualify as cash flow hedges of forecasted interest payments, the Company reports the effective portion of the gain or loss as a component of Other comprehensive (loss) income until the interest payments being hedged are recorded as interest expense, net, at which time the amounts in Other comprehensive (loss) income are reclassified as an adjustment to interest expense, net. Gains or losses on any ineffective portion of derivative instruments in cash flow hedging relationships are recorded in the period in which they occur as a component of Other (income) expense, net in the Consolidated Statement of Operations and Comprehensive (Loss) Income. During the first and second quarters of fiscal 2014, the Company entered into several swaps with maturity dates in 2019 and 2021 to hedge against variability in cash flows relating to interest payments on a portion of the Company’s outstanding variable rate term debt. The aggregate notional amount of all swaps as of February 27, 2016 and February 28, 2015, were $4,820.2 million and $5,240.7 million, of which $4,762.2 million and $5,182.7 million are designated as Cash Flow Hedges, respectively, as defined by GAAP. The undesignated portion of the Company’s interest rate swaps is attributable to principal payments expected to be made through the loan’s maturity.

Deal-Contingent Swap

During the first quarter of fiscal 2014, the Company entered into a deal-contingent interest rate swap (“Deal-Contingent Swap”) used to hedge against adverse fluctuations in interest rates by

F-62	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reducing its exposure to variability in cash flows relating to interest payments on anticipated variable rate debt issuances in connection with the Safeway acquisition. In accordance with the swap agreement, the Company receives a floating rate of interest and pays a fixed rate of interest for the life of the contract. The aggregate notional amount of the Deal Contingent Swap as of February 27, 2016 and February 28, 2015 was $2,548.2 million and $2,960.2 million, respectively. At the close of the Safeway acquisition, the Company designated it as a cash flow hedge. The fair value of the swap on the designation date was $96.1 million with changes in fair value recorded through earnings for the period prior to the designation date. This charge is included in Other (income) expense in the fiscal 2014 Consolidated Statement of Operations and Comprehensive (Loss) Income.

As of February 27, 2016 and February 28, 2015, the fair value of the cash flow interest rate swaps was $171.2 million and $116.5 million, respectively, and was recorded in Other current liabilities.

Activity related to the Company’s derivative instruments designated as Cash Flow Hedges consisted of the following (in millions):

	Amount of loss recognized from derivatives
Derivatives designated as hedging instruments	Fiscal 2015	Fiscal 2014	Location of loss recognized from derivatives
Designated interest rate swaps	$(46.9)	$(20.6)	Other comprehensive (loss) income, net of tax

Activity related to the Company’s derivative instruments not designated as hedging instruments consisted of the following (in millions):

	Amount of loss recognized from derivatives
Derivatives not designated as hedging instruments	Fiscal 2015	Fiscal 2014	Location of loss recognized from derivatives
Deal-Contingent Swap (through date of designation)	$—	$(96.1)	Other (income) expense
Undesignated and ineffective portion of interest rate swaps	(2.9)	(0.9)	Other (income) expense

F-63	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8—LONG-TERM DEBT

The Company’s long-term debt as of February 27, 2016 and February 28, 2015, net of debt discounts of $349.2 million and $376.4 million, respectively, and deferred financing costs of $170.6 million and $187.8 million, respectively, consisted of the following (in millions):

	February 27, 2016	February 28, 2015
Albertson’s Term Loans, Due 2019 to 2022, interest range of 4.25% to 5.5%	$7,136.6	$6,077.0
Albertson’s Asset-Based Loan Facility, average interest rate of 1.94%	311.0	980.0
NAI 7.45% Debentures due 2029	542.9	530.3
Albertson’s 7.75% Senior Secured Notes Due 2022	584.7	583.6
Safeway 7.25% Debentures Due 2031	574.7	573.8
NAI 8.00% Debentures Due 2031	352.0	346.5
NAI 6.47% to 7.15% Medium Term Notes due 2017—2028	251.1	244.1
Safeway 5.0% Senior Notes Due 2019	270.7	271.2
NAI 8.70% Debentures Due 2030	206.9	204.6
NAI 7.75% Debentures Due 2026	170.3	166.1
Safeway 7.45% Senior Debentures Due 2027	152.8	153.0
Safeway 3.95% Senior Notes Due 2020	137.9	138.2
Safeway 4.75% Senior Notes Due 2021	131.1	131.3
Safeway 6.35% Notes Due 2017	104.1	106.8
Safeway 3.4% Senior Notes Due 2016	80.0	79.9
NAI 4.75% Senior Secured Term Loan Due 2021	—	822.9
Other Notes Payable, Unsecured	154.0	160.6
Mortgage Notes Payable, Secured	23.3	24.4

Total debt	11,184.1	11,594.3
Less current maturities	(214.3)	(502.9)

Long-term portion	$10,969.8	$11,091.4

The Term Loans, Asset-Based Loan (“ABL”) Facility and certain of the outstanding notes and debentures have restrictive covenants, subject to the right to cure in certain circumstances, calling for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain debt arrangements. The Company was in compliance with all such covenants and provisions as of and for the fiscal year ended February 27, 2016.

Albertson’s Term Loans

On March 21, 2013, in conjunction with the NAI acquisition, Albertson’s entered into a Term Loan Agreement in the amount of $1,150.0 million, consisting of Term B Loans with an interest rate of LIBOR plus 4.50% and an expiration date of March 21, 2016. On May 9, 2013, Albertson’s amended the original Term Loan (“Amendment 1”), dividing the Term B Loan into Term B-1 and Term B-2 Loans. A Term B-1 Loan of $450.0 million was re-priced with an interest rate of LIBOR plus 3.25% and an expiration date of March 21, 2016. A Term B-2 Loan of $700.0 million was re-priced with an interest rate of LIBOR plus 3.75% and an expiration date of March 21, 2019. The Term Loans include a floor on LIBOR set at 1.0%. On September 19, 2013, Albertson’s entered into a second amendment to

F-64	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

update certain restrictive covenants in Amendment 1, and on December 27, 2013, Albertson’s entered into a third amendment to increase the outstanding borrowings on the Term B-2 Loans to $996.5 million, with all other terms remaining the same. The Term Loans require annual principal payments of 1.0% of the original amended loan balance, paid quarterly.

On May 5, 2014, Albertson’s entered into a fourth amendment converting the B-1 Loan into the B-2 Loan for a total principal amount of $1,440.6 million. The terms on the Term B-2 Loan remain consistent with Amendment 1.

On August 25, 2014, Albertson’s amended and restated the Term Loan facility (“fifth amendment”), which provided funds for the Safeway acquisition to be held in escrow, consisting of a $950.0 million Term B-3 Loan and a $3,609.0 million Term B-4 Loan, with an original debt discount of $68.4 million. Prior to the release from escrow upon consummation of the Safeway acquisition, the Term B-3 and B-4 Loans accrued fees at rates of 4.0% and 4.5% per annum, respectively. Following the release from escrow, borrowings under the Term B-3 Loan bear interest at the current LIBOR rate, subject to a 1.0% floor, plus 4.0%. Following the release from escrow, borrowings under the Term B-4 Loan bear interest at the current LIBOR rate, subject to a 1.0% floor, plus 4.5%. The Term B-3 Loan has a maturity date of August 25, 2019, and the Term B-4 Loan has a maturity date of August 25, 2021. The Term B-3 Loan required annual principal payments starting on June 30, 2015 based on rates ranging from 5.0% to 15.0% of the outstanding balance, paid quarterly. The Term B-4 Loan required annual principal payments starting on June 30, 2015 of 1.0% of the original amended balance, paid quarterly. Pursuant to the fifth amendment, no principal payments were made on the Term B-2 Loan during the third or fourth quarters of fiscal 2014, and future principal payments were not required until June 2015. On the date of the Safeway acquisition, the Term B-2 Loan was repriced with an interest rate of LIBOR plus 4.375% with a maturity date of March 21, 2019.

On October 23, 2014, Albertson’s executed an incremental amendment to the Term Loan facility, which created a Term B-4-1 Loan of $300.0 million. The terms are identical to the Term B-4 Loan except that the closing fee on the Term B-4-1 Loan was 0.5%. The $300.0 million of the Term B-4-1 Loan was funded on October 23, 2014. The proceeds of the Term B-4-1 Loan were released from escrow upon closing of the Safeway acquisition, and all applicable closing fees are netted from any amount repaid. The proceeds from the Term B-4-1 Loan were $298.5 million, net of $1.5 million original issue discount. The Term B-4-1 Loan required annual principal payments starting June 30, 2015 of 1.0% of the original amended balance, paid quarterly.

On December 21, 2015, the Company entered into an amendment to the Albertson’s Term Loans to borrow an additional $1,145.0 million of B-5 Albertsons Term Loans. The borrowings were used to replace the NAI Senior Secured Term Loan principal of $1,141.5 million and pay related interest and fees. The B-5 loan matures on December 21, 2022 and has an interest rate of LIBOR, subject to a 1.0% floor, plus 4.5%. In connection with the term loan amendment, the Company increased the applicable margin of the B-2 and B-3 Albertson’s Term Loans by 12.5 basis points.

The Albertson’s Term Loan facilities are guaranteed by Albertson’s existing and future direct and indirect wholly owned domestic subsidiaries that are not borrowers, subject to certain exceptions. The Albertson’s Term Loan facilities are secured by, subject to certain exceptions, (i) a first-priority lien on substantially all of the assets of the borrowers and guarantors (other than accounts receivable, inventory and related assets of the proceeds thereof (the “Albertson’s ABL priority collateral”)) and (ii) a second-priority lien on substantially all of the Albertson’s ABL priority collateral.

F-65	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NAI Term Loan

On June 27, 2014, in anticipation of the Safeway acquisition, NAI entered into a Senior Secured Term Loan Agreement in the amount of $850.0 million, with an interest rate of LIBOR, subject to a 1.0% floor, plus 3.75% and an expiration date of June 27, 2021. The borrowings are guaranteed by NAI’s existing and future direct and indirect wholly owned domestic subsidiaries that are not borrowers, subject to certain exceptions. The borrowings are secured by (i) a first-priority lien on (a) all of the borrowers’ and guarantors’ real property, equipment, fixtures and intellectual property, certain other property relating solely to or constituting proceeds of such assets, and all proceeds of the foregoing and (b) equity interests in NAI and its subsidiaries and intercompany notes, certain dividends and distributions with respect thereto and proceeds thereof and (ii) a second-priority lien on all of the borrowers’ and guarantors’ accounts, inventory, documents, letters of credit and letters of credit rights, investment property (excluding equity interests in the Company and its subsidiaries), general intangibles (excluding intellectual property), deposit accounts, scripts and prescription files, and certain related assets, and all proceeds of the foregoing (the “NAI ABL priority collateral”). The agreement requires annual principal payments of 1.0% of the original loan balance, paid quarterly.

On November 10, 2015, the Company increased the borrowings under the NAI Senior Secured Term Loan by approximately $300.0 million at a rate of 3.75% plus LIBOR, subject to a 1% floor, to fund the A&P Transaction. As previously discussed, on December 21, 2015, the Company replaced the NAI Term Loan with the additional $1,145.0 million borrowing under the Albertson’s Term Loan.

Asset-Based Loan Facilities

On March 21, 2013, and in conjunction with the NAI acquisition, Albertson’s repaid and replaced an existing ABL Facility of $350.0 million with a new ABL facility in the amount of $850.0 million (the “Albertson’s ABL”) and NAI entered into an ABL facility of $400.0 million (the “NAI ABL”), in each case providing for borrowings collateralized by accounts receivable, customer pharmacy files, inventory, and certain other assets.

Albertson’s ABL: The Albertson’s ABL had an interest rate of LIBOR, subject to a 1.0% floor, plus a margin ranging from 1.75% to 2.25% and also provided for a letter-of-credit (“LOC”) sub-facility of $400.0 million. On September 19, 2013, Albertson’s amended the Albertson’s ABL and on December 27, 2013, Albertson’s entered into a second amendment to the Albertson’s ABL facility, increasing the commitment to $950.0 million, with a maturity date of March 21, 2018. The Albertson’s ABL continued to provide for a LOC sub-facility of $400.0 million. The Albertson’s ABL had a loan interest rate of LIBOR plus a margin ranging from 1.75% to 2.25%. In addition, a facility fee ranging from 0.25% to 0.375% was charged for any unused portion of the Albertson’s ABL, which was based on the average daily unused amount as a percentage of the aggregate commitments during the most recent fiscal quarter ended. The fees for the Albertson’s ABL LOC sub-facility were based upon the Albertson’s ABL interest rate margin plus a fronting fee of 0.125%. Concurrently with the Safeway acquisition, the Albertson’s ABL was amended and restated to provide for borrowing capacity of up to $3,000.0 million and to extend the maturity date to the earlier of January 30, 2020 and the date that is 91 days prior to the final maturity of certain material indebtedness (if not prepaid or extended prior to such 91st day). As amended and restated, the Albertson’s ABL had a loan interest rate of LIBOR plus a margin ranging from 1.50% to 2.00% and also provided for a LOC sub-facility of $1,250.0 million. Facility and fronting fees remained unchanged.

F-66	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 21, 2015, the Albertson’s ABL was amended and restated in connection with the issuance of a new Albertson’s ABL facility issued through the Company’s newly formed wholly owned subsidiary Albertsons Companies, LLC. The new Albertson’s ABL facility, among other things, provides for a $4,000.0 million senior secured revolving credit facility. The new Albertson’s ABL has an interest rate of LIBOR plus a margin ranging from 1.25% to 1.75% and matures on December 21, 2020. The new Albertson’s ABL also provides for a new LOC sub-facility of $1,975.0 million and terminated the Amended NAI LOC facility.

As of February 27, 2016, the Albertson’s ABL had $311.0 million of outstanding borrowings and the Albertson’s ABL LOC sub-facility had $616.2 million letters of credit outstanding. Borrowings outstanding under the Albertson’s ABL as of February 28, 2015 consisted of loans of $980.0 million and letters of credit issued under the LOC sub-facilities of $272.1 million.

The Albertson’s ABL is guaranteed by the Company’s existing and future direct and indirect wholly owned domestic subsidiaries that are not borrowers, subject to certain exceptions. The Albertson’s ABL is secured by, subject to certain exceptions, (i) a first-priority lien on substantially all of the Albertson’s ABL priority collateral and (ii) a third-priority lien on substantially all other assets (other than real property). The new Albertson’s ABL contains no financial maintenance covenant unless and until (a) excess availability is less than (i) 10.0% of the lesser of the aggregate commitments and the then-current borrowing base at any time or is (ii) $250.0 million at any time or (b) an event of default is continuing. If any of such events occur, the Company must maintain a fixed charge coverage ratio of 1.0 to 1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (a) no longer exist.

NAI ABL: The NAI ABL had an interest rate ranging from LIBOR plus 1.75% to 2.25% and a facility fee on the unused portion ranging from 0.25% to 0.375%. NAI also entered into a separate LOC facility in the amount of $125.0 million. The NAI LOC facility had an interest rate of 1.75% and a facility fee on the unused portion of 0.25%.

On January 24, 2014, NAI replaced the NAI ABL with an amended ABL facility in the amount of $1,200.0 million, which expires on the earlier of January 24, 2019 and the date that is 91 days prior to final maturity of certain material indebtedness (if not prepaid or extended prior to such 91st day). Included in the amended NAI ABL was a $600.0 million sub-facility for LOC’s (“NAI ABL LOC sub-facility”). In connection with entering into the NAI Term Loan facility, the amount of the NAI ABL was reduced to $1,000.0 million, and $5.0 million of the NAI ABL capitalized deferred financing costs were written off. All other terms of the NAI ABL remained unchanged. Borrowings under the NAI ABL were secured by (i) a first priority lien on the NAI ABL priority collateral and (ii) a second-priority lien on the other collateral securing the NAI Term Loan facility (excluding any real estate that NAI had not elected to include in the borrowing base under the NAI ABL). The NAI ABL interest rate was based upon LIBOR plus a margin of 2.5% to 3.0%. The margin was determined by the average daily excess availability percentage for the most recent quarterly period. In addition, a facility fee ranging from 0.375% to 0.50% was charged for any unused portion of the NAI ABL, which was based on the average daily unused amount as a percentage of the aggregate commitments during the most recent fiscal quarter ended. The fees for the NAI ABL LOC sub-facility were based upon the amended NAI ABL interest rate margin plus a fronting fee of 0.125%.

On December 21, 2015, the NAI ABL was replaced concurrently with the Company entering into the newly issued Albertson’s ABL previously described above. The NAI LOC facility and NAI LOC sub-facility were also replaced by the newly issued Albertson’s ABL. The NAI ABL had no outstanding

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

borrowings as of February 28, 2015. The NAI ABL LOC sub-facility had $418.7 million of outstanding issued letters of credit as of February 28, 2015. The NAI LOC facility had $104.6 million outstanding issued letters of credit as of February 28, 2015.

Senior Secured Notes

On October 23, 2014, Albertson’s completed the sale of $1,145.0 million of principal amount of 7.75% Senior Secured Notes (“2022 Notes”) which will mature on October 15, 2022. The net proceeds from the sale of the 2022 Notes were $1,128.4 million, net of $16.6 million of original issue discount. Safeway is a co-issuer of the 2022 Notes. Albertson’s also capitalized an additional $6.3 million of deferred financing costs. Pursuant to the Safeway acquisition, Safeway became a co-obligor on the 2022 Notes. The 2022 Notes are guaranteed by Albertson’s current and future direct and indirect domestic subsidiaries (other than Safeway), subject to certain exceptions. Interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2015. On February 9, 2015, following the Safeway acquisition, Albertson’s redeemed $535.4 million of the 2022 Notes. The 2022 Notes are secured by, subject to certain exceptions, (i) a second-priority lien on substantially all of the assets of Albertson’s, Safeway and the guarantors (other than the Albertson’s ABL priority collateral), and (ii) a third-priority lien on the Albertson’s ABL priority collateral.

Safeway Debt, Including Other Notes Payable

As of January 30, 2015, Safeway had outstanding notes and debentures with a fair value of $2,470.3 million (the “Safeway Debt”). Immediately following the Safeway acquisition, Safeway redeemed $864.6 million of the Safeway Debt.

The Safeway Debt maturing in 2016, 2017 and 2019 is guaranteed by Albertson’s and its subsidiaries that guarantee the 2022 Notes. The Safeway Debt maturing in 2020, 2021, 2027 and 2031 is not guaranteed. The Safeway Debt maturing in 2016, 2017 and 2019 is secured on a pari passu basis with the 2022 Notes by all of the collateral that secures the 2022 Notes. The Safeway Debt maturing in 2020, 2021, 2027 and 2031 is equally and ratably secured on a pari passu basis with the 2022 Notes to the extent of certain of the collateral owned by Safeway and its subsidiaries.

NAI’s Unsecured Debentures and 6.47% to 7.15% Medium-Term Notes

NAI has outstanding various series of debentures and medium-term notes in the aggregate principal amount of $1,776.0 million, before debt discounts, that were issued by a predecessor entity prior to the NAI acquisition. Such debentures and medium-term notes are unsecured and are not guaranteed. Interest is payable semi-annually in accordance with their respective underlying terms.

American Stores Company, LLC Debentures and 7.10% Medium Term Notes

At the date of the NAI acquisition, a wholly owned subsidiary of NAI, American Stores Company, LLC (“American Stores”), had outstanding 7.90% Debentures due 2017 (the “2017 Debentures”), 8.00% Debentures due 2026 (the “2026 Debentures”), and 7.10% Medium Term Notes, Series B due 2028 (the “2028 Notes”) with a fair value of $592.5 million. On December 13, 2013, American Stores commenced a tender offer to purchase for cash all of its outstanding 2017 Debentures and 2026 Debentures, and 2028 Notes, culminating in the repurchase and retirement of substantially all the related debt for $619.9 million. As a result of the debt repurchase the Company recorded a loss on extinguishment of debt of $49.1 million. As of February 27, 2016, the non-repurchased balance of approximately $5 million continues to be guaranteed by SuperValu and continues to be cash collateralized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s debentures and medium term notes are unsecured, and interest is payable semi-annually in accordance with their respective underlying terms.

As of February 27, 2016, the future maturities of long-term debt, excluding debt discounts and deferred financing costs, consisted of the following (in millions):

2016	$214.3
2017	315.3
2018	216.2
2019	2,313.4
2020	504.1
Thereafter	8,140.6

Total	$11,703.9

Deferred Financing Costs and Interest Expense, Net

Financing costs incurred to obtain all financing other than ABL financing are recognized as a direct reduction from the carrying amount of the debt liability and amortized over the term of the related debt using the effective interest method. Deferred financing costs recorded as a reduction of debt were $170.6 million and $187.8 million as of February 27, 2016 and February 28, 2015, respectively. Financing costs incurred to obtain ABL financing are capitalized and amortized over the term of the related debt facilities using the straight-line method. Deferred financing costs associated with ABL financing are included in Other assets and were $79.2 million and $75.0 million as of February 27, 2016 and February 28, 2015, respectively. For fiscal 2015, total amortization expense of $69.3 million included $17.9 million of deferred financing costs written off in connection with Term Loan amendments and reductions. For fiscal 2014, total amortization expense of $65.3 million included $36.8 million of deferred financing costs written off in connection with Term Loan amendments and reductions. For fiscal 2013, total amortization expense of $25.1 million included $9.0 million of deferred financing costs written off in connection with Term Loan amendments.

Interest expense, net consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
ABL facility, senior secured notes, term loans and debentures	$777.0	$454.1	$246.0
Capital lease obligations	97.0	77.5	63.3
Amortization and write off of deferred financing costs	69.3	65.3	25.1
Amortization and write off of debt discount	12.9	6.8	1.3
Loss on extinguishment of debt	—	—	49.1
Other interest (income) expense, net	(5.7)	29.5	5.3

Total interest expense, net	$950.5	$633.2	$390.1

NOTE 9—LEASES

The Company leases certain retail stores, distribution centers, office facilities, and equipment from third parties. The typical lease period is 15 to 20 years with renewal options for varying terms and, to a limited extent, options to purchase. Certain leases contain percent rent based on sales, escalation clauses or payment of executory costs such as property taxes, utilities, insurance and maintenance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments to be made by the Company for non-cancelable operating lease and capital lease obligations as of February 27, 2016 consisted of the following (in millions):

	Lease Obligations
Fiscal year	Operating Leases	Capital Leases
2016	$740.1	$209.3
2017	689.9	205.5
2018	611.4	174.1
2019	526.3	161.8
2020	458.5	145.0
Thereafter	2,576.6	799.8

Total future minimum obligations	$5,602.8	1,695.5

Less interest		(653.3)

Present value of net future minimum lease obligations		1,042.2
Less current portion		(120.4)

Long-term obligations		$921.8

The Company subleases certain property to third parties. Future minimum tenant rental income under these non-cancelable operating leases as of February 27, 2016 was $330.3 million.

Rent expense and tenant rental income under operating leases consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Minimum rent	$759.6	$371.3	$300.8
Contingent rent	21.5	4.7	3.3

Total rent expense	781.1	376.0	304.1
Tenant rental income	(89.3)	(51.9)	(45.3)

Total rent expense, net of tenant rental income	$691.8	$324.1	$258.8

NOTE 10—MEMBERS’ EQUITY

Interests in the Company held by its members are presented as “units.” The Company effected a unit split in fiscal 2014, discussed below. All share and per share information set forth in the accompanying Consolidated Financial Statements, and the related footnotes thereto, with the exception of this footnote, has been retroactively adjusted to reflect the January 30, 2015 stock split described below.

As of February 21, 2013, the Company had 880 Class A units and 106 Class B units issued and outstanding.

Class A Units

The Class A units represented percentage ownership interests in the Company. The original 880 Class A units were granted on June 1, 2006 to the members of the Company in connection with their

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

initial investments. The holders of the Class A units were entitled to participate first in cash distributions of the Company in connection with their respective ownership percentages: (i) up to an amount equal to the aggregate of the original invested capital not already returned, (ii) accrued distributions based on a rate of 10.0% per annum on the capital not already paid through previous distributions and the aggregate amounts accrued but not yet distributed and (iii) once the minimum amounts were distributed, then pro rata in accordance with their ownership percentage with respect to Class A and Class B units. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms applied after payment to creditors. The Class A unitholders were also entitled to allocations of profits and losses of the Company for each fiscal period in accordance with the liquidation distribution terms. Class A members held voting rights equal to their percentage ownership of Class A units.

Class B Units

The Class B units represented percentage ownership interests in the Company. One hundred eighteen Class B units were granted to management on June 1, 2006 and vested over four years. At the end of the vesting period, 12 Class B units were forfeited, resulting in 106 outstanding Class B units. The holders of the fully vested units were entitled to participate in cash distributions of the Company based on their respective ownership percentages on a subordinate basis to the Class A members. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms applied after payment to creditors. The Class B unitholders were also entitled to allocations of profits and losses derived from the Company for each fiscal period in accordance with the liquidation distribution terms. Class B units held no voting rights.

March 2013 Tracking Unit Issuance and Member Contributions

In connection with the NAI acquisition on March 21, 2013, the Class A and Class B units then outstanding were exchanged into Class A and Class B Albertson’s (“ABS”) units, and a new class of Class A and Class B NAI units were issued. Additional Class A ABS units and NAI units were also issued with the investment of $250.0 million from the institutional investors. The Company also granted Class C units to certain executives with participation rights that allow participation in profits subordinate to the Class A ABS and NAI units and the Class B ABS and NAI units.

Class A and Class B ABS Units

The Class A and Class B ABS units represented percentage ownership interests in the Company. The holders of the Class A and Class B ABS units were entitled to participate in cash distributions of Albertson’s in connection with their respective ownership percentages of Class A and Class B ABS units up to an amount equal to, in aggregate with Class A and Class B ABS distributions and Class A and Class B NAI distributions, $550.0 million plus an annual return of 8.0%. Upon achieving the distribution target, the holders of Class A and Class B ABS units and Class C units shared pro rata in the distributions of ABS. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms would be applied after payment to creditors. The Class A and Class B ABS unitholders were entitled to allocations of profits and losses derived from ABS for each fiscal period in accordance with the liquidation distribution terms. The Class A ABS units maintained voting interests that were commensurate with their ownership percentage of Class A ABS units. Class B ABS units held no voting rights.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class A and Class B NAI Units

The Class A and Class B NAI units represented percentage ownership interests in the Company. The holders of the units were entitled to participate in cash distributions of NAI in connection with their respective ownership percentages of NAI up to an amount equal to, in aggregate with Class A and Class B NAI distributions and Class A and Class B ABS distributions, $550.0 million plus an annual return of 8.0%. Upon achieving the distribution target, the holders of Class A and Class B NAI units and Class C units shared pro rata in the distributions of NAI. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms applied after payment to creditors. The Class A and Class B NAI unitholders were entitled to allocations of profits and losses derived from NAI for each fiscal period in accordance with the liquidation distribution terms. Class A and Class B NAI units held no voting rights.

Class C Units

The Class C units represented percentage ownership interests in the Company that were issued to management. Holders of the vested Class C units were entitled to participate in cash distributions of ABS and NAI based on their respective ownership percentages on a subordinate basis to the distribution target of $550.0 million and 8.0% annual interest distributed to ABS and NAI unitholders. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms applied after payment to creditors. The Class C units vested over three years with one-third of the units vesting on each of the subsequent three anniversaries of the grant date. The Class C unitholders were entitled to allocations of profits and losses derived from ABS and NAI for each fiscal period in accordance with the liquidation distribution terms. Class C units held no voting rights.

January 2015 Member Unit Split and Member Contributions

On January 30, 2015, the Company effected a 70,699 for 1 unit split of the Company’s then outstanding Class A and Class B ABS units and Class A and Class B NAI units and effected a 25,598 for 1 unit split of the Company’s then outstanding Class C units (collectively, the “Fiscal 2014 Unit Splits”). In connection with the Safeway acquisition, these units were exchanged into a single class of ABS units and a single class of NAI units. Concurrent with the Safeway acquisition, the Company also established a class of Safeway units and issued equity-based compensation in the form of the Series 1 incentive units and the Investor incentive units.

Immediately following the Fiscal 2014 Unit Splits, certain investors and management contributed $1,250.0 million and $54.8 million respectively, in the Company in exchange for additional ABS and NAI units. Management’s contribution of $33.2 million was in connection with the termination of the Company’s long-term incentive plans (“LTIPs”). The remaining contribution of $21.6 million was funded in the form of a loan from the Company to its executive officers for the purchase of 2.8 million units each of ABS units, NAI units and Safeway units and is accounted for as an equity-based compensation award.

The equityholders’ agreement, as amended, with the existing holders of the ABS, NAI and Safeway units provides, among other things, for preemptive or anti-dilution rights that entitle the unitholder the right to purchase additional units to give them the same pro rata percentage ownership in the event additional units are issued. Restrictions on the transfer of units require that a member transfer its ABS units, NAI units and Safeway units on a pari passu percentage basis to the total number of ABS units, NAI units and Safeway units to the same holder. Furthermore, if the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

enters into a recapitalization, reorganization, merger, conversion, contribution, exchange and/or other restructuring in connection with an initial public offering (“IPO”), each investor member will receive a proportionate number of shares such that the fair value of the units exchanged will equal the fair value of units received.

The members’ agreement established a management board, currently comprised of 13 voting members, representing the institutional and individual investors. In addition, each member will maintain certain voting rights commensurate with the ownership in the Company. No specific voting rights are associated with the share classes described below. The Company has issued an identical number of ABS units, NAI units and Safeway units to its members, each of which holds a similar ownership percentage in each class of unit and has similar features. Each class of unit participates in the profits and losses of the respective subsidiary. The Company characterizes a single unit each of ABS, NAI and Safeway units as a Common unit.

Albertson’s Units (ABS Units)

The ABS units represent percentage ownership interests in the Company. The holders of the units are entitled to participate in cash distributions of Albertson’s in connection with their respective ownership percentages of ABS units up to an amount, in aggregate with the NAI and Safeway distributions, of $2,308.6 million. Upon achieving aggregate distributions of $2,308.6 million, cash distributions of Albertson’s will be made to unitholders pro rata in proportion to the number of ABS units and vested incentive units. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms will apply after payment to creditors. The ABS unitholders are entitled to allocations of profits and losses derived from Albertson’s for each fiscal period in accordance with the liquidation distribution terms.

New Albertson’s Units (NAI Units)

The NAI units represent percentage ownership interests in the Company. The holders of the units are entitled to participate in cash distributions of NAI in connection with their respective ownership percentages of NAI units up to an amount, in aggregate with the Albertson’s and Safeway distributions, of $2,308.6 million. Upon achieving aggregate distributions of $2,308.6 million, cash distributions of NAI will be made to unitholders pro rata in proportion to the number of NAI units and vested incentive units. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms will apply after payment to creditors. The NAI unitholders are entitled to allocations of profits and losses derived from NAI for each fiscal period in accordance with the liquidation distribution terms.

Safeway Units

The Safeway units represent percentage ownership interests in the Company. The holders of the units are entitled to participate in cash distributions of Safeway in connection with their respective ownership percentages of Safeway units up to an amount, in aggregate with the Albertson’s and NAI distributions, of $2,308.6 million. Upon achieving aggregate distributions of $2,308.6 million, cash distributions of Safeway will be made to unitholders pro rata in proportion to the number of Safeway units and vested incentive units. In the event of a dissolution of the Company and liquidation of its assets, the same distribution terms will apply after payment to creditors. The Safeway unitholders are entitled to allocations of profits and losses derived from Safeway for each fiscal period in accordance with the liquidation distribution terms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investor Incentive Units

The Company also granted 14.9 million Investor incentive units to five institutional investors and a member of management. The holders of the Investor incentive units are entitled to participate in cash distributions of Albertson’s, NAI and Safeway based on their respective ownership percentages of aggregate ABS, NAI and Safeway units and vested incentive units. All distributions are on a subordinate basis to the $2,308.6 million aggregate distributions to Albertson’s, NAI, and Safeway unitholders after which they participate on a pro rata basis. The units are convertible to an equal number of ABS units, NAI units and Safeway units reflecting the fair market value of such units as of the conversion date, which is the earlier of (i) January 30, 2020 and (ii) the effective date of consummation of an IPO of the Company (or any conversion entity) or a sale of all or substantially all of the equity of the Company or of the consolidated assets of the Company and its subsidiaries. The Investor incentive units vested immediately and contain no voting rights.

The Investor incentive units issued to the five institutional investors were accounted for under the guidance for equity-based payments to non-employees. The Investor incentive units issued to the member of management were accounted for as employee equity-based compensation.

Series 1 Incentive Units

The Company granted 3.3 million Series 1 incentive units to a member of management. The holder of these units is entitled to participate in cash distributions of Albertson’s, NAI and Safeway based on the respective ownership percentages of the aggregate of ABS units, NAI units, Safeway units and incentive units. All distributions are on a subordinate basis to the $2,308.6 million aggregate distributions to Albertson’s, NAI and Safeway unitholders; after which they participate on a pro rata basis. The Series 1 incentive units are accounted for as employee equity-based compensation.

On April 9, 2015, the Company and such member of management entered into a consultancy agreement that outlined a transition of roles from an employee executive position to a non-employee consulting position. As part of this transition, the Company and the former employee agreed that 1.675 million of the previously granted 3.3 million Series 1 incentive units would be immediately forfeited; however, the former employee would still be entitled to receive and vest in the remaining 1.675 million of previously granted units, subject to the ongoing performance of a specific set of outlined consulting services through January 30, 2016. As of February 27, 2016, these 1.675 million units were fully vested. See Note 11—Equity-based compensation for additional information.

Members’ Equity Presentation and Disclosure

As discussed above, the Company effected the Fiscal 2014 Unit Splits, which has been applied retroactively in the accompanying Consolidated Financial Statements and the related footnotes thereto, with the exception of this footnote.

As of February 27, 2016, the Company has authorized 300.0 million Common units, with each Common unit consisting of a single ABS unit, a NAI unit and a Safeway unit, of which 300.0 million Common units are issued and outstanding. The Company has issued 14.9 million Investor incentive units, of which 11.6 million were issued to certain institutional investors and 3.3 million to a member of management. The Company has also authorized and issued 1.7 million Series 1 incentive units and authorized 18.4 million Phantom units, of which 11.7 million Phantom units have been issued as of February 27, 2016 and are subject to vesting terms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table depicts how the historical equity capitalization is presented in the Consolidated Statements of Members’ (Deficit) Equity. This presentation is based on the underlying subsidiaries’ profits and losses that these units participate in, which are also described in the preceding paragraphs.

Consolidated Statements of Members’ (Deficit) Equity	ABS units	NAI units	Safeway units
Fiscal 2013	Class A ABS units Class B ABS units	Class A NAI units Class B NAI units
Fiscal 2014	ABS units	NAI units	Safeway units
Fiscal 2015	ABS units	NAI units	Safeway units

NOTE 11—EQUITY-BASED COMPENSATION

The Company has issued incentive units and other units to management and key investors who provided consulting services to the Company under the equityholders’ agreement, as amended. For equity awards issued to employees, a five percent forfeiture rate was used.

The equity-based compensation expense recognized in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Equity-based compensation expense related to employees:
Phantom units	$60.2	$—	$—
Class C units	—	14.1	6.2
Investor incentive units and Series 1 incentive units	37.6	76.2	—
Loans to members	—	62.2	—

Equity-based compensation expense to employees	$97.8	$152.5	$6.2

Equity-based compensation expense to non-employees:
Investor incentive units	—	191.6	—

Total equity-based compensation expense	$97.8	$344.1	$6.2

The Company recorded a tax benefit of $12.5 million related to the equity-based compensation for fiscal 2015. No tax benefit was recognized for equity-based compensation for fiscal 2014 and 2013.

The Company determined fair value of awards on the grant date using an option pricing model adjusted for a lack of marketability and using an expected term or time to liquidity based on judgments made by management. Expected volatility is calculated based upon historical volatility data from a group of comparable companies over a time frame consistent with the expected life of the awards. The expected risk-free rate is based on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award. Dividend yield was estimated at zero as the Company does not anticipate making regular future distributions to unitholders. As part of calculating fair value for its equity-based awards, the Company estimates the enterprise value underlying the equity-based awards. Each valuation was performed using a Market and Income approach weighted at 50% each. The Market Approach uses the Guideline Public Company Method, which focuses on comparing the subject entity to selected reasonably similar (or guideline) publicly traded companies, while the Income approach uses discounted cash-flows to measure the value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

enterprise by estimating the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the Company.

The valuations used to determine the fair values of the Phantom units, Series 1 incentive units, Investor incentive units, Class C units, and Member loans to employees were retrospective. The following weighted-average assumptions used, by year, to value the Company’s equity-based awards are as follows:

	February 27, 2016	February 28, 2015
Dividend yield	—%	—%
Expected volatility	41.7%	42.4%
Risk-free interest rate	0.61%	0.47%
Time to liquidity	1.9 years	2 years
Discount for lack of marketability	16.0%	16.0%

Phantom Units

During the year ended February 27, 2016, the Company issued 11.7 million Phantom units to its employees and directors, of which 8.7 million Phantom units were deemed granted. The 8.7 million Phantom units include the 5.9 million Phantom units that have solely time-based vesting, 1.5 million performance-based Phantom units that vested upon both the achievement of the fiscal 2015 annual performance target and continued service through the last day of fiscal 2015, and 1.3 million performance-based Phantom units that were deemed granted upon the establishment of the fiscal 2016 annual performance target and that vest upon both the achievement of such performance target and continued service through the last day of fiscal 2016. The remaining 3.0 million performance-based Phantom units will only be deemed granted upon the establishment of the annual performance target for fiscal 2017 or fiscal 2018, as applicable.

The time-based units generally vest in four equal annual installments of 25% on the last day of the four fiscal years, commencing with the last day of the fiscal year in which the units are granted, subject to continued service through each vesting date. The performance-based units generally vest in four equal installments of 25% on the last day of the four fiscal years, commencing with the last day of the fiscal year in which the units are granted, subject to both continued service through each vesting date and the achievement of annual performance targets established for each such fiscal year. If the performance target for a fiscal year is not met, but is met in a subsequent fiscal year on a cumulative basis along with the applicable performance target for such subsequent fiscal year, the performance-based units that did not vest with respect to the missed year will vest in such subsequent fiscal year. The annual performance target for a fiscal year is generally established immediately preceding the start of the fiscal year for which that installment of 25% of the performance-based vesting is based.

Under the Phantom Unit Plan, each Phantom unit provides the participant with a contractual right to receive, upon vesting, one incentive unit. Holders of the incentive units are entitled to participate in cash distributions of Albertson’s, NAI and Safeway based on their respective ownership percentages of the aggregate Albertson’s, NAI and Safeway units and vested incentive units. Distributions are on a subordinate basis to the $2,308.6 million aggregate distributions to Albertson’s, NAI and Safeway unitholders; after which they participate on a pro rata basis. The Phantom units contain no voting rights. Upon an IPO, the performance targets with respect to the fiscal year in which the IPO occurs and each subsequent year will be deemed to have been attained, and all outstanding performance-based Phantom units will thereafter solely be subject to time-based vesting.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Phantom units subject solely to a service condition, the estimated total fair value is charged to compensation expense on a straight-line basis over the requisite service period. For the Phantom units subject to a performance condition, compensation cost will be recognized when it is probable that the performance conditions will be achieved. Upon the consummation of an IPO, the unvested Phantom units subject to performance conditions are converted into Phantom units subject solely to a continuation of service condition.

Phantom unit activity for the period was as follows:

	Time-Based		Performance-Based
	Phantom units	Weighted- average grant date fair value	Phantom units	Weighted- average grant date fair value
Phantom units unvested at February 28, 2015	—	$—	—	$—
Issued	5,907,500	—	5,807,500	—

Granted	5,907,500	21.75	2,797,500	19.51
Vested	(1,433,125)	21.76	(1,333,125)	21.76
Forfeited or canceled	(425,000)	21.82	(106,250)	21.82

Phantom units unvested at February 27, 2016	4,049,375	$21.74	1,358,125	$17.10

The aggregate fair value of Phantom units that vested in fiscal 2015 was $47.3 million. As of February 27, 2016, the Company had $111.3 million of unrecognized compensation cost related to Phantom units. That cost is expected to be recognized over a weighted average period of 3.0 years.

Series 1 Incentive Units

On January 30, 2015, the Company granted 3.3 million Series 1 incentive units to a member of management. 50% of the Incentive units have a service vesting period of four years from the date awarded and vest 25% on each of the subsequent four anniversaries of such date. On April 9, 2015, the Company and such member of management entered into a consultancy agreement that outlined a transition of roles from an employee executive position to a non-employee consulting position. As part of this transition, the Company and the former employee agreed that 1.7 million of the previously granted Series 1 incentive units would be immediately forfeited; however, the former employee would still be entitled to receive and vest in the remaining 1.7 million of previously granted units, subject to the ongoing performance of a specific set of outlined consulting services through January 30, 2016. As of April 9, 2015, the Company had recognized a cumulative amount of $2.2 million in compensation expense associated with the original January 30, 2015 Series 1 incentive unit grant.

The Company has accounted for the April 9, 2015 consulting arrangement transition as a modification to the originally granted award of 3.3 million Series 1 incentive units. 1.7 million Series 1 incentive units, or the newly agreed upon maximum number of shares to be received by the former employee, were valued as of April 9, 2015 at a per unit price of $23.76, or a total award value of $39.8 million. As a result of this modification, the Company recorded a total charge of $37.6 million, representing the entire fair value of 1.7 million Series 1 incentive units on the modification date less cumulative amounts previously recognized as compensation expense prior to the modification. As of February 27, 2016, there is no amount of unrecognized compensation expense associated with previously granted Series 1 incentive units.

F-77	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investor Incentive Units

On January 30, 2015, the Company granted 14.9 million fully vested, non-forfeitable Investor incentive units to five investors and a member of management. The 11.6 million units granted and issued to the Company’s investors were treated as non-employee compensation for merger and acquisition services related to the Safeway acquisition and direct equity issuance services. For fiscal 2014, the value of the units was $22.11 per unit or $255.5 million, of which $191.6 million was recorded in the Consolidated Statements of Operations as compensation expense for services. The remaining $63.9 million was equity issuance costs and recorded as a reduction in proceeds from member contributions. The 3.3 million Investor incentive units granted to a member of management were recorded as employee compensation cost. The fair value of the units was $22.11 per unit or $74.1 million, and was recorded as compensation cost in the Consolidated Statements of Operations and also reflected in the Consolidated Statements of Members’ (Deficit) Equity.

Class C Units

On March 21, 2013, the Company granted 103 Class C units (2.6 million Class C units following a 25,598 for 1 split on January 30, 2015) to certain key executives under the Company’s Class C Interest Plan. These grants are accounted for as a grant of equity awards to employees in accordance with GAAP. The fair value of these grants is based on the grant date fair value, which was based on the enterprise valuation of the Company at the date of grant, the Class C units’ ownership percentage and residual cash flows distributed to C unitholders after the tracking units hurdles were met. The estimated total fair value is charged to compensation expense on a straight-line basis over the vesting term of three years, with one third of the units vesting on each of the subsequent three anniversaries of the grant date. During fiscal 2014, concurrently with the termination of the Company’s LTIPs, the vesting of unvested Class C units was accelerated, resulting in compensation expense of $9.8 million. The fully vested units were then subsequently exchanged for ABS and NAI units in conjunction with the Safeway acquisition.

Member Loans to Employees

Upon termination of the Company’s LTIPs, certain executives were entitled to the right to receive a loan from the Company to purchase additional ABS and NAI units. Employees took loans of $21.6 million to purchase an additional 2.8 million units. The loans were treated as non-recourse for accounting purposes and accounted for as equity-based compensation. Upon issuance, the units issued to employees were fully vested, and as such the Company recognized compensation with an offsetting entry to Members’ Investment. Eight of the nine loans were repaid in full on July 2, 2015 from the proceeds of loans provided to management by Goldman Sachs Bank USA and secured by a pledge of the equity owned by these members of management. In fiscal 2015, one of the members of management retired and subsequently repaid his loan during the second quarter of fiscal 2015. The member loans to employees were initially accounted for as share-based payments. Upon repayment of the loans, the related units were accounted for similar to an exercise of share-based payments and became outstanding units in the Tracking group, and were included in the Tracking group’s basis Earnings Per Unit.

NOTE 12—NET (LOSS) INCOME PER UNIT

The Company calculates EPU separately for the Tracking group and for the Residual group using the two-class method, which are both presented on the Consolidated Statements of Operations. Under

F-78	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the two-class method, EPU is determined for the Tracking group and the Residual group based on the separate earnings attributed to actual distributions to the respective classes of units and undistributed earnings available for distribution to the respective classes of units.

The Company treats ABS, NAI and Safeway units as tracking units due to their participation (or “tracking”) of the earnings of the individual subsidiaries. ABS, NAI and Safeway units have been presented as one Tracking group, as each member holds a pro rata share of each of the units, the units are contractually inseparable from one another, and the individual unit distributions are co-dependent on the distributions of the other units due to an aggregate distribution target, as defined. Tracking units issued to members through employee loans (as described in Note 11—Equity-based compensation) participate in distributions of the Tracking group. Upon repayment of the member loans in the second quarter of fiscal 2015, the related units became outstanding units in the Tracking group, and were included in basic EPU for the Tracking group. In fiscal 2014, the related units were not outstanding and were excluded from the Tracking group diluted EPU because their inclusion would be anti-dilutive.

The Residual group consists of the Class C units, Series 1 incentive units and Investor incentive units, of which the Series 1 incentive units and Investor incentive units participate in earnings and distributions on a pro rata basis at the AB Acquisition LLC level with the Tracking group once the distribution hurdles of the Tracking group have been met. In fiscal 2014, units of 0.2 million and 1.4 million for the Tracking group and Residual group, respectively, have been excluded from the diluted weighted-average units outstanding because their inclusion would be anti-dilutive. In fiscal 2015, units of 1.0 million and 8.8 million for the Tracking group and Residual group, respectively, have been excluded from the diluted weighted-average units outstanding because their inclusion would be anti-dilutive.

F-79	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of basic and diluted net (loss) income per Tracking group unit and diluted net (loss) income per Residual group unit (in millions, except per unit amounts):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Net (loss) income	$(502.2)	$(1,225.2)	$1,732.6
Less: income from discontinued operations	—	—	19.5

Net (loss) income from continuing operations	(502.2)	(1,225.2)	1,713.1
Less: distributions to Tracking group unitholders	—	34.5	—
Less: undistributed (loss) income available to Tracking group unitholders up to Distribution Targets	(502.2)	(1,259.7)	594.0

Net income from continuing operations available to Tracking group and Residual group unitholders	$—	$—	$1,119.1

Net (loss) income from continuing operations and distributions attributable to:
Tracking group unitholders—basic	$(502.2)	$(1,225.2)	$1,713.1
Residual group unitholders—basic	—	—	—
Tracking group unitholders—diluted	(502.2)	(1,225.2)	1,690.4
Residual group unitholders—diluted	—	—	22.7
Net (loss) income from discontinued operations and distributions attributable to:
Tracking group unitholders—basic	$—	$—	$19.5
Residual group unitholders—basic	—	—	—
Tracking group unitholders—diluted	—	—	19.1
Residual group unitholders—diluted	—	—	0.4
Weighted average Tracking group units outstanding used in computing net income attributable to Tracking group unitholders—basic and diluted	299.0	141.4	123.5

Weighted average Residual group units outstanding used in computing net income attributable to Residual group unitholders—basic	15.1	2.7	—
Dilutive effect of Class C units	—	—	2.5

Weighted average units for calculating diluted EPU—Residual group	15.1	2.7	2.5

(Loss) income from continuing operations per unit attributable to:
Tracking group—basic	$(1.68)	$(8.66)	$13.87
Residual group—basic	—	—	—
Tracking group—diluted	(1.68)	(8.66)	13.69
Residual group—diluted	—	—	9.27

Income from discontinued operations per unit attributable to:
Tracking group—basic	$—	$—	$0.16
Residual group—basic	—	—	—
Tracking group—diluted	—	—	0.15
Residual group—diluted	—	—	0.16

F-80	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—INCOME TAXES

The components of income tax benefit consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Current
Federal	$41.0	$8.5	$67.8
State	9.8	8.2	17.2

Total Current	50.8	16.7	85.0
Deferred
Federal	(93.0)	(110.9)	(561.1)
State	2.6	(59.2)	(96.5)

Total Deferred	(90.4)	(170.1)	(657.6)

Income tax benefit, continuing operations	$(39.6)	$(153.4)	$(572.6)

The difference between the actual tax provision and the tax provision computed by applying the statutory federal income tax rate to losses from continuing operations before income taxes was attributable to the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Income tax (benefit) expense at federal statutory rate	$(189.6)	$(482.5)	$399.1
State income taxes, net of federal benefit	(38.9)	(38.4)	(30.5)
Change in valuation allowance	113.0	6.4	2.0
Unrecognized tax benefits	3.1	11.3	(15.5)
Members’ loss (income)	60.4	251.0	(581.4)
Common control transaction	—	13.3	(357.7)
Charitable donations	(11.1)	—	—
Effect of tax rate change	8.7	(3.7)	—
Indemnification asset/liability	14.0	(26.3)	—
Transaction costs	—	62.1	—
Nondeductible equity compensation	12.3	51.0	—
Other	(11.5)	2.4	11.4

Income tax benefit, continuing operations	$(39.6)	$(153.4)	$(572.6)

Taxes on income from limited liability companies held in partnership are payable by the members in accordance with their respective ownership percentages. Accordingly, the Company recorded an adjustment to income tax expense (benefit) of $60.4 million, $251.0 million and $(581.4) million for fiscal 2015, 2014 and 2013, respectively. Immediately subsequent to the March 21, 2013 acquisition of NAI, the Company sold and transferred the Albertsons-bannered stores and six distribution centers from NAI to Albertson’s LLC and recorded an adjustment to income tax expense (benefit) of $13.3 million and $(357.7) million for fiscal 2014 and 2013, respectively. There was no adjustment to income tax expense related to the sale of the Albertsons-bannered stores for fiscal 2015. The adjustment primarily represents a net reduction of deferred tax liabilities related to the sale and transfer.

F-81	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company’s deferred tax assets and liabilities consisted of the following (in millions):

	February 27, 2016	February 28, 2015
Deferred tax assets:
Compensation and benefits	$202.9	$231.6
Net operating loss	226.4	65.1
Pension & postretirement benefits	361.2	329.5
Reserves	66.0	38.4
Self-Insurance	338.1	385.1
Tax credits	46.7	32.6
Other	149.4	161.3

Gross deferred tax assets	1,390.7	1,243.6
Less: valuation allowance	(286.8)	(90.4)

Total deferred tax assets	1,103.9	1,153.2
Deferred tax liabilities:
Debt discount	97.6	111.9
Depreciation and amortization	1,848.7	2,177.8
Inventories	477.6	491.3
Investment in foreign operations	125.1	163.9
Other	67.8	61.0

Total deferred tax liabilities	2,616.8	3,005.9

Net deferred tax liability	$(1,512.9)	$(1,852.7)

Noncurrent deferred tax asset	$—	$—
Noncurrent deferred tax liability	(1,512.9)	(1,852.7)

Total	$(1,512.9)	$(1,852.7)

The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, as of February 27, 2016, a valuation allowance of $286.8 million has been recorded for the portion of the deferred tax asset that is not more likely than not to be realized. The Company will continue to evaluate the need to adjust the valuation allowance. The amount of the deferred tax asset considered realizable, however, could be adjusted if the Company continues to incur losses in the future.

The Company currently has federal and state net operating loss (“NOL”) carryforwards of $535.9 million and $2,149.8 million, respectively, which will begin to expire in 2016 and continue through the fiscal year ending February 2036. As of February 27, 2016, the Company had federal and state credit carryforwards of $7.0 million and $53.5 million, respectively, the majority of which will expire in 2023.

F-82	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the Company’s unrecognized tax benefits consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Beginning balance	$451.5	$180.4	$—
Increase from acquisitions	—	262.7	147.0
Increase related to tax positions taken in the current year	11.5	10.6	152.3
Increase related to tax positions taken in prior years	19.7	19.9	8.8
Decrease related to tax position taken in prior years	(3.5)	(15.5)	(10.8)
Foreign currency translation	—	(0.1)	—
Decrease related to settlements with taxing authorities	(42.1)	(4.9)	(115.5)
Decrease related to lapse of statute of limitations	(1.8)	(1.6)	(1.4)

Ending balance	$435.3	$451.5	$180.4

Included in the balance of unrecognized tax benefits as of February 27, 2016, February 28, 2015 and February 20, 2014 are tax positions of $228.0 million, $221.6 million and $103.0 million, respectively, which would reduce the Company’s effective tax rate if recognized in future periods. Of the $228.0 million that could impact tax expense, the Company has recorded $11.4 million of indemnification assets that would offset any future recognition. As of February 27, 2016, the Company is no longer subject to federal income tax examinations for the fiscal years prior to 2007 and in most states, is no longer subject to state income tax examinations for fiscal years before 2007. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized expense (benefit) related to interest and penalties, net of settlement adjustments, of $2.4 million, $(1.2) million and $(5.9) million for fiscal 2015, 2014 and 2013, respectively. The Company does not expect any material amount of unrecognized tax benefits to change in the next 12 months.

NOTE 14—EMPLOYEE BENEFIT PLANS AND COLLECTIVE BARGAINING AGREEMENTS

Pension Plans

The Company sponsors a defined benefit pension plan (the “Shaw’s Plan”) covering union employees under the Shaw’s banner. The Company also sponsors a defined benefit pension plan (the “Safeway Plan”) for substantially all of its employees under the Safeway banners not participating in multiemployer pension plans. Effective April 1, 2015, the Company implemented a soft freeze of the Safeway Plan. A soft freeze means that all existing employees as of March 31, 2015 currently participating will remain in the Safeway Plan but any new eligible employees hired after that date will no longer be part of the Safeway Plan but instead will be offered retirement benefits under an enhanced 401(k) program. The Company also sponsors a frozen plan covering certain employees under the United banners and a Retirement Restoration Plan that provides death benefits and supplemental income payments for certain senior executives after retirement. The Retirement Restoration Plan is unfunded.

Other Post-Retirement Benefits

In addition to the Company’s pension plans, the Company provides post-retirement medical and life insurance benefits to certain employees. Retirees share a portion of the cost of the post-retirement medical plans. The Company pays all the cost of the life insurance plans. The plans are unfunded.

As of February 27, 2016, the Company changed the method used to estimate the service and interest rate components of net periodic benefit cost for its defined benefit pension plans and other

F-83	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

post-retirement benefit plans. Historically, the service and interest rate components were estimated using a single weighted average discount rate derived from the yield curve used to measure the benefit obligation at the beginning on the period. The Company has elected to use a full yield curve approach in the estimation of service and interest cost components of net pension and other post-retirement benefit plan expense by applying the specific spot rates along the yield curve used in the determination of the projected benefit obligation to the relevant projected cash flows. The Company made this change to improve the correlation between projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of service and interest costs. This change does not affect the measurement and calculation of the Company’s total benefit obligations. The Company has accounted for this change as a change in estimate that is inseparable from a change in accounting principle and accordingly will account for it prospectively starting in the first quarter of 2016.

The following table provides a reconciliation of the changes in the retirement plans’ benefit obligation and fair value of assets over the two-year period ended February 27, 2016 and a statement of funded status as of fiscal year-end 2015 and fiscal year-end 2014 (in millions):

	Pension		Other Post-Retirement Benefits
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Change in projected benefit obligation:
Beginning balance	$2,724.8	$357.4	$19.0	$—
Safeway acquisition	—	2,452.9	—	19.4
Service cost	56.7	13.5	—	—
Interest cost	104.0	24.5	0.6	0.1
Actuarial gain	(173.3)	(61.9)	(1.3)	(0.3)
Plan participant contributions	—	—	0.9	—
Benefit payments	(280.4)	(61.6)	(2.5)	(0.2)

Ending balance	$2,431.8	$2,724.8	$16.7	$19.0

Change in fair value of plan assets:
Beginning balance	$2,144.1	$298.1	$—	$—
Safeway acquisition	—	1,547.3	—	—
Actual return on plan assets	(152.0)	88.2	—	—
Employer contributions	5.8	272.1	1.6	0.2
Plan participant contributions	—	—	0.9	—
Benefit payments	(280.4)	(61.6)	(2.5)	(0.2)

Ending balance	$1,717.5	$2,144.1	$—	$—

Components of net amount recognized in financial position:
Other current liabilities	$(5.7)	$(5.5)	$(1.8)	$(1.9)
Other long-term liabilities	(708.6)	(575.2)	(14.9)	(17.1)

Funded status	$(714.3)	$(580.7)	$(16.7)	$(19.0)

F-84	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts recognized in Accumulated other comprehensive (loss) income consisted of the following (in millions):

	Pension		Other Post-Retirement Benefits
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
Net actuarial gain	$(24.6)	$(150.1)	$(1.6)	$(0.3)
Prior service cost	0.3	—	—	—

	$(24.3)	$(150.1)	$(1.6)	$(0.3)

Information for the Company’s pension plans, all of which have an accumulated benefit obligation in excess of plan assets as of fiscal year-end 2015 and 2014, is shown below (in millions):

	February 27, 2016	February 28, 2015
Projected benefit obligation	$2,431.8	$2,724.8
Accumulated benefit obligation	2,368.9	2,659.5
Fair value of plan assets	1,717.5	2,144.1

The following tables provide the components of net expense for the retirement plans and other changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income (in millions):

	Pension		Other Post-Retirement Benefits
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
Components of net expense:
Estimated return on plan assets	$(143.2)	$(29.9)	$—	$—
Service cost	56.7	13.5	—	—
Interest cost	104.0	24.5	0.6	0.1
Amortization of net actuarial gain	0.1	—	—	—
Settlement (gain) loss	(4.1)	0.5	—	—

Net expense	13.5	8.6	0.6	0.1
Changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income:
Net actuarial loss (gain)	121.5	(120.7)	(1.3)	(0.3)
Recognition of net actuarial gain	4.0	—	—	—
Prior service cost	0.3	—	—	—

Total recognized in Other comprehensive (loss) income	125.8	(120.7)	(1.3)	(0.3)

Total net expense and changes in plan assets and benefit obligations recognized in Other comprehensive (loss) income	$139.3	$(112.1)	$(0.7)	$(0.2)

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. When the accumulation of actuarial gains and losses exceeds 10% of the greater of the projected benefit obligation and the fair value of plan assets, the excess is amortized over the average remaining service period of active participants. No prior service costs or estimated net actuarial gain or loss is expected to be amortized from other comprehensive income into periodic benefit cost during fiscal 2016.

F-85	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions

The weighted average actuarial assumptions used to determine year-end projected benefit obligations for pension plans were as follows:

	February 27, 2016	February 28, 2015
Discount rate	4.25%	3.92%
Rate of compensation increase	3.31%	3.32%

The weighted average actuarial assumptions used to determine net periodic benefit costs for pension plans were as follows:

	February 27, 2016	February 28, 2015
Discount rate	3.92%	3.75%
Expected return on plan assets:	6.96%	6.97%

On February 27, 2016, the Company adopted the new MP-2015 projection scale to the RP-2014 mortality table to be applied on a generational basis for calculating the Company’s 2015 year-end benefit plan obligations. The tables assume an improvement in life expectancy in the future but at a slower rate than the MP-2014 projection scale to the RP-2014 mortality table used for calculating the Company’s 2014 year-end benefit plan obligations and 2015 expense. The change to the mortality table projection scale results in a decrease to the Company’s current year benefit obligation and future expenses.

The Company has adopted and implemented an investment policy for the defined benefit pension plans that incorporates a strategic long-term asset allocation mix designed to meet the Company’s long-term pension requirements. This asset allocation policy is reviewed annually and, on a regular basis, actual allocations are rebalanced to the prevailing targets. The following table summarizes actual allocations for the Safeway Plan which had $1.5 billion in plan assets at February 27, 2016:

	Target	Plan Assets
Asset category		February 27, 2016	February 28, 2015
Equity	65%	60.5%	64.9%
Fixed income	35%	39.4%	34.1%
Cash and other	—	0.1%	1.0%

Total	100%	100.0%	100.0%

The following table summarizes the actual allocations for the Shaw’s Plan which had $201.0 million in plan assets as of February 27, 2016:

	Target	Plan Assets
Asset category		February 27, 2016	February 28, 2015
Domestic Equity	35%	43.7%	34.9%
International Equity	20%	19.2%	20.2%
Fixed income	45%	37.1%	44.9%

Total	100%	100.0%	100.0%

F-86	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The target market value of equity securities for the United Plan is 50% of plan assets. If the equity percentage exceeds 60% or drops below 40%, the asset allocation is adjusted to target. The following table summarizes the actual allocations for the United Plan which had $49.0 million in plan assets as of February 27, 2016:

	Target	Plan Assets
Asset category		February 27, 2016	February 28, 2015
Equity	50%	56.1%	55.0%
Fixed income(1)	—	34.5%	32.9%
Cash and other(1)	—	9.4%	12.1%

Total	50%	100.0%	100.0%

(1)	No formal allocation percentages have been established for these asset categories. Allocations are evaluated monthly and adjusted to meet the cash needs of the plan.

The investment policy also emphasizes the following key objectives: (1) maintaining a diversified portfolio among asset classes and investment styles; (2) maintaining an acceptable level of risk in pursuit of long-term economic benefit; (3) maximizing the opportunity for value-added returns from active investment management while establishing investment guidelines and monitoring procedures for each investment manager to ensure the characteristics of the portfolio are consistent with the original investment mandate; and (4) maintaining adequate controls over administrative costs.

Expected return on pension plan assets is based on historical experience of the Company’s portfolios and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices, as well as target asset allocation. The Company’s target asset allocation mix is designed to meet the Company’s long-term pension requirements.

Pension Plan Assets

The fair value of the Company’s pension plan assets at February 27, 2016, excluding pending transactions of $56.2 million payable to intermediary agent, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category:	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents(1)	$16.2	$13.2	$3.0	$—
Short-term investment collective trust(2)	24.8	—	24.8	—
Common and preferred stock:(3)
Domestic common and preferred stock	274.8	274.8	—	—
International common stock	55.4	55.4	—	—
Collective trust funds(2)	658.3	—	658.3	—
Corporate bonds(4)	146.7	—	146.7	—
Mortgage- and other asset-backed securities(5)	57.5	—	57.5	—
Mutual funds(6)	141.3	125.5	15.8	—
U.S. government securities(7)	344.1	—	344.1	—
Other securities(8)	54.6	—	54.6	—

Total	$1,773.7	$468.9	$1,304.8	$—

F-87	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The carrying value of these items approximates fair value.
(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers.
(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.
(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model which maximizes observable inputs.
(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.
(6)	These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.
(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model that maximizes observable inputs.
(8)	Level 2 Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Also included in Other securities is a commingled fund valued based on the NAV of the underlying investments and is provided by the issuer and exchange-traded derivatives that are valued based on quoted prices in an active market for identical derivatives, assets and liabilities. Non-exchange-traded derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates and applicable spot and forward rates.

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The fair value of the Company’s pension plan assets at February 28, 2015, excluding pending transactions of $45.1 million payable to intermediary agent, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category:	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents(1)	$20.4	$9.6	$10.8	$—
Short-term investment collective trust(2)	47.4	—	47.4	—
Common and preferred stock:(3)
Domestic common and preferred stock	306.1	306.1	—	—
International common stock	67.2	67.2	—	—
Collective trust funds(2)	914.3	—	914.3	—
Corporate bonds(4)	153.7	—	153.7	—
Mortgage- and other asset-backed securities(5)	71.0	—	71.0	—
Mutual funds(6)	219.2	63.9	155.3	—
U.S. government securities(7)	324.4	—	324.4	—
Other securities(8)	65.5	0.1	65.4	—

Total	$2,189.2	$446.9	$1,742.3	$—

(1)	The carrying value of these items approximates fair value.
(2)	These investments are valued based on the NAV of the underlying investments and are provided by the fund issuers.
(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.
(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model which maximizes observable inputs.
(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.
(6)	These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.
(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model that maximizes observable inputs.
(8)

Level 2 Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Also included in Other securities are exchange-traded derivatives that are valued based on quoted prices in an active market for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

identical derivatives; assets and liabilities. Non-exchange-traded derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates and applicable spot and forward rates.

Contributions

In 2015, the Company contributed $7.4 million to its pension and post-retirement plans. In the fourth quarter of fiscal 2014, the Company contributed $260.0 million to the Safeway Plan under a settlement with the Pension Benefit Guaranty Corporation in connection with the Safeway acquisition closing. The Company expects to contribute approximately $10.4 million to its pension and post-retirement plans in fiscal 2016. The Company’s funding policy for the defined benefit pension plan is to contribute the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws as determined by the Company’s external actuarial consultant. At the Company’s discretion, additional funds may be contributed to the defined benefit pension plans. The Company will recognize contributions in accordance with applicable regulations, with consideration given to recognition for the earliest plan year permitted.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (in millions):

	Pension Benefits	Other Benefits
2016	$156.6	$2.1
2017	156.7	2.0
2018	158.1	1.9
2019	158.7	1.8
2020	160.5	1.7
2021—2025	805.2	6.8

Multiemployer Pension Plans

The Company contributes to various multiemployer pension plans. These multiemployer plans generally provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Plan trustees typically are responsible for determining the level of benefits to be provided to participants as well as the investment of the assets and plan administration. Expense is recognized in connection with these plans as contributions are funded.

The risks of participating in these multiemployer plans are different from the risks associated with single-employer plans in the following respects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in some multiemployer plans, or makes market exits or store closures or otherwise has participation in the plan fall below certain levels, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. The Company records the actuarially determined estimated liability at an undiscounted amount.

The Company’s participation in these plans is outlined in the table below. The EIN-Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act zone status (“PPA”) available for fiscal 2015 and 2014 is for the plan’s year ending at December 31, 2015, and December 31, 2014, respectively. The zone status is based on information received from the plans and is certified by each plan’s actuary. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented by the plan trustees.

Certain plans have been aggregated in the Other funds line in the following table, as the contributions to each of these plans are not individually material. None of the Company’s collective bargaining agreements require that a minimum contribution be made to these plans.

As a part of the Safeway acquisition, the Company assumed withdrawal liabilities related to Safeway’s previous closure of its Dominick’s division. The respective pension plans have asserted that the Company may become obligated to pay an estimated maximum withdrawal liability of approximately $510 million if one of the pension plans, the UFCW & Employers Midwest Pension Fund (the “UFCW Midwest Plan”), were to experience a mass withdrawal. A mass withdrawal would require monthly installment payments to be made by the Company in perpetuity. The Company’s annual installment payments would be limited to 20 years if the Company is not part of, or the UFCW Midwest Plan does not experience, a mass withdrawal. Upon the Safeway acquisition, the Company recorded a $221.8 million multiemployer pension withdrawal liability related to Safeway’s withdrawal from these plans, a difference of $288.2 million from the maximum withdrawal liability. The Company’s current estimate of the withdrawal liability is based on the fact that a mass withdrawal from the UFCW Midwest Plan has not occurred and management’s belief that a mass withdrawal liability is remote. The Company is also disputing in arbitration certain factors used to determine the allocation of the unfunded vested benefits and therefore the annual pension payment installments due to the UFCW Midwest Plan. The Company’s estimated liability reflects its best estimate of the probable outcome of this arbitration. Based on the current facts and circumstances, the Company believes it is reasonably possible that the estimated liability could change from the amount currently recorded as a result of the arbitration, but because management believes that a mass withdrawal from the UFCW Midwest Plan is remote, it believes the payment of the maximum liability of approximately $510 million is also remote. The amount of the withdrawal liability as of February 27, 2016 with respect to the Dominick’s division was $202.7 million, which primarily reflects minimum required payments made subsequent to the date of the Safeway acquisition.

The number of employees covered by the Company’s multiemployer plans increased significantly from February 20, 2014 to February 28, 2015, and again from February 28, 2015 to February 27, 2016 affecting the year-to-year comparability of the contributions. The increase in employees covered is a direct result of the NAI acquisition and Safeway acquisition.

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The following tables contain information about the Company’s multiemployer plans:

Pension fund	EIN—PN	Pension Protection Act zone status(1)		Company’s 5% of total plan contributions		FIP/RP status pending/ implemented
		2015	2014	2014	2013
UFCW-Northern California Employers Joint Pension Trust Fund	946313554—001	Red	Red	Yes	Yes	Implemented
Western Conference of Teamsters Pension Plan	916145047—001	Green	Green	No	No	No
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	951939092—001	Red 3/31/2016	Red 3/31/2015	Yes 3/31/2015	Yes 3/31/2014	Implemented
Sound Retirement Trust (formerly Retail Clerks Pension Trust)(2)	916069306—001	Red 9/30/2015	Red 9/30/2014	Yes 9/30/2014	Yes 9/30/2013	Implemented
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	526128473—001	Red	Red	No	No	Implemented
Bakery and Confectionery Union and Industry International Pension Fund	526118572—001	Red	Red	Yes	Yes	Implemented
UFCW Union and Participating Food Industry Employers Tri-State Pension Fund	236396097—001	Red	Red	Yes	Yes	Implemented
Rocky Mountain UFCW Unions & Employers Pension Plan	846045986—001	Green	Green	Yes	Yes	Implemented
Desert States Employers & UFCW Unions Pension Plan	846277982—001	Green	Green	Yes	Yes	Implemented
UFCW Local 152 Retail Meat Pension Fund	236209656—001	Red 6/30/2015	Red 6/30/2014	Yes 6/30/2014	Yes 6/30/2013	Implemented
UFCW International Union—Industry Pension Fund	516055922—001	Green 6/30/2015	Green 6/30/2014	No 6/30/2014	No 6/30/2013	No
MidAtlantic Pension Fund	461000515—001	Green	Green	Yes	Yes	No
Retail Food Employers and UFCW Local 711 Pension Trust Fund	516031512—001	Red	Red	Yes	Yes	Implemented
Oregon Retail Employees Pension Trust	936074377—001	Green	Green	Yes	Yes	Implemented

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Contributions of Company (in millions)			Surcharge imposed(3)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)(4)
Pension fund	2015	2014	2013				Count	Expiration
UFCW-Northern California Employers Joint Pension Trust Fund	$90.2	$7.2	$—	No	8/3/2013 to 10/13/2018	22	16	10/13/2018
Western Conference of Teamsters Pension Plan	$57.0	$14.0	$0.9	No	9/20/2014 to 9/20/2020	55	1	10/1/2016
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	$84.3	$35.3	$29.7	No	3/6/2016 to 3/5/2017	14	12	3/6/2016
Sound Retirement Trust (formerly Retail Clerks Pension Trust)(2)	$22.3	$6.3	$3.1	No	1/10/2015 to 10/13/2018	78	10	5/7/2016
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	$19.7	$3.6	$2.0	Yes	10/29/2016 to 2/25/2017	17	14	10/29/2016
Bakery and Confectionery Union and Industry International Pension Fund	$15.7	$1.9	$—	Yes	11/7/2011 to 5/16/2020	93	6	4/8/2017
UFCW Union and Participating Food Industry Employers Tri-State Pension Fund	$14.8	$14.5	$14.3	Yes	2/2/2013 to 1/31/2018	4	1	1/31/2018
Rocky Mountain UFCW Unions & Employers Pension Plan	$10.6	$2.1	$1.1	No	7/23/2016 to 2/23/2019	47	8	1/12/2019
Desert States Employers & UFCW Unions Pension Plan	$9.1	$1.1	$0.2	No	10/29/2016 to 11/3/2018	15	11	10/29/2016
UFCW Local 152 Retail Meat Pension Fund	$9.1	$7.8	$7.7	Yes	5/3/2016 to 5/4/2016	2	1	5/4/2016
UFCW International Union—Industry Pension Fund	$7.8	$5.0	$4.4	No	10/29/2016 to 8/3/2019	3	1	8/25/2018
MidAtlantic Pension Fund	$6.6	$—	$—	No	5/19/2013 to 2/25/2017	8	5	10/29/2016
Retail Food Employers and UFCW Local 711 Pension Trust Fund	$5.8	$4.1	$3.4	No	5/19/2013 to 3/3/2019	6	4	3/3/2019
Oregon Retail Employees Pension Trust	$5.5	$1.3	$1.5	No	7/25/2015 to 3/30/2017	73	4	8/1/2015
Other funds	$21.3	$9.2	$5.9

Total Company contributions to U.S. multiemployer pension plans	$379.8	$113.4	$74.2

(1)	PPA established three categories (or “zones”) of plans: (1) “Green Zone” for healthy; (2) “Yellow Zone” for endangered; and (3) “Red Zone” for critical. These categories are based upon the funding ratio of the plan assets to plan liabilities. In general, Green Zone plans have a funding ratio greater than 80%, Yellow Zone plans have a funding ratio between 65—79%, and Red Zone plans have a funding ratio less than 65%.
(2)	Sound Retirement Trust information includes former Washington Meat Industry Pension Trust due to merger into Sound Retirement Trust, effective June 30, 2014.
(3)	PPA surcharges are five percent or ten percent of eligible contributions and may not apply to all collective bargaining agreements or total contributions to each plan.
(4)	These columns represent the number of most significant collective bargaining agreements aggregated by common expiration dates for each of the Company’s pension funds listed above.

Collective Bargaining Agreements

As of February 27, 2016, the Company had approximately 274,000 employees, of which approximately 164,000 were covered by collective bargaining agreements. During fiscal 2015, collective bargaining agreements covering approximately 12,000 employees were renegotiated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fiscal 2016, 248 collective bargaining agreements covering approximately 87,000 employees are scheduled to expire.

Multiemployer Health and Welfare Plans

The Company makes contributions to multiemployer health and welfare plans in amounts set forth in the related collective bargaining agreements. These plans provide medical, dental, pharmacy, vision, and other ancillary benefits to active employees and retirees as determined by the trustees of each plan. The vast majority of the Company’s contributions covers active employees and as such, may not constitute contributions to a postretirement benefit plan. However, the Company is unable to separate contribution amounts to postretirement benefit plans from contribution amounts paid to active plans. Total contributions to multiemployer health and welfare plans were $1,100.7 million, $316.2 million and $260.4 million for fiscal 2015, 2014 and 2013, respectively.

Defined Contribution Plans and Supplemental Retirement Plans

Many of the Company’s employees are eligible to contribute a percentage of their compensation to defined contribution plans (“401(k) Plans”). Participants in the 401(k) Plans may become eligible to receive a profit-sharing allocation in the form of a discretionary Company contribution based on employee compensation. In addition, the Company may also provide matching contributions based on the amount of eligible compensation contributed by the employee. The Company provides supplemental retirement benefits through the Albertson’s LLC Executive Deferred Compensation Makeup Plan and the United Supplemental Plan, which provide certain key employees with retirement benefits that supplement those provided by the 401(k) Plans. All Company contributions to the 401(k) Plans are made at the discretion of the Company’s Board of Managers. Total contributions for these plans were $37.9 million, $37.0 million and $28.5 million for fiscal 2015, 2014 and 2013, respectively.

On October 10, 2014, the Company, with the unanimous consent of the plan participants, terminated its LTIPs. The termination of this plan resulted in a charge totaling $78.0 million, which was recorded as compensation expense during the fiscal year ended February 28, 2015. In connection with the termination, certain plan participants were required to purchase equity of AB Acquisition at an amount equal to 50.0% of their LTIPs payouts upon closing of the Safeway acquisition. The total value of units purchased by these plan participants was approximately $33.2 million.

NOTE 15—RELATED PARTIES

Symphony Investors LLC Tender Offer

On March 21, 2013, associated with the NAI acquisition, Symphony Investors LLC (“Symphony”), which is owned by a consortium of investors led by Cerberus, acquired 21.1% of SuperValu common shares. On April 23, 2015, Symphony distributed all of the SuperValu common shares held by it to members of Symphony. As of April 23, 2015, Symphony did not own any SuperValu common shares.

Transition Services Agreement with SuperValu

The Consolidated Financial Statements include expenses for certain support functions provided by SuperValu through Transition Services Agreements (“TSA”) including, but not limited to, general corporate expenses related to finance, legal, information technology, warehouse and distribution, human resources, communications, processing and handling cardholder data, and procurement of

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goods. Prior to March 21, 2013, the cost structure of the TSA was based mainly on the number of Company stores and distribution centers serviced by SuperValu, as well as a fixed annual fee of $20.0 million. On March 21, 2013, the Company entered into a new TSA with SuperValu for a total annual amount of $200.0 million paid monthly, over the first 12 months of the agreement. In December 2013, the fee of $200.0 million was renegotiated with SuperValu and was reduced to $193.0 million. Beginning in month 13, fees are calculated on a per-store and distribution center basis of fixed and variable costs for services. The Company also paid a transition fee of $60.0 million that was amortized on a straight line basis over the original 30-month life of the agreement.

On April 16, 2015, the Company entered into a letter agreement regarding the TSA with SuperValu (the “TSA Letter Agreement”) pursuant to which SuperValu will provide services to the Company as needed to transition and wind down the TSA and the services SuperValu provides under the TSA. In exchange for these transition and wind down services, the agreement calls for eight payments of $6.25 million every six months for aggregate fees of $50.0 million. These payments are separate from and incremental to the fixed and variable fees the Company pays to SuperValu under the TSA. The parties also agreed to negotiate in good faith if either the costs associated with the transition and wind down services are materially higher (i.e. 5.0% or more) than anticipated, or SuperValu is not performing in all material respects the transition and wind down services as needed to support the Company’s transition and wind down activities.

On May 28, 2015, the Company reached an agreement with SuperValu to resolve certain matters. As part of the agreement, SuperValu paid the Company $34.5 million. The Company recorded the payment as a deferred liability and is amortizing it as a reduction of expense over four years.

On September 8, 2015, the Company exercised its right to renew the term of the TSA with SuperValu for an additional year. The original TSA had an initial term expiring on September 21, 2015 and included 10 options for additional one-year renewals with notice given to SuperValu at least 12 months prior to the expiration of the then current term. The renewal extends the TSA through September 21, 2017.

Summary of SuperValu activity

Related party activities with SuperValu that are included in the Consolidated Statements of Operations and Comprehensive (Loss) Income consisted of the following (in millions):

	Fiscal 2015	Fiscal 2014
Supply agreements included in Cost of sales	$1,496.6	$1,359.4
Selling and administrative expenses	190.6	215.2

Total	$1,687.2	$1,574.6

Trademark Cross-Licensing Agreements

In conjunction with the NAI acquisition, the Company entered into separate trademark cross-licensing agreements with SuperValu. These cross-licensing agreements include a limited royalty-free license to certain proprietary rights (e.g., trademarks, trade names, trade dress, service marks, banners, etc.) among and between the entities. The term of the trademark cross-licensing agreement is consistent with the term of the TSA.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cerberus

Immediately after the consummation of the NAI acquisition from SuperValu, the Company paid Cerberus a transaction fee of $15.0 million. In association with the Safeway acquisition, the original management agreement with Cerberus was terminated, and the remaining annual management fees of $9.0 million were paid by the Company. A new management agreement with Cerberus and the consortium of investors commenced on January 30, 2015, requiring an annual management fee of $13.8 million, beginning January 30, 2015. The agreement term is four years.

NOTE 16—COMMITMENTS AND CONTINGENCIES AND OFF BALANCE SHEET ARRANGEMENTS

Guarantees

California Department of Industrial Relations: On October 24, 2012, the Office of Self-Insurance Plans, a program within the director’s office of the California Department of Industrial Relations (the “DIR”), notified SuperValu that additional security was required to be posted in connection with the Company’s, and certain other subsidiaries’, California self-insured workers’ compensation obligations pursuant to applicable regulations. The notice from the DIR stated that the additional security was required as a result of an increase in estimated future liabilities, as determined by the DIR pursuant to a review of the self-insured California workers’ compensation claims with respect to the applicable businesses, and a decline in SuperValu’s net worth. A security deposit of $271.0 million was demanded in addition to security of $427.0 million provided through SuperValu’s participation in California’s Self-Insurer’s Security Fund (the “Fund”). SuperValu appealed this demand. The Fund had attempted to create a secured interest in certain assets of the Company for the total amount of the additional security deposit. The dispute with the Fund and the DIR was resolved through a settlement agreement as part of the NAI acquisition on March 21, 2013, and the primary obligation to the Fund and the DIR was retained by the Company following the NAI acquisition. Subsequent to the NAI acquisition, the Company set up a fund of $75.0 million to be used for the payment of future claims. In addition, the Company provided to the DIR a $225.0 million LOC to collateralize any of the self-insurance workers’ compensation future obligations in excess of the $75.0 million fund. As of February 27, 2016, there was no balance remaining in the fund. Prior to January 21, 2014, the California Self Insurers’ Security Fund also held mortgage liens against the Jewel real estate assets as collateral. On January 21, 2014, the Company entered into a Collateral Substitution Agreement with the California Self-Insurers’ Security Fund to provide an irrevocable LOC to replace the mortgage liens against the Jewel real estate assets and the previously issued $225.0 million LOC. The amount of the LOC is adjusted semi-annually based on annual filings of an actuarial study reflecting liabilities as of December 31 of each year reduced by claim closures and settlements. The related LOC was $247.7 million and $338.0 million as of February 27, 2016 and February 28, 2015, respectively.

Lease Guarantees: The Company may have liability under certain operating leases that were assigned to third parties. If any of these third parties fail to perform their obligations under the leases, the Company could be responsible for the lease obligation.

In connection with FTC-mandated divestitures, the Company assigned leases with respect to 93 store properties to Haggen. On September 8, 2015, Haggen commenced a case under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, and on October 19, 2015, Haggen secured Bankruptcy Court approval of bidding procedures for the sale of 130 stores that the Company sold to it (including 72 leased stores and 12 ground leased stores).

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Haggen held an auction for those stores in November 2015. After participating in the auction, having additional negotiations with Haggen, and receiving FTC and state attorneys general clearance, and bankruptcy court approval, during the fourth quarter of fiscal 2015, the Company acquired 19 assigned leases from Haggen for an aggregate purchase price of $10.7 million. Also during the auction, there were 38 assigned leases acquired by and assigned to other retailers and four assigned store leases acquired by the landlord. Two store leases were re-negotiated by Haggen prior to its bankruptcy, and one store lease was re-negotiated by Haggen during bankruptcy, thus eliminating the Company’s contingent liability with respect to these three leases. Haggen has rejected, in its bankruptcy case, 11 store leases for which the Company has contingent lease liability. As a result, the Company has recorded a loss of $30.6 million during fiscal 2015 for this contingent liability.

Haggen secured Bankruptcy Court approval of bidding procedures for the sale of its 33 core stores on December 4, 2015. After receipt of FTC and Washington state attorney general clearance, the Company submitted a proposal to acquire 29 of the Haggen core stores. Haggen determined that the Company’s offer was the highest and best bid and declared the Company the sole qualifying bidder in a notice filed with Bankruptcy Court on March 11, 2016. On March 29, 2016, the Bankruptcy Court entered the order approving the sale of the 29 core stores, to the Company for the aggregate purchase price of approximately $117 million, including inventory, subject to certain adjustments as set forth in the applicable asset purchase agreement. The acquisition is expected to close during the first half of fiscal 2016. The 29 stores being acquired include six assigned store leases and two assigned ground leases.

The Company could also be responsible for Haggen’s obligations under the remaining 10 ground leases the Company assigned to it. However, these leases are owned by a Haggen entity that is not a debtor in the bankruptcy case. The Company does not know whether Haggen will default on these ground lease obligations. The Company also does not know what defenses may be available to us, including any loss mitigation obligations of Haggen’s landlords under the terms of the ground leases or applicable law. As a result, the Company is currently unable to estimate our losses with respect to any potential contingent liability with respect to these ground leases.

With respect to other leases the Company has assigned to third parties (other than Haggen but including the 38 leases Haggen had acquired but assigned to third parties in its bankruptcy and any ground leases from the Haggen transaction), because of the wide dispersion among third parties and the variety of remedies available, the Company believes that if an assignee became insolvent, it would not have a material effect on the Company’s financial condition, results of operations or cash flows. No liability has been recorded for assigned leases in the Company’s Consolidated Balance Sheet related to these contingent obligations.

The Company also provides guarantees, indemnifications and assurances to others in the ordinary course of its business.

Legal Contingencies

Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain wage and hour or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled.

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The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where the loss contingency can be reasonably estimated and an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of reasonably possible loss for the Company’s exposure in excess of the amount accrued is expected to be immaterial to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material effect on the Company’s financial condition, results of operations or cash flows.

Haggen, et al: On July 20, 2015, Albertson’s LLC and Albertson’s Holdings LLC commenced a lawsuit against Haggen in the State of Delaware in and for Newcastle County (the “State Court Action”), alleging claims for breach of contract and fraud arising out of Haggen’s failure to pay approximately $41.1 million due for purchased inventory in connection with Haggen’s purchase of 146 divested stores.

On September 1, 2015, Haggen commenced a lawsuit against Albertson’s LLC and Albertson’s Holdings LLC in the United States District Court for the District of Delaware, alleging claims for violation of Section 7 of the Clayton Act, attempted monopolization under the Sherman Act, breach of contract, indemnification, breach of the implied covenant of good faith and fair dealing, fraud, unfair competition, misappropriation of trade secrets under the Uniform Trade Secrets Acts, conversion and violation of the Washington Consumer Protection Act (the “District Court Action”) and alleged that its damages may exceed $1 billion. On September 8, 2015, Haggen filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code, and the State Court Action was stayed due to Haggen’s bankruptcy case. Also as a result of the bankruptcy case, the Company recorded an allowance of $41.1 million against the amount owed by Haggen for the purchased inventory during the second quarter ended September 12, 2015. On September 17, 2015, the Company received a letter from the legal counsel of another purchaser of a small number of our FTC-mandated divested stores, alleging claims similar to those presented in Haggen’s lawsuit, which the Company believes are without merit.

On January 21, 2016, the Company entered into a settlement agreement with (i) Haggen and its debtor and non-debtor affiliates, (ii) the Official Committee of Unsecured Creditors appointed in Haggen’s Chapter 11 bankruptcy case (the “Creditors’ Committee”), (iii) Comvest Partners and its affiliates and (iv) Cerberus Capital Management, pursuant to which the Company resolved the disputes in the State Court Action and the District Court Action (together, the “Haggen Litigations”). The settlement agreement provides for the dismissal with prejudice of the Haggen Litigations in exchange for (a) a cash payment by the Company of $5.75 million to a creditor trust to be formed by the Creditors’ Committee, (b) an agreement that the Company will have an allowed unsecured claim against Haggen in its bankruptcy case of $8.25 million, which the Company will transfer to the creditor trust, and (c) an exchange of releases of any and all claims among the settling parties. The settlement agreement was approved by an order of the Bankruptcy Court administering the Haggen bankruptcy case on February 16, 2016, and the order became final on March 2, 2016. Subsequently, the State Court Action was dismissed with prejudice on March 7, 2016, the District Court Action was dismissed with prejudice on March 8, 2016, and the Company paid $5.75 million to the creditor trust on March 11, 2016. The $5.75 million was recorded as a loss in fiscal 2015 and is incremental to the losses of $41.1 million related to the purchased inventory in the second quarter of fiscal 2015 and $30.6 million related to the Company’s contingent lease liability for rejected Haggen leases.

F-98	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Appraisal of Safeway Inc.: Certain stockholders of Safeway common stock sought appraisal rights under Section 262 of the Delaware General Corporation Law, requesting a determination that the per share acquisition consideration payable in the acquisition does not represent fair value for their shares. Five separate actions have been filed in Delaware Chancery Court, now consolidated under the title In re Appraisal of Safeway Inc., by stockholders claiming to hold approximately 17.7 million shares. In May 2015, the Company settled with stockholders holding approximately 14 million shares for $621 million plus one Casa Ley contingent value right (“CVR”) for each Safeway share. The settlement consisted of $487 million ($34.92 per share) of purchase consideration and $134 million of expense, both recorded in fiscal 2014. Of the $621 million, approximately $100 million was paid in fiscal 2014, and the remainder was paid in the first quarter of fiscal 2015, including $387 million in acquisition consideration. Still remaining as petitioners were holders of approximately 3.7 million shares. On January 11, 2016, the Company reached a settlement with the petitioners representing approximately 3.7 million shares of Safeway common stock, for $168 million plus one CVR for each Safeway share. The settlement consisted of $131 million or $34.92 per share, of purchase consideration and $37 million of expense, of which $34 million was recorded in fiscal 2014 and $3 million was recorded in fiscal 2015. Of the $168 million, $131 million of purchase consideration was paid during fiscal 2014 with the remaining $37 million paid in January 2016.

Security Breach: On August 14, 2014, the Company announced that it had experienced a criminal intrusion by installation of malware on a portion of its computer network that processes payment card transactions for its retail store locations, including the Company’s Shaw’s, Star Market, Acme, Jewel-Osco and Albertsons retail banners. On September 29, 2014, the Company announced that it had experienced a second and separate criminal intrusion. The Company believes these were attempts to collect payment card data. Relying on its IT service provider, SuperValu, the Company took immediate steps to secure the affected part of the network. The Company believes that it has eradicated the malware used in each intrusion. The Company notified federal law enforcement authorities, the major payment card networks and its insurance carriers and is cooperating in their efforts to investigate these intrusions. As required by the payment card brands, the Company retained a firm to conduct a forensic investigation into the intrusions. The forensic firm has issued separate reports for each intrusion (copies of which have been provided to the card networks). Although the Company’s network had previously been found to be compliant with PCI DSS, in both reports the forensic firm found that not all of these standards had been met, and some of this non-compliance may have contributed to or caused at least some portion of the compromise that occurred during the intrusions.

The Company believes it is probable that the payment card networks will make claims against the Company. These claims will likely include amounts for incremental counterfeit fraud losses and non-ordinary course operating expenses (such as card reissuance costs) that the payment card networks assert they or their issuing banks have incurred and could also include a case management assessment. If the payment card networks assert claims against us, the Company currently intends to dispute those claims and assert available defenses. At the present time, the Company believes that it is probable that the Company will incur a loss in connection with the potential claims from the payment card networks. The Company has recorded an estimated liability for probable losses that it expects to incur in connection with the potential claims to be made by the payment card networks. The estimated liability is based on information currently available to the Company and may change as new information becomes available or when the payment card networks assert their claims against us. The Company will continue to evaluate information as it becomes available and will record an estimate of additional losses, if any, when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Currently, the potential range of any loss above the Company’s currently

F-99	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recorded amount cannot be reasonably estimated given no claims have yet been asserted and because significant factual and legal issues remain unresolved. On October 20, 2015, the Company agreed with one of its third party payment administrators to provide a $15.0 million LOC to cover any claims from the payment card networks and to maintain a minimum level of card processing until the potential claims from the payment card networks are resolved.

As a result of the criminal intrusions, two class action complaints were filed against the Company by consumers and are currently pending, Mertz v. SuperValu Inc. et al. filed in federal court in the state of Minnesota and Rocke v. SuperValu Inc. et al. filed in federal court in the state of Idaho, alleging deceptive trade practices, negligence and invasion of privacy. Plaintiffs seek unspecified damages. The Judicial Panel on Multidistrict Litigation has consolidated the class actions and transferred the cases to the District of Minnesota. On August 10, 2015, the Company and SuperValu filed a motion to dismiss the class actions, which was granted without prejudice on January 7, 2016. The plaintiffs filed a motion to alter or amend the court’s judgment, which was denied on April 20, 2016. The court also denied leave to amend the complaint.

On October 6, 2015, AB Acquisition received a letter from the Office of Attorney General of the Commonwealth of Pennsylvania stating that the Illinois and Pennsylvania Attorneys General Offices are leading a multi-state group that includes the Attorneys General for 14 other states requesting specified information concerning the two data breach incidents. The multistate group has not made a monetary demand, and the Company is unable to estimate the possibility of or reasonable range of loss, if any.

Cicairos, et al. / Bluford, et al.: On August 18, 2001, a group of truck drivers from Safeway’s Tracy, California distribution center filed an action in California Superior Court, San Joaquin County entitled Cicairos, et al. v. Summit Logistics, alleging that Summit Logistics, the entity with whom Safeway contracted to operate the distribution center until August 2003, failed to provide meal periods, rest periods and itemized wage statements to the drivers in violation of California state law. Under its contract with Summit Logistics, Safeway is obligated to defend and indemnify Summit Logistics in this lawsuit. On February 6, 2007, another group of truck drivers from the Tracy distribution center filed a similar action in the same court, entitled Bluford, et al. v. Safeway Inc., alleging essentially the same claims against Safeway. Both cases were subsequently certified as class actions. After lengthy litigation in the trial and appellate courts, on February 20, 2015, the parties signed a preliminary agreement of settlement that calls for the Company to pay approximately $31.0 million in total. This amount consists of a settlement fund of $30.2 million, out of which will be paid relief to the class, and attorneys’ fees and costs as awarded by the court. The Company will also pay third-party settlement administrator costs, and its employer share of FICA/Medicare taxes. The motion for preliminary court approval of the settlement has been granted. Class members were notified of their right to file objections to the settlement or opt out of the settlement. No class members filed an objection or opted out by the June 15, 2015 deadline. The court approved the settlement and entered final judgment on August 4, 2015. The time period for taking an appeal of the final judgment lapsed with no appeal having been filed. Accordingly, the required settlement fund payment of $30.2 million was made on October 16, 2015. On November 2, 2015, Safeway completed its obligations under the settlement agreement by paying settlement administration fees and its employer share of FICA/Medicare taxes, which in the aggregate were approximately $0.9 million.

Drug Enforcement Administration: The Company has received two subpoenas from the Drug Enforcement Administration (“DEA”) concerning Safeway’s record keeping, reporting and related

F-100	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

practices associated with the loss or theft of controlled substances. The two subpoenas have resulted in essentially a single investigation by the DEA. The Company continues to cooperate with the DEA on this matter. The Company and the DEA met on December 22, 2015 and April 21, 2016 to discuss the matter, and further meetings may be scheduled in the near future. We are currently unable to determine the probability of the outcome of this matter or the range of reasonably probable loss, if any.

Office of Inspector General: In January 2016, the Company received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (the “OIG”) pertaining to the pricing of drugs offered under the Company’s MyRxCare discount program and the impact on reimbursements to Medicare, Medicaid and TRICARE (the “Government Health Programs”). In particular, the OIG is requesting information on the relationship between the prices charged for drugs under the MyRxCare program and the “usual and customary” prices reported by the Company in claims for reimbursements to the Government Health Programs or other third party payors. The Company is cooperating with the OIG in the investigation. The Company is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.

Newman Development Group of Pottstown: On March 20, 2002, Safeway’s Genuardi’s subsidiary was sued by a real estate developer for breach of a lease in the Court of Common Pleas, Chester County (Pa.), in a case entitled Newman Development Group of Pottstown, LLC v. Genuardi’s Family Markets, Inc. and Safeway Inc. On December 19, 2006, the trial court entered a judgment in favor of Newman in the amount of $0.3 million. On April 25, 2008, the appellate court remanded the case to the trial court for recalculation of damages. On February 25, 2010, the trial court entered a judgment in favor of Newman in the amount of $18.5 million. Safeway appealed, and on March 18, 2011, the appellate court held that Safeway had waived its right to appeal. The Pennsylvania Supreme Court vacated this order on November 1, 2012. On July 29, 2013, an appellate court panel reversed three key elements of the trial court’s damages calculation in Safeway’s favor. On August 14, 2014, a rehearing by the appellate court en banc rejected the panel’s July 29, 2013 ruling, effectively reinstating the $18.5 million judgment. The Pennsylvania Supreme Court declined to hear Safeway’s appeal on June 24, 2015. In early July 2015, the Company paid the judgment, and the matter is concluded.

Rodman: On June 17, 2011, a customer of Safeway’s home delivery business (safeway.com) filed a class action complaint in the United States District Court for the Northern District of California entitled Rodman v. Safeway Inc., alleging that Safeway had inaccurately represented on its home delivery website that the prices paid there were the same as the prices in the brick-and-mortar retail store. Rodman asserted claims for breach of contract and unfair business practices under California law. The court certified a class for the breach of contract claim, but denied class treatment for the California business practices claims. On December 10, 2014, the court ruled that the terms and conditions on Safeway’s website should be construed as creating a contractual promise that prices on the website would be the same as in the stores and that Safeway had breached the contract by charging more on the website. On August 31, 2015, the court denied Safeway’s affirmative defenses and arguments for limiting liability, and determined that website registrants since 2006 were entitled to approximately $31.0 million in damages (which amount was reduced to $23.2 million to correct an error in the court’s calculation), plus prejudgment interest. The court then set a trial date of December 7, 2015 to determine whether pre-2006 registrants are entitled to any recovery. The parties thereafter stipulated to facts regarding the pre-2006 registration process, whereupon the court vacated the December trial date and extended its prior liability and damages rulings to class members who registered before 2006. Consequently, on November 30, 2015, the court entered a final judgment in

F-101	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

favor of the plaintiff class in the amount of $41.9 million (comprised of $31.0 million in damages and $10.9 million in prejudgment interest). Safeway filed a Notice of Appeal from that judgment to the Ninth Circuit Court of Appeals on December 4, 2015. On April 6, 2016, Plaintiff moved for discovery sanctions against Safeway in the district court, seeking an additional $2.0 million. The sanctions motion is set for hearing on July 14, 2016. The Company has established an estimated liability for these claims, but intends to contest both liability and damages on appeal.

Other Commitments

In the ordinary course of business, the Company enters into various supply contracts to purchase products for resale and purchase and service contracts for fixed asset and information technology commitments. These contracts typically include volume commitments or fixed expiration dates, termination provisions and other standard contractual considerations.

NOTE 17—OTHER COMPREHENSIVE INCOME OR LOSS

Total comprehensive earnings are defined as all changes in members’ equity during a period, other than those from investments by or distributions to members. Generally, for the Company, total comprehensive income equals net income plus or minus adjustments for pension and other post-retirement liabilities, interest rate swaps and foreign currency translation adjustments.

While total comprehensive earnings are the activity in a period and are largely driven by net earnings in that period, accumulated other comprehensive income or loss (“AOCI”) represents the cumulative balance of other comprehensive income, net of tax, as of the balance sheet date. AOCI is primarily the cumulative balance related to pension and other post-retirement benefit adjustments, interest rate swaps and foreign currency translation adjustments. Changes in the AOCI balance by component are shown below (in millions):

	Fiscal 2015
	Total	Pension and Post- retirement benefit plan items	Interest rate swaps	Foreign currency translation adjustments	Other
Beginning AOCI balance	$59.6	$77.1	$(20.6)	$—	$3.1
Other comprehensive loss before reclassifications	(304.7)	(120.5)	(107.7)	(75.5)	(1.0)
Amounts reclassified from Accumulated other comprehensive income	36.8	(4.0)	40.8	—	—
Tax benefit	95.6	45.1	20.0	29.9	0.6

Current-period other comprehensive loss	(172.3)	(79.4)	(46.9)	(45.6)	(0.4)

Ending AOCI balance	$(112.7)	$(2.3)	$(67.5)	$(45.6)	$2.7

F-102	(Continued)

AB ACQUISITION LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal 2014
	Total	Pension benefit plans	Interest rate swaps	Other
Beginning AOCI balance	$18.0	$17.8	$—	$0.2
Other comprehensive income (loss) before reclassifications	92.7	120.7	(30.5)	2.5
Amounts reclassified from Accumulated other comprehensive income	11.3	—	11.3	—
Tax (expense) benefit	(62.4)	(61.4)	(1.4)	0.4

Current-period other comprehensive income (loss)	41.6	59.3	(20.6)	2.9

Ending AOCI balance	$59.6	$77.1	$(20.6)	$3.1

NOTE 18—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 10, 2016, which is the date of these Consolidated Financial Statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Safeway Inc.:

We have audited the accompanying consolidated balance sheets of Safeway Inc. and subsidiaries (the “Company”) as of January 3, 2015 and December 28, 2013, and the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the three years in the period ended January 3, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Safeway Inc. and subsidiaries as of January 3, 2015 and December 28, 2013, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, CA

March 3, 2015

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Sales and other revenue	$36,330.2	$35,064.9	$35,161.5
Cost of goods sold	(26,648.2)	(25,833.4)	(25,932.4)

Gross profit	9,682.0	9,231.5	9,229.1
Operating and administrative expense	(9,147.5)	(8,680.0)	(8,593.7)

Operating profit	534.5	551.5	635.4
Interest expense	(198.9)	(273.0)	(300.6)
Loss on extinguishment of debt	(84.4)	(10.1)	—
Loss on foreign currency translation	(131.2)	(57.4)	—
Other income, net	45.0	40.6	27.4

Income before income taxes	165.0	251.6	362.2
Income taxes	(61.8)	(34.5)	(113.0)

Income from continuing operations, net of tax	103.2	217.1	249.2
Income from discontinued operations, net of tax	9.3	3,305.1	348.9

Net income before allocation to noncontrolling interests	112.5	3,522.2	598.1
Less noncontrolling interests	0.9	(14.7)	(1.6)

Net income attributable to Safeway Inc.	$113.4	$3,507.5	$596.5

Basic earnings per share:
Continuing operations	$0.44	$0.90	$1.01
Discontinued operations	$0.04	$13.63	$1.40

Total	$0.48	$14.53	$2.41

Diluted earnings per share:
Continuing operations	$0.44	$0.89	$1.00
Discontinued operations	$0.04	$13.49	$1.40

Total	$0.48	$14.38	$2.40

Weighted average shares outstanding—basic	228.8	239.1	245.6
Weighted average shares outstanding—diluted	230.7	241.5	245.9
See accompanying notes to consolidated financial statements.

F-105

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(In millions)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Net income before allocation to noncontrolling interests	$112.5	$3,522.2	$598.1
Other comprehensive income (loss):
Translation adjustments, net of tax	0.2	(65.0)	(3.1)
Pension and post-retirement benefits adjustment to funded status, net of tax	(185.0)	179.5	(79.7)
Recognition of pension and post-retirement benefits actuarial loss, net of tax	31.8	66.3	69.5
Other, net of tax	0.2	(1.1)	1.0

Total other comprehensive (loss) income	(152.8)	179.7	(12.3)

Comprehensive (loss) income including noncontrolling interests	(40.3)	3,701.9	585.8
Comprehensive income (loss) attributable to noncontrolling interests	0.9	(14.7)	(1.6)

Comprehensive (loss) income attributable to Safeway Inc.	$(39.4)	$3,687.2	$584.2

See accompanying notes to consolidated financial statements.

F-106

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions, except per-share amounts)

	Year-end 2014	Year-end 2013
Assets
Current assets:
Cash and equivalents	$2,255.1	$4,647.3
Receivables	373.4	1,211.4
Merchandise inventories, net of LIFO reserve of $53.1 and $58.1	2,187.9	2,089.6
Income tax receivable	476.1	—
Prepaid expenses and other current assets	277.1	371.5
Assets held for sale	39.5	143.9

Total current assets	5,609.1	8,463.7

Property:
Land	1,376.8	1,583.2
Buildings	5,666.7	5,774.0
Leasehold improvements	2,804.1	2,836.2
Fixtures and equipment	6,517.9	6,979.1
Property under capital leases	708.3	550.2

	17,073.8	17,722.7
Less accumulated depreciation and amortization	(10,297.3)	(10,185.2)

Total property, net	6,776.5	7,537.5
Goodwill	330.9	464.5
Investment in unconsolidated affiliate	205.8	196.1
Other assets	454.7	557.7

Total assets	$13,377.0	$17,219.5

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes and debentures	$3.2	$252.9
Current obligations under capital leases	94.7	49.3
Accounts payable	1,609.6	3,376.4
Accrued salaries and wages	449.8	419.4
Deferred income taxes	29.4	—
Income taxes payable	—	1,135.2
Other accrued liabilities	566.8	623.2

Total current liabilities	2,753.5	5,856.4

Long-term debt:
Notes and debentures	2,472.9	3,515.3
Obligations under capital leases	429.1	375.5

Total long-term debt	2,902.0	3,890.8
Dominick’s multiemployer pension plan withdrawal liability	455.0	294.8
Pension and post-retirement benefit obligations	765.0	451.4
Accrued claims and other liabilities	1,051.1	851.0

Total liabilities	7,926.6	11,344.4
Commitments and contingencies
Stockholders’ equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 245.8 and 244.2 shares issued	2.5	2.4
Additional paid-in capital	2,051.3	1,981.9
Treasury stock at cost: 14.4 and 14.1 shares	(491.8)	(480.6)
Accumulated other comprehensive loss	(421.7)	(271.1)
Retained earnings	4,310.1	4,586.9

Total Safeway Inc. equity	5,450.4	5,819.5
Noncontrolling interest	—	55.6

Total equity	5,450.4	5,875.1

Total liabilities and stockholders’ equity	$13,377.0	$17,219.5

See accompanying notes to consolidated financial statements.

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Operating Activities:
Net income before allocation to noncontrolling interest	$112.5	$3,522.2	$598.1
Income from discontinued operations, net of tax	(9.3)	(3,305.1)	(348.9)

Income from continuing operations, net of tax	103.2	217.1	249.2
Reconciliation to net cash flow from operating activities:
Depreciation expense	921.5	922.2	952.8
Loss on foreign currency	131.2	57.4	—
Property impairment charges	56.1	35.6	33.6
Share-based employee compensation	24.7	50.4	48.4
LIFO (income) expense	(5.0)	(14.3)	0.7
Equity in earnings of unconsolidated affiliate	(16.2)	(17.6)	(17.5)
Net pension and post-retirement benefits expense	76.2	114.8	129.0
Contributions to pension and post-retirement benefit plans	(13.3)	(56.3)	(110.3)
Gain on sale of PDC	(22.0)	—	—
Gain on property dispositions and lease exit costs, net	(38.8)	(51.2)	(48.3)
Loss on extinguishment of debt	84.4	10.1	—
Increase in accrued claims and other liabilities	26.2	9.2	60.5
Deferred income taxes	89.6	(276.6)	(36.1)
Other	20.8	36.9	20.2
Changes in working capital items:
Receivables	16.5	(32.0)	20.3
Inventories at FIFO cost	(128.1)	(76.5)	(107.4)
Prepaid expenses and other current assets	63.4	(49.5)	(20.5)
Income taxes	(90.6)	71.0	(54.3)
Payables and accruals	87.9	120.7	106.2

Net cash flow from operating activities—continuing operations	1,387.7	1,071.4	1,226.5
Net cash flow (used by) from operating activities—discontinued operations	(2,008.9)	230.1	343.2

Net cash flow (used by) from operating activities	(621.2)	1,301.5	1,569.7

Investing Activities:
Cash paid for property additions	(711.2)	(738.2)	(800.1)
Proceeds from sale of PDC	637.2	—	—
Proceeds from sale of property	99.2	220.3	263.0
Proceeds from company-owned life insurance policies	—	68.7	—
Restricted cash proceeds from the sale of PDC	(61.9)	—	—
Increase in restricted cash	(40.0)	—	—
Release of restricted cash for payment of mortgage	40.0	—	—
Advances to Blackhawk	(27.7)	—	—
Other	(51.2)	6.5	(56.1)

Net cash flow used by investing activities—continuing operations	(115.6)	(442.7)	(593.2)
Net cash flow from investing activities—discontinued operations	226.1	5,352.3	21.2

Net cash flow from (used by) investing activities	110.5	4,909.6	(572.0)

F-108	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Financing Activities:
Additions to long-term borrowings	$239.8	$785.5	$3,508.1
Proceeds from PDC sale for development properties recorded (See Note D)	120.1	—	—
Principal payments on long-term borrowings	(1,731.7)	(2,171.5)	(3,390.6)
Payments of debt extinguishment costs	(82.0)	(11.0)	—
Purchase of treasury stock	—	(663.7)	(1,274.5)
Dividends paid	(251.8)	(181.4)	(163.9)
Net proceeds from exercise of stock options	29.7	240.1	3.8
Excess tax benefit from share-based employee compensation	15.4	6.7	1.3
Other	(11.6)	(8.6)	(13.3)

Net cash flow used by financing activities—continuing operations	(1,672.1)	(2,003.9)	(1,329.1)
Net cash flow (used by) from financing activities—discontinued operations	(54.9)	157.7	(44.7)

Net cash flow used by financing activities	(1,727.0)	(1,846.2)	(1,373.8)

Effect of changes in exchange rates on cash	(154.5)	(69.8)	(1.1)

(Decrease) increase in cash and equivalents	(2,392.2)	4,295.1	(377.2)

Cash and Equivalents:
Beginning of year	4,647.3	352.2	729.4

End of year	$2,255.1	$4,647.3	$352.2

Other Cash Information—Continuing and Discontinued Operations:
Cash payments during the year for:
Interest	$218.5	$289.2	$322.3
Income taxes, net of refunds	1,397.7	497.2	380.9

Non-Cash Investing and Financing Activities—Continuing and Discontinued Operations:
Capital lease obligations entered into	$180.0	$78.0	$48.1
Purchases of property, plant and equipment included in accounts payable	71.8	128.3	107.8
Mortgage notes assumed in property additions	—	—	42.9

See accompanying notes to consolidated financial statements.

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In millions, except per-share amounts)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Common Stock:
Balance, beginning of year	$2.4	$6.1	$6.0
Options exercised	0.1	—	0.1
Retirement of treasury stock(1)	—	(3.7)	—

Balance, end of year	2.5	2.4	6.1

Additional Paid-In Capital:
Balance, beginning of year	1,981.9	4,505.6	4,463.9
Share-based employee compensation	27.7	59.1	55.1
Options exercised/cancelled, net	40.4	210.6	(11.9)
Initial public offering of Blackhawk, net	—	161.5	—
Retirement of treasury stock(1)	—	(2,989.0)	—
Other(2)	1.3	34.1	(1.5)

Balance, end of year	2,051.3	1,981.9	4,505.6

Treasury Stock:
Balance, beginning of year	(480.6)	(9,119.8)	(7,874.4)
Purchase of treasury stock	—	(663.7)	(1,240.3)
Retirement of treasury stock(1)	—	9,313.4	—
Other	(11.2)	(10.5)	(5.1)

Balance, end of year	(491.8)	(480.6)	(9,119.8)

Retained Earnings:
Balance, beginning of year	4,586.9	7,585.6	7,151.1
Net income attributable to Safeway Inc.	113.4	3,507.5	596.5
Cash dividends declared ($0.890, $0.775 and $0.670 per share)	(205.8)	(185.5)	(162.0)
Distribution of Blackhawk(3)	(184.4)	—	—
Retirement of treasury stock(1)	—	(6,320.7)	—

Balance, end of year	4,310.1	4,586.9	7,585.6

Accumulated Other Comprehensive Loss:
Balance, beginning of year	(271.1)	(73.8)	(61.5)
Translation adjustments	0.2	(65.0)	(3.1)
Pension and post-retirement benefits adjustment to funded status (net of tax of $118.5, $87.1 and $45.5)	(185.0)	179.5	(79.7)
Recognition of pension and post-retirement benefits actuarial loss (net of tax of $20.5, $38.7 and $40.5)	31.8	66.3	69.5
Distribution of Blackhawk(3)	2.2	—	—
Sale of Canada Safeway Limited(4)	—	(377.0)	—
Other (net of tax of $0.2, $0.6 and $0.5)	0.2	(1.1)	1.0

Balance, end of year	(421.7)	(271.1)	(73.8)

F-110	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In millions, except per-share amounts)

	53 Weeks 2014	52 Weeks 2013	52 Weeks 2012
Noncontrolling Interests:
Balance, beginning of year	$55.6	$5.5	$6.0
Noncontrolling interests acquired through Blackhawk’s acquisition of Retailo	—	6.9	—
Net earnings attributable to noncontrolling interests, net of tax	(0.9)	14.7	1.6
Distribution of Blackhawk(3)	(56.3)	—	—
Other(2)	1.6	28.5	(2.1)

Balance, end of year	—	55.6	5.5

Total Equity	$5,450.4	$5,875.1	$2,909.2

	Number of Shares Issued
Common Stock:
Balance, beginning of year	244.2	605.3	604.5
Options exercised	1.7	9.6	0.1
Restricted stock grants, net of forfeitures	(0.1)	0.5	0.7
Performance share awards	—	0.4	—
Retirement of treasury stock(1)	—	(371.6)	—

Balance, end of year	245.8	244.2	605.3

	Number of Shares
Treasury Stock:
Balance, beginning of year	(14.1)	(365.8)	(307.9)
Purchase of treasury stock	—	(19.5)	(57.6)
Retirement of treasury stock(1)	—	371.6	—
Other	(0.3)	(0.4)	(0.3)

Balance, end of year	(14.4)	(14.1)	(365.8)

(1)	Safeway retired 371.6 million shares in 2013. See Note L under the caption “Retirement of Treasury Stock.”
(2)	Fiscal 2013 primarily results from Blackhawk IPO.
(3)	Safeway distributed its remaining shares of Blackhawk to Safeway stockholders in 2014. See Note B.
(4)	Safeway completed the sale of CSL in 2013. See Note B.

See accompanying notes to consolidated financial statements.

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note A: The Company and Significant Accounting Policies

The Company Safeway Inc. (“Safeway” or the “Company”) is one of the largest food and drug retailers in the United States, with 1,326 stores as of year-end 2014. Safeway’s U.S. retail operations are located principally in California, Hawaii, Oregon, Washington, Alaska, Colorado, Arizona, Texas, and the Mid-Atlantic region. In support of its retail operations, the Company has an extensive network of distribution, manufacturing and food processing facilities. The Company also owns and operates GroceryWorks.com Operating Company, LLC, an online grocery channel, doing business under the names Safeway.com and Vons.com (collectively “Safeway.com”).

On January 30, 2015, Safeway was acquired by AB Acquisition LLC (“AB Acquisition”) pursuant to an Agreement and Plan of Merger (as amended on April 7, 2014 and on June 13, 2014, the “Merger Agreement”), with AB Acquisition LLC , Albertson’s Holdings LLC (“Albertsons Holdings”), a subsidiary of AB Acquisition, Albertson’s LLC (“Albertson’s LLC”), a subsidiary of Albertsons Holdings, and Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with AB Acquisition, Albertsons Holdings and Albertson’s LLC, “Albertsons”), a subsidiary of Albertsons Holdings, in a transaction hereinafter referred to as the “Merger.” See Note V to the consolidated financial statements for additional information. Unless otherwise noted, these consolidated financial statements and accompanying notes do not give effect to the Merger.

On December 23, 2014, Safeway and its wholly-owned real-estate development subsidiary, Property Development Centers, LLC (“PDC”), sold substantially all of the net assets of PDC to Terramar Retail Centers, LLC (“Terramar”). Due to leasing back certain properties, Safeway will have significant continuing involvement with a number of the properties subsequent to the sale of PDC. Therefore, the operating results are not reported in discontinued operations in the consolidated statements of income. See Note D to the consolidated financial statements for additional information.

Blackhawk Network Holdings, Inc. (“Blackhawk”) was a majority-owned subsidiary of Safeway until Safeway completed the distribution of 37.8 million shares of Blackhawk stock that it owned to its stockholders on April 14, 2014. The operating results of Blackhawk are reported as discontinued operations in the consolidated statements of income for all periods presented. See Note B to the consolidated financial statements for additional information.

During the fourth quarter of 2013, the Company exited the Chicago market, where it operated 72 Dominick’s stores. The operating results of Dominick’s are reported as discontinued operations in the consolidated statements of income for all periods presented. In addition, certain assets and liabilities associated with Dominick’s are reported as assets and liabilities held for sale at December 28, 2013 and some Dominick’s properties continued to be classified as held for sale at January 3, 2015. See Note B to the consolidated financial statements for additional information.

On November 3, 2013, Safeway completed the sale of substantially all of the net assets of Canada Safeway Limited (“CSL” now known as CSL IT Services ULC) to Sobeys Inc. (“Sobeys”), a wholly-owned subsidiary of Empire Company Limited. As a result, the operating results of CSL are reported as discontinued operations in the consolidated statements of income for all periods presented. See Note B to the consolidated financial statements for additional information.

Unless otherwise indicated, the notes accompanying the consolidated financial statements reflect the Company’s continuing operations.

F-112	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company also has a 49% ownership interest in Casa Ley, S.A. de C.V. (“Casa Ley”), which operates 206 food and general merchandise stores in Western Mexico. See Note V.

Basis of Presentation The consolidated financial statements include Safeway Inc., a Delaware corporation, and all majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. Intercompany transactions and balances have been eliminated in consolidation. The Company’s investment in Casa Ley is reported using the equity method. Safeway’s equity in earnings of Casa Ley is based on financial information prepared in accordance with accounting principles generally accepted in the United States and is recorded on a one-month delay basis because financial information for the latest month is not available from Casa Ley in time to be included in Safeway’s consolidated results until the following reporting period.

Fiscal Year The Company’s fiscal year ends on the Saturday nearest December 31. The last three fiscal years consist of the 53-week period ended January 3, 2015 (“fiscal 2014” or “2014”), the 52-week period ended December 28, 2013 (“fiscal 2013” or “2013”) and the 52-week period ended December 29, 2012 (“fiscal 2012” or “2012”).

Correction to Cash Flow Classification Subsequent to the issuance of the fiscal 2013 consolidated financial statements, the Company determined that the $57.4 million loss on foreign currency translation within the 2013 consolidated statement of cash flows was reflected as a reduction in net cash flow from operating activities, and should not have reduced operating cash flow for U.S. GAAP purposes. As a result, the 2013 presentation has been corrected to increase cash flows from operating activities—continuing operations by $57.4 million with an offset to the line item Effect of changes in exchange rates on cash. Safeway assessed the materiality of this adjustment on previously issued financial statements in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that the correction was not material. This correction results in no other changes to the consolidated financial statements and had no effect on the change in cash or ending cash.

Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies Assets and liabilities of the Company’s foreign subsidiaries and Casa Ley are translated into U.S. dollars at year-end rates of exchange, and income and expenses are translated at average rates during the year. Adjustments resulting from translating financial statements into U.S. dollars, net of applicable income taxes, are included as a separate component in the statement of comprehensive income, within accumulated other comprehensive income in the consolidated balance sheets and within the consolidated statements of stockholders’ equity.

After the net asset sale of Canadian operations (“Sale of Canadian Operations”), the adjustments resulting from translation of retained assets and liabilities denominated in Canadian dollars are included in the statement of income as a foreign currency gain or loss. Foreign currency loss was $131.2 million in fiscal 2014 and $57.4 million in fiscal 2013. The Company made a reclassification on the 2013 consolidated statement of cash flows to correct the classification of the loss on foreign currency.

F-113	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue Recognition Retail store sales are recognized at the point of sale. Sales tax is excluded from revenue. Internet sales are recognized when the merchandise is delivered to the customer. Discounts provided to customers in connection with loyalty cards are accounted for as a reduction of sales.

Safeway records a deferred revenue liability when it sells Safeway gift cards. Safeway records a sale when a customer redeems the gift card. Safeway gift cards do not expire. The Company reduces the liability and increases other revenue for the unused portion of gift cards (“breakage”) after two years, the period at which redemption is considered remote. Breakage amounts were $1.8 million, $1.9 million and $1.8 million in 2014, 2013 and 2012, respectively.

Cost of Goods Sold Cost of goods sold includes cost of inventory sold during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs, warehouse inspection costs, warehousing costs and other costs of Safeway’s distribution network. All vendor allowances are recorded as a reduction of cost of goods when earned. Advertising and promotional expenses are also included as a component of cost of goods sold. Such costs are expensed in the period the advertisement occurs. Advertising and promotional expenses totaled $325.5 million in 2014, $371.6 million in 2013 and $415.9 million in 2012.

Cash and Equivalents Cash and equivalents include short-term investments with original maturities of less than three months and credit and debit card sales transactions which settle within a few business days of year end.

There were no book overdrafts included in accounts payable at year-end 2014. At year-end 2013, book overdrafts of $84.5 million were included in accounts payable.

Receivables Receivables include pharmacy and miscellaneous trade receivables.

Merchandise Inventories Merchandise inventory of $1,755.3 million at year-end 2014 and $1,643.2 million at year-end 2013 is valued at the lower of cost on a last-in, first-out (“LIFO”) basis or market value. Such LIFO inventory had a replacement or current cost of $1,808.4 million at year-end 2014 and $1,701.3 million at year-end 2013. Liquidations of LIFO layers during the three years reported did not have a material effect on the results of operations. The remaining inventory consists primarily of perishables, pharmacy and fuel inventory. Perishables are counted every four weeks and are carried at the last purchased cost or the last four-week average cost, which approximates first-in, first-out (“FIFO”) cost. Pharmacy and fuel inventories are carried at the last purchased cost, which approximates FIFO cost. The Company records an inventory shrink adjustment upon physical counts and also provides for estimated inventory shrink adjustments for the period between the last physical inventory and each balance sheet date.

Property and Depreciation Property is stated at cost. Depreciation expense on buildings and equipment is computed on the straight-line method using the following lives:

Stores and other buildings	7 to 40 years
Fixtures and equipment	3 to 15 years

Safeway capitalizes eligible costs to acquire or develop internal-use software that are incurred during the application development stage as part of fixtures and equipment. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets.

F-114	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Property under capital leases and leasehold improvements is amortized on a straight-line basis over the shorter of the remaining terms of the leases or the estimated useful lives of the assets.

Company-Owned Life Insurance Policies Safeway has company-owned life insurance policies that have a cash surrender value. During 2013, Safeway borrowed against these policies. The Company has no current intention of repaying the loans prior to maturity or cancellation of the policies. Therefore, we offset the cash surrender value by the related loans. At January 3, 2015, the cash surrender value of the policies was $57.1 million, and the balance of the policy loans was $40.7 million, resulting in a net cash surrender value of $16.4 million. At December 28, 2013, the cash surrender value of the policies was $58.5 million, and the balance of the policy loans was $40.9 million, resulting in a net cash surrender value of $17.6 million.

Employee Benefit Plans The Company recognizes in its consolidated balance sheet an asset for its employee benefit plan’s overfunded status or a liability for underfunded status. The Company measures plan assets and obligations that determine the funded status as of fiscal year end. See Note N.

Self-Insurance The Company is primarily self-insured for workers’ compensation, automobile and general liability costs. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported, and is discounted using a risk-free rate of interest. The present value of such claims was calculated using a discount rate of 1.50% in 2014, 1.75% in 2013 and 0.75% in 2012.

A summary of changes in Safeway’s self-insurance liability is as follows (in millions):

	2014	2013	2012
Beginning balance	$432.7	$480.1	$470.9
Expense, including the effect of discount rate	153.9	98.6	151.6
Claim payments	(151.2)	(137.2)	(142.5)
Disposal of discontinued operations	—	(8.8)	—
Currency translation	—	—	0.1
Reclass insurance recoveries to receivable	25.2	—	—

Ending balance	460.6	432.7	480.1

Less current portion	(113.3)	(108.6)	(137.4)

Long-term portion	$347.3	$324.1	$342.7

Beginning in 2014, the Company has recorded estimated insurance recoveries as a receivable, rather than netting the recoveries against the liability.

The current portion of the self-insurance liability is included in other accrued liabilities, and the long-term portion is included in accrued claims and other liabilities in the consolidated balance sheets. The total undiscounted liability, net of insurance receivables, was $477.4 million at year-end 2014 and $477.2 million at year-end 2013.

Deferred Rent

Rent Escalations.    The Company recognizes escalating rent provisions on a straight-line basis over the lease term.

F-115	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Rent Holidays.    Certain of the Company’s operating leases contain rent holidays. For these leases, Safeway recognizes the related rent expense on a straight-line basis starting at the earlier of the first rent payment or the date of possession of the leased property. The difference between the amounts charged to expense and the rent paid is recorded as deferred lease incentives and amortized over the lease term.

Income Taxes Income tax expense or benefit reflects the amount of taxes payable or refundable for the current year, the impact of deferred tax liabilities and deferred tax assets, accrued interest on tax deficiencies and refunds and accrued penalties on tax deficiencies. Deferred income taxes represent future net tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

A valuation allowance is established for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizable deferred tax assets.

Tax positions are recognized when they are more likely than not to be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon settlement. The Company is subject to periodic audits by the Internal Revenue Service and other foreign, state and local taxing authorities. These audits may challenge certain of the Company’s tax positions such as the timing and amount of income and deductions and the allocation of taxable income to various tax jurisdictions. The Company evaluates its tax positions and establishes liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. These tax uncertainties are reviewed as facts and circumstances change and are adjusted accordingly. This requires significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the Company’s effective tax rate and cash flows in future years.

Financial Instruments

Interest rate swaps.    The Company has, from time to time, entered into interest rate swap agreements to change its portfolio mix of fixed- and floating-rate debt to more desirable levels. Interest rate swap agreements involve the exchange with a counterparty of fixed- and floating-rate interest payments periodically over the life of the agreements without exchange of the underlying notional principal amounts. The differential to be paid or received is recognized over the life of the agreements as an adjustment to interest expense. The Company’s counterparties have been major financial institutions.

Energy contracts.    The Company has entered into contracts to purchase electricity and natural gas at fixed prices for a portion of its energy needs. Safeway expects to take delivery of the electricity and natural gas in the normal course of business. Contracts that qualify for the normal purchase exception under derivatives and hedging accounting guidance are not marked to market. Energy purchased under these contracts is expensed as delivered.

Fair Value of Financial Instruments Disclosures of the fair value of certain financial instruments are required, whether or not recognized in the balance sheet. The Company estimated the fair values

F-116	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

presented below using appropriate valuation methodologies and market information available as of year end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, the fair values were estimated at year end, and current estimates of fair value may differ significantly from the amounts presented.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and equivalents, accounts receivable, accounts payable.    The carrying amount of these items approximates fair value.

Short-term investments.    These investments are readily convertible to cash, and the carrying amount of these items approximates fair value.

Notes receivables.    The Company’s notes receivables, included in other assets, are comprised primarily of notes receivable resulting from the sale of real estate. The fair value of note receivables is estimated by discounting expected future cash flows using interest rates, adjusted for credit risk, at which similar loans could be made under current market conditions. The carrying value of notes receivables, which approximates fair value, was $108.0 million at January 3, 2015 and $101.0 million at December 28, 2013. Approximately $27.7 million of the notes receivables at January 3, 2015 were Safeway advances to Blackhawk. These advances funded Blackhawk’s estimated tax payments on the distribution of Blackhawk shares which are explained in Note B under the caption “Blackhawk”. With the closing of the Merger on January 30, 2015, Blackhawk is not required to repay these advances.

Long-term debt, including current maturities.    Market values quoted in public markets are used to estimate the fair value of publicly traded debt. To estimate the fair value of debt issues that are not quoted in public markets, the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities as a discount rate for the remaining principal payments.

Store Lease Exit Costs and Impairment Charges Safeway regularly reviews its stores’ operating performance and assesses the Company’s plans for certain store and plant closures. Losses related to the impairment of long-lived assets are recognized when expected future cash flows are less than the asset’s carrying value. The Company evaluates the carrying value of the assets in relation to its expected future cash flows. If the carrying value is greater than the future cash flows, a provision is made for the impairment of the assets to write the assets down to estimated fair value. Fair value is determined by estimating net future cash flows, discounted using a risk-adjusted rate of return. The Company calculates impairment on a store-by-store basis. These provisions are recorded as a component of operating and administrative expense.

When stores that are under long-term leases close, the Company records a liability for the future minimum lease payments and related ancillary costs, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations, discounted using a risk-adjusted rate of interest. This liability is recorded at the time the store is closed. Activity included in the reserve for store lease exit costs is disclosed in Note E.

F-117	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Accumulated Other Comprehensive Loss Accumulated other comprehensive loss, net of applicable taxes, consisted of the following at year-end (in millions):

	2014	2013	2012
Translation adjustments	$(136.4)	$(139.0)	$399.0
Pension and post-retirement benefits adjustment to funded status	(588.0)	(403.0)	(737.8)
Recognition of pension and post-retirement benefits actuarial loss	304.1	272.5	265.5
Other	(1.4)	(1.6)	(0.5)

Total	$(421.7)	$(271.1)	$(73.8)

At the closing of the Sale of Canadian Operations, the Company recorded the related balance of cumulative translation adjustment, pension and post-retirement benefit adjustment to funded status and recognition of pension and post-retirement benefits actuarial loss which related to CSL as part of the gain on the sale. See Note B.

Stock-Based Employee Compensation Safeway accounts for all share-based payments to employees, including grants of employee stock options, as compensation cost based on the fair value on the date of grant. The Company determines fair value of such awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates certain assumptions, such as risk-free interest rate, expected volatility, expected dividend yield and expected life of options, in order to arrive at a fair value estimate.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently assessing the potential impact of ASU No. 2014-09 on its financial statements.

On April 10, 2014, the FASB issued ASU No. 2014-08 “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 changes the criteria for reporting discontinued operations and modifies related disclosure requirements. The new guidance is effective on a prospective basis for fiscal years beginning after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. The Company is currently assessing the future impact of ASU No. 2014-08 on its financial statements.

Note B: Assets and Liabilities Held for Sale and Discontinued Operations

Assets and Liabilities Held for Sale In the fourth quarter of 2013, the Company announced its intention to exit the Chicago market, where it operated 72 Dominick’s stores. During the fourth quarter of 2013, the Company sold or closed its Dominick’s stores. Certain Dominick’s properties were classified as held for sale at December 28, 2013, and some Dominick’s properties continued to be classified as held

F-118	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

for sale at January 3, 2015. Additionally, the Company had other real estate assets held for sale. Assets and liabilities held for sale at January 3, 2015 and December 28, 2013 were as follows (in millions):

	January 3, 2015	December 28, 2013
Assets held for sale:
Dominick’s property, net, held for sale	$5.6	$136.7
Other United States real estate assets held for sale	33.9	7.2

Total assets held for sale	$39.5	$143.9

	January 3, 2015	December 28, 2013
Liabilities held for sale:
Dominick’s
Deferred gain on property dispositions	$—	$9.0
Obligations under capital leases	—	5.2
Deferred rent	—	2.6
Other liabilities	—	1.4

Total liabilities held for sale(1)	$—	$18.2

(1)	Included in Other Accrued Liabilities on the consolidated balance sheet.

F-119	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Discontinued Operations The notes to the consolidated financial statements exclude discontinued operations, unless otherwise noted. Historical financial information for CSL, Dominick’s and Blackhawk presented in the consolidated income statements has been reclassified to discontinued operations to conform to current-year presentation. The historical operating results of Genuardi’s stores have not been reflected in discontinued operations because the historical financial operating results were not material to the Company’s consolidated financial statements for all periods presented. Financial information for discontinued operations is shown below (in millions):

	2014	2013	2012
Sales and other revenue:
CSL(1)	$—	$5,447.9	$6,695.8
Dominick’s	7.3	1,394.8	1,465.2
Blackhawk(1)	305.6	1,074.2	906.8

Total	$312.9	$7,916.9	$9,067.8

(Loss) income from discontinued operations, before income taxes:
CSL(1)	$—	$286.2	$442.3
Dominick’s(2)	(186.8)	(92.0)	(50.4)
Blackhawk(1)	(4.4)	84.4	74.2

Total	$(191.2)	$278.6	$466.1

Gain (loss) on sale or disposal of operations, net of lease exit costs and transaction costs, before income taxes:
CSL(3)	$(6.8)	$4,783.1	$—
Dominick’s(4)	140.9	(493.1)	—
Blackhawk	(5.9)	—	—
Genuardi’s	—	—	52.4

Total	$128.2	$4,290.0	$52.4

Total (loss) income from discontinued operations, before income taxes	$(63.0)	$4,568.6	$518.5
Income taxes on discontinued operations	72.3	(1,263.5)	(169.6)

Income from discontinued operations, net of tax	$9.3	$3,305.1	$348.9

(1)	For CSL, 2013 reflects 44 weeks of activity compared to 52 weeks in 2012. For Blackhawk, 2014 reflects 15 weeks of activity compared to 52 weeks in the prior years.
(2)	2014 includes charges of $159.4 million to increase the multiemployer pension withdrawal liability.
(3)	In accordance with ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” the Company transferred the cumulative translation adjustment relating to Canadian operations from Accumulated Other Comprehensive Loss on the balance sheet to gain on the Sale of Canadian Operations.
(4)	2013 includes a charge of $310.8 million for the estimated multiemployer pension plan withdrawal liability.

Sale of Canadian Operations On November 3, 2013, Safeway completed the Sale of Canadian Operations to Sobeys for CAD5.8 billion (USD5.6 billion) in cash plus the assumption of certain liabilities.

F-120	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Dominick’s During the fourth quarter of 2013, Safeway sold or closed all Dominick’s stores. Cash proceeds on the sale of these stores sold in fiscal 2013 were $72.2 million. Stores closed in 2013 but sold in fiscal 2014 had cash proceeds of $246.3 million. The sale of these stores resulted in a pre-tax gain of $140.9 million in fiscal 2014 and a pre-tax loss of $493.1 million in fiscal 2013, which includes a charge of $310.8 million for the estimated multiemployer pension plan withdrawal liability. During fiscal 2014, the Company increased the estimated multiemployer pension plan withdrawal liability by $159.4 million, which is included in loss from discontinued operations in the following table. See Note O for a discussion and reconciliation of this withdrawal liability.

Blackhawk On March 24, 2014, Safeway’s Board of Directors declared a special stock dividend to its stockholders of all of the 37.8 million shares of Class B common stock of Blackhawk owned by Safeway, representing approximately 94.2% of the total outstanding shares of Blackhawk’s Class B common stock and approximately 72% of the total number of shares of Blackhawk common stock of all classes outstanding. On April 14, 2014, Safeway distributed the special stock dividend to all Safeway stockholders of record as of April 3, 2014 (the “Record Date”). The distribution took place in the form of a pro rata dividend of Blackhawk Class B common stock to each Safeway stockholder of record as of the Record Date.

With the completion of the Merger subsequent to year-end, Safeway’s distribution of Blackhawk shares is taxable. Based on Safeway’s preliminary estimates and after the application of $82 million in tax payments previously made in connection with Safeway’s sale of shares in the initial public offering of Blackhawk’s Class A common stock in April 2013, Safeway expects that the distribution of Blackhawk shares will result in an incremental tax liability of approximately $360 million, which Safeway is required to fund. In accordance with generally accepted accounting principles, Safeway did not consider the probability of the Merger occurring and, therefore, has not recorded a liability for its obligation to fund Blackhawk’s tax obligation. During 2014, Safeway paid approximately $355 million of the incremental tax liability.

In addition, during 2014, Blackhawk made certain estimated tax payments to certain state tax jurisdictions. Safeway advanced approximately $27.7 million to Blackhawk to fund these estimated tax payments. Safeway recorded these advances as receivables on the condensed consolidated balance sheet because, in accordance with generally accepted accounting principles, Safeway did not consider the probability of the Merger occurring. In the event the Merger did not occur, Blackhawk would have been required to repay these advances to Safeway.

Genuardi’s In January 2012, Safeway announced the planned sale or closure of its Genuardi’s stores, located in the Eastern United States. These transactions were completed during 2012 with cash proceeds of $107.0 million and a pre-tax gain of $52.4 million ($31.9 million after tax).

Note C: Blackhawk

Initial Public Offering of Blackhawk On April 24, 2013, Blackhawk, a former Safeway subsidiary, completed its initial public offering of 11.5 million shares of its Class A common stock at $23.00 per share on the NASDAQ Global Select Market, which included the exercise by the underwriters for the offering of an option to purchase 1.5 million shares of Class A common stock. The offering consisted solely of shares offered by existing stockholders, including Safeway. As part of the IPO, Safeway sold 11.3 million shares of Class A common stock of Blackhawk for proceeds of $243.6 million ($238.0 million, net of professional service fees), reducing the Company’s ownership from approximately 95% to approximately 73% of Blackhawk’s total outstanding shares of common stock.

F-121	(Continued)

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Notes to Consolidated Financial Statements

Safeway recorded these net proceeds as an increase to Additional Paid-In Capital and used these net proceeds to reduce debt. Additionally, the Company recorded a $76.5 million tax liability on the sale of these shares as a reduction to Additional Paid-In Capital and $5.8 million as an increase to tax expense. The taxes were paid in the fourth quarter of 2013. Additionally, Safeway incurred a $17.9 million deferred tax expense related to the retained shares in Blackhawk.

Distribution of Blackhawk Safeway owned 37.8 million shares, or approximately 72%, of Blackhawk, which the Company distributed to its stockholders on April 14, 2014. See Note B.

Acquisitions On November 29, 2013, Blackhawk acquired 100% of the outstanding common stock of Retailo, a German privately-held company which is a third-party gift card distribution network in Germany, Austria and Switzerland. Blackhawk acquired Retailo for total purchase consideration of $70.2 million. The following table summarizes the purchase price allocation which was based upon the estimated fair value of each asset and liability (in millions):

Settlement receivables	$18.1
Settlement payables	(14.8)
Other liabilities, net	(0.7)
Deferred income taxes, net	(7.4)
Identifiable technology and intangible assets	45.7
Noncontrolling interests	(6.9)
Goodwill(1)	36.2

Total consideration	$70.2

(1)	See Note D.

Noncontrolling interests result from third-party ownership interests in certain subsidiaries of Retailo.

On November 12, 2013, Blackhawk acquired substantially all of the net assets of InteliSpend from Maritz Holdings Inc., a privately-held company, for total purchase consideration of $97.5 million. InteliSpend delivers intelligent prepaid solutions for business needs: employee rewards, wellness, sales incentives, expense management and promotional programs. The following table summarizes the purchase price allocation which was based upon the estimated fair value of each asset and liability (in millions):

Cash and cash equivalents	$15.0
Trading securities	29.4
Accounts receivable	7.9
Cardholder liabilities	(31.4)
Customer deposits	(12.5)
Other tangible assets, net	(4.0)
Deferred taxes	(0.3)
Identifiable technology and intangible assets	39.2
Goodwill(1)	54.2

Total consideration	$97.5

(1)	See Note D.

F-122	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Blackhawk sold the trading securities for cash on the day after closing, and this sale is presented as an inflow from investing activities in the accompanying consolidated statements of cash flows.

Note D: Property Development Centers

On December 23, 2014, Safeway and its wholly owned real estate development subsidiary, PDC, sold substantially all of the net assets of PDC to Terramar. PDC’s assets were comprised of shopping centers that are completed or under development. Most of these centers included a grocery store that was leased back to Safeway. The sale was consummated pursuant to an Asset Purchase Agreement dated as of December 22, 2014 by and among Safeway, PDC and Terramar.

The following table summarizes the gain on this transaction (in millions).

Total cash proceeds	$759.0
Less proceeds for development properties recorded as Other Notes Payable	(120.1)
Less cash paid for prorates	(1.7)

Total cash proceeds classified as investing activities	637.2
Net book value	(464.9)

Total gain on sale of PDC	172.3
Less gain deferred on sale leasebacks(1)	(150.3)

Gain on sale of PDC	$22.0

(1)	Current portion of $25.3 million is included in other accrued liabilities, and the long-term portion of $125.0 million is included in accrued claims and other liabilities in the consolidated balance sheet at year-end 2014.

Due to leasing back certain of these properties, Safeway has significant continuing involvement with a number of the properties subsequent to the sale. As a result, Safeway deferred the gain on the sale of those properties. Under GAAP, Safeway is still considered the owner of certain properties consisting primarily of the properties under development. Consequently, proceeds of $120.1 million received for those properties have been recorded as Other Notes Payable and classified as a cash inflow from financing activities.

Safeway undertook the sale of PDC in connection with the Merger. See Note V.

Note E: Goodwill

Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill is not subject to amortization but must be evaluated for impairment.

Safeway tests goodwill for impairment annually (on the first day of the fourth quarter) or whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value.

The impairment test is a two-step process. In the first step, the Company determines if the fair value of the reporting units is less than the book value. Under generally accepted accounting

F-123	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

principles, a reporting unit is either the equivalent to, or one level below, an operating segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Safeway’s operating segments are our retail divisions. Safeway’s reporting units are generally consistent with its operating segments.

Companies are allowed perform the first step of the two-step impairment process by assessing qualitative factors to determine whether events or circumstances exist which lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, we conclude that it is more likely than not that the fair value of our reporting units with goodwill is greater than the book value and, therefore, that there is no goodwill impairment.

If Safeway concludes that fair value is greater than the book value, Safeway does not have to proceed to step two, and Safeway can conclude there is no goodwill impairment. If the Company concludes that the fair value of a reporting unit is less than book value, the Company must perform step two, in which it calculates the implied fair value of goodwill and compares it to carrying value. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment.

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. The estimated fair value of each reporting unit is based on an average of the guideline company method and the discounted cash flow method. These methods are based on historical and forecasted amounts specific to each reporting unit and consider sales, gross profit, operating profit and cash flows and general economic and market conditions, as well as the impact of planned business and operational strategies. Safeway bases its fair value estimates on assumptions it believes to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Measuring the fair value of reporting units would constitute a Level 3 measurement under the fair value hierarchy. See Note I for a discussion of levels.

Based upon the results of our 2014, 2013 and 2012 analyses, no impairment of goodwill was indicated in 2014, 2013 or 2012.

F-124	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of changes in Safeway’s goodwill is as follows (in millions):

	2014	2013
	U.S.	U.S.	Canada	Total
Balance—beginning of year:
Goodwill	$4,455.8	$4,364.9	$97.9	$4,462.8
Accumulated impairment charges	(3,991.3)	(3,991.3)	—	(3,991.3)

	464.5	373.6	97.9	471.5

Activity during the year:
Distribution of Blackhawk Stock(2)	(133.6)	—	—	—
Disposal of CSL goodwill(1)	—	—	(97.9)	(97.9)
Blackhawk acquisition of Retailo(2)	—	36.2	—	36.2
Blackhawk acquisition of InteliSpend(2)	—	54.2	—	54.2
Translation adjustments	—	0.5	—	0.5

	(133.6)	90.9	(97.9)	(7.0)

Balance—end of year:
Goodwill	4,322.2	4,455.8	—	4,455.8
Accumulated impairment charges	(3,991.3)	(3,991.3)	—	(3,991.3)

	$330.9	$464.5	$—	$464.5

(1)	See Note B.
(2)	See Note C.

Note F: Store Lease Exit Costs and Impairment Charges

Impairment Write-Downs Safeway recognized impairment charges on the write-down of long-lived assets of $56.1 million in 2014, $35.6 million in 2013 and $33.6 million in 2012. These charges are included as a component of operating and administrative expense.

Store Lease Exit Costs The reserve for store lease exit costs includes the following activity for 2014, 2013 and 2012 (in millions):

	2014	2013	2012
Beginning balance	$181.0	$76.5	$77.0
Provision for estimated net future cash flows of additional closed stores(1)	1.2	6.1	19.4
Provision for estimated net future cash flows of Dominick’s closed stores(2)	—	113.6	—
Net cash flows, interest accretion, changes in estimates of net future cash flows(3)	(37.1)	(15.2)	(19.9)
Net cash flows, interest accretion, changes in estimates of net future cash flows for Dominick’s disposed stores(4)	(15.9)	—	—

Ending balance	$129.2	$181.0	$76.5

(1)	Estimated net future cash flows represents future minimum lease payments and related ancillary costs from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations.

F-125	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Estimated net future cash flows for Dominick’s stores closed during the fourth quarter of 2013.
(3)	Net cash flows, interest accretion, changes in estimates of net future cash flows for all stores other than Dominick’s stores disposed of in 2014.
(4)	Net cash flows, interest accretion, changes in estimates of net future cash flows for Dominick’s stores disposed of in 2014.

Store lease exit costs are included as a component of operating and administrative expense, with the exception of Dominick’s locations closed in the fourth quarter of 2013 which are included in the loss on disposal of operations. For all stores, the liability is included in accrued claims and other liabilities.

Note G: Financing

Notes and debentures were composed of the following at year end (in millions):

	2014	2013
Term credit agreement, unsecured	$—	$400.0
Mortgage notes payable, secured	4.7	46.8
5.625% Senior Notes due 2014, unsecured	—	250.0
3.40% Senior Notes due 2016, unsecured	80.0	400.0
6.35% Senior Notes due 2017, unsecured	100.0	500.0
5.00% Senior Notes due 2019, unsecured	500.0	500.0
3.95% Senior Notes due 2020, unsecured	500.0	500.0
4.75% Senior Notes due 2021, unsecured	400.0	400.0
7.45% Senior Debentures due 2027, unsecured	150.0	150.0
7.25% Senior Debentures due 2031, unsecured	600.0	600.0
Other notes payable, unsecured	141.4	21.4

	2,476.1	3,768.2
Less current maturities	(3.2)	(252.9)

Long-term portion	$2,472.9	$3,515.3

Commercial Paper During 2014, the average commercial paper borrowing was $28.5 million and had a weighted-average interest rate of 0.63%. During 2013, the average commercial paper borrowing was $43.9 million which had a weighted-average interest rate of 0.68%.

Bank Credit Agreement At January 3, 2015, the Company had a $1,500.0 million credit agreement (the “Credit Agreement”) with a syndicate of banks that was scheduled to terminate on June 1, 2015. The Credit Agreement provided to Safeway (i) a four-year revolving domestic credit facility of up to $1,250.0 million for U.S. dollar advances and (ii) a $400.0 million subfacility of the domestic facility for issuance of standby and commercial letters of credit. The Credit Agreement also provided for an increase in the credit facility commitments up to an additional $500.0 million, subject to the satisfaction of certain conditions. On June 30, 2014, the Company terminated a $250.0 million Canadian credit facility. The Credit Agreement contained various covenants that restricted, among other things and subject to certain exceptions, the ability of Safeway and its subsidiaries to incur certain liens, make certain asset sales, enter into certain mergers or amalgamations, engage in certain transactions with stockholders and affiliates and alter the character of its business from that conducted on the closing date. The Credit Agreement also contained two financial maintenance covenants: (i) an interest coverage ratio that required Safeway not to permit the ratio of consolidated Adjusted EBITDA,

F-126	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

as defined in the Credit Agreement, to consolidated interest expense to be less than 2.0:1.0, and (ii) a leverage ratio that required Safeway not to permit the ratio of consolidated total debt, less unrestricted cash in excess of $75.0 million, to consolidated Adjusted EBITDA, to exceed 3.5:1.0. As of January 3, 2015, the Company was in compliance with these covenant requirements. As of January 3, 2015, there were no borrowings, and letters of credit totaled $27.2 million under the Credit Agreement. Total unused borrowing capacity under the credit agreement was $1,472.8 million as of January 3, 2015.

U.S. borrowings under the credit agreement carried interest at one of the following rates selected by the Company: (1) the prime rate; (2) a rate based on rates at which Eurodollar deposits are offered to first-class banks by the lenders in the bank credit agreement plus a pricing margin based on the Company’s debt rating or interest coverage ratio (the “Pricing Margin”); or (3) rates quoted at the discretion of the lenders.

During 2014, the Company paid facility fees ranging from 0.15% to 0.225% on the total amount of the credit facility.

Issuances of Senior Unsecured Indebtedness The Company did not issue any senior unsecured debt in 2014 or 2013.

Redemption of Notes

Fiscal 2014 In August 2014, Safeway paid $802.7 million to redeem $320.0 million of the 3.40% Senior Notes due 2016 and $400.0 million of the 6.35% Senior Notes due 2017. The $802.7 million included principal payments of $720.0 million, make-whole premiums of $80.2 million and accrued interest of $2.5 million. Unamortized deferred finance fees of $2.2 million were also expensed.

In accordance with the Merger Agreement, the Company contributed $40.0 million in cash to PDC in the second quarter of 2014. This cash was to be held in a reserve account until the earlier to occur of (i) payment in full of the mortgage indebtedness encumbering a shopping center in Lahaina, Hawaii and (ii) the release of the Company from any guaranty obligations in connection with such indebtedness. During the third quarter of 2014, the Company deposited $40.0 million with a trustee and achieved a full legal defeasance of the mortgage indebtedness and was released from the guaranty obligations associated with such indebtedness. Therefore, during the third quarter of 2014, the Company extinguished the $40.8 million mortgage from the condensed consolidated balance sheet.

These transactions resulted in a loss on extinguishment of debt of $84.4 million in 2014, which consisted of $80.2 million in make-whole premiums on the Senior Notes, the write-off of $2.4 million of unamortized deferred finance fees and $1.8 million of third-party costs associated with the defeasance of the Lahaina mortgage.

Fiscal 2013 In the fourth quarter of 2013, the Company redeemed $500.0 million of 6.25% Senior Notes due March 15, 2014. This redemption resulted in a make-whole premium of $6.7 million, before tax.

In the fourth quarter of 2013, the Company deposited CAD304.5 million (USD292.2 million) in an account with the Trustee under the indenture governing the CAD300.0 million (USD287.9 million), 3.00% Second Series Notes due March 31, 2014. Safeway met the conditions for satisfaction and discharge of the Company’s obligations under the indenture and, as a result, extinguished the CAD300.0 million (USD287.9 million) notes and CAD304.5 million (USD292.2 million) cash from the consolidated balance sheet.

F-127	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

These transactions resulted in a loss on extinguishment of debt of $10.1 million in 2013, which consisted of make-whole premiums of $6.7 million and prepaid interest of $3.4 million.

Mortgage Notes Payable Mortgage notes payable at year-end 2014 have remaining terms ranging from less than four years to approximately seven years, had a weighted-average interest rate during 2014 of 8.10% and are secured by properties with a net book value of approximately $30.1 million.

Other Notes Payable Other notes payable at year-end 2014 have remaining terms ranging from one year to 21 years and had a weighted average interest rate of 7.16% during 2014. At year-end 2014, Other Notes Payable includes $120.1 million of proceeds for PDC properties where Safeway is still considered the owner under GAAP. See Note D.

Annual Debt Maturities As of year-end 2014, annual debt maturities (principal payments only) were as follows (in millions). Many of the notes payable include make-whole provisions:

2015	$3.2
2016	84.6
2017	105.0
2018	6.8
2019	505.1
Thereafter	1,771.4

$2,476.1

Letters of Credit The Company had letters of credit of $27.8 million outstanding at year-end 2014, of which $27.2 million were issued under the credit agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company. The Company pays commissions ranging from 1.00% to 1.28% on the face amount of the letters of credit.

Fair Value At year-end 2014 and year-end 2013, the estimated fair value of debt, including current maturities, was $2,525.3 million and $3,949.7 million, respectively.

See Note V under the caption “Effect of Merger on Debt” for additional information.

Note H: Financial Instruments

Safeway manages interest rate risk through the strategic use of fixed- and variable-interest rate debt and, from time to time, interest rate swaps. The Company does not utilize financial instruments for trading or other speculative purposes, nor does it utilize leveraged financial instruments. At year-end 2014, the Company had no interest rate swaps outstanding.

F-128	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note I: Fair Value Measurements

The accounting guidance for fair value measurements prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The following table presents assets and liabilities which are measured at fair value on a recurring basis at January 3, 2015 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents:
Money market	$1,884.0	$1,884.0	$—	$—
Commercial paper	124.2	—	124.2	—
Short-term investments(1)	24.4	16.8	7.6	—
Non-current investments(2)	46.5	—	46.5	—

Total	$2,079.1	$1,900.8	$178.3	$—

Liabilities:
Contingent consideration(3)	$2.6	$—	$—	$2.6

Total	$2.6	$—	$—	$2.6

(1)	Included in Prepaid Expenses and Other Current Assets on the balance sheet.
(2)	Included in Other Assets on the balance sheet.
(3)	Included in Other Accrued Liabilities and Accrued Claims and Other Liabilities on the balance sheet.

A reconciliation of the beginning and ending balances for Level 3 liabilities for the year ended January 3, 2015 follows (in millions):

Contingent consideration
Balance, beginning of year	$2.9
Settlements	(0.3)

Balance, end of year	$2.6

F-129	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents assets and liabilities which are measured at fair value on a recurring basis at December 28, 2013 (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash equivalents
Term deposits	$2,818.0	$—	$2,818.0	$—
Money market	449.0	449.0	—	—
Bankers’ acceptances	309.6	—	309.6	—
Commercial paper	274.0	—	274.0	—
Short-term investments(1)	81.0	42.0	39.0	—
Non-current investments(2)	38.0	—	38.0	—

Total	$3,969.6	$491.0	$3,478.6	$—

Liabilities:
Contingent consideration(3)	$2.9	$—	$—	$2.9

Total	$2.9	$—	$—	$2.9

(1)	Included in Prepaid Expenses and Other Current Assets on the balance sheet.
(2)	Included in Other Assets on the balance sheet.
(3)	Included in Accrued Claims and Other Liabilities on the balance sheet.

A reconciliation of the beginning and ending balances for Level 3 liabilities for the year ended December 28, 2013 follows (in millions):

Contingent consideration
Balance, beginning of year	$21.8
Settlements	(4.2)
Gains	(14.7)

Balance, end of year	$2.9

In determining the fair value of assets and liabilities, the Company maximizes the use of quoted market prices and minimizes the use of unobservable inputs. The Level 1 fair values are based on quoted market values for identical assets. The fair values of Level 2 assets and liabilities are determined using prices from pricing agencies and financial institutions that develop values based on observable inputs in active markets. Level 3 fair values are determined from industry valuation models based on externally developed inputs.

In connection with the Company’s evaluation of long-lived assets for impairment, certain long-lived assets were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. Fair value of long-lived assets is determined by estimating the amount and timing of net future cash flows (including rental expense for leased properties, sublease rental income, common area maintenance costs and real estate taxes) and discounting them using a risk-adjusted

F-130	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

rate of interest. Safeway estimates future cash flows based on its experience and knowledge of the market in which the store is located and may use real estate brokers. During fiscal 2014, long-lived assets with a carrying value of $117.0 million were written down to their estimated fair value of $60.9 million, resulting in an impairment charge of $56.1 million. During fiscal 2013, long-lived assets with a carrying value of $63.5 million were written down to their estimated fair value of $27.9 million, resulting in an impairment charge of $35.6 million.

Note J: Lease Obligations

At year-end 2014, Safeway leased approximately 53% of its stores. Most leases have renewal options, typically with increased rental rates during the option period. Certain of these leases contain options to purchase the property at amounts that approximate fair market value.

As of year-end 2014, future minimum rental payments applicable to non-cancelable capital and operating leases with remaining terms in excess of one year were as follows (in millions):

	Capital leases	Operating leases
2015	$128.9	$450.7
2016	118.0	424.8
2017	98.5	380.3
2018	70.1	328.7
2019	59.7	279.4
Thereafter	259.7	1,878.5

Total minimum lease payments	734.9	$3,742.4

Less amounts representing interest	(211.1)

Present value of net minimum lease payments	523.8

Less current obligations	(94.7)

Long-term obligations	$429.1

Future minimum lease payments under non-cancelable capital and operating lease agreements have not been reduced by future minimum sublease rental income of $145.9 million.

Amortization expense for property under capital leases was $73.7 million in 2014, $46.1 million in 2013 and $26.3 million in 2012. Accumulated amortization of property under capital leases was $324.2 million at year-end 2014 and $251.9 million at year-end 2013.

F-131	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following schedule shows the composition of total rental expense for all operating leases (in millions):

	2014	2013	2012
Property leases:
Minimum rentals	$379.1	$365.5	$365.7
Contingent rentals(1)	8.8	7.3	7.7
Less rentals from subleases	(11.5)	(11.1)	(9.4)

	376.4	361.7	364.0
Equipment leases	11.8	20.4	20.4

	$388.2	$382.1	$384.4

(1)	In general, contingent rentals are based on individual store sales.

Note K: Interest Expense

Interest expense consisted of the following (in millions):

	2014	2013	2012
Commercial paper	$0.2	$3.2	$6.0
Bank credit agreement	2.7	1.9	1.7
Term credit agreement	2.3	7.3	8.7
Mortgage notes payable	1.7	2.7	1.8
5.80% Senior Notes due 2012	—	—	29.1
Floating Rate Senior Notes due 2013	—	4.3	2.7
3.00% Second Series Notes due 2014	—	7.4	9.0
6.25% Senior Notes due 2014	—	29.9	31.3
5.625% Senior Notes due 2014	8.7	14.1	14.1
3.40% Senior Notes due 2016	9.4	13.6	13.6
6.35% Senior Notes due 2017	22.3	31.8	31.8
5.00% Senior Notes due 2019	25.0	25.0	25.0
3.95% Senior Notes due 2020	19.7	19.7	19.7
4.75% Senior Notes due 2021	19.0	19.0	19.0
7.45% Senior Debentures due 2027	11.2	11.2	11.2
7.25% Senior Debentures due 2031	43.5	43.5	43.5
Other notes payable	1.6	1.8	1.7
Obligations under capital leases	33.8	38.0	39.7
Amortization of deferred finance costs	4.0	7.4	6.9
Interest rate swap agreements	—	—	(5.0)
Capitalized interest	(6.2)	(8.8)	(10.9)

	$198.9	$273.0	$300.6

Note L: Capital Stock

Shares Authorized and Issued Authorized preferred stock consists of 25.0 million shares, of which none were outstanding during 2014, 2013 or 2012. Authorized common stock consists of 1.5 billion shares at $0.01 par value per share. Common stock outstanding at year-end 2014 was 231.4 million shares (net of 14.4 million shares of treasury stock) and 230.1 million shares at year-end 2013 (net of 14.1 million shares of treasury stock).

F-132	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Shares Repurchased The Company did not repurchase any common stock during 2014 under its stock repurchase program. Safeway repurchased 19.5 million shares at an average cost of $33.93 and a total cost of $663.7 million (including commissions) during 2013 and 57.6 million shares at an average cost of $21.51 and a total cost of $1,240.3 million (including commissions) during 2012.

Retirement of Treasury Stock In 2014, the Company did not retire any shares of its repurchased common stock. In 2013, the Company retired 371.6 million shares of its repurchased common stock. The par value of the repurchased shares was charged to common stock, with the excess purchase price over par value allocated between paid-in capital and retained earnings. In 2012, the Company did not retire any shares of its repurchased common stock.

Stock Option Plans Under Safeway’s stock option plans, the Company may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. Options generally vest over four or five years. Vested options are exercisable in part or in full at any time prior to the expiration date of six to 10 years from the date of the grant.

1999 Amended and Restated Equity Participation Plan Under the 1999 Amended and Restated Equity Participation Plan (the “1999 Plan”), options generally vest over four, five or seven years. Although the 1999 Plan remains in full force and effect, there will be no more grants under this plan. Vested options are exercisable in part or in full at any time prior to the expiration date of six to 10 years from the date of the grant. Shares issued as a result of stock option exercises will be funded with the issuance of new shares. The 2007 Equity and Incentive Award Plan (the “2007 Plan”) and the 2011 Equity and Incentive Award Plan (the “2011 Plan”), discussed below, succeed the 1999 Plan. See Note V for additional information.

2007 Equity and Incentive Award Plan In May 2007, the stockholders of Safeway approved the 2007 Plan. Under the 2007 Plan, Safeway may grant or issue stock options, stock appreciation rights, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Safeway may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. Options to purchase 8.1 million shares were available for grant at January 3, 2015 under this plan. Shares issued as a result of the 2007 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. See Note V for additional information.

2011 Equity and Incentive Award Plan In May 2011, the stockholders of Safeway approved the 2011 Plan. Under the 2011 Plan, Safeway may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof to participants other than Safeway’s Chief Executive Officer. Safeway may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. At January 3, 2015, 6.0 million shares of common stock were available for issuance under this plan. Shares issued as a result of the 2011 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market. See Note V for additional information.

Restricted Stock Awards and Restricted Stock Units The Company awarded 748,611 shares, 747,708 shares and 695,816 shares of restricted stock in 2014, 2013 and 2012, respectively, to certain officers and key employees. These shares vested over a period of between three to five years and

F-133	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

were subject to certain transfer restrictions and forfeiture prior to vesting. Deferred stock compensation, representing the fair value of the stock at the measurement date of the award, is amortized to compensation expense over the vesting period. The amortization of restricted stock resulted in compensation expense for continuing operations of $25.5 million in 2014, $15.8 million in 2013 and $13.1 million in 2012. See Note V for additional information.

Performance Share Awards In 2014, 2013 and 2012, Safeway granted performance share awards to certain executives. These performance share awards, covering a target of approximately 2.7 million shares, vested over three years. The 2014 performance share awards were subject to the achievement of specified levels of revenue growth and return on invested capital, as modified based on the Company’s total stockholder return. The 2013 and 2012 performance share awards were subject to the achievement of earnings per share goals determined on a compound annual growth rate basis relative to the S&P 500. Safeway recorded expense of $3.5 million in 2014 related to the 2014 awards. The Company recorded expense of $14.9 million in 2013 and $9.8 million in 2012 related to the 2013 and 2012 awards based on the then expected achievement of the performance targets. In the second quarter of 2014, the Company determined that it no longer believed that achievement of the performance targets related to the 2013 and 2012 awards was probable. Accordingly, in the second quarter of 2014, the Company reversed $18.8 million of previously recorded expense on unvested performance shares.

Pursuant to the terms of the Merger Agreement, all of the performance shares vested upon closing of the Merger. However, in accordance with generally accepted accounting principles, Safeway did not consider the probability of the Merger occurring in recording stock-based compensation expense.

On January 30, 2015, subsequent to the fiscal 2014 year end and in connection with the Merger, all outstanding stock option awards, performance shares, restricted stock units and restricted stock awards issued pursuant to various stockholder-approved plans and a stockholder-authorized employee stock purchase plan were automatically canceled in exchange for the right to receive certain cash consideration.

Activity in the Company’s stock option plans for the year ended January 3, 2015 was as follows:

	Options	Weighted- average exercise price	Aggregate intrinsic value (in millions)
Outstanding, beginning of year	7,728,655	$21.85	$82.3

2014 Activity:
Granted	773,347	38.02
Canceled	(433,808)	22.29
Exercised	(1,913,866)	18.42

Outstanding, end of year	6,154,328	$19.95	$93.4

Exercisable, end of year(1)	2,869,781	$17.31	$51.1

Vested and expected to vest, end of year(2)	5,215,892	$19.38	$82.2

(1)	The remaining weighted-average contractual life of these options is 5.3 years.
(2)	The remaining weighted-average contractual life of these options is 6.6 years.

F-134	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Weighted-average fair value of options granted during the year:

2012	$4.50
2013	6.67
2014	8.13

The total intrinsic value of options exercised was $30.7 million in 2014, $47.0 million in 2013 and $0.7 million in 2012. As of year-end 2014, there was $25.4 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.3 years.

Additional Stock Plan Information Safeway accounts for stock-based employee compensation in accordance with generally accepted accounting principles for stock compensation. The Company determines fair value of such awards using the Black-Scholes option pricing model. The following weighted-average assumptions used, by year, to value Safeway’s grants are as follows:

	2014	2013	2012
Expected life (in years)	6.25	6.25 – 6.5	6.25 – 6.5
Expected stock volatility	27.9%	31.6% – 33.0%	30.6% – 33.9%
Risk-free interest rate	2.0%	1.1% – 2.1%	0.9% – 1.3%
Expected dividend yield during the expected term	2.8%	3.5% – 4.0%	2.8% – 3.7%

The expected term of the awards was determined utilizing the “simplified method” outlined in SEC Staff Accounting Bulletin No. 107 that utilizes the following formula: (vesting term + original contract term)/2. Expected stock volatility was determined based upon a combination of historical volatility for periods preceding the measurement date and estimates of implied volatility based upon open interests in traded option contracts on Safeway common stock. The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option. Expected dividend yield is based on Safeway’s dividend policy at the time the options were granted.

The following table summarizes information about unvested Safeway restricted stock as of January 3, 2015:

	Awards	Weighted- average grant date fair value
Unvested, beginning of year	2,232,263	$22.45
Granted	748,611	36.84
Vested	(761,233)	23.11
Canceled	(137,311)	25.63

Unvested, end of year	2,082,330	$27.12

At the date of vest, the fair value of restricted stock awards vested during the year was $28.7 million in 2014, $16.4 million in 2013 and $14.2 million in 2012. At January 3, 2015, there was $52.9 million of total unrecognized compensation cost related to non-vested restricted stock awards. The cost is expected to be recognized over a weighted average period of 2.7 years.

F-135	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Total share-based compensation expenses for continuing operations recognized as a component of operating and administrative expense is as follows (in millions):

	2014	2013	2012
Share-based compensation expense	$24.7	$50.4	$48.4
Income tax benefit	(9.7)	(19.6)	(18.7)

Share-based compensation expense recognized in earnings, net of tax	$15.0	$30.8	$29.7

Note M: Taxes on Income

The components of income before income tax expense are as follows (in millions):

	2014	2013	2012
Domestic	$159.5	$258.3	$370.7
Foreign	5.5	(6.7)	(8.5)

	$165.0	$251.6	$362.2

The components of income tax expense are as follows (in millions):

	2014	2013	2012
Current:
Federal	$(33.9)	$301.7	$146.9
State	4.2	11.8	5.1
Foreign	1.9	(2.4)	(2.9)

	(27.8)	311.1	149.1

Deferred:
Federal	78.5	(273.9)	(35.4)
State	11.2	(2.7)	(0.7)
Foreign	(0.1)	—	—

	89.6	(276.6)	(36.1)

	$61.8	$34.5	$113.0

Reconciliation of the provision for income taxes at the U.S. federal statutory income tax rate to the Company’s income taxes is as follows (dollars in millions):

	2014	2013	2012
Statutory rate	35%	35%	35%
Income tax expense using federal statutory rate	$57.8	$88.1	$126.8
State taxes on income net of federal benefit	9.9	5.9	2.9
Charitable donations of inventory	(9.2)	(9.6)	(4.3)
Federal tax credits	(4.0)	(11.2)	(2.2)
Reversal of deferred tax liability on life insurance	—	(17.2)	—
Equity earnings of foreign affiliate	3.6	(13.3)	(8.4)
Other	3.7	(8.2)	(1.8)

	$61.8	$34.5	$113.0

F-136	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2013, Safeway withdrew $68.7 million from the accumulated cash surrender value of corporate-owned life insurance (“COLI”) policies purchased in the early 1980s and determined that a majority of the remaining cash surrender value would be received in the future through tax-free death benefits. Consequently, Safeway reversed deferred taxes on that remaining cash surrender value and reduced tax expense by $17.2 million.

Significant components of the Company’s net deferred tax asset at year end are as follows (in millions):

	2014	2013
Deferred tax assets:
Pension liability	$391.4	$279.8
Workers’ compensation and other claims	184.3	152.0
Employee benefits	165.1	155.7
Accrued claims and other liabilities	90.4	92.4
Reserves not currently deductible	77.3	63.8
Federal deduction of state taxes	3.5	51.2
State tax credit carryforwards	21.7	21.3
Operating loss carryforwards	—	8.8
Other assets	45.6	9.5

	$979.3	$834.5

	2014	2013
Deferred tax liabilities:
Property	$(546.8)	$(430.0)
Inventory	(311.7)	(273.3)
Investment in Blackhawk	—	(17.9)
Investments in foreign operations	(10.9)	(6.5)

	(869.4)	(727.7)

Net deferred tax asset	$109.9	$106.8

Deferred tax assets and liabilities are reported in the balance sheet as follows (in millions):

	2014	2013
Current deferred tax assets(1)	$—	$51.8
Noncurrent deferred tax assets(2)	139.3	55.0
Current deferred tax liability	(29.4)	—
Noncurrent deferred tax liability	—	—

Net deferred tax asset	$109.9	$106.8

(1)	Included in Prepaid Expenses and Other Current Assets.
(2)	Included in Other Assets.

At January 3, 2015, the Company had state tax credit carryforwards of $34.6 million which expire in 2023.

F-137	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At year-end 2014, no deferred tax liability has been recognized for the $180.0 million of unremitted foreign earnings because the Company intends to utilize those earnings in the foreign operations for an indefinite period of time. If Safeway did not consider these earnings to be indefinitely reinvested, the deferred tax liability would have been in the range of $50 million to $80 million at year-end 2014.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2014	2013	2012
Balance at beginning of year	$137.5	$119.4	$161.3
Additions based on tax positions related to the current year	12.8	75.6	2.7
Reduction for tax positions of current year	—	(4.9)	—
Additions for tax positions of prior years	112.6	0.2	2.2
Reductions for tax positions of prior years	—	(47.1)	(46.9)
Foreign currency translation	—	(0.3)	0.1
Expiration of statute of limitations	—	(1.3)	—
Settlements	(0.2)	(4.1)	—

Balance at end of year	$262.7	$137.5	$119.4

As of January 3, 2015, December 28, 2013 and December 29, 2012, the balance of unrecognized tax benefits included tax positions of $132.8 million (net of tax), $60.1 million (net of tax) and $42.9 million (net of tax), respectively, that would reduce the Company’s effective income tax rate if recognized in future periods. The $132.8 million of tax positions as of January 3, 2015 include $125.1 million of tax positions related to discontinued operations and $7.7 million of tax positions related to continuing operations.

Continuing operations income tax expense in 2014, 2013 and 2012 included expense of $0.3 million (net of tax), benefit of $5.9 million (net of tax) and benefit of $5.6 million (net of tax), respectively, related to interest and penalties. As of January 3, 2015 and December 28, 2013, the Company’s accrual for net interest and penalties were receivables of $0.2 million and $5.2 million, respectively.

The Company and its domestic subsidiaries file income tax returns with federal, state and local tax authorities within the United States. The Company’s foreign affiliates file income tax returns in various foreign jurisdictions, the most significant of which are Canada and certain of its provinces. The Company expects that it will no longer be subject to federal income tax examinations for fiscal years before 2007, and is no longer subject to state and local income tax examinations for fiscal years before 2007. With limited exceptions, including proposed deficiencies which the Company is protesting, Safeway’s Canadian affiliates are no longer subject to examination by Canada and certain of its provinces for fiscal years before 2006.

The Company does not anticipate that total unrecognized tax benefits will change significantly in the next 12 months.

F-138	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note N: Employee Benefit Plans

Pension Plans The Company maintains defined benefit, non-contributory retirement plans for substantially all of its employees not participating in multiemployer pension plans. Safeway recognizes the funded status of its retirement plans on its consolidated balance sheet.

Other Post-Retirement Benefits In addition to the Company’s pension plans, the Company sponsors plans that provide post-retirement medical and life insurance benefits to certain employees. Retirees share a portion of the cost of the post-retirement medical plans. Safeway pays all the costs of the life insurance plans. The Company also sponsors a Retirement Restoration Plan that provides death benefits and supplemental income payments for senior executives after retirement. All of these Other Post-Retirement Benefit Plans are unfunded.

Canadian Pension and Other Post-Retirement Plans Sobeys assumed Safeway’s Canadian pension and post-retirement plan obligations as part of the overall purchase of Safeway’s Canadian operations in November 2013. Accordingly, the activity in these plans is not included in this footnote unless otherwise noted.

Beginning in 2013, the Company maintains a defined contribution plan for Safeway’s continuing employees in Canada. The plan provides an annual retirement benefit into a fund that is managed by the employee. Plan contributions are based on the employees age, earnings and years of participation in the plan. The Company also makes discretionary contributions. Contributions to the defined contribution plan totaled $0.8 million in 2014 and $0.1 million in 2013.

F-139	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table provides a reconciliation of the changes in the retirement plans’ benefit obligation and fair value of assets over the two-year period ended January 3, 2015 and a statement of the funded status as of year-end 2014 and year-end 2013 (in millions):

	Pension		Other Post-Retirement Benefits
	2014	2013	2014	2013
Change in projected benefit obligation:
Beginning balance	$2,023.4	$2,635.4	$79.5	$135.0
Service cost	42.5	42.0	0.9	0.7
Interest cost	96.4	85.4	3.4	3.2
Plan amendments	0.2	0.2		—
Actuarial loss (gain)	254.0	(56.3)	12.4	(5.0)
Plan participant contributions	—	—	0.9	1.0
Benefit payments	(172.5)	(133.3)	(7.3)	(7.2)
Change in projected benefit obligation related to CSL	—	(39.5)	—	1.3
Disposal of CSL	—	(510.5)	—	(49.5)

Ending balance	$2,244.0	$2,023.4	$89.8	$79.5

Change in fair value of plan assets:
Beginning balance	$1,644.2	$1,845.7	$—	$—
Actual return on plan assets	82.6	268.6	—	—
Employer contributions	6.9	50.1	6.4	6.2
Plan participant contributions	—	—	0.9	1.0
Benefit payments	(172.5)	(133.3)	(7.3)	(7.2)
Change in fair value of plan assets related to CSL	—	32.8	—	—
Disposal of CSL	—	(419.7)	—	—

Ending balance	$1,561.2	$1,644.2	$—	$—

Components of net amount recognized in financial position:
Other accrued liabilities (current liability)	$(1.1)	$(1.1)	$(6.4)	$(6.2)
Pension and post-retirement benefit obligations (non-current liability)	(681.7)	(378.1)	(83.4)	(73.3)

Funded status	$(682.8)	$(379.2)	$(89.8)	$(79.5)

Amounts recognized in accumulated other comprehensive income consist of the following (in millions):

	Pension		Other Post-Retirement Benefits
	2014	2013	2014	2013
Net actuarial loss	$611.8	$365.0	$22.9	$10.6
Prior service cost (credit)	4.8	14.3	(1.0)	(1.1)

	$616.6	$379.3	$21.9	$9.5

F-140	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Information for Safeway’s pension plans, all of which have an accumulated benefit obligation in excess of plan assets as of year-end 2014 and 2013, is shown below (in millions):

	2014	2013
Projected benefit obligation	$2,244.0	$2,023.4
Accumulated benefit obligation	2,179.6	1,978.3
Fair value of plan assets	1,561.2	1,644.2

The following tables provide the components of net expense for the retirement plans and other changes in plan assets and benefit obligations recognized in other comprehensive income (in millions):

	Pension			Other Post-Retirement Benefits
Components of net expense:	2014	2013	2012	2014	2013	2012
Estimated return on plan assets	$(119.3)	$(107.9)	$(101.0)	$—	$—	$—
Service cost	42.5	42.0	40.3	0.9	0.7	0.6
Interest cost	96.4	85.4	91.8	3.4	3.2	3.6
Settlement loss	—	—	5.9	—	—	—
Curtailment loss	—	—	1.8	—	—	—
Amortization of prior service cost (credit)	9.7	12.8	15.3	(0.1)	(0.1)	(0.1)
Amortization of net actuarial loss	42.3	77.8	70.3	0.4	0.9	0.5

Net expense	$71.6	$110.1	$124.4	$4.6	$4.7	$4.6

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	$290.6	$(216.9)	$97.8	$12.7	$(5.0)	$6.6
Recognition of net actuarial loss	(42.3)	(77.8)	(76.3)	(0.4)	(0.9)	(0.5)
Prior service credit	0.2	0.2	0.5	—	—	—
Recognition of prior service (cost) credit	(9.7)	(12.8)	(17.0)	0.1	0.1	0.1
Changes relating to discontinued operations	—	(55.5)	9.0	—	(3.0)	(5.0)

Total recognized in other comprehensive income	238.8	(362.8)	14.0	12.4	(8.8)	1.2

Total net expense and changes in plan assets and benefit obligations recognized in comprehensive income	$310.4	$(252.7)	$138.4	$17.0	$(4.1)	$5.8

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses are amortized over the average remaining service life of active participants when the accumulation of such gains and losses exceeds 10% of the greater of the projected benefit obligation and the fair value of plan assets. The Company uses its fiscal year-end date as the measurement date for its plans. In 2014, Safeway adopted the Society of Actuaries’ 2014 mortality rate table. This had the effect of increasing Safeway’s projected benefit obligation by $168 million.

F-141	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The actuarial assumptions used to determine year-end projected benefit obligations for pension plans were as follows:

	2014	2013	2012
Discount rate:
United States plans	4.00%	4.90%	4.20%
Canadian plans	NA	NA	4.00%
Combined weighted-average rate	NA	NA	4.16%
Rate of compensation increase:
United States plans	3.00%	3.00%	3.00%
Canadian plans	NA	NA	2.75%

The actuarial assumptions used to determine net periodic benefit costs for pension plans were as follows:

	2014	2013	2012
Discount rate	4.90%	4.20%	4.94%
Expected return on plan assets:	7.50%	7.50%	7.75%
Rate of compensation increase	3.00%	3.00%	3.00%

The Company has adopted and implemented an investment policy for the defined benefit pension plans that incorporates a strategic long-term asset allocation mix designed to meet the Company’s long-term pension requirements. This asset allocation policy is reviewed annually and, on a regular basis, actual allocations are rebalanced to the prevailing targets. The following table summarizes actual allocations for Safeway’s plans at year-end:

		Plan assets
Asset category	Target	2014	2013
Equity	65%	65.8%	66.4%
Fixed income	35%	32.9%	31.9%
Cash and other	—	1.3%	1.7%

Total	100%	100.0%	100.0%

The investment policy also emphasizes the following key objectives: (1) maintain a diversified portfolio among asset classes and investment styles; (2) maintain an acceptable level of risk in pursuit of long-term economic benefit; (3) maximize the opportunity for value-added returns from active investment management while establishing investment guidelines and monitoring procedures for each investment manager to ensure the characteristics of the portfolio are consistent with the original investment mandate; and (4) maintain adequate controls over administrative costs.

Expected return on pension plan assets is based on historical experience of the Company’s portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices, as well as target asset allocation. Safeway’s target asset allocation mix is designed to meet the Company’s long-term pension requirements.

F-142	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The fair value of Safeway’s pension plan assets at January 3, 2015, excluding pending transactions of $41.5 million, by asset category are as follows (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset category:
Cash and cash equivalents(1)	$9.6	$1.3	$8.3	$—
Short-term investment collective trust(2)	47.5	—	47.5	—
Common and preferred stock:(3)
Domestic common and preferred stock	293.6	293.5	0.1	—
International common stock	34.6	34.6	—	—
Common collective trust funds(2)	523.6	—	523.6	—
Corporate bonds(4)	121.3	—	120.6	0.7
Mortgage- and other asset-backed securities(5)	63.4	—	63.4	—
Mutual funds(6)	183.2	34.2	149.0	—
U.S. government securities(7)	263.8	—	263.7	0.1
Other securities(8)	62.8	0.7	37.6	24.5

Total	$1,603.4	$364.3	$1,213.8	$25.3

(1)	The carrying value of these items approximates fair value.
(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers.
(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.
(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.
(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.
(6)	These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.
(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.
(8)	Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

F-143	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Also included in Other Securities are exchange-traded derivatives that are valued based on quoted prices in an active market for identical derivatives; assets and liabilities. Non-exchange-traded derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates and applicable spot and forward rates.

See Note I for a discussion of levels.

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended January 3, 2015 follows (in millions):

	Fair Value Measured Using Significant Unobservable Inputs (Level 3)
	Total	Corporate bonds	U.S. government securities	Other securities
Balance, beginning of year	$7.9	$—	$0.1	$7.8
Purchases, sales, settlements, net	19.7	0.7	—	19.0
Unrealized gains	(2.3)	—	—	(2.3)

Balance, end of year	$25.3	$0.7	$0.1	$24.5

The fair value of Safeway’s pension plan assets at December 28, 2013, excluding pending transactions of $37.2 million, by asset category are as follows (in millions):

	Fair Value Measurements
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset category:
Cash and cash equivalents(1)	$30.2	$29.0	$1.2	$—
Short-term investment collective trust(2)	18.2	—	18.2	—
Common and preferred stock:(3)
Domestic common and preferred stock	270.4	269.9	0.5	—
International common stock	38.5	38.5	—	—
Common collective trust funds(2)	611.2	—	611.2	—
Corporate bonds(4)	101.1	—	101.1	—
Mortgage- and other asset-backed securities(5)	62.3	—	62.3	—
Mutual funds(6)	183.8	5.9	177.9	—
U.S. government securities(7)	335.8	—	335.7	0.1
Other securities(8)	29.9	3.1	19.0	7.8

Total	$1,681.4	$346.4	$1,327.1	$7.9

(1)	The carrying value of these items approximates fair value.
(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers.
(3)	The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.

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Notes to Consolidated Financial Statements

(4)	The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.
(5)	The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.
(6)	These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.
(7)	The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.
(8)	Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

Valuation techniques are described earlier in this note. See Note I for a discussion of levels.

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 28, 2013 follows (in millions):

	Fair Value Measured Using Significant Unobservable Inputs (Level 3)
	Total	Corporate bonds	Mortgage- and other asset-backed securities	U.S. government securities	Other Securities
Balance, beginning of year	$4.0	$3.4	$0.5	$0.1	$—
Purchases, sales, settlements, net	4.0	(3.4)	(0.5)	—	7.9
Unrealized gains	(0.1)	—	—	—	(0.1)

Balance, end of year	$7.9	$—	$—	$0.1	$7.8

Contributions Cash contributions are expected to increase to approximately $268 million in 2015, primarily due to the settlement with the Pension Benefit Guaranty Corporation.

Estimated Future Benefit Payments The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (in millions):

	Pension benefits	Other benefits
2015	$140.3	$6.8
2016	140.4	6.7
2017	141.5	6.6
2018	141.8	6.5
2019	142.4	6.4
2020—2024	709.8	23.3

F-145	(Continued)

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Notes to Consolidated Financial Statements

Note O: Multiemployer Benefit Plans

Multiemployer Pension Plans Safeway contributes to a number of multiemployer defined benefit pension plans under the terms of collective bargaining agreements that cover its union-represented employees. Benefits generally are based on a fixed amount for each year of service, and, in some cases, are not negotiated with contributing employers or in some cases even known by contributing employers. None of the Company’s collective bargaining agreements require that a minimum contribution be made to these plans.

The risks of participating in U.S. multiemployer pension plans are different from single-employer pension plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If Safeway stops participating in some of its multiemployer pension plans, Safeway may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company made and charged to expense contributions of $277.1 million in 2014, $259.2 million in 2013 and $248.7 million in 2012 to these plans for continuing operations.

In 2013, the Company sold all Canadian operations which terminated our obligation to contribute to Canadian multiemployer pension plans. Due to provincial law in Canada, Safeway is not expected to incur multiemployer pension withdrawal liability associated with the sale.

Also in 2013, the Company sold or closed all stores in the Dominick’s division. As previously reported, Dominick’s participated in certain multiemployer pension plans on which withdrawal liabilities have been or we expect will be incurred due to the Dominick’s closure. Generally, the Company may pay such withdrawal liabilities in installment payments. Withdrawal liabilities are generally subject to a 20-year payment cap, but may extend into perpetuity if a mass withdrawal from the plan occurs.

During the fourth quarter of 2013, Safeway recorded a liability of $310.8 million, which represented the present value of estimated installment payments to be made to the plans based on the best information available at the time, without having yet received demand letters from the multiemployer pension plans. In April 2014 and September 2014, the Company received demand letters from three of the plans. These demand letters called for installment payments greater than Safeway’s original actuarial estimate based on calculations Safeway disputes. The Company has requested a review by the plan trustee of the demands made by the three plans.

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company’s loss estimate is in accordance with ASC 450, “Contingencies.” The following is a rollforward of the estimated multiemployer pension withdrawal liability (in millions):

Balance at year-end 2013	$310.8
Accrued interest	13.7
Adjustment for changes in interest rates	121.1
Adjustments to loss estimates based on demand letters	38.3
Installment payments	(9.5)

Balance at year-end 2014	$474.4

Accrued interest expense and adjustments to the estimated liability are recorded in discontinued operations. The $455.0 million long-term portion of the estimated liability is included in Accrued Claims and Other Liabilities, and the $19.4 million current portion is included in Other Accrued Liabilities in the condensed consolidated balance sheet.

Pending review of the demand letters received, receipt of a final demand letter, or any negotiated lump sum settlements, the final amount of the withdrawal liability may be greater than or less than the amount recorded, and this difference could be significant. The Company currently estimates the range of potential withdrawal liability to be between $475 million and $607 million.

All information related to multiemployer pension expense or multiemployer post-retirement benefit obligations herein exclude Canada and Dominick’s for all purposes unless otherwise stated.

Safeway’s participation in these plans for the annual period ended January 3, 2015 is outlined in the following tables. All information in the tables is as of January 3, 2015, December 28, 2013 and December 29, 2012 in the columns labeled 2014, 2013 and 2012, respectively, unless otherwise stated. The “EIN-PN” column provides the Employer Identification Number (“EIN”) and the Plan Number (“PN”), if applicable. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) zone status available in 2014 and 2013 is for the plan’s year ending at December 31, 2014, and December 31, 2013, respectively. The zone status is based on information that Safeway received from the plan. Among other factors, generally, plans in critical status (“red zone”) are less than 65 percent funded, plans in endangered or seriously endangered status (“yellow zone” or “orange zone”, respectively) are less than 80 percent funded, and plans at least 80 percent funded are said to be in the “green zone.” The “FIP/RP status pending/implemented” column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented by the trustees of each plan. Information related to the impact of utilization of extended amortization periods on zone status is either not available or not obtainable without undue cost and effort.

Other than the sale of Safeway’s Canadian operations and Dominick’s, there have been no significant changes that affect the comparability of 2014, 2013, and 2012 contributions.

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following two tables contain information about Safeway’s U.S. multiemployer pension plans.

	EIN—PN	Pension Protection Act zone status		Safeway 5% of total plan contributions		FIP/RP status pending/ implemented
Pension fund		2014	2013	2013	2012
UFCW-Northern California Employers Joint Pension Trust Fund	946313554—001	Red	Red	Yes	Yes	Implemented
Western Conference of Teamsters Pension Plan	916145047—001	Green	Green	No	No	No
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	951939092—001	Red 3/31/2015	Red 3/31/2014	Yes 3/31/2014	Yes 3/31/2013	Implemented
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	526128473—001	Red	Red	Yes	Yes	Implemented
Sound Retirement Trust (formerly Retail Clerks Pension Trust)(3)	916069306—001	Red 9/30/2014	Red 9/30/2013	Yes 9/30/2013	Yes 9/30/2012	Implemented
Bakery and Confectionery Union and Industry International Pension Fund	526118572—001	Red	Red	Yes	Yes	Implemented
Rocky Mountain UFCW Unions & Employers Pension Plan	846045986—001	Green	Green	Yes	Yes	No
Desert States Employers & UFCW Unions Pension Plan	846277982—001	Green	Green	Yes	Yes	No
Mid-Atlantic UFCW and Participating Employers Pension Fund(4)	461000515—001	NA	NA	Yes	NA	NA
Denver Area Meat Cutters and Employers Pension Plan	846097461—001	Green	Green	Yes	Yes	No
Oregon Retail Employees Pension Trust	936074377—001	Green	Red	Yes	Yes	No
Alaska United Food and Commercial Workers Pension Trust	916123694—001	Red	Red	Yes	Yes	Implemented
Safeway Multiple Employer Retirement Plan(5)	943019135—005	80%+	80%+	No 12/30/2013	No 12/30/2012	NA
Retail Food Employers and UFCW Local 711 Pension Trust Fund	516031512—001	Red	Red	Yes	Yes	Implemented
Central Pension Fund of the International Union of Operating Engineers and Participating Employers	366052390—001	Green 1/31/2015	Green 1/31/2014	No 1/31/2014	No 1/31/2013	No
Alaska Teamster-Employer Pension Plan	926003463—024	Red 6/30/2015	Red 6/30/2014	No 6/30/2013	No 6/30/2012	Implemented

F-148	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Contributions of Safeway (in millions)			Surcharge imposed(1)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)
Pension fund	2014	2013	2012				Count	Expiration	% head- count(2)
UFCW-Northern California Employers Joint Pension Trust Fund	$83.3	$77.4	$72.9	No	8/3/2013 to 7/23/2016	20	14	10/11/2014	93%
Western Conference of Teamsters Pension Plan	$47.0	$45.7	$43.9	No	9/20/2014 to 10/6/2018	45	1	10/1/2016	28%
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	$46.7	$42.1	$39.3	No	3/6/2016 to 5/8/2016	14	12	3/6/2016	99%
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	$18.9	$19.5	$23.5	No	10/29/2016 to 2/25/2017	7	4	10/29/2016	97%
Sound Retirement Trust (formerly Retail Clerks Pension Trust)(3)	$16.6	$15.4	$14.2	No	1/10/2015 to 9/20/2017	51	3	5/7/2016	50%
Bakery and Confectionery Union and Industry International Pension Fund	$14.2	$13.3	$12.4	Yes	11/7/2011 to 9/17/2017	39	5	4/8/2017	38%
Rocky Mountain UFCW Unions & Employers Pension Plan	$10.9	$11.4	$11.3	No	9/12/2015 to 8/27/2016	44	8	9/12/2015	53%
Desert States Employers & UFCW Unions Pension Plan	$9.1	$9.5	$10.5	No	10/29/2016 to 11/3/2018	4	2	10/29/2016	97%
Mid-Atlantic UFCW and Participating Employers Pension Fund(4)	$4.9	$5.0	NA	NA	10/29/2016 to 2/25/2017	7	4	10/29/2016	97%
Denver Area Meat Cutters and Employers Pension Plan	$4.7	$5.0	$5.0	No	9/12/2015 to 7/23/2016	42	8	9/12/2015	52%
Oregon Retail Employees Pension Trust	$4.7	$4.5	$4.2	No	7/25/2015 to 1/21/2017	34	4	7/25/2015	42%
Alaska United Food and Commercial Workers Pension Trust	$2.1	$2.0	$1.9	No	5/31/2015 to 2/11/2017	10	1	5/31/2015	48%

F-149	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Contributions of Safeway (in millions)			Surcharge imposed(1)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)
Pension fund	2014	2013	2012				Count	Expiration	% head- count(2)
Safeway Multiple Employer Retirement Plan(5)	$1.8	$1.9	$2.4	NA	NA	NA	NA	NA	NA
Retail Food Employers and UFCW Local 711 Pension Trust Fund	$1.7	$1.6	$1.5	No	5/19/2013 to 3/1/2015	3	2	3/1/2015	98%
Central Pension Fund of the International Union of Operating Engineers and Participating Employers	$1.5	$1.5	$1.5	No	6/4/2016 to 6/15/2019	6	2	4/15/2018	45%
Alaska Teamster-Employer Pension Plan	$1.0	$1.0	$1.0	No	3/10/2018 to 10/6/2018	3	2	3/10/2018	85%
Other funds	$8.0	$2.4	$3.2

Total Safeway contributions to U.S. multiemployer pension plans	$277.1	$259.2	$248.7

NA = not applicable.

(1)	PPA surcharges are 5% or 10% of eligible contributions and may not apply to all collective bargaining agreements or total contributions made to each plan.
(2)	Employees on which Safeway may contribute under these most significant collective bargaining agreements as a percent of all employees on which Safeway may contribute to the respective fund.
(3)	Sound Retirement Trust information includes former Washington Meat Industry Pension Trust due to merger into Sound Retirement Trust effective June 30, 2014.
(4)	The Mid-Atlantic UFCW & Participating Employers Pension Fund is a multiemployer plan effective January 1, 2013 which provides future service benefits to participants who would have otherwise earned future service under the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund. The plan is not expected to be subject to zone status certification or notice or establishment of a funding improvement plan or a rehabilitation plan as per section 432(a) of the Internal Revenue Code since those provisions are required for multiemployer plans in effect on July 16, 2006.
(5)	The Safeway Multiple Employer Retirement Plan (“SMERP”) is a multiple employer plan as defined in the Internal Revenue Code. However, the SMERP is characterized as a multiemployer plan by the FASB, even though it is not maintained pursuant to any collective bargaining agreements to which Safeway is party. The plan may be subject to statutory annual minimum contributions based on complex actuarial calculations. Additionally, it has no PPA zone status and is not subject to establishment of a funding improvement plan or a rehabilitation plan or other PPA provisions that apply to multiemployer plans.

F-150	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At the date the financial statements were issued, Forms 5500 were generally not available for the plan years ending in 2014. Additionally, for the plan year ending March 31, 2012, Safeway contributed more than 5% of the total contributions to the Southern California United Food and Commercial Workers Union and Food Employers Joint Pension Plan.

Multiemployer post-retirement benefit plans other than pensions Safeway contributes to a number of multiemployer post-retirement benefit plans other than pensions under the terms of its collective bargaining agreements that cover union-represented employees. These plans may provide medical, pharmacy, dental, vision, mental health and other ancillary benefits to active employees and retirees as determined by the trustees of each plan. These benefits are not vested. A significant portion of Safeway contributions benefit active employees and, as such, may not constitute contributions to a post-retirement benefit plan. Safeway is unable to separate all contribution amounts paid to benefit active participants in order to separately report contributions paid to provide post-retirement benefits for retirees.

It is estimated that Safeway may have contributed as much as $312.4 million in 2014, $302.0 million in 2013 and as much as $473.3 million in 2012 to fund health and welfare plans for multiemployer post-retirement plans other than pension. Actual funding of post-retirement benefit plans other than pensions is likely much lower as this amount continues to include contributions which benefit active employees.

Note P: Investment in Unconsolidated Affiliates

At year-end 2014, 2013 and 2012, Safeway’s investment in unconsolidated affiliates includes a 49% ownership interest in Casa Ley, which operated 206 food and general merchandise stores in Western Mexico at year-end 2014. See Note V.

Equity in earnings from Safeway’s unconsolidated affiliates, which is included in other income, was income of $16.2 million in 2014, $17.6 million in 2013 and $17.5 million in 2012.

Note Q: Commitments and Contingencies

Legal Matters Certain holders of Safeway common stock have sought appraisal rights under Section 262 of the Delaware General Corporation Law, requesting a determination that the per share merger consideration payable in the Merger does not represent fair value for their shares. On February 19, 2015, a petition for appraisal was filed in Delaware Chancery Court entitled Third Motion Equities Master Fund Ltd v. Safeway Inc., by a stockholder claiming to hold 563,000 shares. On February 25, 2015, a petition for appraisal was filed in Delaware Chancery Court entitled Merion Capital LP and Merion Capital II LP v. Safeway Inc., by stockholders claiming to hold approximately 10.5 million shares. The deadline for filing petitions has not yet expired. If these plaintiffs are successful in any appraisal proceeding, they could be entitled to more for their stock than the per share merger consideration payable in the Merger.

On August 18, 2001, a group of truck drivers from the Company’s Tracy, CA distribution center filed an action in California Superior Court, San Joaquin County entitled Cicairos, et al. v. Summit Logistics, alleging that Summit Logistics, the entity with whom Safeway contracted to operate the distribution center until August 2003, failed to provide meal periods, rest periods and itemized wage statements to the drivers in violation of California state law. Under its contract with Summit, Safeway is obligated to defend and indemnify Summit Logistics in this lawsuit. On February 6, 2007, another

F-151	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

group of truck drivers from the Tracy distribution center filed a similar action in the same court, entitled Bluford, et al. v. Safeway Inc., alleging essentially the same claims against the Company. Both cases were subsequently certified as class actions. After lengthy litigation in the trial and appellate courts. On February 20, 2015, the parties signed a preliminary agreement of settlement that calls for the Company to pay approximately $31 million in total. This amount consists of a settlement fund of $30.2 million, out of which will be paid relief to the class, and attorneys’ fees and costs as awarded by the court. In addition to this settlement fund, the Company will pay interest of $10,000 if the distribution to the class is made in August 2015, with additional monthly amounts of interest if later. The Company will also pay third party settlement administrator costs, and its employer share of FICA/Medicare taxes. The Company anticipates that a motion for preliminary court approval of the settlement will be heard in the Spring of 2015. If such preliminary approval is granted, class members will be notified and given the opportunity to file objections to the settlement. Following that, a motion for final approval of the settlement would be filed in mid-2015.

As previously reported, in the second quarter of 2014, the Company received two subpoenas from the Drug Enforcement Administration (“DEA”) concerning the Company’s record keeping, reporting and related practices associated with the loss or theft of controlled substances. The Company continues to cooperate with the DEA on this matter.

As previously reported, in February 2012, Safeway was served with a subpoena issued by a group of California District Attorneys seeking documents and information related to the handling, disposal and reverse logistics of potential hazardous waste within the State. The subject matter of the subpoena relates to the handling and transportation of unsaleable household items, including, but not limited to, cleaners, aerosols, hair shampoos, dye, lotions, light bulbs, batteries, over-the-counter and similar items. On January 2, 2015, the Company settled an action with the State of California, including various California counties, on this matter by agreeing to pay civil penalties and costs and to fund specified Supplemental Environmental Projects in the amount of $9.9 million. As part of the settlement, the Company also agreed to certain ongoing compliance activities with respect to both potential hazardous waste and private health information.

The Company is subject from time to time to various claims and lawsuits arising in the ordinary course of business, including lawsuits involving trade practices, lawsuits alleging violations of state and/or federal wage and hour laws (including alleged violations of meal and rest period laws and alleged misclassification issues), real estate disputes and other matters. Some of these suits purport or may be determined to be class actions and/or seek substantial damages.

It is management’s opinion that although the amount of liability with respect to all of the above matters cannot be ascertained at this time, any resulting liability, including any punitive damages, will not have a material adverse effect on the Company’s business or financial condition.

Commitments The Company has commitments under contracts for the purchase of property and equipment and for the construction of buildings, the purchase of energy and other purchase obligations. Portions of such contracts not completed at year end are not reflected in the consolidated financial statements. These purchase commitments were $257.8 million at year-end 2014.

Note R: Segments

Safeway’s retail business operates in the United States. Safeway is organized into seven geographic retail operating segments (Denver, Eastern, Northern California, Phoenix, Northwest, Texas and Southern California). Across all seven retail operating segments, the Company operates

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

primarily one store format, where each store offers the same general mix of products with similar pricing to similar categories of customers. Safeway does not operate supercenters, warehouse formats, combination clothing/grocery stores or discount stores.

The seven operating segments have been aggregated into one reportable segment called Safeway, because, in the Company’s judgment, the operating segments have similar historical economic characteristics and are expected to have similar economic characteristics and similar long-term financial performance in the future. The principal measures and factors the Company considered in determining whether the economic characteristics are similar are gross margin percentage, operating profit margin, sales growth, capital expenditures, competitive risks, operational risks and challenges, retail store sales, costs of goods sold and employees. In addition, each operating segment has similar products, similar production processes, similar types of customers, similar methods of distribution and a similar regulatory environment. The Company believes that disaggregating its operating segments would not provide material or meaningful additional information.

The following table presents sales revenue by type of similar product (dollars in millions):

	2014		2013		2012
	Amount	% of total	Amount	% of total	Amount	% of total
Non-perishables(1)	$15,266.7	42.0%	$14,811.7	42.2%	$14,738.0	41.9%
Perishables(2)	13,656.5	37.6%	12,809.8	36.6%	12,548.1	35.7%
Fuel	3,962.2	10.9%	4,168.4	11.9%	4,594.2	13.1%
Pharmacy	2,805.1	7.7%	2,674.9	7.6%	2,755.4	7.8%
Other(3)	639.7	1.8%	600.1	1.7%	525.8	1.5%

Total sales and other revenue	$36,330.2	100.0%	$35,064.9	100.0%	$35,161.5	100.0%

(1)	Consists primarily of grocery, soft drinks and other beverages, general merchandise, meal ingredients, frozen foods and snacks.
(2)	Consists primarily of produce, meat, dairy, bakery, deli, floral and seafood.
(3)	Consists primarily of wholesale sales, commissions on gift cards and other revenue.

As a result of the Blackhawk IPO and until Safeway distributed all of the Class B common stock of Blackhawk that it owned to Safeway stockholders, the Company presented Blackhawk as a separate reportable segment.

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents certain balance sheet information about the Company (in millions):

	Long-lived Assets, Net	Total Assets
2014
Safeway U.S.	$6,776.5	$13,371.4
Dominick’s assets held for sale	—	5.6

Total	$6,776.5	$13,377.0

2013
Safeway U.S.	$7,457.8	$15,129.9
Blackhawk	79.7	1,952.9
Dominick’s assets held for sale	—	136.7

Total	$7,537.5	$17,219.5

2012
Safeway U.S.	$7,991.1	$11,007.6
Blackhawk	67.0	1,528.1
Canada	1,166.5	2,121.3

Total	$9,224.6	$14,657.0

Note S: Income Per Share

The Company computes earnings per share under the two-class method, which is a method of computing earnings per share when an entity has both common stock and participating securities. Unvested restricted stock is considered a participating security because it contains rights to receive nonforfeitable dividends at the same rate as common stock. Under the two-class method, the calculation of basic and diluted earnings per common share excludes the income attributable to participating securities. Additionally, the weighted average shares outstanding exclude the impact of participating securities.

The following table provides reconciliations of net earnings and shares used in calculating income per basic common share to those used in calculating income per diluted common share.

(In millions, except per-share amounts)	2014		2013		2012
	Diluted	Basic	Diluted	Basic	Diluted	Basic
Income from continuing operations, net of tax	$103.2	$103.2	$217.1	$217.1	$249.2	$249.2
Distributed and undistributed earnings allocated to participating securities	(2.8)	(2.8)	(2.1)	(2.1)	(2.3)	(2.3)

Income from continuing operations available to common stockholders	100.4	100.4	215.0	215.0	246.9	246.9
Income from discontinued operations, net of tax	9.3	9.3	3,305.1	3,305.1	348.9	348.9
Noncontrolling interests—discontinued operations	0.9	0.9	(14.7)	(14.7)	(1.6)	(1.6)

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In millions, except per-share amounts)	2014		2013		2012
	Diluted	Basic	Diluted	Basic	Diluted	Basic
Income from discontinued operations attributable to Safeway Inc.	10.2	10.2	3,290.4	3,290.4	347.3	347.3
Distributed and undistributed earnings allocated to participating securities	(0.3)	(0.3)	(32.1)	(32.1)	(3.1)	(3.1)

Income from discontinued operations available to common stockholders	9.9	9.9	3,258.3	3,258.3	344.2	344.2

Net income	$113.4	$113.4	$3,507.5	$3,507.5	$596.5	$596.5
Distributed and undistributed earnings allocated to participating securities	(3.1)	(3.1)	(34.2)	(34.2)	(5.4)	(5.4)

Net income available to common stockholders after earnings allocated to participating securities	$110.3	$110.3	$3,473.3	$3,473.3	$591.1	$591.1

Weighted-average common shares outstanding	228.8	228.8	239.1	239.1	245.6	245.6

Common share equivalents	1.9		2.4		0.3

Weighted-average shares outstanding	230.7		241.5		245.9

Earnings (loss) per common share:
Continuing operations	$0.44	$0.44	$0.89	$0.90	$1.00	$1.01
Discontinued operations	$0.04	$0.04	$13.49	$13.63	$1.40	$1.40

Total	$0.48	$0.48	$14.38	$14.53	$2.40	$2.41

Anti-dilutive shares totaling 0.3 million in 2014, 7.8 million in 2013 and 21.6 million in 2012 have been excluded from diluted weighted-average shares outstanding.

Additionally, performance shares totaling 1.9 million for which the Company did not forecast achievement of target have been excluded from diluted weighted average shares for 2014.

Note T: Guarantees

Safeway applies the accounting guidance for guarantees to the Company’s agreements that contain guarantee and indemnification clauses. This guidance requires that, upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under the guarantee. As of January 3, 2015, Safeway did not have any material guarantees. However, the Company is party to a variety of contractual agreements under which Safeway may be obligated to indemnify the other party for certain matters. These contracts primarily relate to Safeway’s commercial contracts, operating leases, including those that have been assigned, and other real estate contracts, trademarks, intellectual property, financial agreements and various other agreements. Under these agreements, the Company may provide certain routine indemnifications relating to representations and warranties (for example, ownership of assets, environmental or tax indemnifications) or personal injury matters. The terms of these indemnifications range in duration and may not be explicitly defined. Historically, Safeway has not made significant payments for these indemnifications.

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SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Additionally, the Company is party to a variety of lease agreements related to the disposition of Genuardi’s, the Company’s Canadian operations and Dominick’s in 2012, 2013 and 2014 for which the Company is now secondarily liable. While the Company may be liable for future payment upon default of these leases, there has been no event that would indicate the Company is liable for future payment , and therefore the Company has not recorded a liability related to these leases at this time.

The Company believes that if it were to incur a loss in any of these matters, the loss would not have a material effect on the Company’s financial condition or results of operations.

Note U: Other Comprehensive Income or Loss

Total comprehensive earnings are defined as all changes in stockholders’ equity during a period, other than those resulting from investments by and distributions to stockholders. Generally, for Safeway, total comprehensive earnings equal net earnings plus or minus adjustments for pension and other post-retirement liabilities and foreign currency translation adjustments. Total comprehensive earnings represent the activity for a period net of tax and were a loss of $152.8 million in 2014, income of $179.7 million in 2013 and a loss of $12.3 million in 2012.

While total comprehensive earnings are the activity in a period and are largely driven by net earnings in that period, accumulated other comprehensive income or loss (“AOCI”) represents the cumulative balance of other comprehensive income, net of tax, as of the balance sheet date. For Safeway, AOCI is primarily the cumulative balance related to pension and other post-retirement benefit adjustments and foreign currency translation adjustments. Changes in the AOCI balance by component are shown below (in millions):

	2014
	Pension and Post- Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(130.7)	$(138.8)	$(1.6)	$(271.1)

Other comprehensive income (loss) before reclassifications	(303.5)	0.2	0.4	(302.9)
Amounts reclassified from accumulated other comprehensive income	52.3	—		52.3
Tax benefit (expense)	98.0	—	(0.2)	97.8

Net current-period other comprehensive income (loss)	(153.2)	0.2	0.2	(152.8)

Distribution of Blackhawk	—	2.2	—	2.2

Ending balance	$(283.9)	$(136.4)	$(1.4)	$(421.7)

F-156	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2013
	Pension and Post- Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(472.3)	$399.0	$(0.5)	$(73.8)

Other comprehensive income (loss) before reclassifications	266.6	(65.0)	(1.7)	199.9
Amounts reclassified from accumulated other comprehensive income	105.0	—	—	105.0
Tax benefit (expense)	(125.8)	—	0.6	(125.2)

Net current-period other comprehensive income (loss)	245.8	(65.0)	(1.1)	179.7

Sale of CSL	95.8	(472.8)	—	(377.0)

Ending balance	$(130.7)	$(138.8)	$(1.6)	$(271.1)

	2012
	Pension and Post- Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(462.1)	$402.1	$(1.5)	$(61.5)

Other comprehensive (loss) income before reclassifications	(125.2)	(3.1)	1.5	(126.8)
Amounts reclassified from accumulated other comprehensive income	110.0	—	—	110.0
Tax benefit (expense)	5.0	—	(0.5)	4.5

Net current-period other comprehensive (loss) income	(10.2)	(3.1)	1.0	(12.3)

Ending balance	$(472.3)	$399.0	$(0.5)	$(73.8)

Note V: Subsequent Event

Merger Closing Pursuant to the Merger Agreement, on January 30, 2015, Merger Sub merged with and into Safeway with Safeway surviving the Merger as a wholly owned subsidiary of Albertsons Holdings. Further, each share of common stock of Safeway issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted automatically into the right to receive the following (together, the “Per Share Merger Consideration”):

i.	$34.92 in cash (the “Per Share Cash Merger Consideration”) which consists of $32.50 in initial cash consideration, $2.412 in consideration relating to the sale of PDC and $0.008 in cash consideration relating to a dividend that Safeway received in December 2014 on its 49% interest in Casa Ley,

ii.	one contingent value right (“CVR”) relating to Safeway’s interest in Casa Ley, and

iii.	one contingent value right relating to any deferred consideration relating to the sale of the PDC assets.

F-157	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In connection with the closing of the Merger and immediately prior to the effective time of the Merger, each outstanding, unexpired and unexercised option to purchase shares of Safeway common stock (each, a “Safeway Option”), that was granted under any equity incentive plan of Safeway, including the 1999 Amended and Restated Equity Participation Plan, the 2007 Equity and Incentive Award Plan and the 2011 Equity and Incentive Award Plan or any other plan, agreement or arrangement (collectively, the “Safeway Equity Incentive Plans”), whether or not then exercisable or vested, was accelerated, vested and cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of Safeway common stock subject to such Safeway Option as of immediately prior to the effective time of the Merger and (B) the excess, if any, of the Per Share Cash Merger Consideration over the exercise price per share (the “Option Price”) of such Safeway Option (the “Option Payment”). In addition, each such Safeway Option that had an Option Price less than the Per Share Cash Merger Consideration received one Casa Ley CVR and one PDC CVR in respect of each share of Safeway common stock subject to such cancelled Safeway Option.

Immediately prior to the effective time of the Merger, each restricted share of Safeway common stock that was outstanding and that was granted pursuant to any Safeway Equity Incentive Plan, whether or not then exercisable or vested, automatically vested and all restrictions thereon lapsed, and all such restricted shares were cancelled and converted into the right to receive the Per Share Merger Consideration.

Immediately prior to the effective time of the Merger, each outstanding performance share award covering shares of Safeway common stock (each a “Performance Share Award”) that was granted under any Safeway Equity Incentive Plan vested at the target levels specified for each such award and was cancelled in exchange for (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Safeway common stock subject to such Performance Share Award (after taking into account any vesting as a result of the Merger) and (B) the Per Share Cash Merger Consideration and (ii) one Casa Ley CVR and one PDC CVR in respect of each vested share of Safeway common stock subject to such Performance Share Award.

Immediately prior to the effective time of the Merger, each outstanding restricted stock unit covering shares of Safeway common stock (each a “Restricted Stock Unit”), that was granted under any Safeway Equity Incentive Plan, whether or not then vested, was accelerated, vested and cancelled in exchange for the right to receive (i) an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the number of vested shares of Safeway common stock subject to such Restricted Stock Unit and (B) the Per Share Cash Merger Consideration and (ii) one Casa Ley CVR and one PDC CVR in respect of each vested share of Safeway common stock subject to such Restricted Stock Unit.

On January 30, 2015, Safeway entered into a contingent value rights agreement with respect to the Casa Ley CVRs with AB Acquisition, the Shareholder Representative (as defined in the agreement), Computershare Inc. and Computershare Trust Company, N.A., as rights agent (the “Casa Ley CVR Agreement”) providing for the terms of the Casa Ley CVRs. Pursuant to the Casa Ley CVR Agreement, a Casa Ley CVR will entitle the holder to a pro rata share of the net proceeds from the sale of Safeway’s interest in Casa Ley. In the event that Safeway’s interest in Casa Ley is not sold prior to January 30, 2018, holders of the Casa Ley CVRs will be entitled to receive their pro rata portion of the fair market value of such remaining interest minus certain fees, expenses and assumed taxes (based on a 39.25% rate) that would have been deducted from the proceeds of a sale of the Casa Ley interest.

F-158	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On January 30, 2015, Safeway entered into a contingent value rights agreement with respect to the PDC CVRs with AB Acquisition, the Shareholder Representative (as defined in the agreement), Computershare Inc. and Computershare Trust Company, N.A., as rights agent (the “PDC CVR Agreement”) providing for the terms of the PDC CVRs. Pursuant to the PDC CVR Agreement, a PDC CVR will entitle the holder to a pro rata share of the net proceeds from any deferred consideration relating to the sale of the assets of PDC.

Sale of Eastern Division As contemplated by the Merger Agreement, immediately after the closing of the Merger, Safeway completed the sale of its Eastern division business (“EDS”) to New Albertson’s, Inc., an Ohio corporation and indirect subsidiary of Safeway’s ultimate parent company AB Acquisition (“New Albertsons”). In a two-step sale process, Safeway contributed certain EDS assets and liabilities to a newly formed subsidiary and sold the interests in the subsidiary to New Albertsons. New Albertsons acquired the new EDS subsidiary for a purchase price of approximately $659 million, subject to customary adjustments. Safeway also agreed to provide certain intercompany services and licenses to the new EDS subsidiary after the sale.

Effect of Merger on Debt

Change of Control Tender Offer In December 2014, Safeway commenced a change of control tender offer to purchase any and all of the outstanding series of the $500 million of 5.00% Senior Notes due August 15, 2019, the $500 million of 3.95% Senior Notes due August 15, 2020 and the $400 million of 4.75% Senior Notes due December 1, 2021. This offer expired on January 30, 2015 and required Safeway to pay $1,010 per $1,000 principal amount of the senior notes, plus accrued and unpaid interest that were validly tendered. On February 2, 2015, a change of control payment of $873.2 million, based on a principal amount of $864.6 million of tendered notes and $14.2 million of accrued interest was paid.

Credit Agreement At the closing of the Merger, Safeway’s credit agreement, as discussed under the caption “Bank Credit Agreement” in Note G, was terminated.

New Bonds In connection with the Merger, Safeway is an obligor and its domestic subsidiaries are guarantors of $609.7 million in principal amount of 7.750% senior secured notes due 2022 (the “2022 Notes”), after repayment of some of the 2022 Notes on February 9, 2015. As a result of the issuance of these notes and pursuant to Safeway’s existing indenture, our Senior Notes due 2016, Senior Notes due 2017 and Senior Notes due 2019 were guaranteed by Albertson’s Holdings LLC and its domestic subsidiaries, including Safeway’s domestic subsidiaries, and are ratably and equally secured by the assets, subject to certain limited exceptions, of Albertson’s Holdings LLC and its subsidiaries that are co-issuers or guarantors of the 2022 Notes, including Safeway and its subsidiaries. Our Senior Notes due 2020, Senior Notes due 2021, Senior Notes due 2027 and Senior Notes due 2031 are equally and ratably secured by the assets (other than accounts receivable, merchandise inventory, equipment or intellectual property) of Safeway and its domestic subsidiaries, but are not guaranteed by Albertson’s Holdings LLC or any of its subsidiaries, including the Safeway subsidiaries.

ABL Agreement On March 21, 2013, our parent company, Albertson’s Holdings LLC, entered into an asset-based revolving credit agreement among Albertson’s Holdings LLC, Albertson’s LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America N.A., as administrative and collateral agent. This agreement was amended on January 30, 2015 (as amended, the “ABL Agreement”) in connection with the Merger, whereby Albertson’s LLC, Safeway and certain of their affiliates became the borrowers thereunder (the “ABL Borrowers”).

F-159	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The ABL Agreement provides for a $3 billion revolving credit facility (with subfacilities for letters of credit and swingline loans) (the “New ABL Facility”). On January 30, 2015, $980 million of the New ABL Facility was used to repay all debt outstanding under Albertson’s LLC’s existing credit facility, to pay a portion of the Merger consideration and fees and expenses, and to provide working capital to the borrowers. After January 30, 2015, the New ABL Facility may be utilized to fund working capital and general corporate purposes, including permitted acquisitions and other investments.

The New ABL Facility matures on the earlier to occur of (a) January 30, 2020 and (b) the date that is 91 days prior to the final maturity of certain material indebtedness (if such other indebtedness has not been repaid or extended prior to such 91st day).

Note W: Quarterly Information (Unaudited)

The summarized quarterly financial data presented below reflects all adjustments, which in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented. (Rounding affects some totals. In millions, except per-share amounts.)

	53 Weeks	Last 17 Weeks	Third 12 Weeks(1)	Second 12 Weeks	First 12 Weeks
2014
Sales and other revenue	$36,330.2	$11,677.4	$8,307.9	$8,307.2	$8,037.7
Gross profit	9,682.0	3,258.6	2,174.6	2,139.5	2,109.3
Operating profit	534.5	258.3	94.2	121.5	60.5
Income (loss) before income taxes(2),(3)	165.0	201.5	(32.3)	125.9	(130.1)
Income (loss) from continuing operations, net of tax	103.2	127.5	(21.2)	80.6	(83.7)
Income (loss) from discontinued operations, net of tax(4)	9.3	(21.5)	30.7	15.0	(14.9)
Net income (loss) attributable to Safeway Inc.	113.4	106.0	9.5	95.6	(97.6)
Basic earnings (loss) per common share:
Continuing operations	$0.44	$0.55	$(0.09)	$0.35	$(0.37)
Discontinued operations(4)	0.04	(0.09)	0.13	0.06	(0.06)
Total	0.48	0.46	0.04	0.41	(0.43)
Diluted earnings (loss) per common share:
Continuing operations	$0.44	$0.55	$(0.09)	$0.34	$(0.37)
Discontinued operations(4)	0.04	(0.10)	0.13	0.07	(0.06)
Total	0.48	0.45	0.04	0.41	(0.43)

(1)	Includes loss on extinguishment of debt of $84.4 million.
(2)	Includes loss (gain) on foreign currency translation of $19.6 million in the last 17 weeks, $3.8 million in the third 12 weeks, $(45.3) million in the second 12 weeks and $153.1 million in the first 12 weeks.
(3)	Includes Merger- and integration-related expenses of $29.7 million in the last 17 weeks, $11.2 million in the third 12 weeks, $3.9 million in the second 12 weeks and $6.3 million in the first 12 weeks.
(4)	See Note B Discontinued Operations.

F-160	(Continued)

SAFEWAY INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	52 Weeks	Last 16 Weeks(2)	Third 12 Weeks	Second 12 Weeks	First 12 Weeks
2013
Sales and other revenue	$35,064.9	$10,814.7	$8,099.2	$8,149.8	$8,001.2
Gross profit	9,231.5	2,865.7	2,094.7	2,145.8	2,125.3
Operating profit	551.5	209.9	87.9	139.4	114.2
Income before income taxes	251.6	73.6	29.8	92.0	56.2
Income from continuing operations, net of tax	217.1	71.6	23.4	62.5	59.6
Income (loss) from discontinued operations, net of tax(1)	3,305.1	3,256.5	43.0	(53.7)	59.2
Net income attributable to Safeway Inc.	3,507.5	3,314.3	65.8	8.4	118.9
Basic earnings (loss) per common share:
Continuing operations	$0.90	$0.29	$0.10	$0.26	$0.25
Discontinued operations(1)	13.63	13.36	0.17	(0.23)	0.25
Total	14.53	13.65	0.27	0.03	0.50
Diluted earnings (loss) per common share:
Continuing operations	$0.89	$0.29	$0.10	$0.26	$0.25
Discontinued operations(1)	13.49	13.17	0.17	(0.23)	0.24
Total	14.38	13.46	0.27	0.03	0.49

(1)	See Note B, Discontinued Operations.
(2)	In the fourth quarter of 2013, the Company recorded a loss on foreign currency translation of $57.4 million and an impairment of notes receivable of $30.0 million.

F-161	(Continued)

INDEPENDENT AUDITOR’S REPORT

To the Board of Advisors

United Supermarkets, L.L.C.

Lubbock, Texas

Report on the Financial Statements

We have audited the accompanying financial statements of United Supermarkets, L.L.C. which comprise the balance sheets as of December 28, 2013 and January 26, 2013, and the related statements of comprehensive income, members’ equity and cash flows for the eleven-month period ended December 28, 2013 and the year ended January 26, 2013 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Supermarkets, L.L.C. as of December 28, 2013 and January 26, 2013, and the results of its operations and its cash flows for the eleven-month period ended December 28, 2013 and the year ended January 26, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Dallas, Texas

April 4, 2014

Member of the RSM International network of Independent accounting, tax and consulting firms.

UNITED SUPERMARKETS, L.L.C.

Balance Sheets

(In thousands)

	December 28, 2013	January 26, 2013
Assets
Current assets:
Cash	$11,247	$10,595
Accounts receivable, net of allowance for doubtful accounts	36,938	26,451
Inventories	90,589	88,608
Prepaid expenses and other current assets	3,700	3,213
Deferred income taxes	5,258	5,148

Total current assets	147,732	134,015
Property and equipment, net	209,648	184,732
Other assets, net	5,961	5,151

Total assets	$363,341	$323,898

Liabilities and Members’ Equity
Current liabilities:
Current maturities of capital lease obligations	$2,477	$2,323
Current maturities of notes payable	—	1,755
Accounts payable	55,840	64,111
Accrued payroll and team member benefits	35,323	24,819
Accrued expenses and other liabilities	20,202	12,005
Income taxes payable	—	6,540

Total current liabilities	113,842	111,553
Capital lease obligations, net of current maturities	4,785	7,055
Notes payable, net of current maturities	—	88,183
Deferred rent payable	2,263	2,280
Deferred income taxes	17,611	15,194
Other long-term liabilities	7,016	13,810

Total liabilities	145,517	238,075

Commitments and contingencies	—	—

Members’ equity:
Contributed capital	127,988	223
Accumulated other comprehensive loss	(6,059)	(11,436)
Undistributed earnings	95,895	97,036

Total members’ equity	217,824	85,823

Total liabilities and members’ equity	$363,341	$323,898

See Notes to Financial Statements.

UNITED SUPERMARKETS, L.L.C.

Statements of Comprehensive Income

(In thousands)

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Sales	$1,499,623	$1,572,653
Cost of merchandise sold:
FIFO cost of merchandise	1,126,603	1,189,767
LIFO adjustment	1,263	1,171

Total cost of merchandise sold	1,127,866	1,190,938

Gross profit	371,757	381,715

Operating expenses:
Compensation and team member benefits	208,018	219,009
Other operating and administrative	89,813	91,231
Transaction expense	32,514	—
Rent	16,111	18,073
Depreciation	20,920	21,888
Amortization of capital leases	1,436	1,706

Total operating expenses	368,812	351,907

Operating income	2,945	29,808
Interest expense, notes payable	1,153	859
Interest expense, capital leases	683	929

Income before provision for income taxes	1,109	28,020
Provision for income taxes	1,661	10,055

Net income (loss)	(552)	17,965
Other comprehensive income (loss):
Reduction (addition) of minimum pension liability, net of tax expense (benefit) of $2,895 and $(2,616), respectively	5,377	(4,859)

Comprehensive income	$4,825	$13,106

See Notes to Financial Statements.

UNITED SUPERMARKETS, L.L.C.

Statements of Members’ Equity

(In thousands)

	Contributed Capital	Accumulated Other Comprehensive Loss	Undistributed Earnings	Total
Balance, January 28, 2012	$223	$(6,577)	$130,516	$124,162
Net income	—	—	17,965	17,965
Addition of minimum pension liability	—	(4,859)	—	(4,859)
Distributions	—	—	(51,445)	(51,445)

Balance, January 26, 2013	223	(11,436)	97,036	85,823
Net loss	—	—	(552)	(552)
Member contributions	127,765	—	—	127,765
Reduction of minimum pension liability	—	5,377	—	5,377
Distributions	—	—	(589)	(589)

Balance, December 28, 2013	$127,988	$(6,059)	$95,895	$217,824

See Notes to Financial Statements.

UNITED SUPERMARKETS, L.L.C.

Statements of Cash Flows

(In thousands)

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Cash flows from operating activities:
Net income (loss)	$(552)	$17,965
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,365	27,480
Gain on disposal of property and equipment	(464)	(296)
Deferred income taxes	(588)	(246)
Changes in assets and liabilities:
Accounts receivable	(10,487)	(2,329)
Inventories	(1,981)	126
Prepaid expenses and other current assets	(487)	67
Other assets	(909)	(1,320)
Accounts payable	(8,271)	8,162
Accrued payroll and team member benefits	10,504	1,654
Accrued expenses and other liabilities	8,082	(80)
Income taxes payable	(6,540)	2,822
Deferred rent payable	(17)	(40)
Other long-term liabilities	1,478	545

Net cash provided by operating activities	16,133	54,510

Cash flows from investing activities:
Purchases and/or construction of property and equipment	(51,463)	(38,291)
Proceeds from sales of property and equipment	859	435

Net cash used in investing activities	(50,604)	(37,856)

Cash flows from financing activities:
Cash contributions from members	127,765	—
Cash distributions to members	(589)	(51,445)
Principal payments on capital lease obligations	(2,116)	(2,148)
Borrowings from notes payable	2,259	52,626
Payments on notes payable	(74,696)	(1,849)
Net payments on revolving line of credit	(17,500)	(14,200)

Net cash provided by (used in) financing activities	35,123	(17,016)

Net increase (decrease) in cash	652	(362)
Cash, beginning of year	10,595	10,957

Cash, end of year	$11,247	$10,595

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,235	$1,151

Income taxes	$8,376	$7,380

See Notes to Financial Statements.

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

Note 1. Organization and Business

United Supermarkets, L.L.C. is a Texas limited liability company that operates a chain of 51 retail grocery stores and 26 fuel facilities that include 7 convenience stores and 19 convenience kiosks throughout Texas. United also operates two distribution centers, an ice manufacturing plant and a food manufacturing plant, all located in Lubbock, Texas, as well as a third distribution center located in Roanoke, Texas.

The Company was acquired by Albertson’s LLC on December 29, 2013. All of pre-existing notes payable were paid off. Expenses related to the transaction (primarily for employee compensation and advisory fees) for the eleven-month period ended December 28, 2013 were $32,514, which is recorded in the statement of comprehensive income.

These financial statements were prepared using the Company’s historical basis of accounting applicable to periods before the acquisition and therefore these financial statements do not reflect any change in accounting basis resulting from the acquisition.

Note 2. Summary of Significant Accounting Policies

Fiscal year: Prior to 2014, the Company’s fiscal year ended on the last Saturday of January. The eleven-month period ended December 28, 2013 consisted of 48 weeks and the fiscal year ended January 26, 2013 consisted of 52 weeks.

Accounts receivable: Accounts receivable are typically unsecured and are derived from revenues earned from the Company’s customers, third-party insurance carriers or vendors. The Company maintains an allowance for doubtful accounts based upon the expected collectability of all receivables. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience, and other currently available evidence. The Company continually reviews its allowance for doubtful accounts. The allowance for doubtful accounts was $458 and $611 as of December 28, 2013 and January 26, 2013, respectively. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote.

Inventories: Inventories are valued at cost, which is not in excess of market, using the last-in, first-out (LIFO) method for grocery, dairy, frozen foods, pharmacy products, general merchandise, and health and beauty aids. The first-in, first-out (FIFO) method is used for other inventories, consisting primarily of meat, produce, and bakery products. The following is a summary of inventory at December 28, 2013 and January 26, 2013:

	December 28, 2013	January 26, 2013
Inventories recorded at LIFO	$59,820	$59,834
Inventories recorded at FIFO	30,769	28,774

Total inventories	$90,589	$88,608

If inventories recorded at LIFO would have been valued on a FIFO basis, inventories would have been approximately $26,393 and $25,993 higher at December 28, 2013 and January 26, 2013, respectively.

F-167	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

Property and equipment: Property and equipment are stated at cost. Depreciation is provided on a straight-line basis. Fixtures and equipment and transportation equipment are depreciated over lives ranging from 3 to 20 years. Capitalized leases (buildings and equipment) are amortized over the lives of the respective leases. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Buildings are depreciated over 20 or 30 years.

Maintenance, repairs and minor replacements are charged to expense as incurred; major replacements and betterments that extend asset lives are capitalized. The cost of assets sold, retired, or otherwise disposed of is removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in income for the period. Total depreciation and amortization for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, was approximately $26,365 and $27,480, including approximately $3,418 and $3,886, respectively, of depreciation allocated to cost of sales. Depreciation and amortization expense includes a portion related to capital leases, which was approximately $1,436 and $1,706 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively. Property and equipment at December 28, 2013 and January 26, 2013 consisted of the following:

	December 28, 2013	January 26, 2013
Fixtures and equipment	$293,507	$273,829
Capitalized leases	37,819	37,858
Leasehold improvements	70,420	63,128
Land and buildings	69,109	64,259
Transportation equipment	16,076	13,927
Construction-in-progress	16,966	4,170

Total property and equipment	503,897	457,171
Less accumulated depreciation and amortization	(294,249)	(272,439)

Total property and equipment, net	$209,648	$184,732

Long-lived assets: Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from estimated future cash flows. Impairments, if any, are measured as the difference between the carrying value and the fair value of the related asset(s). Based on the Company’s analysis, there has been no impairment of long-lived assets as of December 28, 2013 and January 26, 2013.

Preopening store costs: Preopening store costs are expensed as incurred.

Company owned life insurance: The Company has purchased life insurance policies to fund possible retirement benefits for certain team members that have a nonqualified retirement plan with the Company. The cash surrender value of these policies is included in other assets in the Company’s balance sheets.

Income taxes: Deferred taxes are based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities. For federal income tax purposes, the Company has elected to be taxed as a corporation.

F-168	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

Revenue recognition: Revenue is recognized at the point of sale. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Sales exclude sales taxes collected from customers.

Advertising costs: Advertising costs are expensed in the period that the related advertising services are provided. Advertising costs were $15,496 and $13,162 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively, and are included in other operating and administrative expenses.

Comprehensive income: Comprehensive income is the change in equity of a business enterprise during a period from net income and other events, except activity resulting from investments by owners and distribution to owners. Other comprehensive income (loss) for the eleven-month period ended to December 28, 2013 and for the year ended January 26, 2013 resulted from pension activity, net of taxes.

Fair value of financial instruments: For certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Concentration of credit risks: The Company maintains part of its cash in bank deposit accounts at financial institutions where balances, at times, may exceed the Federal Deposit Insurance Corporation (FDIC) insurance limitation. Historically, the Company has not experienced any losses due to such concentration of risk.

Use of estimates: The preparation of the financial statements requires management of the Company to make estimates and assumptions in conformity with U.S. generally accepted accounting principles relating to the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events: Management evaluates events or transactions that occur after the balance sheet date for potential recognition or disclosure in the financial statements. Management has considered subsequent events through April 4, 2014.

F-169	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

Note 3. Notes Payable

Notes payable consisted of the following:

	December 28, 2013	January 26, 2013
Note payable to a bank, $50,000, secured by all the assets of the Company and certain deposit accounts owned by Members; quarterly interest payments only; matures December 21, 2014; interest fixed at 1.75%, with a balloon payment of $50,000 at maturity. Paid in full on December 27, 2013.	$—	$50,000
Revolving line of credit with a bank, $50,000 available; secured by all assets of the Company; interest at 30-day London Interbank Offered Rate (“LIBOR”) plus 2.25%, (2.46% at January 26, 2013); due September 1, 2014. Paid in full on December 27, 2013.	—	17,500
Note payable to a bank, secured by an airplane; monthly principal and interest payments at $80; matures November 15, 2015; interest at 3.69%. Paid in full on December 27, 2013.	—	2,581
Note payable to a bank, secured by a property located in Roanoke, Texas; monthly principal and interest payment at $39; matures September 30, 2014; interest at 30-day LIBOR plus 1.0% (1.21% at January 26, 2013). Paid in full on December 27, 2013.	—	10,991
Note payable to the McMillan Family Limited Company; secured by Post building; biannual principal and interest payments at $13; matures October 1, 2015; interest imputed at 6.25%. Paid in full on December 27, 2013.	—	125
Note payable to a bank, $11,000, secured by land and building in Lubbock, Texas; interest only payments until April 15, 2013, then the commencement of the principal payments; matures on March 9, 2019; interest at 30-day LIBOR plus 2.0% (2.21% at January 26, 2013), with a balloon payment at maturity. Paid in full on December 27, 2013.	—	8,741

	—	89,938
Less current maturities	—	(1,755)

	$—	$88,183

Note 4. Lease Obligations

The Company leases certain of its operating facilities under terms ranging from five to twenty years, with renewal options ranging from five to twenty years. Most leases require the payment of fixed minimum rentals or a percentage of sales, whichever is greater.

F-170	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

The following summarizes the future minimum lease payments under capital and operating lease obligations that have initial or remaining noncancelable lease terms in excess of one year at December 28, 2013:

	Capital Leases	Operating Leases
2014	$2,804	$21,503
2015	2,264	20,824
2016	1,726	20,399
2017	445	20,056
2018	323	19,493
Thereafter	802	88,004

Total minimum payments	8,364	$190,279

Less amount representing interest	(1,102)

Present value of net minimum lease payments, including current portion of $2,477	$7,262

The components of rent expense were as follows:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Minimum rents	$15,387	$17,307
Contingent rents based on sales	723	766

	$16,110	$18,073

Note 5. Related-Party Transactions

The Company leased three of its properties from HDS Properties, Inc. (the Related Company), a company affiliated with members of United, for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013. Rental payments to the Related Company for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013 were $278 and $304, respectively.

Certain assets of a distribution facility were purchased by the Company on July 29, 2007. The purchase price included a note payable to RC Taylor Distributing, Inc. (now Taylor Keeling, Inc.) of $4,200. Principal and interest payments to the related company for the year ended January 26, 2013 was $499. This note was paid off in the year ended January 26, 2013.

Note 6. Team Member Benefits

Defined benefit plan: Until November 2005, the Company sponsored a noncontributory defined benefit plan (the Plan) for all United team members who were at least 21 years of age and had completed 1,000 hours of service in any year of employment. In November 2005, the Board of Advisors amended the Plan to freeze benefit accruals effective March 31, 2006. Participants were

F-171	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

credited for service after March 31, 2006, solely for vesting purposes pursuant to the terms of the Plan. The Company’s measurement date is December 31, 2013 and January 31, 2013, for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively. The Company is required to make annual contributions to the Plan equal to the amounts actuarially required to fund the prior service costs. The Company contributed $0 and $864 to the defined benefit plan for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively.

Net periodic pension costs included the following:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Interest expense on projected benefit obligations	$2,322	$2,570
Expected return on plan assets	(2,755)	(2,986)
Amortization of initial unrecognized net obligations	987	450

	$554	$34

The amounts recorded in accumulated other comprehensive loss for the defined benefit plans consist of the following:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Net loss	$9,169	$17,441
Deferred income taxes	(3,110)	(6,005)

Accumulated other comprehensive loss	$6,059	$11,436

The funded status of the Company’s defined benefit plan were as follows:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Funded status at the beginning of the year	$(11,860)	$(5,215)
Interest cost	(2,322)	(2,570)
Actual return on assets	2,755	1,644
Actuarial gain (loss)	7,285	(6,583)
Employer contributions	—	864

Funded status	$(4,142)	$(11,860)

Following is a summary of significant actuarial assumptions used:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Weighted-average discount rates	5.00%	5.25%
Expected long-term rate of return on assets	6.75%	6.75%

F-172	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

The Company expects net periodic pension income for 2014 to be approximately $580, using actuarial assumptions of a 5.00% discount rate and a 6.75% return on assets rate.

The accounting guidance for fair value measurements prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3—	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The following table sets forth, by level, the Plan’s assets at fair value:

	Level 1	Level 2	Level 3	Total
December 28, 2013:
Cash and cash equivalents	$7,983	$—	$—	$7,983
U.S. government securities	—	8,591		8,591
Corporate bonds—investment grade	—	7,773	—	7,773
Corporate stocks—U.S. companies	25,425	—	—	25,425

	$33,408	$16,364	$—	$49,772

January 26, 2013:
Cash and cash equivalents	$6,312	$—	$—	$6,312
U.S. government securities	—	9,268	—	9,268
Corporate bonds—investment grade	—	7,467	—	7,467
Corporate stocks—U.S. companies	22,643	—	—	22,643

	$28,955	$16,735	$—	$45,690

The fair values of the Plan’s Level 1 assets are based on quoted market prices of the identical underlying security. The fair values of the Plan’s Level 2 assets are obtained from readily-available pricing sources for the identical underlying security that may not be actively traded. The Company utilizes a pricing service to assist in obtaining fair value pricing for the majority of the Plan assets. The Company conducts reviews on an annual basis to verify pricing, assess liquidity, and determine if significant inputs have changed that would impact the fair value hierarchy disclosure. During the eleven-month period ended December 28, 2013, the Plan did not make significant transfers between Level 1 and Level 2 assets. As of December 28, 2013 and January 26, 2013, the Plan did not have any significant Level 3 financial assets.

F-173	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

The following table sets forth the Plan’s funded status and the amounts recognized in the Company’s balance sheets at:

	December 28, 2013	January 26, 2013
Accumulated benefit obligations	$(53,914)	$(57,550)

Projected benefit obligations adjusted for services rendered to date	$(53,914)	$(57,550)
Plan assets at fair value	49,772	45,690

Funded status	$(4,142)	$(11,860)

Unrecognized actuarial loss	$9,169	$17,441

The following table summarizes the targeted and actual asset allocation ranges of the Company’s plan, by asset category:

	Percentage of Pension Plan Assets as of
	December 28, 2013	January 26, 2013
Asset category:
Equity securities	51.08%	49.56%
Debt securities	32.88%	36.63%
Other	16.04%	13.81%

	100.00%	100.00%

The Company considered several factors in developing the expected rate of return on plan assets based on input from external advisors. Individual asset class return forecasts were developed and tested for reasonableness based upon historical returns. The expected long-term rate of return is the weighted average of the target asset allocation of each asset class.

The pension plan assets are held in a pension trust and are managed by independent investment advisors with the objective of maximizing returns with a prudent level of risk. The target market value of equity securities is 50% of the plan assets. If the equity percentage exceeds 60% or drops below 40%, the asset allocation will be adjusted to the target.

The Plan paid benefits of $1,727 and $1,535 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively.

Following is a summary of expected benefit payments during the calendar year ended:

2014	$2,022
2015	2,040
2016	2,063
2017	2,178
2018 to 2023	16,017

$24,320

F-174	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

Defined contribution plan: The Company sponsors a defined contribution plan (the Contribution Plan) available to all eligible team members. On August 15, 2011, the Company amended certain terms of the Contribution Plan. Team members who are at least 21 years old, 20  1⁄2 years old (prior to August 15, 2011) and have one year (1,000 hours), six months (500 hours) (prior to August 15, 2011) of service as of the monthly enrollment dates are eligible to participate in the Contribution Plan. Each participant makes voluntary contributions to the Contribution Plan in amounts up to 80% (92% prior to August 15, 2011 and 5% for highly compensated employees as of January 1, 2012) of compensation or the dollar limit set by the IRS annually, whichever is less. For the Contribution Plan years ended December 31, 2012 and 2011, the Company contributed at the rate of 40%, as determined by the Board of Advisors, of the participants’ contributions up to 6% of compensation. The Company incurred expenses of approximately $1,564 and $1,446 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively, for the purpose of funding the Company’s contribution.

In 2014 and 2013, the Board approved $4,000 and $4,800 in discretionary contributions, respectively, made to the Plan. For the eleven-month period ended December 28, 2013, a total of $3,700 of the total approved $4,000 had been expensed and recorded. Team members who are at least 21 years old (20 1⁄2 years old prior to August 15, 2012), have one year of service, worked at least 1,000 hours during the year and were employed at December 31, 2013 and 2012, respectively, shared in the discretionary contributions.

Nonqualified retirement plan: On June 1, 2011, the Company established a nonqualified retirement plan (the Supplemental Plan) for a selected group of management or highly compensated employees. The Supplemental Plan is a plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits employees to elect contributions up to a maximum percentage at 80% of eligible compensation. The Company may make voluntary matching contributions, which are determined by the Board annually. Employee contributions and the related investment income vest immediately. Discretionary company contributions vest immediately. Company matching contributions, if applicable, are subject to vesting based on years of service. The vested portion of employees’ accounts in the Supplemental Plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 5 years. Total expense recognized related to the Supplemental Plan was $890 and $730 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively.

The Company elected to account for this cash balance plan based on the participant account balances, excluding actuarial considerations as permitted by the applicable authoritative guidance.

F-175	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

The annual activity for the Company’s Supplemental Plan was as follows:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Balance, beginning of period	$1,641	$397
Contributions:
Employee	343	521
Company	538	584
Investment income	352	146
Distribution	—	(7)
Forfeitures	—	—

Balance, end of period	$2,874	$1,641

The above-mentioned balances for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, are included in other long-term liabilities on the consolidated balance sheets.

Note 7. Income Taxes

The provision (benefit) for income taxes included the following:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Federal:
Current	$1,252	$9,220
Deferred	(588)	(85)

Total provision for income taxes—federal	664	9,135
State:
Current	997	920

Total provision for income taxes	$1,661	$10,055

The provision for income taxes differs from amounts computed at the statutory rate as follows:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Federal income taxes at statutory federal income tax rate	35.0%	35.0%
State income tax, net of federal income tax benefit	58.4%	2.1%
Other	56.4%	(1.2%)

Effective tax rate	149.8%	35.9%

As of February 1, 2009, the Company adopted guidance related to the accounting for uncertainties in income taxes. This guidance addresses the determination of whether tax benefits

F-176	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

claimed or expected to be claimed on a tax return should be recorded in the financial statements. The tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment of the financial statements. The Company classifies interest, and, if applicable, penalties related to income tax liabilities as a component of income tax expense. During the eleven-month period ended December 28, 2013, the Company did not incur any interest and penalties. The Company is not subject to income tax examinations by the U.S. federal authorities for years prior to 2010 and state or local tax authorities for years prior to 2009.

The following is a summary of the significant components of the Company’s net deferred tax asset and liability:

	Eleven-Month Period Ended December 28, 2013	Year Ended January 26, 2013
Current deferred taxes:
Assets (liabilities):
Accrued vacation	$2,173	$2,178
Texas franchise tax	342	941
Workers’ injury and general liability insurance	723	795
Uniform capitalization adjustment	585	672
Nonqualified deferred compensation plans	1,006	641
Contribution carryover	630	528
Other	770	315
Volume discounts	(971)	(922)

Net current deferred tax asset	5,258	5,148

Noncurrent deferred taxes:
Assets (liabilities):
Capitalized leases	509	790
Postretirement benefit plan	1,658	4,364
Other	(206)	(275)
Property and equipment	(19,572)	(20,073)

Net noncurrent deferred tax liability	(17,611)	(15,194)

Total net deferred tax liability	$(12,353)	$(10,046)

Note 8. Commitments and Contingencies

The Company is a party to various legal proceedings and complaints arising in the ordinary course of business, some of which are covered by insurance. Management believes that claims or contingencies that are not covered by insurance are not material to the financial position or operations of the Company. Additionally, under the terms of its workers’ injury and general liability insurance policies, the Company is liable for certain retrospective losses. The Company’s liability for retrospective

F-177	(Continued)

UNITED SUPERMARKETS, L.L.C.

Notes to Financial Statements

(Dollars in thousands)

losses is limited to a maximum per claim and per policy year. The Company’s liability for workers’ injury and general liability claims was approximately $2,135 and $2,342 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively. These liabilities were determined using historical data and are reflected in accrued payroll and team member benefits and accrued expenses and other liabilities in the accompanying balance sheets.

The Company is self-insured for medical, dental, and short-term disability claims. The Company’s liability for self-insured losses is limited to a maximum per claim and to an aggregate amount for total self-insured losses in each year through the use of third-party stop-loss insurance coverage. The Company’s liability for health insurance was approximately $754 and $796 for the eleven-month period ended December 28, 2013 and for the year ended January 26, 2013, respectively and was recorded in accrued payroll and team member benefits in the accompanying balance sheets.

F-178

Albertsons®

Companies

Albertsons
Sav-on
PHARMACY

Working together to be the *favorite local supermarket*™

Amigos · star market · PAVILIONS · Albertsons · SAFEWAY · Tom Thumb · Jewel Osco · shaw's · ACME · Randalls · CARRS · Market Street · United supermarkets · VONS · Albertsons market · Super Saver

                     Shares

Albertsons Companies, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup	Morgan Stanley

Deutsche Bank Securities	Credit Suisse	Barclays

Lazard	Guggenheim Securities	Jefferies	RBC Capital Markets	Wells Fargo Securities

BMO Capital Markets	SunTrust Robinson Humphrey

Telsey Advisory Group	Academy Securities	Ramirez & Co., Inc.	Blaylock Beal Van, LLC

Until                      , 2017 (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NYSE listing fee and the FINRA filing fee are estimated.

SEC Registration Fee		$226,899
NYSE Listing Fee		250,000
FINRA Filing Fee		225,500
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses		15,000
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.

As permitted by the DGCL, the Registrant’s bylaws that will be in effect at the closing of the offering provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the

Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant currently carries liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.

In connection with our acquisition of NAI on March 21, 2013:

(1) We effected a unit split pursuant to which each Class A Unit outstanding was reclassified into 1 Class A ABS Unit and 1 Class A NAI Unit.

(2) We effected a unit split pursuant to which each Class B Unit outstanding was reclassified into 1 Class B ABS Unit and 1 Class B NAI Unit.

(3) We issued and sold Class A ABS Units for an aggregate purchase price of $150,000,000 as follows: 314.293 Class A ABS Units to Cerberus Iceberg LLC, 122.324 Class A ABS Units to KRS AB Acquisition, LLC, 122.324 Class A ABS Units to Jubilee Symphony ABS LLC, 122.324 Class A ABS Units to A-S Klaff Equity, LLC, 59.838 Class A ABS Units to ALB2 VI, LLC, 16.967 Class A ABS Units to ALB2 VI-A, LLC, 45.520 Class A ABS Units to ALB2 VI-B, LLC and a total of 18.076 Class A ABS Units to members of our management team and other officers and employees.

(4) We issued and sold 1701.666 Class A NAI Units to NAI Group Holdings Inc. for a purchase price of $100,000,000.

(5) We granted an aggregate of 103.186 Class C Units to certain of our executives under our Class C Plan. Class C Units were granted as profits interests which participate in distributions once a specified amount of distributions have been made to our equityholders.

In connection with our acquisition of Safeway Inc. and its subsidiaries on January 30, 2015:

(1) We effected a unit split pursuant to which 1701.666 Class A ABS Units and 106 Class B ABS Units were reclassified into an aggregate of 127,799,410 ABS Units.

(2) We effected a unit split pursuant to which 1701.666 Class A NAI Units and 106 Class B NAI Units were reclassified into an aggregate of 127,799,410 NAI Units.

(3) We effected a unit split pursuant to which 103.186 Class C Units were reclassified into an aggregate of 2,641,428 ABS Units and 2,641,428 NAI Units.

(4) We issued and sold 169,559,162 ABS Units, 169,559,162 NAI Units and 300,000,000 SWY Units for an aggregate purchase price of $1,304,796,135 plus the contribution to the company of NAI Units by certain equityholders as follows: 63,531,450 ABS Units to Cerberus Iceberg LLC, 24,726,729 ABS Units to Jubilee ABS Holding LLC, 24,726,729 ABS Units to Klaff Markets Holdings LLC, 24,726,729 ABS Units to Lubert-Adler SAN Aggregator, L.P., 24,726,729 ABS Units to ABS TRS Corp., 162,720,981 NAI Units to NAI Group Holdings Inc., 282,879,747 SWY Units to Safeway Group Holdings Inc. and a total of 7,120,883 ABS Units, 17,120,253 SWY Units and 1,244,486 NAI Units to members of our management team.

(5) We granted 3,350,083 Series 1 Incentive Units to Robert Edwards, our former president and chief executive officer, under our Incentive Unit Plan. Series 1 Incentive Units were granted as profits interests which participate in distributions once a specified amount of distributions have been made to our equityholders. On April 9, 2015, Mr. Edward’s grant was reduced by mutual agreement to 1,675,041.5 Series 1 Incentive Units.

(6) We granted an aggregate of 14,907,871 Investor Incentive Units as follows: 10,050,251 Investor Incentive Units to Cerberus AB Incentive LLC, 376,884 Investor Incentive Units to ABS TRS Corp., 376,884 Investor Incentive Units to Jubilee ABS Holding LLC, 376,884 Investor Incentive Units to Klaff W LLC, 376,884 Investor Incentive Units to L-A Asset Management Services, LLC and 3,350,084 Investor Incentive Units to Robert G. Miller. Investor Incentive Units were granted as profits interests which participate in distributions once a specified amount of distributions have been made to our equityholders.

On March 5, 2015, May 15, 2015, June 16, 2015, August 12, 2015, December 7, 2015, February 29, 2016, April 28, 2016, August 2, 2016, October 17, 2016 and January 5, 2017, we granted 14,440,000, 150,000, 125,000, 100,000, 150,000, 300,000, 723,392, 500,000, 200,000 and 50,000 Phantom Units, respectively, to certain of our officers, executives, directors and consultants under our Phantom Unit Plan. Each Phantom Unit is generally subject to time- and performance-based vesting, and upon vesting, each Phantom Unit converts into one Series 2 Incentive Unit.

In connection with the IPO-Related Transactions, and immediately prior to the effectiveness of this registration statement, we issued 349,832,761 shares of common stock to Albertsons Investor, 3,570,701 shares of common stock to Management Holdco and 56,429,497 shares of common stock to Kimco. For a description of the transactions pursuant to which the shares were issued, see the information under the heading “IPO-Related Transactions and Organizational Structure.”

Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement among Albertsons Companies, Inc. and the Underwriters

3.1(c)	Certificate of Incorporation of Albertsons Companies, Inc., including Amendment of Certificate of Incorporation, dated September 21, 2015

3.2(b)	Form of Bylaws of Albertsons Companies, Inc.

4.1(c)	Form of Stockholders Agreement by and among Albertsons Companies, Inc., Albertsons Investor Holdings LLC, KRS AB Acquisition, LLC, KRS ABS, LLC and Albertsons Management Holdco, LLC

4.2(a)	Indenture, dated September 10, 1997, between Safeway Inc., and the Bank of New York, as trustee

4.3(a)	Forms of Officers’ Certificates establishing the terms of Safeway Inc.’s 3.40% Notes due 2016 and 4.75% Notes due 2021, including the forms of Notes

4.4(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 6.35% Notes due 2017, including the form of Notes

4.5(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 5.00% Notes due 2019, including the form of Notes

4.6(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 3.95% Notes due 2020, including the form of Notes

4.7(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.45% Senior Debentures due 2027, including the form of Notes

4.8(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.25% Debentures due 2031, including the form of Notes

4.9(a)	Supplemental Indenture dated as of October 6, 2014, between Safeway Inc. and The Bank of New York Mellon Trust Company, National Association, as trustee, under the Indenture, dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 3.40% Notes due 2016

4.10(a)	Supplemental Indenture dated as of October 8, 2014, between Safeway Inc. and The Bank of New York Mellon Trust Company, National Association, as trustee, under the Indenture, dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 6.35% Notes due 2017

4.11(g)	Indenture, dated May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent

4.12(a)	Indenture, dated May 1, 1992, between New Albertson’s, Inc. (as successor to Albertson’s, Inc.) and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as trustee (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004; Supplemental Indenture No. 2, dated as of June 1, 2006; and Supplemental Indenture No. 3, dated as of December 29, 2008)

4.13(a)	Indenture, dated May 1, 1995, between American Stores Company, LLC and Wells Fargo Bank, National Association (as successor to The First National bank of Chicago), as trustee (as further supplemented)

Exhibit No.	Exhibit Description

4.14(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 3.40% Notes due 2016

4.15(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 6.35% Notes due 2017

4.16(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 5.00% Notes due 2019

4.17(g)

Registration Rights Agreement, dated as of May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (on their own behalf and as representatives of the other initial purchasers)

4.18(h)

Indenture, dated August 9, 2016, by and among Albertsons Companies, LLC, New

Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent

4.19(h)

Registration Rights Agreement, dated as of August 9, 2016, by and among Albertsons

Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (on their own behalf and as representatives of the other initial purchasers)

5.1*	Opinion of Schulte Roth & Zabel LLP

10.1(a)	Second Amended and Restated Term Loan Agreement, dated August 25, 2014 and effective January 30, 2015, by and among Albertson’s LLC, Safeway Inc. (as successor by merger to Saturn Acquisition Merger Sub, Inc.) and the other co-borrowers, as borrowers, Albertsons’s Holdings LLC and the other guarantors from time to time thereto, as guarantors, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.2(e)	Second Amended and Restated Asset-Based Revolving Credit Agreement, dated December 21, 2015, by and among Albertsons Companies, LLC and the other co-borrowers, as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America N.A., as administrative and collateral agent

10.3(e)	Amendment No. 1, dated as of December 21, 2015, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Albertson’s Holdings LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

Exhibit No.	Exhibit Description

10.4(e)	Amendment No. 2, dated as of December 21, 2015, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.5(e)	Joinder and Assumption Agreement of NAI Guarantors by and among the Additional Guarantors party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, joining NAI Guarantors as Guarantors to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.6(a)	Casa Ley Contingent Value Rights Agreement, dated January 30, 2015, by and among AB Acquisition LLC, Safeway Inc., the Shareholder Representative, as defined therein, and Computershare Inc. and Computershare Trust Company, N.A., as Rights Agent

10.7(a)†	Transition Services Agreement, dated March 21, 2013 between SuperValu Inc. and Albertson’s LLC

10.8(a)†	Transition Services Agreement, dated March 21, 2013 between SuperValu Inc. and New Albertson’s, Inc.

10.9(a)	Letter Agreement, dated April 16, 2015, to each of the Transition Services Agreements between SUPERVALU INC. and New Albertson’s, Inc. dated March 21, 2013, and the Transition Services Agreement between SUPERVALU INC. and Albertson’s LLC dated March 21, 2013

10.10(a)	Decision and Order, dated January 27, 2015, between the Federal Trade Commission, Cerberus Institutional Partners V, L.P., AB Acquisition LLC and Safeway Inc.

10.11(c)	Form of Albertsons Companies, Inc. 2015 Equity and Incentive Award Plan

10.12(c)	Form of Albertsons Companies, Inc. Executive Incentive Bonus Plan

10.13(c)	Albertsons Companies, Inc. Restricted Stock Unit Plan

10.14(c)	Form of Restricted Stock Unit Award Agreement under the Albertsons Companies, Inc. Restricted Stock Unit Plan

10.15(c)	Form of Indemnification Agreement

10.16(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Robert Miller and, solely for purpose of the third paragraph thereof, AB Acquisition LLC

10.17(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Robert Dimond and, solely for purpose of Section 9.8 thereof, AB Management Services Corp.

10.18(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Justin Dye and, solely for purpose of Section 9.8 thereof, New Albertson’s, Inc.

10.19(i)	Employment Agreement, dated June 28, 2016, between AB Management Services Corp. and Shane Sampson

10.20(i)	Employment Agreement dated June 26, 2016, between AB Management Services Corp. and Wayne A. Denningham

10.21(c)	Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Sharon Allen

Exhibit No.	Exhibit Description

10.22(c)	Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Steven A. Davis

10.23(b)

Form of Limited Liability Company Agreement of Albertsons Investor Holdings LLC, by and among Cerberus Iceberg LLC, Cerberus Capital Management, L.P., Jubilee ABS Holding LLC, Klaff Markets Holdings LLC, Klaff-W LLC, Lubert-Adler SAN Aggregator, L.P., L-A Asset Management Services, LLC, Robert G. Miller, Robert Edwards, and the Persons listed on Schedule A thereto.

10.24(e)	Employment Agreement, dated November 7, 2015, among Albertsons Companies, Inc. and Anuj Dhanda

10.25(g)	Amendment No. 3, dated as of February 11, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, Albertsons Companies, LLC and the other guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.26(g)	Amendment No. 4, dated as of June 22, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, Albertsons Companies, LLC and the other guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.27(i)	Amendment No. 5, dated as of December 23, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway, NAI and the other co-borrowers, as borrowers, ACL and the other guarantors from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

21.1(f)	Schedule of Subsidiaries of Albertsons Companies, Inc.

23.1*	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.5(i)	Consent of RSM US LLP, Independent Auditor

23.6(i)	Consent of Cushman & Wakefield, Inc.

24.1(a)	Powers of Attorney (included on signature pages of this Registration Statement)

(a)	Previously filed on July 8, 2015
(b)	Previously filed on August 26, 2015
(c)	Previously filed on September 24, 2015
(d)	Previously filed on October 2, 2015
(e)	Previously filed on January 22, 2016
(f)	Previously filed on May 11, 2016
(g)	Previously filed on July 29, 2016
(h)	Previously filed on October 26, 2016
(i)	Filed herewith
*	To be filed by amendment
†	Confidential treatment has been requested for certain information contained in this exhibit. Such information has been omitted and filed separately with the SEC.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 18, 2017.

Albertsons Companies, Inc.

By:	/s/ Robert G. Miller
Name:	Robert G. Miller
Title:	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert G. Miller Robert G. Miller	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 18, 2017

/s/ Robert B. Dimond Robert B. Dimond	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2017

/s/ Robert B. Larson Robert B. Larson	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	January 18, 2017

/s/ * Dean S. Adler	Director	January 18, 2017

/s/ * Sharon L. Allen	Director	January 18, 2017

/s/ * Steven A. Davis	Director	January 18, 2017

/s/ * Kim Fennebresque	Director	January 18, 2017

/s/ * Lisa A. Gray	Director	January 18, 2017

/s/ * Hersch Klaff	Director	January 18, 2017

/s/ * Ronald Kravit	Director	January 18, 2017

/s/ * Alan Schumacher	Director	January 18, 2017

Signature	Title	Date

/s/ * Jay L. Schottenstein	Director	January 18, 2017

/s/ * Lenard B. Tessler	Director	January 18, 2017

/s/ * Scott Wille	Director	January 18, 2017

* By	/s/ Robert B. Dimond
Attorney-in-Fact

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement among Albertsons Companies, Inc. and the Underwriters

3.1(c)	Certificate of Incorporation of Albertsons Companies, Inc., including Amendment of Certificate of Incorporation, dated September 21, 2015

3.2(b)	Form of Bylaws of Albertsons Companies, Inc.

4.1(c)	Form of Stockholders Agreement by and among Albertsons Companies, Inc., Albertsons Investor Holdings LLC, KRS AB Acquisition, LLC, KRS ABS, LLC and Albertsons Management Holdco, LLC

4.2(a)	Indenture, dated September 10, 1997, between Safeway Inc., and the Bank of New York, as trustee

4.3(a)	Forms of Officers’ Certificates establishing the terms of Safeway Inc.’s 3.40% Notes due 2016 and 4.75% Notes due 2021, including the forms of Notes

4.4(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 6.35% Notes due 2017, including the form of Notes

4.5(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 5.00% Notes due 2019, including the form of Notes

4.6(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 3.95% Notes due 2020, including the form of Notes

4.7(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.45% Senior Debentures due 2027, including the form of Notes

4.8(a)	Form of Officers’ Certificate establishing the terms of Safeway Inc.’s 7.25% Debentures due 2031, including the form of Notes

4.9(a)	Supplemental Indenture dated as of October 6, 2014, between Safeway Inc. and The Bank of New York Mellon Trust Company, National Association, as trustee, under the Indenture, dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 3.40% Notes due 2016

4.10(a)	Supplemental Indenture dated as of October 8, 2014, between Safeway Inc. and The Bank of New York Mellon Trust Company, National Association, as trustee, under the Indenture, dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 6.35% Notes due 2017

4.11(g)	Indenture, dated May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent

4.12(a)	Indenture, dated May 1, 1992, between New Albertson’s, Inc. (as successor to Albertson’s, Inc.) and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as trustee (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004; Supplemental Indenture No. 2, dated as of June 1, 2006; and Supplemental Indenture No. 3, dated as of December 29, 2008)

4.13(a)	Indenture, dated May 1, 1995, between American Stores Company, LLC and Wells Fargo Bank, National Association (as successor to The First National bank of Chicago), as trustee (as further supplemented)

Exhibit No.	Exhibit Description

4.14(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 3.40% Notes due 2016

4.15(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 6.35% Notes due 2017

4.16(e)	Joinder to Guarantee, dated as of December 21, 2015, by the guarantors party hereto, in favor of The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee under the Indenture dated as of September 10, 1997, as amended, and supplemented, with respect to Safeway Inc.’s 5.00% Notes due 2019

4.17(g)

Registration Rights Agreement, dated as of May 31, 2016, by and among Albertsons Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (on their own behalf and as representatives of the other initial purchasers)

4.18(h)

Indenture, dated August 9, 2016, by and among Albertsons Companies, LLC, New

Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent

4.19(h)

Registration Rights Agreement, dated as of August 9, 2016, by and among Albertsons

Companies, LLC, New Albertson’s, Inc., Safeway Inc. and Albertson’s LLC (collectively, the “Issuers”), certain subsidiaries of the Issuers, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (on their own behalf and as representatives of the other initial purchasers)

5.1*	Opinion of Schulte Roth & Zabel LLP

10.1(a)	Second Amended and Restated Term Loan Agreement, dated August 25, 2014 and effective January 30, 2015, by and among Albertson’s LLC, Safeway Inc. (as successor by merger to Saturn Acquisition Merger Sub, Inc.) and the other co-borrowers, as borrowers, Albertsons’s Holdings LLC and the other guarantors from time to time thereto, as guarantors, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.2(e)	Second Amended and Restated Asset-Based Revolving Credit Agreement, dated December 21, 2015, by and among Albertsons Companies, LLC and the other co-borrowers, as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America N.A., as administrative and collateral agent

10.3(e)	Amendment No. 1, dated as of December 21, 2015, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Albertson’s Holdings LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

Exhibit No.	Exhibit Description

10.4(e)	Amendment No. 2, dated as of December 21, 2015, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.5(e)	Joinder and Assumption Agreement of NAI Guarantors by and among the Additional Guarantors party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, joining NAI Guarantors as Guarantors to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, the guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.6(a)	Casa Ley Contingent Value Rights Agreement, dated January 30, 2015, by and among AB Acquisition LLC, Safeway Inc., the Shareholder Representative, as defined therein, and Computershare Inc. and Computershare Trust Company, N.A., as Rights Agent

10.7(a)†	Transition Services Agreement, dated March 21, 2013 between SuperValu Inc. and Albertson’s LLC

10.8(a)†	Transition Services Agreement, dated March 21, 2013 between SuperValu Inc. and New Albertson’s, Inc.

10.9(a)	Letter Agreement, dated April 16, 2015, to each of the Transition Services Agreements between SUPERVALU INC. and New Albertson’s, Inc. dated March 21, 2013, and the Transition Services Agreement between SUPERVALU INC. and Albertson’s LLC dated March 21, 2013

10.10(a)	Decision and Order, dated January 27, 2015, between the Federal Trade Commission, Cerberus Institutional Partners V, L.P., AB Acquisition LLC and Safeway Inc.

10.11(c)	Form of Albertsons Companies, Inc. 2015 Equity and Incentive Award Plan

10.12(c)	Form of Albertsons Companies, Inc. Executive Incentive Bonus Plan

10.13(c)	Albertsons Companies, Inc. Restricted Stock Unit Plan

10.14(c)	Form of Restricted Stock Unit Award Agreement under the Albertsons Companies, Inc. Restricted Stock Unit Plan

10.15(c)	Form of Indemnification Agreement

10.16(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Robert Miller and, solely for purpose of the third paragraph thereof, AB Acquisition LLC

10.17(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Robert Dimond and, solely for purpose of Section 9.8 thereof, AB Management Services Corp.

10.18(c)	Employment Agreement, dated September 21, 2015, among Albertsons Companies, Inc., Justin Dye and, solely for purpose of Section 9.8 thereof, New Albertson’s, Inc.

10.19(i)	Employment Agreement, dated June 28, 2016, between AB Management Services Corp. and Shane Sampson

10.20(i)	Employment Agreement dated June 26, 2016, between AB Management Services Corp. and Wayne A. Denningham

Exhibit No.	Exhibit Description

10.21(c)	Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Sharon Allen

10.22(c)	Letter Agreement, dated September 21, 2015, between Albertsons Companies, Inc. and Steven A. Davis

10.23(b)	Form of Limited Liability Company Agreement of Albertsons Investor Holdings LLC, by and among Cerberus Iceberg LLC, Cerberus Capital Management, L.P., Jubilee ABS Holding LLC, Klaff Markets Holdings LLC, Klaff-W LLC, Lubert-Adler SAN Aggregator, L.P., L-A Asset Management Services, LLC, Robert G. Miller, Robert Edwards, and the Persons listed on Schedule A thereto.

10.24(e)	Employment Agreement, dated November 7, 2015, among Albertsons Companies, Inc. and Anuj Dhanda

10.25(g)	Amendment No. 3, dated as of February 11, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, Albertsons Companies, LLC and the other guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.26(g)	Amendment No. 4, dated as of June 22, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway Inc. and the other co-borrowers, as borrowers, Albertsons Companies, LLC and the other guarantors party thereto, the lenders from time to time thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

10.27(i)	Amendment No. 5, dated as of December 23, 2016, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 among Albertson’s LLC, Safeway, NAI and the other co-borrowers, as borrowers, ACL and the other guarantors from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent

21.1(f)	Schedule of Subsidiaries of Albertsons Companies, Inc.

23.1*	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4(i)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.5(i)	Consent of RSM US LLP, Independent Auditor

23.6(i)	Consent of Cushman & Wakefield, Inc.

24.1(a)	Powers of Attorney (included on signature pages of this Registration Statement)

(a)	Previously filed on July 8, 2015
(b)	Previously filed on August 26, 2015
(c)	Previously filed on September 24, 2015
(d)	Previously filed on October 2, 2015
(e)	Previously filed on January 22, 2016
(f)	Previously filed on May 11, 2016
(g)	Previously filed on July 29, 2016
(h)	Previously filed on October 26, 2016
(i)	Filed herewith
*	To be filed by amendment
†	Confidential treatment has been requested for certain information contained in this exhibit. Such information has been omitted and filed separately with the SEC.